As filed with the Securities and Exchange Commission on February 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COVETRUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	83-1448706
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Custom House Street

Portland, ME 04101

Tel: (888) 280-2221

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Erin Powers Brennan, Esq.

Senior Vice President, General Counsel and Secretary

Covetrus, Inc.

7 Custom House Street

Portland, ME 04101

Tel: (888) 280-2221

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Mark B. Stein, Esq. Laurie A. Cerveny, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 (617) 341-7700	Julie M. Allen, Esq. Michael E. Ellis, Esq. Proskauer Rose LLP Eleven Times Square New York, NY 10036 (212) 969-3000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable following the effective date of this registration statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	11,008,129	$40.71	$448,140,931.59	$54,314.68

(1)	Consists of 11,008,129 shares of the registrant’s common stock to be sold by the selling stockholders named herein.
(2)

Estimated solely for the purposes of calculating the registration fee according to Rule 457(c) under the Securities Act, based upon the average of the high and low share price per share of the registrant’s common stock trading on a “when-issued” basis on the Nasdaq Global Select Market under the symbol “CVETV” on February 5, 2019.

(3)	Calculated in accordance with Rule 457(c) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2019

PROSPECTUS

Covetrus, Inc.

11,008,129 Shares of Common Stock

This prospectus relates to the resale of up to an aggregate of 11,008,129 shares of our common stock, $0.01 par value per share, by the selling stockholders identified in this prospectus who acquired the securities in a private placement pursuant to that Stock Subscription and Purchase Agreement, dated as of December 25, 2018, by and among us, Henry Schein, Inc. and the selling stockholders listed in this prospectus under the caption “Selling Stockholders.” In this prospectus, we refer to the 11,008,129 shares of common stock covered by this prospectus as the “Shares,” the selling stockholders as the “selling stockholders” and the private placement as the “Share Sale.” See “The Transactions” for additional details.

We are registering the offer and sale of the Shares by the selling stockholders to satisfy certain registration rights we have granted to the selling stockholders. We are not selling any Shares under this prospectus, and we will not receive any of the proceeds from the sale of the Shares by any of the selling stockholders. See “Use of Proceeds.” We will pay for any expenses incurred incident to registering the Shares, and Henry Schein has agreed to reimburse us for costs we have incurred and to indemnify us for certain losses we may incur.

The selling stockholders may sell the Shares described in the prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their Shares in the section of this prospectus titled “Plan of Distribution.”

The selling stockholders may sell any, all or none of the Shares and we do not know when or in what amounts the selling stockholders may sell their Shares hereunder following the effective date of this registration statement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CVET.” A limited market, commonly known as a “when-issued” trading market, for our common stock developed on February 4, 2019, and “regular-way” trading of our common stock will begin on February 8, 2019. On February 6, 2019, the last reported sale price for our common stock as reported on Nasdaq under the when-issued trading market was $46.19 per share. Because “regular-way” trading of our common stock will commence on February 8, 2019, there has not previously been any trading market for our common stock trading under CVET.

Investing in our securities is speculative and involves a high degree of risk. You are urged to read this prospectus carefully, which includes important information about our company and potential risks of an investment in our securities. Please pay particular attention to the section entitled “Risk Factors” beginning on page 11 of this prospectus for information about the risks of this investment in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2019.

i

This prospectus forms a part of a registration statement on Form S-1 that we filed with the SEC. Under this registration statement, the selling stockholders may, from time to time, sell the Shares described in this prospectus. We will not receive any proceeds from the sale of the Shares described in this prospectus by any such selling stockholders. See “Use of Proceeds.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus unless it specifically indicates that another date applies. Except to the extent required by law, we undertake no obligation to update or revise the information.

ii

DEFINITIONS

In this prospectus:

“Additional Financing” means the revolving credit facility in the aggregate principal amount of up to $300,000,000, entered into by Spinco on February 7, 2019.

“Certain Debt Repayment” means the repayment of certain intercompany debt related to the Henry Schein Animal Health Business.

“Client” means a person, typically the owner of a pet, horse or large animal, purchasing products or services from a Customer.

“Closing Date” means February 7, 2019.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” means Covetrus, Inc. (f/k/a Spinco) and its subsidiaries.

“Contribution” means the contribution by Henry Schein of the capital stock of, or equity or other ownership interests in, the Spinco subsidiaries not held by another Spinco subsidiary to Spinco pursuant to the terms of the Contribution and Distribution Agreement.

“Contribution and Distribution Agreement” means the Contribution and Distribution Agreement, dated as of April 20, 2018, by and among Henry Schein, Spinco, Vets First Choice and the Vets First Choice Stockholders’ Representative, solely in its capacity as the representative of the Vets First Choice stockholders and for the purposes of certain articles set forth therein, as amended from time to time.

“Covetrus” means Covetrus, Inc., a Delaware corporation.

“Covetrus Board” or “our Board” means the board of directors of Covetrus.

“Customer” means a person purchasing products or services from the Henry Schein Animal Health Business, Vets First Choice or the Combined Company, depending on the context.

“DEA” means the U.S. Drug Enforcement Administration.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distribution” or “Spin-off” means the pro rata distribution of shares of Spinco common stock owned by Henry Schein (after giving effect to the Share Sale) to the Henry Schein stockholders, as of the record date, on the Distribution Date pursuant to the terms of the Contribution and Distribution Agreement.

“Distribution Date” means February 7, 2019, the date of the Distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Henry Schein” means Henry Schein, Inc., a Delaware corporation.

“Henry Schein Board” means the board of directors of Henry Schein.

“Henry Schein Group” means Henry Schein or any of its subsidiaries other than any subsidiary that is a member of the Spinco Group.

“Henry Schein Animal Health Business” means the assets, liabilities and entities comprising Henry Schein’s animal health business.

“Initial Spinco Debt Financing” means the term loan A debt financing incurred by Spinco on February 7, 2019 in an aggregate principal amount of $1,200,000,000.

“IRS” means the U.S. Internal Revenue Service.

“LTIP” means Henry Schein’s Long-Term Incentive Program under its 2013 Stock Incentive Plan.

“Merger” means the merger of Merger Sub with and into Vets First Choice, with Vets First Choice continuing as the Surviving Company and a wholly owned subsidiary of Spinco, pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 20, 2018, by and among Henry Schein, Spinco, Merger Sub, Vets First Choice and the Vets First Choice Stockholders’ Representative, solely in its capacity as the representative of the Vets First Choice stockholders, as amended from time to time.

“Merger Sub” means HS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Spinco.

“Nasdaq” means the Nasdaq Global Select Market.

“Pet Owner” means the owner of a companion animal or a horse.

“SAB 118” means Staff Accounting Bulletin No. 118.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” means the Reorganization and the Distribution.

“Special Dividend” means the payment by Spinco to Henry Schein prior to the Distribution of $1,120,000,000.

“Spinco” means Covetrus, Inc. (formerly known as HS Spinco, Inc.), a Delaware corporation and, until immediately prior to the Distribution, a subsidiary of Henry Schein.

“Spinco Board” means the board of directors of Spinco prior to the Effective Time.

“Spinco Group” means Spinco and each subsidiary of Spinco immediately prior to the Distribution, after giving effect to the Contribution.

“Spinco subsidiaries” means the subsidiaries of Henry Schein that will be contributed, directly or indirectly, to Spinco in connection with the Contribution and the Reorganization.

“Spin-off Tax Opinion” means an opinion of Cleary Gottlieb Steen & Hamilton LLP, to the effect that the contribution of the Henry Schein Animal Health Business, the Distribution and certain related transactions will qualify as tax free to Henry Schein and the Henry Schein stockholders for U.S. federal income tax purposes.

“Surviving Company” means Vets First Choice as the surviving company in the Merger and a wholly owned subsidiary of Covetrus (f/k/a Spinco).

“Tax Act” means H.R.1, formerly known as the Tax Cuts and Jobs Act of 2017.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of January 7, 2019, by and among Henry Schein, Spinco, Vets First Choice and the Vets First Choice Stockholders’ Representative (as it may be amended and/or restated from time to time).

“Transactions” means the transactions contemplated by the Contribution and Distribution Agreement and the Merger Agreement, including the Reorganization, the Initial Spinco Debt Financing, the Additional Financing, the Share Sale, the Distribution and the Merger.

“Transition Services Agreement” means the Transition Services Agreement, dated as of February 7, 2019, by and between Henry Schein and Spinco.

“Vets First Choice” means Direct Vet Marketing, Inc. (d/b/a Vets First Choice), a Delaware corporation.

“Vets First Choice Board” means the board of directors of Vets First Choice.

“Vets First Choice Stockholders’ Representative” means Shareholder Representative Services LLC, a Colorado limited liability company.

“we,” “us” and “our” refers to Spinco and the Spinco subsidiaries for periods prior to the completion of the Transactions, and to Covetrus and its subsidiaries after the completion of the Transactions, unless the context otherwise requires or indicates.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus relating to the Combined Company and this offering of the Shares by the selling stockholders. Investing in our securities is speculative and involves a high degree of risk. You are urged to read this entire prospectus carefully including the risk factors for information about the risks of this investment in our common stock, management’s discussion and analysis of financial condition and results of operations of the Henry Schein Animal Health Business and Vets First Choice, the historical financial statements of the Henry Schein Animal Health Business and Vets First Choice and the respective notes thereto, and the unaudited pro forma condensed combined financial statements of the Combined Company and the notes thereto. The Henry Schein Animal Health Business’ historical financial data have been prepared on a “carve-out” basis to reflect the operations, financial condition and cash flows specifically allocable to the Henry Schein Animal Health Business during all periods shown. The unaudited pro forma financial data adjust the historical financial data of the Henry Schein Animal Health Business and Vets First Choice to give effect to the Transactions (described in this prospectus) as of the dates indicated and the post-Transactions capital structure.

Overview

On April 20, 2018, Henry Schein, Vets First Choice and Spinco entered into the Contribution and Distribution Agreement and the Merger Agreement, which provided for a series of transactions briefly described in this prospectus pursuant to which Henry Schein contributed the Henry Schein Animal Health Business to us and distributed all of the shares of our common stock that were then owned by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders and, following the Distribution, Merger Sub merged with and into Vets First Choice, with Vets First Choice surviving the Merger as our wholly owned subsidiary.

Covetrus, Inc. is a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure dedicated to supporting the companion, equine and large animal veterinary markets. We have combined the complementary capabilities of the Henry Schein Animal Health Business and Vets First Choice, bringing together leading practice management software and supply chain businesses with a platform approach based on technology-driven insights, designed to promote connectivity between veterinarians and their Clients. Linking the power of insight and analytics, client engagement, practice management software and supply chain expertise into a multi-channel platform, we believe our innovative approach will support the delivery of improved veterinary care while driving increased demand for our products and services.

We have a talented team of over 5,000 employees positioned to support veterinarians’ evolving practice needs with an expanded offering that we believe enhances the Client experience and improve medical and service compliance. In addition, we seek to improve veterinary practice economics by helping veterinarians identify and manage gaps in care through proactive prescription management, inventory management and supply chain expertise, specialty pharmacy services, innovative solutions to chronic care disease management, veterinary practice management software and client communication tools. Further, as a global company focused solely on animal health with a multi-channel strategy, we seek to leverage our decades-long experience within the veterinary channel with a differentiated value proposition by increasing innovation, providing a more comprehensive set of integrated services, improving the customer and client experience and engagement and driving cost-effectiveness through efficient delivery of next-generation solutions.

The Combined Company had approximately $3.7 billion in pro forma combined net sales in the fiscal year ended December 30, 2017. By bringing the Henry Schein Animal Health Business and Vets First Choice together into one company, we expect to enhance our growth opportunities with our large base of established Customers and Clients and secure new business. We believe the combination of our capabilities serves as a foundation for incremental revenue growth and operational synergies.

Corporate Information

Covetrus is a Delaware corporation. Our principal executive offices are located at 7 Custom House Street, Portland, Maine 04101, and our telephone number at that address is (888) 280-2221. Our website is www.covetrus.com. Information on, and which can be accessed through, our website is not incorporated in, and does not form a part of, this prospectus.

Risk Factors

We face numerous risks relating to, among other things, our business operations, including integrating Vets First Choice and the Henry Schein Animal Health Business, our strategies, general economic conditions, competitive dynamics of the industry, our level of indebtedness, the legal and regulatory environment in which we operate, and our status as an independent public company. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on our business, financial condition, results of operations and cash flows. We encourage you to review these risk factors carefully. Furthermore, this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

The Offering

Offering price per share	Prevailing market prices in the public market or in otherwise negotiated transactions.

Offering plan	Selling stockholders may sell the Shares from time to time in various ways at different prices, including prevailing market prices in the public market or in negotiated transactions. See “Plan of Distribution.”

Shares of common stock that may be sold by the selling stockholders	11,008,129 shares.

Use of proceeds	We will not receive any proceeds from the sale of the Shares offered by the selling stockholders under this prospectus. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq symbol	“CVET.”

There were 111,193,212 shares of common stock outstanding as of February 7, 2019, which excludes the following:

•	11,119,321 shares of common stock reserved for future issuance under our 2019 Omnibus Incentive Compensation Plan, as of February 7, 2019;

•	2,223,864 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, as of February 7, 2019;

•	3,906,689 shares of common stock issuable upon the exercise of stock options outstanding as of February 7, 2019; and

•	408,354 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding as of February 7, 2019.

SUMMARY HISTORICAL FINANCIAL DATA OF THE HENRY SCHEIN

ANIMAL HEALTH BUSINESS

The summary historical condensed combined statements of operations data of the Henry Schein Animal Health Business for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 and the related summary historical condensed combined balance sheet data as of December 30, 2017 and December 31, 2016 have been derived from the audited combined financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus. The summary historical condensed combined balance sheet data of the Henry Schein Animal Health Business as of December 26, 2015 have been derived from the audited combined financial statements of the Henry Schein Animal Health Business not included in this prospectus. The summary historical condensed combined statements of operations data for the Henry Schein Animal Health Business for the nine months ended September 29, 2018 and September 30, 2017 and the related summary historical condensed combined balance sheet data as of September 29, 2018 have been derived from the unaudited condensed combined financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

The summary historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 29, 2018 are not necessarily indicative of the results for the full fiscal year. Management of the Henry Schein Animal Health Business believes that the unaudited condensed combined financial statements reflect all normal and recurring adjustments necessary for a fair statement of the results as of and for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and the financial statements of the Henry Schein Animal Health Business and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended			Years Ended
Dollars in thousands	September 29, 2018		September 30, 2017	December 30, 2017		December 31, 2016	December 26, 2015
Results of Operations Data:
Net sales	$2,883,123		$2,663,805	$3,579,795		$3,353,160	$2,978,328
Gross profit	525,232		482,439	652,025		619,913	530,018
Restructuring costs	7,788		—	—		7,269	8,344
Operating income	104,082		99,474	135,322		123,828	103,807
Income taxes	33,272	(2)	19,167	48,019	(1)	27,938	24,269
Net income	75,001		84,290	92,044		100,264	84,988
Net income attributable to the Henry Schein Animal Health Business	67,408		62,749	64,354		70,298	60,324

	As of
Dollars in thousands	September 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015
Balance Sheet Data:
Cash and cash equivalents	$21,804	$16,656	$19,714	$19,019
Total assets	2,154,516	2,167,970	1,944,987	1,809,702
Total liabilities	549,609	588,476	544,156	525,149
Redeemable noncontrolling interests	91,637	366,554	322,070	275,759
Total equity	1,513,270	1,212,940	1,078,761	1,008,794

(1)

Includes a one-time tax expense of approximately $20.3 million relating to modifications in connection with the impact of the Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results

of Operations of the Henry Schein Animal Health Business” and Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.
(2)

Includes additional provisional expense of approximately $8.1 million relating to transition tax on deemed repatriation of foreign earnings and $2.4 million related to global intangible low-taxed income (“GILTI”) tax. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

SUMMARY HISTORICAL FINANCIAL DATA OF VETS FIRST CHOICE

The summary historical condensed consolidated statements of operations data of Vets First Choice for the years ended December 31, 2017, December 31, 2016 and January 2, 2016 and the related summary historical condensed consolidated balance sheet data as of December 31, 2017 and December 31, 2016 have been derived from the audited consolidated financial statements of Vets First Choice included elsewhere in this prospectus. The summary historical condensed consolidated balance sheet data of Vets First Choice as of January 2, 2016 have been derived from the audited consolidated financial statements of Vets First Choice not included in this prospectus. The summary historical condensed consolidated statements of operations data for Vets First Choice for the nine months ended September 30, 2018 and September 30, 2017 and the related summary historical condensed consolidated balance sheet data as of September 30, 2018 have been derived from the unaudited condensed consolidated financial statements of Vets First Choice included elsewhere in this prospectus.

The summary historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 30, 2018 are not necessarily indicative of the results for the full fiscal year. Management of Vets First Choice believes that the unaudited condensed consolidated financial statements reflect all normal and recurring adjustments necessary for a fair statement of the results as of and for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice” and the financial statements of Vets First Choice and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended		Years Ended
Dollars in thousands	September 30, 2018	September 30, 2017	December 31, 2017		December 31, 2016	January 2, 2016
Results of Operations Data:
Revenues, net	$149,273	$89,188	$129,595		$83,285	$49,799
Gross profit	65,778	36,360	55,548		32,705	18,755
Transaction costs in connection with Merger	6,736	—	—		—	—
Loss from operations	(26,552)	(14,045)	(20,397)		(14,218)	(8,334)
Income tax (benefit) expense	(3,657)	(18,767)	(22,445	)(1)	158	159
Net income (loss)	(27,219)	3,637	807		(15,571)	(10,797)

	As of
Dollars in thousands	September 30, 2018	December 31, 2017	December 31, 2016	January 2, 2016
Balance Sheet Data:
Cash and cash equivalents	$16,891	$30,196	$12,307	$30,770
Total assets	204,363	214,248	50,573	61,417
Long-term debt, net	14,410	9,719	—	—
Total liabilities	52,362	38,676	16,636	12,311
Total redeemable convertible preferred stock	285,102	284,805	75,277	75,215
Total stockholders’ deficit	(133,101)	(109,233)	(41,340)	(26,109)

(1)

Includes a one-time tax benefit of approximately $1.8 million relating to modifications in connection with the impact of the Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice” and Notes 2 and 10 to the audited financial statements of Vets First Choice included elsewhere in this prospectus.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA OF THE COMBINED COMPANY

The following sets forth summary unaudited pro forma financial data of the Combined Company, which combine historical combined financial information of the Henry Schein Animal Health Business and historical consolidated financial information of Vets First Choice as of and for the nine months ended September 29, 2018 and for the year ended December 30, 2017 after giving effect to the Transactions, assuming the Transactions occurred on January 1, 2017 for purposes of the unaudited condensed combined pro forma statement of operations and on September 29, 2018 for purposes of the unaudited condensed combined pro forma balance sheet data. The summary unaudited pro forma financial data are derived from the unaudited pro forma condensed combined financial statements of the Combined Company that are included elsewhere in this prospectus. The summary unaudited pro forma financial data are provided for illustrative purposes only and do not purport to represent what the actual results of operations or the financial position of the Combined Company would have been had the Transactions occurred on the dates assumed, nor are they indicative of future results of operations or financial position of the Combined Company.

This information is only a summary and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements of the Combined Company and Related Notes,” “Selected Historical Financial Data of the Henry Schein Animal Health Business,” “Selected Historical Financial Data of Vets First Choice,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice,” and the historical financial statements of the Henry Schein Animal Health Business and Vets First Choice and the respective notes thereto included elsewhere in this prospectus.

Dollars in thousands, except per share amounts	Nine Months Ended September 29, 2018	Year Ended December 30, 2017
Pro Forma Condensed Combined Results of Operations Data:
Net sales	$3,032,396	$3,709,390
Gross profit	587,635	703,073
Restructuring costs	7,788	—
Operating income (loss)	10,716	10,202
Income tax (expense) benefit	1,640	40,706
Net income (loss)	(35,725)	(11,255)
Net income (loss) attributable to the Combined Company	(36,622)	(18,316)
Earnings per common share
Basic	(0.33)	(0.16)
Diluted	(0.33)	(0.16)
Weighted average common shares outstanding
Basic	111,193,212	111,193,212
Diluted	111,193,212	111,193,212

Dollars in thousands	As of September 29, 2018
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$59,641
Total assets	3,778,771
Long-term debt and capital leases	1,175,432
Total liabilities	1,869,722
Redeemable noncontrolling interests	91,637
Total equity	1,817,412

RISK FACTORS

Investing in our common stock is speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with information contained in this prospectus, in evaluating the Combined Company and investing in our common stock. The risks described below are material risks, although not the only risks, relating to the Transactions, our business and our common stock. If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to the Transactions

We may not realize the anticipated revenue growth opportunities and operational synergies from the Transactions.

The benefits that we expect to achieve as a result of the Transactions will depend, in part, on our ability to realize anticipated revenue growth opportunities and operational synergies. Our success in realizing these revenue growth opportunities and operational synergies, and the timing of their realization, depends on the successful integration of the Henry Schein Animal Health Business and the business of Vets First Choice. Even if we are able to integrate the businesses successfully, this integration may not result in the realization of the revenue growth and operational synergies that we currently expect within the anticipated time frame or at all. For example, we may not be able to accelerate the adoption of the Vets First Choice platform by the Henry Schein Animal Health Business’ customers. Moreover, we may incur substantial expenses in connection with the integration of the two businesses. Such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Transactions may be offset by costs or delays incurred in integrating the businesses.

The integration of the Henry Schein Animal Health Business and Vets First Choice presents significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of integrating the Henry Schein Animal Health Business and the Vets First Choice business. These difficulties include, among others:

•	the challenge of integrating the businesses while carrying on the ongoing operations of each business;

•	the challenge of integrating the cultures of each business;

•	the challenge of integrating the information technology systems of each business; and

•	the potential difficulty in retaining key employees and sales personnel of each business.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the businesses and may require us to incur substantial costs. Members of our senior management may be required to devote considerable time and attention to this integration process, which will decrease the time and attention they will have to manage our operations, service existing Customers, attract new customers and develop new products, services or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer. We cannot assure you that we will successfully or cost-effectively integrate the Henry Schein Animal Health Business and Vets First Choice business. The failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect that we will incur significant one-time costs associated with the Transactions that could affect our period-to-period operating results.

We anticipate that we will incur significant one-time costs over the next several years as a result of the Transactions. We may not be able to quantify the exact amount of these costs or the period in which they will be incurred. Some of the factors affecting the costs associated with the Transactions include the resources required in integrating the Henry Schein Animal Health Business and the Vets First Choice business and the length of time during which transition services are provided to us by Henry Schein. The amount and timing of these charges, including those related to information technology infrastructure and systems integration and planning, could adversely affect our period-to-period operating results, which could result in a reduction in the market price of shares of our common stock. Moreover, delays in completing the integration may reduce the growth opportunities and operational synergies and other benefits expected from the Transactions and such reduction may be material.

We may be unable to access equivalent financial resources that historically have been provided by Henry Schein to the Henry Schein Animal Health Business.

The Henry Schein Animal Health Business has been able to receive benefits and services from Henry Schein and has been able to benefit from Henry Schein’s financial strength and extensive business relationships. We no longer benefit from Henry Schein’s resources, other than pursuant to the Transition Services Agreement while that agreement is in effect. While Henry Schein will provide certain services to us for a specified period of time under the Transition Services Agreement, those services are transitional in nature and it cannot be assured that we will be able to adequately replace all of the resources currently provided by Henry Schein or replace them at the same cost. If we are not able to replace the resources provided by Henry Schein, are unable to replace them at the same cost or are delayed in replacing the resources provided by Henry Schein, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

The Henry Schein Animal Health Business’ and Vets First Choice’s historical and pro forma combined financial data are not necessarily representative of the results we would have achieved and may not be a reliable indicator of our future results.

The Henry Schein Animal Health Business’ and Vets First Choice’s historical and pro forma financial data included in this prospectus may not reflect the results of operations and financial condition that would have been achieved had we been a combined company during the periods presented, or what our results of operations and financial condition will be in the future. Among other factors, this is because:

•

Prior to the Transactions, Henry Schein operated the Henry Schein Animal Health Business as part of its broader corporate organization and Henry Schein, or one of its affiliates, performed certain corporate functions for the Henry Schein Animal Health Business, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Historical and pro forma financial statements for the Henry Schein Animal Health Business reflect allocations of corporate expenses from Henry Schein for these and similar functions and may not reflect the costs that we will incur for similar services in the future.

•

The working capital and other capital required for the general corporate purposes of the Henry Schein Animal Health Business, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Henry Schein. Following the completion of the Transactions, we will need to generate our own funds to finance working capital or other cash requirements and may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a combined company.

The pro forma financial data we have included in this prospectus are for illustrative purposes only and are based in part upon a number of estimates and assumptions. These estimates and assumptions may prove to be inaccurate, and accordingly, our pro forma financial data should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a combined company and may not be a reliable indicator of what our financial condition or results of operations actually may be in the future.

We may be affected by significant restrictions in order to avoid significant tax-related liabilities and related indemnification obligations.

The Tax Matters Agreement generally prohibits us from taking certain actions that could cause the Distribution and the Merger to fail to qualify as tax-free transactions. In particular, for a two-year period following the date of the Distribution, we may not (among other limitations):

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cease, or permit certain of our wholly owned subsidiaries to cease, the active conduct of a business that was conducted immediately prior to the Distribution or from holding certain assets held at the time of the Distribution;

•

dissolve, liquidate, take any action that is a liquidation for federal income tax purposes, merge or consolidate with any other person, or permit certain of our wholly owned subsidiaries to do any of the foregoing;

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approve or allow an extraordinary contribution to us by our stockholders in exchange for stock, redeem or otherwise repurchase (directly or indirectly) any of our stock, or amend our certificate of incorporation or other organizational documents, or take any other action, if such amendment or other action would affect the relative voting rights of our capital stock or would be inconsistent with the representations and statements made by us in connection with the Spin-off Tax Opinion; or

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enter into any transaction or series of transactions as a result of which one or more persons would acquire (directly or indirectly) an amount of stock of Spinco (taking into account the stock of Spinco acquired pursuant to the Merger and Share Sale) that would reasonably be expected to cause the failure of the tax-free status of the Distribution, the Merger and certain related transactions.

In addition, we may not amend our certificate of incorporation or take any other action that would render ineffective the application of the Ownership Limitation (as defined below), and in certain circumstances this restriction may prevent us from taking certain actions even following the second anniversary of the Distribution. The Tax Matters Agreement also imposes additional obligations and restrictions on us related to the Ownership Limitation, including a requirement that we diligently enforce the provisions of the Ownership Limitation against any purported transfers in violation of its terms, and we may have an obligation to indemnify Henry Schein if we breach or otherwise fail to comply with these restrictions.

Due to these and other restrictions and indemnification obligations under the Tax Matters Agreement, we may be limited in our ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in our best interests. Also, our potential indemnity obligations to Henry Schein might discourage, delay or prevent a change of control during this two-year period that our stockholders may consider favorable.

If the Distribution does not qualify as a tax-free spin-off under Section 355 of the Code, including as a result of subsequent acquisitions of our stock, then we may have certain indemnification obligations which could have a material adverse effect on our business.

The Transactions were conditioned upon Henry Schein’s and our receipt of the Spin-off Tax Opinion. The parties did not obtain a private letter ruling from the IRS with respect to the Transactions, and instead intend to rely solely on the Spin-off Tax Opinion for comfort that the Spin-off and certain related transactions qualify for tax-free treatment for U.S. federal income tax purposes under the Code. The Spin-off Tax Opinion is based on, among other things, certain representations and assumptions as to factual matters, as well as certain undertakings, made by us. Henry Schein and Vets First Choice and the selling stockholders. The failure of any factual representation or assumption to be true, correct and complete in all material respects, or any undertakings to be fully complied with, could affect the validity of the Spin-off Tax Opinion. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Spin-off Tax Opinion. In addition, the Spin-off Tax Opinion was based on current law, and cannot be relied upon if current law changes with retroactive effect.

If the Transactions do not qualify for their intended tax-free treatment, including as a result of our failure to comply with the restrictions in the Tax Matters Agreement or subsequent acquisitions of our stock, we may have an obligation under the Tax Matters Agreement to indemnify Henry Schein for the resulting tax liability (which may be significant). In the event we are required to indemnify Henry Schein for taxes incurred in connection with the Transactions, the indemnification obligation could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our amended and restated certificate of incorporation includes a share ownership limitation that, for a two-year period following the Distribution, may prevent certain transfers of our shares.

In order to minimize the likelihood that an acquisition of our capital stock by one or more persons (or coordinating groups of persons) after the Distribution could be part of a plan or series of related transactions that includes the Distribution, our amended and restated certificate of incorporation generally prohibits, for the two-year period following the Distribution, direct or indirect beneficial ownership (taking into account applicable ownership provisions of the Code) and any agreement, understanding, or substantial negotiations to acquire beneficial ownership, by any person or persons of more than 9.8% of our outstanding common stock (or any other class or series of outstanding stock) or, in the case of certain grandfathered holders (including the selling stockholders) of more than the requisite percentage of such stock held by such investor (collectively, the “Ownership Limitation”). Any attempted transfer of our stock which, if effective, would result in a violation of the relevant Ownership Limitation will be null and void ab initio, and will cause the shares in excess of such Ownership Limitation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee would not acquire any rights in the shares. A transfer for this purpose will include not only direct transfers, but also other direct and indirect changes in beneficial ownership. The trustee of the trust will receive all distributions on, and will exercise all voting rights in respect of, the shares in trust for the exclusive benefit of the charitable beneficiary. In addition, the trustee would be empowered to sell the shares in trust to a qualified person selected by the trustee, under procedures set out in our amended and restated certificate of incorporation, with all of the net profit being received by the trustee for the exclusive benefit of the charitable beneficiary. In the event that the shares-in-trust shall have been sold by the purported transferee in an open market transaction, such sale would be deemed to have been made on behalf of the trustee and all of the net profit, if any, from such sale shall be paid by the purported transferee to the trustee for the exclusive benefit of the charitable beneficiary. The purported transferee of the shares in trust would have no right to share in any profit that may be realized in respect of such shares.

Our Board has the power to waive the relevant Ownership Limitation for specific transfers after following procedures set out in our amended and restated certificate of incorporation. However, other than in respect of certain transfers that meet certain requirements described in our amended and restated certificate of incorporation, our Board is not obligated to grant a waiver. In addition, our ability to modify the relevant restrictions set forth in our amended and restated certificate of incorporation is limited by the Tax Matters Agreement.

The Ownership Limitation is intended to help preserve the tax-free treatment of the Distribution under Section 355 of the Code, but it is possible the restriction could depress the price of shares of our common stock, and, in certain circumstances while the Ownership Limitation is in effect, could inhibit proxy contests to change our Board or delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or that might otherwise be in the best interest of our stockholders. See “Description of Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and By-laws—Ownership Limitation.”

Due to the Merger, our ability to use net operating losses to offset future taxable income may be restricted and these net operating losses could expire or otherwise be unavailable.

Due to the Merger, our ability to use net operating losses to offset future taxable income will be further restricted and these net operating losses (“NOLs”) could expire or otherwise be unavailable. As of December 31,

2017, Vets First Choice had U.S. federal and state NOLs of $50.1 million and $29.2 million, respectively, which begin to expire in 2030 and 2020, respectively. In general, under Section 382 of the Code and corresponding provisions of state law, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. Prior to the Merger, some of Vets First Choice’s existing NOLs were subject to limitations. Following the Merger, Vets First Choice’s existing NOLs may be subject to further limitations and we may not be able to fully use these NOLs to offset future taxable income. In addition, if we undergo any subsequent ownership change, our ability to utilize NOLs could be further limited. There is also a risk that, due to regulatory changes or for other unforeseen reasons, existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities.

Additionally, the Tax Act resulted in a reduction in the economic benefit of the NOLs and other deferred tax assets available to us. Under the Tax Act, U.S. federal NOLs generated after December 31, 2017 will not be subject to expiration.

Risks Relating to Our Business

We may not successfully implement our business strategies.

We are pursuing, and will continue to pursue, strategic initiatives that management considers critical to our long-term success, including: leveraging the scale, reach and infrastructure of the Henry Schein Animal Health Business network to accelerate the adoption of the Vets First Choice platform; increasing sales to our Customers; driving category growth; developing advanced insight and analytics and software; and enhancing Customer and Client relationships. There are significant risks involved with the execution of these initiatives, including significant business, economic and competitive uncertainties, many of which are outside of our control. Accordingly, we cannot predict whether we will succeed in implementing these strategic initiatives. It could take several years to realize the anticipated benefits from these initiatives, if any benefits are achieved at all. Additionally, our business strategy may change from time to time, which could delay our ability to implement initiatives that we believe are important to our business.

Since Customers may be hesitant to migrate or integrate their critical business systems and procedures to those provided by us, the market and the sales cycle for our technology and services may develop more slowly than we expect.

Our success depends, in part, on the willingness of Customers to adopt new technology and services. Many veterinary practices have invested substantial effort and financial resources into the information systems and procedures that support their businesses and may be reluctant or unwilling to migrate or integrate these systems with online or cloud-based, on-demand services. Other factors that may affect market acceptance of our services include:

•	the security capabilities, reliability and availability of on-demand services;

•	concerns with entrusting a third party to maintain and manage data, especially confidential or sensitive data;

•	our ability to minimize the time and resources required to implement our services;

•	our ability to maintain high levels of Customer satisfaction;

•	our ability to implement upgrades and other changes to our software without disrupting services we provide;

•	the level of customization or configuration we offer;

•	the ability to provide rapid response time during periods of intense activity on Customer websites; and

•	the price, performance and availability of competing products and services.

The market for these services may develop more slowly than we expect, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

The animal health market is highly competitive and if we do not compete effectively, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The animal health market is highly competitive and rapidly changing, and we expect competition to intensify in the future. Our competitors include the animal health businesses of large pharmaceutical companies, specialty animal health businesses, animal health divisions of large distribution companies, animal health focused businesses and practice management service providers and may, in the future, include new market entrants. These competitors may have access to greater financial, marketing, technical and other resources. As a result, they may be able to devote more resources to developing, marketing and selling their products and services, initiating or withstanding substantial price competition or more readily taking advantage of acquisitions or other opportunities.

To the extent that any of our competitors are more successful with respect to any key competitive factor or we are forced to reduce, or are unable to raise, the price of any of our products or services in order to remain competitive, there could be a material adverse effect on our business, financial condition, results of operations and cash flows. Competitive pressure could arise from, among other things, limited demand growth or a significant number of additional competitive products or services being introduced into a particular market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale, the ability of competitors to produce or otherwise procure animal health products at lower costs than us and the ability of competitors to access more or newer technology than us.

Changes in manufacturer sales channels for companion animal products could negatively impact our market share, margins and distribution of our products.

In most markets, companion animal owners typically purchase their animal health products directly from veterinarians. Companion animal owners increasingly have the option to purchase animal health products from sources other than veterinarians, such as online retailers, “big-box” retail stores or other over-the-counter distribution channels. This trend has been demonstrated by the significant shift away from the veterinarian distribution channel in the sale of flea and tick products in recent years. Companion animal owners also could decrease their reliance on, and visits to, veterinarians as they rely more on online animal health information. Because we market our companion animal prescription products through the veterinarian channel, both in-office and through our online platform, any decrease in reliance on and visits to veterinarians by companion animal owners could reduce our market share for such products and have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, companion animal owners may substitute human health products for animal health products if human health products are deemed to be lower-cost alternatives.

Because substantially all of the products that we distribute and sell are not manufactured by us, we are dependent upon third parties for the manufacture and supply of substantially all of our products.

We obtain substantially all of our products from third parties. Generally, we do not have long-term contracts with our suppliers committing them to supply products to us. Therefore, suppliers may not provide the products we need in the quantities we request or at all. Additionally, certain key suppliers, in the aggregate, supply a significant portion of the products we sell. In addition, we currently purchase many products and materials from single sources. Some of the products that we purchase from these sources are proprietary and, therefore, cannot be readily or easily replaced by alternative sources. These products include branded and patented products from major pharmaceutical manufacturers, including Bayer AG, Boehringer Ingelheim International GmbH (Boehringer Ingelheim), Elanco Animal Health Incorporated, Merck & Co., Inc. and Zoetis, Inc., among others. If we are unable to obtain adequate quantities of products in the future from single-source suppliers, we may be unable to supply the market, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, because we generally do not control the actual production of the products we sell, we may be subject to delays caused by interruption in production based on conditions outside of our control, including the manufacturers’ failure to comply with applicable government requirements. The failure of manufacturers of products regulated by the FDA, the DEA or other governmental agencies to meet these requirements could result in product recall, cessation of sales or other market disruptions. In the event that any of our third-party suppliers were to become unable or unwilling to continue to provide the products in our required volumes, we would need to identify and obtain acceptable replacement sources on a timely basis. There is no guarantee that we would be able to obtain such alternative sources of supply on a timely basis, if at all. An extended interruption in the supply of our products, especially any high sales volume product, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our substantial indebtedness, which would have been approximately $1.175 billion on a pro forma basis as of September 30, 2018 after giving effect to the Initial Spinco Debt Financing and the Additional Spinco Financing, could adversely affect our financial condition and impair our ability to operate our business. We may incur substantial additional indebtedness, which could further exacerbate the risks to our financial condition.

Based on outstanding indebtedness of Vets First Choice and the Henry Schein Animal Health Business as of September 30, 2018, and after giving effect to the Initial Spinco Debt Financing and the Additional Spinco Financing, we have approximately $1.175 billion in total indebtedness outstanding as of the date of this prospectus, net of debt issuance costs of approximately $25.0 million. See “Capitalization” and “Description of Material Indebtedness.”

We may incur significant additional indebtedness in the future, including secured indebtedness. Although the agreements governing the Initial Spinco Debt Financing and the Additional Spinco Financing contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial.

Our current level of pro forma indebtedness, and any additional indebtedness, could have a material adverse effect on our business, financial condition, results of operations and cash flows, including the following:

•	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

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requiring that a substantial portion of our cash flows from operations be dedicated to payments on our indebtedness instead of other purposes, including working capital, capital expenditures and future business opportunities;

•	making it more difficult for us to make payments on our indebtedness or satisfy other obligations;

•	limiting our ability to make the expenditures necessary to complete the integration of the Henry Schein Animal Health Business and Vets First Choice;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	increasing our vulnerability to a downturn in general economic conditions or in our business, and making us unable to carry out capital spending that is important to our growth.

The agreements governing our indebtedness contain restrictive covenants, which restrict our operational flexibility.

The agreements governing the Initial Spinco Debt Financing, the Additional Financing and any additional indebtedness contain restrictions and limitations on our ability to engage in activities that may be in our long-term best interests, including financial and other restrictive covenants that will limit our ability to:

•	incur additional indebtedness or guarantees, or issue certain preferred shares;

•	pay dividends, redeem stock or make other distributions;

•	repurchase, prepay or redeem subordinated indebtedness;

•	make investments or acquisitions;

•	create liens;

•	make negative pledges;

•	consolidate or merge with another company;

•	sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	change the nature of our business.

The agreements governing the Initial Spinco Debt Financing and the Additional Financing also contain other restrictions customary for facilities of this nature.

Our ability to borrow additional amounts under the agreements governing the Initial Spinco Debt Financing and the Additional Financing will depend upon satisfaction of these covenants. Events beyond our control could affect our ability to meet these covenants. Our failure to comply with obligations under the agreements governing the Initial Spinco Debt Financing, the Additional Financing and any additional indebtedness, may result in an event of default under those agreements. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. This could have a material adverse effect on our business, financial condition, results of operations and cash flows and could cause us to become bankrupt or insolvent.

Many of our Customers and their Clients are price sensitive, and if the prices for our products and services are unacceptable to them, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Many of our Customers and their Clients are price sensitive. As the market for our services matures, or as new competitors introduce new products or services that compete with us, we may be unable to retain our existing Customers or attract new customers on the basis of the same price pricing model as previously used. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may lose Customers and have difficulty attracting new customers if we have defects or disruptions in our service or if we provide poor service.

Because we deliver online and cloud-based applications as a service, errors or defects in the software applications underlying the service, or a failure of our hosting infrastructure, may render the service unavailable to Customers. Since our Customers will use our platform to manage critical aspects of their businesses, any errors, defects, disruptions in service or other performance problems with the platform, whether in connection with the day-to-day operation of the platform, upgrades or otherwise, could damage the Customers’ businesses. If we experience any errors, defects, disruptions in service or other performance problems with our online and cloud-based services, Customers could delay or withhold payment or stop doing business with us, and our business, results of operations and reputation could be harmed.

If our information systems (or third-party systems we rely on) are interrupted, damaged by unforeseen events, are subject to cyberattacks or fail for any extended period of time or unauthorized access is obtained to a Customer’s or their Client’s data, we may incur significant liabilities, our service may be perceived as not being secure, Customers may curtail or stop using our products or services and our results of operations could be materially adversely affected.

The services we offer involve the maintenance of our Customers’ and their Client’s sensitive information. In addition, we rely on information systems (“IS”) in our business to obtain, rapidly process, analyze, manage and store data to, among other things:

•	maintain and manage systems to facilitate the purchase and distribution of thousands of inventory items from numerous distribution centers;

•	receive, process and ship orders on a timely basis;

•	manage the accurate billing and collections for thousands of Customers; and

•	process payments to suppliers.

Information security risks have generally increased in recent years, and a third-party action, employee error, malfeasance or other event that bypasses our IS security systems causing an IS security breach may lead to a material disruption of our IS business systems and/or the loss of business, customer or client information resulting in a material adverse effect on our business. Because techniques used to obtain unauthorized access to, or to sabotage, IS security systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures.

In addition, we develop products and provide services to our Customers that are technology-based, and a cyberattack that bypasses the IS security systems of our products or services causing a security breach and/or perceived security vulnerabilities in our products or services could also cause significant reputational harm, and actual or perceived vulnerabilities may lead to claims against us by our Customers, their clients and/or governmental agencies. Perceived or actual security vulnerabilities in our products or services, or the perceived or actual failure by us or our Customers who use our products to comply with applicable legal requirements, may not only cause us significant reputational harm, but may also lead to claims against us by our Customers, their clients and/or governmental agencies and involve fines and penalties, costs for remediation, and substantial defense and settlement expenses.

Additionally, legislative or regulatory action related to cybersecurity may increase our costs to develop or implement new technology-based products and services.

Risks associated with these and other actual or perceived IS security breaches may include, among other things:

•	the theft, destruction, loss, misappropriation or release of confidential data or intellectual property;

•	operational or business delays resulting from the disruption of information systems and subsequent clean-up and mitigation activities;

•	the need to continually evolve procedures and safeguards to meet new IS challenges, and enhancing protections, and conducting investigations and remediation, may impose additional costs on us;

•	claims, fines and penalties, and costs for remediation, or substantial defense and settlement expenses; and

•	negative publicity resulting in reputation or brand damage with our Customers or their Clients, suppliers or industry peers or the loss of sales or Customers.

We store, process and use information collected from or about our Customers and their Clients that subjects us to legislative and regulatory burdens and may expose us to liability and/or potential objections from such Customers and Clients, and our actual or perceived failure to adequately protect or appropriately use data could harm our brand, our reputation in the marketplace and our business.

Because we collect, store, process and use data, some of which contain personal information, we are subject to complex and evolving laws and regulations relating to privacy, data protection and other matters related to personal information. Failure to abide by these laws, regulations and standards could expose us to breach of contract claims, investigations, substantial fines, penalties and other liabilities and expenses, costs for remediation and harm to our reputation. Our Customers and their Clients may also object to or opt out of the collection and use of their data, which may harm our business.

Certain states in which we operate, including California, and countries outside of the United States have adopted or may in the future adopt new regulations governing handling, storage, use and protection of personal information. Both in the United States and abroad, these laws and regulations continue to evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain. If we fail to comply with such laws and regulations, we could be required to make significant changes to our products or services, or incur substantial fines, penalties or other liabilities. For example, if legislation or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our products and services or privacy practices, it could have a material adverse effect on our business, financial condition, results of operations and cash flows. The costs of compliance with, and the other burdens imposed by, new or existing laws or regulatory actions may prevent us from selling our products or services, or increase the costs of doing so, and may affect our ability to invest in or develop products or services. In addition, a determination by a court or government agency that any of our practices do not meet these standards could result in liability or negative publicity, and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, the European Parliament and the Council of the European Union have adopted the EU General Data Protection Regulation (the “GDPR”), effective from May 25, 2018, which increases privacy rights for individuals in Europe, extends the scope or responsibilities for data controllers and data processors and imposes increased requirements and potential penalties on companies offering goods or services to individuals who are located in Europe (“Data Subjects”) or monitoring the behavior of such individuals (including by companies based outside of Europe). Noncompliance can result in penalties of up to the greater of EUR 20 million, or 4% of total company revenues. Individual member states may impose additional requirements and penalties as they relate to certain things such as employee personal data. Among other things, the GDPR requires, with respect to personal data concerning Data Subjects, company accountability, consents from Data Subjects or other acceptable legal basis needed to process the personal data, prompt breach notifications within 72 hours, fairness and transparency in how the personal data is stored, used or otherwise processed, and data integrity and security, and provides rights to Data Subjects relating to modification, erasure and transporting of the personal data. Our efforts to implement programs and controls that comply with the GDPR are likely to impose additional costs on us, and we cannot predict whether the interpretations of the requirements, or changes in our products or services in response to new requirements or interpretations of the requirements, will be accepted as compliant by applicable regulatory authorities.

Successful claims for misappropriation or release of confidential or personal data brought against us or fines or other penalties assessed or any claim that results in significant adverse publicity against us could have a material adverse effect on our business and reputation.

We may launch branding or rebranding initiatives that may involve substantial costs and may not be favorably received by Customers.

We now operate under the name “Covetrus, Inc.” In connection with this name change, we have incurred substantial costs, and may in the future incur substantial additional costs, in rebranding our products and services, and we may not be able to achieve or maintain brand name recognition or status under the new brand that is comparable to the recognition and status previously enjoyed by the Henry Schein Animal Health Business and Vets First Choice separately. The failure of any such rebranding initiative could adversely affect our ability to attract and retain customers, which could cause us not to realize some or all of the benefits contemplated by us to result from the Merger.

Many of our Customers are small and medium-sized businesses, which can be challenging to cost-effectively reach, acquire and retain.

We market and sell many of our services to veterinary practices and clinics, which are typically small or medium-sized business (“SMBs”). To grow our business, we must develop new customers, sell additional services to existing Customers and encourage existing Customers to remain on our platform. However, selling to and retaining SMBs can be more difficult than selling to and retaining large enterprises because SMB customers:

•	are more price sensitive;

•	are more difficult to reach with broad marketing campaigns; and

•	often require higher sales, marketing and support expenditures by vendors that sell to them per revenue dollar generated for those vendors.

If we are unable to cost-effectively market and sell our services to our target customers, our ability to grow our business will be harmed.

Our business is subject to risk based on global economic conditions.

Macroeconomic, business and financial disruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. Certain of our Customers, their Clients and our suppliers could be affected directly by an economic downturn and could face credit issues or cash flow problems that could give rise to payment delays, increased credit risk, bankruptcies and other financial hardships that could decrease the demand for our products or hinder our ability to collect amounts due from Customers. If one or more of our large Customers discontinue their relationship with us as a result of economic conditions or otherwise, our operating results and financial condition may be materially adversely affected. Furthermore, our exposure to credit and collectability risk is higher in certain international markets and our ability to mitigate such risks may be limited. While we have procedures to monitor and limit exposure to credit and collectability risk, there can be no assurances such procedures will effectively limit such risk and avoid losses. In addition, economic concerns may cause some Pet Owners to forgo or defer visits to veterinary practices or could reduce their willingness to treat pet health conditions or even to continue to own a pet.

A significant portion of our operations is conducted in foreign jurisdictions and is subject to the economic, political, legal and business environments of the countries in which we do business. Risks associated with such international operations could negatively affect our business, financial condition, results of operations and cash flows.

We have significant operations outside of the United States. We expect that we will continue to expand our international operations in the future. International operations inherently subject us to a number of risks and uncertainties, including:

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compliance with governmental controls, trade restrictions, restrictions on direct investments, quotas, embargoes, import and export restrictions, tariffs, duties, and regulatory and licensing requirements by domestic or foreign entities, including restrictions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

•	difficulties in building, staffing and managing foreign operations (including a geographically dispersed workforce) and maintaining compliance with foreign labor laws;

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burdens to comply with, and different levels of protection offered by, multiple and potentially conflicting foreign laws and regulations, including those relating to environmental, health and safety requirements and intellectual property;

•	changes in laws, regulations, government controls or enforcement practices with respect to our business and the businesses of our Customers;

•	political and social instability, including crime, civil disturbance, terrorist activities, armed conflicts and natural and other disasters;

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ongoing instability or changes in a country’s or region’s regulatory, economic or political conditions, including as a result of the United Kingdom’s June 2016 vote and formal notice in March 2017 to leave the European Union (generally referred to as Brexit) and any other similar referenda or actions by other European Union member countries;

•

local business and cultural factors that differ from our normal standards and practices, including business practices prohibited by the Foreign Corrupt Practices Act and other anti-corruption laws and regulations;

•	longer payment cycles and increased exposure to counterparty risk;

•	disruptions in transportation of our products or our supply chain; and

•	the differing product and service needs of foreign Customers.

The multinational nature of our business subjects us to potential risks that various taxing authorities may challenge the pricing of our cross-border arrangements and subject us to additional tax, adversely impacting our effective tax rate and our tax liability.

In addition, international transactions may involve increased financial and legal risks due to differing legal systems and customs. Compliance with these requirements may prohibit the import or export of certain products and technologies or may require us to obtain a license before importing or exporting certain products or technology. A failure to comply with any of these laws, regulations or requirements could result in civil or criminal legal proceedings, monetary or non-monetary penalties, or both, disruptions to our business, limitations on our ability to import and export products and services, and damage to our reputation.

While the impact of these factors is difficult to predict, any of them could have a material adverse effect on our business, financial condition, results of operations and cash flows. Changes in any of these laws, regulations or requirements, or the political environment in a particular country, may affect our ability to engage in business transactions in certain markets, including investment, procurement and repatriation of earnings.

Our business is exposed to domestic and foreign currency fluctuations that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Approximately 46% of our pro forma net sales in fiscal 2017 was to Customers outside the United States. Changes in non-U.S. currencies relative to the U.S. dollar impact our sales, profits, assets and liabilities. In addition, the weakening or strengthening of the U.S. dollar may result in significant favorable or unfavorable translation effects when the operating results of our non-U.S. business activity are translated into U.S. dollars and could cause our results of operations to differ from our expectations and the expectations of our investors. For our international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products and services less competitive in international markets. Alternately, a weakening of the currencies in which sales are generated relative to the currencies in which costs are denominated would decrease operating profits and cash flow. Changes in currency exchange rates may also affect the relative prices at which we purchase materials and services in foreign markets. In addition, the impact of currency devaluations in countries experiencing high inflation rates or significant currency exchange fluctuations could negatively impact our operating results. While we may use financial instruments to mitigate the impact of fluctuations in currency exchange rates on our cash flows, unhedged exposures would continue to be subject to currency fluctuations.

Our business is subject to substantial regulation.

Our pharmacy and supply chain businesses are impacted by federal and state laws and regulations governing, among other things: the purchase, distribution, management, compounding, dispensing, marketing and labeling of prescription drugs and related services; DEA and/or state regulation affecting the sale and distribution of controlled substances; and statutes and regulations related to the sale and marketing of animal drugs, pet food, insecticides and devices. Our failure to comply with any of these laws and regulations could severely limit or curtail our pharmacy and supply chain operations, which would materially harm our business and prospects. Further, our business could be affected by changes in these or any newly enacted laws and regulations, as well as federal and state agency interpretations of such statutes and regulations. Such statutory or regulatory changes could require that we make changes to our business model and operations and/or could require that we incur significantly increased costs in order to comply with such regulations.

The status of compounded animal drugs is uncertain. Currently, the FDA exercises enforcement discretion for unapproved compounded animal drugs. In 2015, the FDA revoked its Compliance Policy Guide regarding animal drug compounding and published a draft guidance proposing to strictly limit the circumstances under which the FDA would permit compounding of veterinary drug products. The FDA withdrew this draft guidance in November 2017. It has stated that it will issue a new draft guidance in the future. These and other restrictions on the activities of compounding pharmacies may limit the available market for compounded formulations from bulk substances for animal use, as compared to the market available for the FDA-approved animal drugs.

The marketing and sale of compounded formulations is subject to and must comply with state statutes and regulations governing compounding pharmacies. These statutes and regulations include, among other things, restrictions on compounding in advance of receiving an animal-specific prescription, restrictions on compounding drugs that are essentially copies of FDA-approved drugs, restrictions on compounding drug products for office use, and restrictions on wholesaling. These and other restrictions on the activities of compounding pharmacies may significantly limit the market available for compounded formulations, as compared to the market available for FDA-approved drugs.

Legislation may be proposed in the United States or other jurisdictions in the future that could impact the distribution channels for our companion animal products. For example, such legislation may require veterinarians to provide Pet Owners with written prescriptions and disclosure that the Pet Owner may fill prescriptions through a third party, which may further reduce the number of Pet Owners who purchase their animal health products directly from veterinarians. Such requirements may lead to increased use of generic alternatives to our products or the increased substitution of our products with other animal health products or human health products if such other products are deemed to be lower-cost alternatives. Any of these events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The sale and distribution of our products is also regulated in most or all jurisdictions outside the United States where our business operates. Local regulations on sale and distribution may be tightened, for example regarding labelling or quality of transportation, which may increase our costs of doing business. In particular, in the European Union, a revision of the current legislation on veterinary medicinal products is under way, proposing a new EU regulation on veterinary medicinal products that would be uniformly applicable throughout the European Union. The current draft legislation proposes to limit the use of antibiotics, to tighten importation rules, and to impose stricter pharmacovigilance standards. If adopted as proposed, the new regulation may have a material adverse effect on the sale of our products in the European Union; it furthermore may increase the compliance requirements for our business in the European Union with resulting costs. In addition, the uncertainty over Brexit and the question whether our business will continue to be able to freely sell and distribute between the United Kingdom and the European Union may affect our business in Europe.

If a compounded drug formulation provided through our compounding pharmacy services leads to injury or death or results in a product recall, we may be exposed to liabilities or reputational harm.

The success of our compounding pharmacy services is dependent upon perceptions of us and the safety and quality of our products and services. We could be adversely affected if we or any other compounding pharmacies or our formulations and technologies are subject to negative publicity. We could also be adversely affected if any of our formulations or technologies, any similar products sold by other companies, or any products sold by other veterinary compounding pharmacies prove to be, or are asserted to be, harmful. For instance, to the extent any of the components of approved drugs or other ingredients used to produce our compounded formulations have quality or other problems that adversely affect the finished compounded preparations, our business could be adversely affected. Also, because of our dependence upon veterinarian and client perceptions, any adverse publicity associated with illness or other adverse effects resulting from the use or misuse of our products, any similar products sold by other companies or any products sold by veterinary compounding pharmacies could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Assertions by a third party that we are infringing its intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. The preparation or sale of our products may infringe on the patent rights of others. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our technology may not be able to withstand any third-party claims or rights against their use. Additionally, although we have licensed from other parties proprietary technology covered by patents, it cannot be certain that any such patents will not be challenged, invalidated or circumvented. These types of claims could harm our relationships with our Customers, may deter future Customers from using our services or could expose us to litigation for such claims.

Any intellectual property rights claims against us, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management attention and financial resources. An adverse determination also could prevent us from offering our services to Customers and may require the procurement or development of substitute services that do not infringe.

As a result of intellectual property rights claims against us, we may have to pay damages or stop using technology or formulation found to be in violation of a third party’s rights. We may have to seek a license for the intellectual property, which may not be available on reasonable terms, if at all, may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense.

In addition, we use open source software in our platform and will use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software, or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional product, technology, and development resources to change our platform or services, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Loss of our executive officers or other key personnel could disrupt our operations and our inability to attract and retain qualified personnel could harm our business.

Our success depends on the efforts of our executive officers and certain key personnel. Any unplanned turnover or our failure to develop an adequate succession plan for one or more of our executive officer or other key positions could deplete our institutional knowledge base and erode our competitive advantage. The loss or limited availability of the services of one or more of our executive officers or other key personnel, or our inability to recruit and retain qualified executive officers or other key personnel in the future, could, at least temporarily, have a material adverse effect on our business, financial condition, results of operations and cash flows. Our future success also depends on our ability to attract, retain and motivate talented technical, managerial, sales, marketing and service and support personnel. Competition for sales, marketing and technology development personnel is particularly intense in the software and technology industries. As a result, we may be unable to successfully attract or retain qualified personnel, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Tax legislation could materially adversely affect our financial results.

We are subject to the tax laws and regulations of the United States federal, state and local governments, as well as foreign jurisdictions. From time to time, various legislative initiatives may be proposed that could materially adversely affect our tax positions. There can be no assurance that our effective tax rate will not be materially adversely affected by legislation resulting from these initiatives.

On December 22, 2017, the Tax Act was enacted in the United States, which among other things, reduced the corporate tax rate from a top marginal rate of 35% to a flat rate of 21% and limited the ability to deduct net interest expense to 30% of adjusted earnings, in addition to making other significant changes to corporate and international tax provisions. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be materially adversely affected. In addition, it is uncertain how various states will respond to the newly enacted federal tax law.

Risks Relating to Our Common Stock and this Offering

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them, or at all.

Prior to the Distribution Date, there was no public market for our common stock. A limited market, commonly known as a “when-issued” trading market, for our common stock developed on February 4, 2019 under the symbol “CVETV,” and “regular-way” trading of our common stock will begin on February 8, 2019. The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets and worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	significant sales of our common stock or other securities in the open market;

•	variations in interest rates;

•	changes in the market valuations of other comparable companies; and

•	changes in accounting principles.

If securities or industry analysts publish unfavorable research about us or cease to provide coverage of us, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research reports that securities or industry analysts publish about us and our business. If one or more of the securities and industry analysts who cover our stock downgrades the stock or publishes unfavorable research about us, the stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause the stock price or trading volume to decline.

Fluctuations in our quarterly or annual operating results may cause our stock price to decline.

Our quarterly and annual operating results may fluctuate significantly in the future, due to a number of factors, including: seasonality of certain product lines; changes in foreign currency exchange rates; changes in our accounting estimates; timing of operating expenditures; and timing of regulatory approvals and licenses, which could adversely impact the value of our common stock. Furthermore, our results may fluctuate due to a variety of other factors, many of which are outside of our control and may be difficult to predict.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on past results as an indication of our future performance. This variability and unpredictability could also result in our failure to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if any forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue and/or earnings guidance we may provide.

Our accounting, management and financial reporting systems may not be prepared to comply with public company reporting, disclosure controls and internal control over financial reporting requirements.

The financial results of the Henry Schein Animal Health Business previously were included within the consolidated results of Henry Schein, and neither we nor Vets First Choice have been subject to the reporting and other requirements of the Exchange Act. As a result of the Transactions, we became an independent, publicly traded company and are subject to reporting and other obligations under the Exchange Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. We are responsible for ensuring that all aspects of our business comply with the Sarbanes-Oxley Act. Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, our management will be required to: (i) assess the effectiveness of our internal control over financial reporting; (ii) certify that the quarterly and annual financial reports fully comply with Exchange Act requirements and the information contained in the reports fairly presents, in all material respects, the financial conditions and results of operations of our business; and (iii) obtain a report by an independent registered public accounting firm attesting our management’s assessments of internal control over financial reporting, subject to applicable phase-in periods.

To comply with these requirements, we may need to upgrade and implement additional internal controls, reporting systems, information technology systems and procedures, and hire additional accounting, legal and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our internal controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act and the Sarbanes-Oxley Act could be impaired. Any failure to achieve and maintain effective internal controls and disclosure controls and procedures could have a material adverse effect on the market for our common stock.

Sales of our common stock may negatively affect its market price.

It is likely that some stockholders may sell our common stock received in the Transactions for various reasons such as if our business profile or market capitalization as a combined company does not fit their investment objectives. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in a decrease in the market price of our common stock.

Certain former stockholders of Vets First Choice holding approximately 17.3% of our common stock are subject to a six-month lock-up period following the Closing Date with respect to the shares of our common stock they received in the Merger pursuant to a voting and support agreement. These shares will be not be restricted securities within the meaning of Rule 144 under the Securities Act after the expiration of the lock-up period and, unless held by our affiliates, may subsequently be sold into the public market without restriction. If some or all of these shares are sold, or if it is perceived that they will be sold, in the public market, the price of our common stock could decline substantially.

The sales of the Shares held by any of the selling stockholders named herein could occur in the future. If some or all of the Shares are sold, or if it is perceived that they will be sold, in the public market, the price of our common stock could decline substantially.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, for working capital needs and for general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the value of shares received in connection with the Transactions. In addition, Delaware law or the agreements governing our indebtedness may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

Under our amended and restated certificate of incorporation, our non-employee directors generally have no obligation to offer us corporate opportunities.

Our amended and restated certificate of incorporation addresses potential conflicts of interest with respect to corporate opportunities and transactions that are presented to, or which otherwise come into the possession of, any of our directors who is not also one of our employees or an employee of any of our subsidiaries. Under our amended and restated certificate of incorporation, we renounce any interest or expectancy in such corporate opportunities unless they were presented to a non-employee director expressly and solely in such person’s capacity as one of our directors.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws could discourage, delay or prevent a change of control and may affect the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, the amended and restated certificate of incorporation and amended and restated by-laws, collectively:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board without approval of stockholders;

•	for the first three years following the Merger until the 2022 annual meeting of stockholders, divide our Board into three classes, serving staggered terms of one, two and three years, respectively;

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limit the ability of stockholders to remove directors by requiring the affirmative vote of holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote for removal and, until the 2022 annual meeting of stockholders, permitting directors to be removed only with cause;

•	provide that vacancies on our Board may be filled only by a majority vote of directors then in office;

•	prohibit stockholders from calling special meetings of stockholders;

•	prohibit stockholder action by written consent;

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establish advance notice requirements for stockholder nominations of candidates for election as directors before an annual or special meeting of our stockholders or to bring other business before an annual meeting of our stockholders;

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subject us to Section 203 of the DGCL, which will prohibit us from engaging in business combinations with certain “interested stockholders” for three years following the date such stockholder became interested unless certain criteria are met; and

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require the approval of holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote to amend the amended and restated certificate of incorporation and the amended and restated by-laws.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of the common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of the common stock if the provisions are viewed as discouraging takeover attempts in the future. The amended and restated by-laws also make it difficult for stockholders to replace or remove management by giving our Board the sole ability to elect and remove officers. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of the stockholders.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware, or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware (each such court, as applicable, the “Selected Forum”), as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation provides that the Selected Forum will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers, employees or stockholders, (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated by-laws or as to which the DGCL confers jurisdiction on a Selected Forum, (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, (v) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated by-laws, or (vi) any other action asserting an “internal corporate claim” under Section 115 of the DGCL. If a stockholder files any of the preceding actions in a court other than a court located within the State of Delaware (a “Foreign Action”), such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the Selected Forum in connection with any action brought in such court to enforce the choice of forum provision and (y) having service of process made upon such stockholder in any such enforcement action by service upon the stockholder’s counsel (as such stockholder’s agent) in the foreign action. By becoming a holder of our common stock, a person will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice,” “Henry Schein Animal Health Business” and “Business of Vets First Choice.” These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, anticipated revenue growth and operational synergies from the Transactions and the timeline for achieving them. When used in this prospectus, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this prospectus.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth under “Risk Factors,” as well as, among others, risks and uncertainties relating to:

•	our ability to realize the anticipated revenue growth opportunities and operational synergies from the Transactions;

•	our ability to successfully integrate the Henry Schein Animal Health Business with Vets First Choice;

•	our incurrence of significant one-time costs associated with the Transactions;

•	our ability to access equivalent financial strength and resources that historically have been provided by Henry Schein;

•	our ability to successfully implement our business strategies;

•	the competitiveness of our industry;

•	changes in manufacturer sales channels for our products;

•	our substantial indebtedness;

•	restricted operational flexibility due to restrictive covenants in our indebtedness agreements;

•	changes in global economic conditions;

•	the impact of changes in the economic, political, legal and business environments of the countries in which we do business;

•	the impact of domestic and foreign currency fluctuations;

•	the impact of regulation on our business;

•	our ability to attract and retain qualified employees and other key personnel;

•	fluctuations in our quarterly results; and

•	our ability to comply with public company reporting, disclosure controls and internal control over financial reporting requirements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Any of the foregoing risks and uncertainties could cause the actual events, results and outcomes to vary materially from the forward-looking statements included in this prospectus. We operate in a very competitive and rapidly changing market. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. You should consider these important factors, as well as the risk factors set forth in this prospectus, in evaluating any statement made in this prospectus. See “Risk Factors.” For the foregoing reasons, you are cautioned against relying on any forward-looking statements. We do not undertake any obligation to update or revise these forward-looking statements, except as required by law.

THE TRANSACTIONS

Background of the Transactions

On April 20, 2018, Henry Schein, Vets First Choice and Spinco entered into the Contribution and Distribution Agreement and the Merger Agreement, which provided for a series of transactions described below pursuant to which Henry Schein contributed the Henry Schein Animal Health Business to Spinco and distributed all the shares of Spinco common stock that were then owned by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders and, following the Distribution, Merger Sub merged with and into Vets First Choice, with Vets First Choice surviving the Merger as a wholly owned subsidiary of Spinco. The transactions contemplated by the Contribution and Distribution Agreement and the Merger Agreement were consummated on February 7, 2019.

The principal transactions were the following:

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Reorganization—Henry Schein engaged in a series of transactions in order to separate the Henry Schein Animal Health Business from Henry Schein’s other businesses pursuant to which, among other things, it (i) purchased from certain minority holders their equity or other ownership interests in certain operating companies of the Henry Schein Animal Health Business in exchange for cash and (ii) contributed, assigned and transferred to Spinco certain applicable assets, liabilities and capital stock or other ownership interests relating to the Henry Schein Animal Health Business (collectively, the “Reorganization”).

•

Initial Spinco Debt Financing—Henry Schein, Spinco and Vets First Choice arranged and consummated the Initial Spinco Debt Financing, which funded the Special Dividend and the Certain Debt Repayment. Spinco then paid the Special Dividend to Henry Schein and effectuated the Certain Debt Repayment.

•

Share Sale—Spinco subsequently issued shares of Spinco common stock representing in the aggregate 9.9% of the issued and outstanding shares of Spinco common stock, after giving effect to the Transactions, including the Merger, to the selling stockholders in a transaction that was exempt from registration under the Securities Act. The proceeds of the Share Sale were paid to Spinco and distributed to Henry Schein.

•

Distribution—Henry Schein subsequently distributed on a pro rata basis all of the shares of Spinco common stock held by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders as of the record date of the Distribution. In connection with the Transactions, Spinco changed its name to Covetrus, Inc.

•

Merger—Immediately after the Distribution, Merger Sub merged with and into Vets First Choice, the separate corporate existence of Merger Sub ceased and Vets First Choice continued as the Surviving Company and a wholly owned subsidiary of Spinco.

Listing and Trading of Covetrus’ Common Stock

Our common stock is listed on Nasdaq under the symbol “CVET.” A “when-issued” trading market for our common stock developed on February 4, 2019 under the symbol “CVETV.” When-issued trading refers to a sale or purchase of securities made conditionally because the security has been authorized but not yet issued. The when-issued trading market was a market for Covetrus common stock that was distributed to holders of Henry Schein common stock on February 7, 2019. “Regular-way” trading of our common stock will commence on February 8, 2019.

We cannot assure you as to the trading price of our common stock. The trading price of our common stock may fluctuate significantly. The market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them, or at all. See “Risk Factors—Risks Relating to our Common Stock and this Offering.”

Share Sale

On December 25, 2018, we and Henry Schein entered into a Stock Subscription and Purchase Agreement (the “Share Sale Agreement”) with the selling stockholders, who are “accredited investors,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act, whereby we, subject to the terms and conditions of the Share Sale Agreement and prior to the Distribution, issued shares of our common stock representing in the aggregate 9.9% of the issued and outstanding shares of our common stock, which is equal to 11,008,129 shares of common stock, at an aggregate offering price of $361,090,029, to the selling stockholders in a transaction that was exempt from registration under the Securities Act (the “Share Sale”). We relied on the exemption from registration under the Securities Act provided by Section 4(a)(2) for the issuance of shares of our common stock to the selling stockholders.

The consummation of the Share Sale was subject to the satisfaction or waiver of certain customary closing conditions and the proceeds of the Share Sale were paid to Spinco and distributed to Henry Schein. In connection with the Share Sale, we entered into a registration rights agreement (the “Registration Rights Agreement”) whereby, pursuant to the terms of the Registration Rights Agreement, the selling stockholders were granted certain registration rights. In connection with our execution of the Registration Rights Agreement, Henry Schein agreed to reimburse Vets First Choice and us for certain costs they incurred and to indemnify Vets First Choice and Spinco for certain losses they may incur, each in connection with any resale registration statement filed by Spinco pursuant to the Registration Rights Agreement. The foregoing descriptions of the Share Sale Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full texts of such agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from the sale of the Shares by the selling stockholders hereunder.

MARKET PRICE FOR COMMON EQUITY

Our common stock is listed on Nasdaq under the symbol “CVET.” A “when-issued” trading market for our common stock developed on February 4, 2019 under the symbol “CVETV.” When-issued trading refers to a sale or purchase of securities made conditionally because the security has been authorized but not yet issued. The when-issued trading market was a market for Covetrus common stock that was distributed to holders of Henry Schein common stock on February 7, 2019. “Regular-way” trading of our common stock will commence on February 8, 2019.

DIVIDEND POLICY

We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Instead, we intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. Any future payment of dividends will be at the discretion of our Board and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our Board may deem relevant.

SELECTED HISTORICAL FINANCIAL DATA OF THE HENRY SCHEIN ANIMAL HEALTH BUSINESS

The selected historical condensed combined statements of operations data for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 and the related selected historical condensed combined balance sheet data as of December 30, 2017 and December 31, 2016 have been derived from the Henry Schein Animal Health Business’ audited financial statements and notes thereto included elsewhere in this prospectus. The selected historical condensed combined balance sheet data of the Henry Schein Animal Health Business as of December 26, 2015 have been derived from the audited combined financial statements of the Henry Schein Animal Health Business not included in this prospectus. The selected historical financial data for the years ended, and as of, December 27, 2014 and December 28, 2013 have been derived from the Henry Schein Animal Health Business’ unaudited financial statements and notes thereto not included in this prospectus. The selected historical condensed combined statements of operations data for the nine months ended September 29, 2018 and September 30, 2017 and the related selected historical condensed combined balance sheet data as of September 29, 2018 have been derived from the unaudited historical financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

The Henry Schein Animal Health Business’ historical financial statements have been “carved-out” from Henry Schein’s consolidated financial statements and reflect assumptions and allocations made by Henry Schein. The Henry Schein Animal Health Business historical combined financial statements include all revenues, costs, assets and liabilities that are directly attributable to the Henry Schein Animal Health Business. In addition, certain expenses reflected in the Henry Schein Animal Health Business’ combined financial statements are an allocation of corporate expenses from Henry Schein. Such expenses include (i) certain corporate functions historically provided by Henry Schein, including finance, accounting, legal, information services, planning, compliance, investor relations, administration and communication, and similar costs, (ii) employee benefits and incentives and (iii) stock-based compensation. These expenses have been allocated to the Henry Schein Animal Health Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of net sales, headcount or other measures of the Henry Schein Animal Health Business and Henry Schein. The Henry Schein Animal Health Business believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to or the benefit received by the Henry Schein Animal Health Business during the periods presented. Nevertheless, such allocations may not represent the actual expenses that the Henry Schein Animal Health Business may have incurred if the Henry Schein Animal Health Business had been a stand alone company during the periods or at the dates presented. As such, the Henry Schein Animal Health Business’ combined financial statements do not necessarily reflect what the Henry Schein Animal Health Business’ financial condition and results of operations would have been had the Henry Schein Animal Health Business operated as a stand alone company during the periods or at the dates presented.

The selected historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 29, 2018 are not necessarily indicative of the results for the full fiscal year. See “Risk Factors—The Henry Schein Animal Health Business’ and Vets First Choice’s historical and pro forma combined financial data are not necessarily representative of the results we would have achieved and may not be a reliable indicator of our future results.” The summary historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 29, 2018 are not necessarily indicative of the results for the full fiscal year. Management of the Henry Schein Animal Health Business believes that the unaudited condensed combined financial statements reflect all normal and recurring adjustments necessary for a fair statement of the results as of and for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and the financial statements of the Henry Schein Animal Health Business and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended			Years Ended
Dollars in thousands	September 29, 2018		September 30, 2017	December 30, 2017		December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013
Results of Operations Data:
Net sales	$2,883,123		$2,663,805	$3,579,795		$3,353,160	$2,978,328	$2,951,694	$2,646,700
Gross profit	525,232		482,439	652,025		619,913	530,018	476,926	430,455
Restructuring costs	7,788		—	—		7,269	8,344	—	—
Operating income	104,082		99,474	135,322		123,828	103,807	100,348	95,726
Income taxes	33,272	(2)	19,167	48,019	(1)	27,938	24,269	23,733	18,960
Net income	75,001		84,290	92,044		100,264	84,988	84,472	67,591
Net income attributable to the Henry Schein Animal Health Business	67,408		62,749	64,354		70,298	60,324	59,827	43,423

	As of
Dollars in thousands	September 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013
Balance Sheet Data:
Cash and cash equivalents	$21,804	$16,656	$19,714	$19,019	$10,815	$38,594
Total assets	2,154,516	2,167,970	1,944,987	1,809,702	1,655,016	1,473,870
Long-term debt, net	23,389	23,529	25,831	23,922	27,604	23,671
Total liabilities	549,609	588,476	544,156	525,149	471,562	425,314
Redeemable noncontrolling interest	91,637	366,554	322,070	275,759	309,540	246,497
Total equity	1,513,270	1,212,940	1,078,761	1,008,794	873,914	802,059

(1)

Includes a one-time tax expense of approximately $20.3 million relating to modifications in connection with the impact of the Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

(2)

Includes additional provisional expense of approximately $8.1 million relating to transition tax on deemed repatriation of foreign earnings and $2.4 million related to global intangible low-taxed income “GILTI” tax. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF VETS FIRST CHOICE

The selected historical condensed consolidated statements of operations data for the years ended December 31, 2017, December 31, 2016 and January 2, 2016 and the related selected historical condensed consolidated balance sheet data as of December 31, 2017 and December 31, 2016 have been derived from Vets First Choice’s audited financial statements and notes thereto included elsewhere in this prospectus. The historical condensed consolidated balance sheet data as of January 2, 2016 have been derived from Vets First Choice’s audited financial statements and notes thereto not included in this prospectus. The selected historical consolidated financial data for the years ended, and as of, January 3, 2015 and January 4, 2014 have been derived from Vets First Choice’s audited financial statements and notes thereto not included in this prospectus. The selected historical condensed consolidated statements of operations data for the nine months ended September 30, 2018 and September 30, 2017 and the related selected historical condensed consolidated balance sheet data as of September 30, 2018 have been derived from the unaudited historical financial statements of Vets First Choice included elsewhere in this prospectus.

The selected historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 30, 2018 are not necessarily indicative of the results for the full fiscal year. Management of Vets First Choice believes that the unaudited condensed combined financial statements reflect all normal and recurring adjustments necessary for a fair statement of the results as of and for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice” and the financial statements of Vets First Choice and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended		Years Ended
Dollars in thousands	September 30, 2018	September 30, 2017	December 31, 2017		December 31, 2016	January 2, 2016	January 3, 2015(1)	January 4, 2014(1)
Results of Operations Data:
Revenues, net	$149,273	$89,188	$129,595		$83,285	$49,799	$33,395	$17,432
Gross profit	65,778	36,360	55,548		32,705	18,755	10,528	5,641
Transaction costs in connection with Merger	6,736	—	—		—	—	—	—
Loss from operations	(26,552)	(14,045)	(20,397)		(14,218)	(8,334)	(4,630)	(4,356)
Income tax (benefit) expense	(3,657)	(18,767)	(22,445	)(2)	158	159	(1,119)	—
Net income (loss)	(27,219)	3,637	807		(15,571)	(10,797)	(3,607)	(4,436)

	As of
Dollars in thousands	September 30, 2018	December 31, 2017	December 31, 2016	January 2, 2016	January 3, 2015(1)	January 4, 2014(1)
Balance Sheet Data:
Cash and cash equivalents	$16,891	$30,196	$12,307	$30,770	$3,273	$5,088
Total assets	204,363	214,248	50,573	61,417	25,283	17,290
Long-term debt, net	14,410	9,719	—	—	9,819	1,274
Total liabilities	52,362	38,676	16,636	12,311	17,425	5,911
Total redeemable convertible preferred stock	285,102	284,805	75,277	75,215	22,962	22,953
Total stockholders’ deficit	(133,101)	(109,233)	(41,340)	(26,109)	(15,104)	(11,573)

(1)

Certain adjustments have been made to the January 3, 2015 and January 4, 2014 consolidated financial statements to conform with the removal of previously recorded goodwill amortization in connection with the previous adoption of the private accounting alternative Accounting Standards Update (ASU) No. 2014-02,

“Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill,” along with other immaterial reclassifications.
(2)

Includes a one-time tax benefit of approximately $1.8 million relating to modifications in connection with the impact of the Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice” and Notes 2 and 10 to the audited financial statements of Vets First Choice included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF

THE COMBINED COMPANY AND RELATED NOTES

The following unaudited pro forma condensed combined statements of operations for the nine months ended September 29, 2018 and for the fiscal year ended December 30, 2017 and the unaudited pro forma condensed combined balance sheet as of September 29, 2018 are based on the historical financial statements of the Henry Schein Animal Health Business and Vets First Choice after giving effect to the Transactions. The unaudited pro forma condensed combined financial statements are based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 29, 2018 and for the fiscal year ended December 30, 2017 combine the historical condensed combined statements of operations of the Henry Schein Animal Health Business and the historical consolidated statements of operations of Vets First Choice, giving effect to the Transactions as if they had occurred at January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 29, 2018 combines the historical condensed combined balance sheet of the Henry Schein Animal Health Business as of September 29, 2018 and the historical condensed consolidated balance sheet of Vets First Choice as of September 30, 2018, giving effect to the Transactions as if they had occurred on September 29, 2018.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, with the Henry Schein Animal Health Business considered the accounting acquirer of Vets First Choice. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to Vets First Choice. The Henry Schein Animal Health Business considered multiple factors in arriving at the estimated fair market values, which were based on a preliminary and limited review of the assets and liabilities related to Vets First Choice to be acquired. Following the consummation of the Transactions, we expect to complete the purchase price allocation after considering Vets First Choice’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation under the acquisition method of accounting. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma condensed combined financial statements contain only adjustments that are factually supportable and directly attributable to the Transactions and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Transactions.

The Henry Schein Animal Health Business has a fiscal year ending on the last Saturday of December, which was December 30 for fiscal year 2017. Vets First Choice reports its results of operations on a calendar year basis. The differences in the periods were not significant to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information set forth below give effect to the Transactions and the application of the acquisition method of accounting in connection with the Merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the Henry Schein Animal Health Business’ audited historical combined financial statements and related notes for the year ended December 30, 2017, which are included elsewhere in this prospectus;

•

the Henry Schein Animal Health Business’ unaudited condensed combined financial statements and related notes as of and for the nine months ended September 29, 2018, which are included elsewhere in this prospectus; and

•

Vets First Choice’s audited and unaudited historical consolidated financial statements and related notes for the fiscal year ended December 31, 2017 and as of and for the nine months ended September 30, 2018, which are included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or financial position of the Combined Company would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position of the Combined Company on a stand alone basis.

Unaudited Pro Forma Condensed Combined Statements of Operations

for the Nine Months Ended September 29, 2018

	Historical		Spin-Off and Other Pro Forma Adjustments (Note 3)		Purchase Price and Related Pro Forma Adjustments (Note 4)		Pro Forma Condensed Combined
Dollars in thousands, except per share amounts	Henry Schein Animal Health Business	Vets First Choice (Note 2)
Net sales	$2,883,123	$149,273	$—		$—		$3,032,396
Cost of sales	2,357,891	83,495	—		3,375	M	2,444,761

Gross profit	525,232	65,778	—		(3,375)		587,635
Operating expenses:
Selling, general and administrative	413,362	85,594	—		59,076	M	569,131
					11,099	N
Restructuring costs	7,788	—	—		—		7,788
Transaction costs	—	6,736	(6,736)	D	—		—

Operating income (loss)	104,082	(26,552)	6,736		(73,550)		10,716
Interest expense	(1,897)	(501)	(47,948)	C	—		(50,346)
Interest income	4,323	259	—		—		4,582
Other income (expense)	972	(4,082)	—		—		(3,110)

Income (loss) before taxes and equity in earnings of affiliates	107,480	(30,876)	(41,212)		(73,550)		(38,158)
Income tax (expense) benefit	(33,272)	3,657	12,323	F	18,932	J	1,640
Equity in earnings of affiliates	793	—	—		—		793

Net income (loss)	75,001	(27,219)	(28,889)		(54,618)		(35,725)
Less: Net income attributable to noncontrolling interests	(7,593)	—	6,696	A	—		(897)
Net income (loss) attributable to the company	$67,408	$(27,219)	$(22,193)		$(54,618)		$(36,622)

Pro forma earnings per common share
Basic(a)							$(0.33)
Diluted(b)							(0.33)
Pro forma weighted average common shares outstanding
Basic(a)							111,193,212
Diluted(b)							111,193,212

See accompanying notes to the unaudited pro forma condensed combined financial statements.

(a)

Pro forma basic earnings per share and pro forma weighted average basic shares outstanding for the nine months ended September 29, 2018 reflect the number of shares of our common stock that will be outstanding upon completion of the Transactions. The actual number of shares of our common stock currently outstanding may be different from this estimated amount.

(b)

Pro forma diluted earnings per share and pro forma weighted average diluted shares outstanding reflect the estimated number of shares of our common stock that will be outstanding upon completion of the Transactions and reflect the potential issuance of shares of our common stock under our equity plans in which our employees will participate, based on the distribution ratio. The actual number of shares of our common stock currently outstanding may be different from this estimated amount. In connection with the Transactions, stock options and unvested restricted stock awards held by certain Henry Schein Animal Health Business and Vets First Choice employees were converted to our stock awards such that the total value of our stock awards post-Merger is substantially economically equivalent to the value of such awards prior to the Merger. Due to the pro forma condensed combined net loss for the nine months ended September 29, 2018, dilutive common share-equivalents were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Unaudited Pro Forma Condensed Combined Statements of Operations

for the Fiscal Year Ended December 30, 2017

	Historical		Spin-Off and Other Pro Forma Adjustments (Note 3)		Purchase Price and Related Pro Forma Adjustments (Note 4)		Pro Forma Condensed Combined
Dollars in thousands, except per share amounts	Henry Schein Animal Health Business	Vets First Choice (Note 2)
Net sales	$3,579,795	$129,595	$—		$—		$3,709,390
Cost of sales	2,927,770	74,047	—		4,500	M	3,006,317

Gross profit	652,025	55,548	—		(4,500)		703,073
Operating expenses:
Selling, general and administrative	516,703	75,945	—		82,892	M	692,871
					17,331	N

Operating income (loss)	135,322	(20,397)	—		(104,723)		10,202
Interest expense	(2,587)	(499)	(65,663)	C	—		(68,749)
Interest income	5,115	188	—		—		5,303
Other income (expense)	919	(930)	—		—		(11)

Income (loss) before taxes and equity in earnings of affiliates	138,769	(21,638)	(65,663)		(104,723)		(53,255)
Income tax (expense) benefit	(48,019)	22,445	25,543	F	40,737	J	40,706
Equity in earnings of affiliates	1,294	—	—		—		1,294

Net income (loss)	92,044	807	(40,120)		(63,986)		(11,255)
Less: Net income attributable to noncontrolling interests	(27,690)	—	20,629	A	—		(7,061)
Net income (loss) attributable to the company	$64,354	$807	$(19,491)		$(63,986)		$(18,316)

Pro forma earnings per common share
Basic(a)							$(0.16)
Diluted(b)							(0.16)
Pro forma weighted average common shares outstanding
Basic(a)							111,193,212
Diluted(b)							111,193,212

See accompanying notes to the unaudited pro forma condensed combined financial statements.

(a)

Pro forma basic earnings per share and pro forma weighted average basic shares outstanding for the fiscal year ended December 30, 2017 reflect the estimated number of shares of our common stock that will be outstanding upon completion of the Transactions. The actual number of shares of our common stock currently outstanding may be different from this estimated amount.

(b)

Pro forma diluted earnings per share and pro forma weighted average diluted shares outstanding reflect the estimated number of shares of common stock that will be outstanding upon completion of the Transactions and reflect the potential issuance of shares of our common stock under our equity plans in which our employees will participate, based on the distribution ratio. The actual number of shares of our common stock currently outstanding may be different from this estimated amount. In connection with the Transactions, stock options and unvested restricted stock awards held by certain Henry Schein Animal Health Business and Vets First Choice employees were converted to our stock awards such that the total value of our stock awards post-Merger is substantially economically equivalent to the value of such awards prior to the Merger. Due to the pro forma condensed combined net loss for the twelve months ended December 30, 2017, dilutive common share-equivalents were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 29, 2018

	Historical		Spin-Off and Other Pro Forma Adjustments (Note 3)		Purchase Price and Related Pro Forma Adjustments (Note 4)		Pro Forma Combined
Dollars in thousands	Henry Schein Animal Health Business	Vets First Choice (Note 2)
Assets
Current assets:
Cash and cash equivalents	$21,804	$17,247	1,200,000	B	$—		$59,641
			(25,000)	B
			(14,410)	B
			(1,120,000)	B
			(20,000)	B
Accounts receivable, net	436,522	6,758	—		—		443,280
Inventories, net	501,584	8,759	(9,855)	G	—		500,488
Other receivables	52,857	4,343	—		—		57,200
Prepaid expenses and other	25,054	6,089	—		—		31,143

Total current assets	1,037,821	43,196	10,735		—		1,091,752
Property and equipment, net	66,693	21,421	—		—		88,114
Goodwill	706,024	73,968	—		879,043	H	1,659,035
Other intangibles, net	220,795	64,886	—		530,114	I	815,795
Investments and other	123,183	892	—		—		124,075

Total assets	$2,154,516	$204,363	$10,735		$1,409,157		$3,778,771

Liabilities and Equity
Current liabilities:
Accounts payable	$335,644	$9,581	—		$—		$345,225
Current maturities of long-term debt and capital leases	679	456	—		—		1,135
Accrued expenses and other current liabilities	138,025	19,316	—		—		157,341

Total current liabilities	474,348	29,353	—				503,701
Long-term debt and capital leases	23,389	14,453	1,200,000	B	—		1,175,432
			(25,000)	B
			(23,000)	B
			(14,410)	B
Redeemable convertible preferred stock warrants	—	6,289	—		(6,289)	K	—
Deferred income taxes, net	13,826	1,324	—		136,451	J	151,601
Other liabilities	38,046	942	—		—		38,988

Total liabilities	549,609	52,361	1,137,590		130,162		1,869,722
Redeemable securities and noncontrolling interests	91,637	285,102	—		(285,102)	K	91,637
Equity:
Common Stock	—	9	1,110	E	(9)	L	1,110
Additional paid-in capital	—	6,239	458,671	E	1,424,758	L	1,889,668
Accumulated deficit	—	(139,348)	—		139,348	L	—
Net Parent investment	1,586,636	—	(9,855)	G	—		—
			(1,120,000)	B
			23,000	B
			(20,000)	B
			(459,781)	E
Accumulated other comprehensive loss	(73,366)	—	—		—		(73,366)

Total equity (deficit)	1,513,270	(133,100)	(1,126,855)		1,564,097	L	1,817,412

Total liabilities, redeemable noncontrolling interests and equity	$2,154,516	$204,363	$10,735		$1,409,157		$3,778,771

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma statements of operations and pro forma balance sheet of the Combined Company based on the historical financial statements of the Henry Schein Animal Health Business and Vets First Choice, after giving effect to the Spin-off, the Merger and other Transactions-related adjustments. The historical financial statements of the Henry Schein Animal Health Business and Vets First Choice have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of operations of the Combined Company.

The accompanying pro forma financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by the Combined Company if the Transactions had been consummated for the periods presented or that will be achieved in the future. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of revenue growth or operational synergies expected to result from the Transactions.

In addition, throughout the periods presented in the pro forma financial statements, the operations of the Henry Schein Animal Health Business were conducted and accounted for as part of Henry Schein using accounting conventions applicable to Henry Schein that could differ in the future. The audited historical combined financial statements and unaudited historical condensed combined financial statements of the Henry Schein Animal Health Business have been derived from Henry Schein historical accounting records and reflect certain allocations of expenses. All of the allocations and estimates in such financial statements are based on assumptions that Henry Schein’s management believes are reasonable. The historical condensed combined financial statements of the Henry Schein Animal Health Business do not necessarily represent the financial position or results of operations of the Henry Schein Animal Health Business had it been operated as a stand alone company during the periods or at the dates presented.

We have entered into a Transition Services Agreement with Henry Schein under which various categories of services will be provided to us until the applicable term for each service has expired or has otherwise been terminated. We do not expect the cost of these services to be substantially different from expenses reflected in our historical financial statements.

Note 2: Reclassification Adjustments

Certain reclassifications have been made to the historical presentation of statements of operations and balance sheets of Vets First Choice to conform to the financial statement presentation of the Henry Schein Animal Health Business.

Vets First Choice reclassifications in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2018 are as follows:

	Nine Months Ended September 30, 2018
	Unaudited
Dollars in thousands	Before Reclassification	Reclassification	After Reclassification
Revenues, net	$149,273	$—	$149,273
Cost of revenues	83,495	—	83,495

Gross profit	65,778	—	65,778
Selling, general and administrative expenses	85,594	—	85,594
Transaction costs	6,736	—	6,736

Loss from operations	(26,552)	—	(26,552)
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	4,040	(4,040)	—
Change in fair value of contingent consideration	29	(29)	—
Interest expense	501	—	501
Interest income	(259)	—	(259)
Other expense	13	4,069	4,082

Total other expense	4,324	—	4,324

Loss before income taxes	(30,876)	—	(30,876)

Income tax benefit	(3,657)	—	(3,657)

Net loss	$(27,219)	$—	$(27,219)

Vets First Choice reclassifications in the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2017 are as follows:

	Fiscal Year Ended December 31, 2017
	Unaudited
Dollars in thousands	Before Reclassification	Reclassification	After Reclassification
Revenues, net	$129,595	$—	$129,595
Cost of revenues	74,047	—	74,047

Gross profit	55,548	—	55,548
Selling, general and administrative expenses	75,945	—	75,945

Loss from operations	(20,397)	—	(20,397)
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	1,423	(1,423)	—
Change in fair value of contingent consideration	(493)	493	—
Interest expense	499	—	499
Interest income	(188)	—	(188)
Other expense	0	930	930

Total other expense	1,241	—	1,241

Loss before income taxes	(21,638)	—	(21,638)

Income tax benefit	(22,445)	—	(22,445)

Net income	$807	$—	$807

Vets First Choice reclassifications in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 are as follows:

	Before Reclassification	Reclassification	After Reclassification
Dollars in thousands	Unaudited
Assets
Current assets:
Cash and cash equivalents	$16,891	$356	$17,247
Restricted cash	356	(356)	—
Accounts receivable, net	6,758	—	6,758
Other receivables	4,343	—	4,343
Inventory, net	8,759	—	8,759
Indemnification asset	3,850	(3,850)	—
Prepaid expenses and other current assets	2,239	(2,239)	—
Prepaid expenses and other	—	6,089	6,089

Total current assets	43,196	—	43,196
Property and equipment, net	21,421	—	21,421
Other assets:
Goodwill	73,968	—	73,968
Intangible assets, net	64,886	—	64,886
Other assets	892	—	892

Total other assets	139,746	—	139,746

Total assets	$204,363	$—	$204,363

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$9,581	$—	$9,581
Accrued payroll and benefits	6,941	(6,941)	—
Accrued expenses and other current liabilities	8,312	11,004	19,316
Contingent liabilities	3,713	(3,713)	—
Deferred revenue and customer deposits	350	(350)	—
Current portion of capital lease obligations	66	(66)	—
Current portion of contingent consideration payable	390	(390)	—
Current maturities of long-term debt and capital leases	—	456	456

Total current liabilities	29,353	—	29,353
Long-term liabilities:
Note payable, net of discount	14,410	(14,410)	—
Redeemable convertible preferred stock warrants	6,289	—	6,289
Capital lease obligations, net of current portion	43	(43)	—
Long-term debt and capital leases	—	14,453	14,453
Deferred taxes, net	1,324	—	1,324
Other long-term liabilities	942	—	942

Total long-term liabilities	23,008	—	23,008

Total liabilities	52,361	—	52,361
Commitments and Contingencies
Redeemable convertible preferred stock:
Series F Redeemable Convertible Preferred Stock	221,773	(221,773)	—
Series E Redeemable Convertible Preferred Stock	47,440	(47,440)	—
Series D Redeemable Convertible Preferred Stock	7,682	(7,682)	—
Series C Redeemable Convertible Preferred Stock	5,943	(5,943)	—
Series A Redeemable Convertible Preferred Stock	2,264	(2,264)	—
Redeemable securities	—	285,102	285,102

Total redeemable convertible preferred stock	285,102	—	285,102
Stockholders’ deficit:
Common stock	$9	$—	$9
Additional paid-in-capital	6,239	—	6,239
Accumulated deficit	(139,348)	—	(139,348)

Total Stockholders’ deficit	(133,100)	—	(133,100)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$204,363	$—	$204,363

Note 3: Spin-Off and Other Adjustments

(A)    Represents the purchase of all of the direct and indirect equity interests of Butler Animal Health Holding Company, LLC.

(B)    Spinco has entered into a financing arrangement of a five-year term loan of $1,200.0 million and a five-year revolving credit facility of $300.0 million which bear variable interest rates. The pro forma adjustment reflects the incurrence of $1,200.0 million of indebtedness through the five-year term loan, net of estimated debt issuance costs of $25.0 million, and the extinguishment Vets First Choice’s long-term debt of $14.4 million. Prior to the Transactions, Henry Schein Animal Health Business’ long-term debt of $23.0 million was also repaid, which is reflected as a pro forma adjustment in net Parent investment. The term loan will also be used to pay estimated transaction expenses of $20.0 million and any additional debt incurred by Vets First Choice under the terms of the Bridge Facility. The target debt balance at the time of the Distribution was determined by senior management based on a review of a number of factors including forecast liquidity and capital requirements, expected operating results, and general economic conditions. Spinco used the proceeds to pay Henry Schein a total of $1,120.0 million, including the Special Dividend of $755.0 million, and the settlement of long-term intercompany debt of $365.0 million which has been recorded in net Parent investment. Remaining cash on hand is expected to be used for general corporate purposes.

(C)    The adjustment of $47.9 million and $65.7 million in the nine months ended September 29, 2018 and the fiscal year ended December 30, 2017, respectively, represents an increase in interest expense and amortization of debt issuance costs in connection with the $1,200.0 million five-year term loan and extinguishment of Henry Schein Animal Health Business’ $23.0 million of long-term debt. The adjustment is based on an assumed allowable contractual interest rate election of twelve-month LIBOR plus the applicable margin resulting in an interest rate of 5.12%. A 1/8% variance in the assumed interest rate would change the annual interest expense by $1.5 million.

(D)    Reflects the removal of transaction costs directly related to the Transactions that were incurred during the historical period. These costs were primarily for tax, accounting, and other professional fees.

(E)    Represents the reclassification of Henry Schein’s net investment in the Henry Schein Animal Health Business, which was recorded in parent company equity, into additional paid-in capital and common stock to reflect the par value of approximately 111 million outstanding shares of common stock at a par value of $0.01. We have assumed the number of outstanding shares of common stock based on the number of Henry Schein common shares outstanding at September 29, 2018, which would result in approximately 60 million shares of our common stock being distributed to holders of Henry Schein common shares, at an assumed distribution ratio of 0.40 shares of our common stock for each Henry Schein common share.

(F)    Represents the income tax impact of the pro forma adjustments, using estimated blended statutory tax rates of the Combined Company of 25.7% for the nine months ended September 29, 2018 and 38.9% for the year ended December 30, 2017.

(G)    Reflects the removal of Excluded Inventory that has been identified and reflected in the historical combined financial statements of Henry Schein Animal Health Business but will not be contributed by Henry Schein, primarily related to shared operations in certain international countries.

Note 4: Purchase Price Accounting and Related Adjustments

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed related to Vets First Choice, with the excess recorded as goodwill. The preliminary purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $1.4 billion as determined by (i) the price per share of Spinco common stock paid by the selling stockholders in the Share Sale multiplied by the approximately 40 million shares of our common stock that were issued to Vets First Choice stockholders in connection with the Transactions and based on the applicable exchange ratio and (ii) the portion of the fair value attributable to pre-Merger service for replacement stock option awards that were exchanged for the outstanding awards held by Vets First Choice employees. Accordingly, the pro forma purchase price adjustments are preliminary and will be subject to change based on the opening stock price of Spinco as well as the actual net tangible assets and intangible assets and liabilities that exist as of the Effective Time. Following completion of the Transactions, final valuations will be performed. Increases or decreases in the purchase price and fair value of relevant balance sheet amounts will result in adjustments to the condensed combined pro forma financial statements. This could materially impact the unaudited pro forma condensed combined financial statements. For example, a 20% increase to the estimated purchase price of Vets First Choice would increase goodwill by $286.2 million, and a 20% decrease to the estimated purchase price of Vets First Choice would decrease goodwill by $286.2 million.

In preparing the unaudited pro forma condensed combined financial statements, the Henry Schein Animal Health Business performed a preliminary analysis of the accounting policies of Vets First Choice but did not identify material differences requiring pro forma adjustments. Following completion of the Transactions, we will complete our review of accounting policies to determine whether any adjustments are necessary to conform the accounting policies of Vets First Choice to those of the Henry Schein Animal Health Business. That review could result in accounting policy conformity changes that have a material impact on our pro forma combined financial statements.

Purchase consideration:

The preliminary estimated purchase price is calculated as follows:

Dollars in thousands
Preliminary estimate of fair value of Vets First Choice common shares outstanding	$1,387,000
Estimated portion of Vets First Choice replacement stock option awards attributable to pre-merger service	43,997

Fair value of total estimated consideration transferred	$1,430,997

•	Preliminary estimate of fair value of Vets First Choice common shares:

The preliminary estimated purchase price of Vets First Choice common shares is based on the price per share of Spinco common stock paid by the selling stockholders in the Share Sale multiplied by the approximately 40 million shares of our common stock that were issued to Vets First Choice stockholders in connection with the Transactions based on the applicable exchange ratio.

•	Estimated portion of Vets First Choice replacement stock option awards attributable to pre-Merger service:

In connection with the Transactions, the outstanding stock options awards of Vets First Choice were exchanged for equity awards under new equity plans based on the applicable exchange ratios. This reflects the fair-value of the replacement award that is attributable to pre-combination service.

Historical book value of net assets acquired

Dollars in thousands
Book value of net assets acquired at September 29, 2018	$152,002
Redeemable stock warrants	6,289
Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed:
Goodwill	879,043
Intangible assets	530,114
Deferred tax liabilities	(136,451)

Estimated allocation of consideration expected to be transferred	$1,430,997

(H)    Represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets, net of liabilities, and is estimated to be $1,027.0 million, which is an increase of $879.0 million over Vets First Choice’s book value of goodwill prior to the Merger. The estimated goodwill to be recognized is attributable to operational synergies.

(I)    Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $595.0 million, which is an increase of $530.1 million over Vets First Choice’s book value of intangible assets prior to the Merger. The general categories of the acquired identified intangible assets are expected to be the following:

Dollars in thousands	Estimated Useful Life	Estimated Fair Value
Developed technologies	5	$375,000
Customer relationships	12	115,000
Tradenames	20	60,000
Product formulas	10	45,000

Total		$595,000

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the Merger.

(J)    Represents deferred tax liabilities resulting from the fair value adjustments for the identifiable intangible assets as a result of the Merger as well as the income tax benefit from the additional related amortization expense. This estimate of deferred tax liability and income tax benefit was determined based on the book and tax basis differences attributable to the identifiable intangible assets acquired and based on estimated U.S. statutory tax rates of the Combined Company of 25.7% as of and for the nine months ended September 29, 2018 and 38.9% for the fiscal year ended December 30, 2017. The income tax benefit also includes the tax impact of the replacement of Vets First Choice’s stock options.

(K)    Reflects the elimination of redeemable convertible preferred stock and preferred stock warrants that were exchanged for shares of Vets First Choice common stock prior to consummation of the Transactions.

(L)    Represents the elimination of Vets First Choice common stock, preferred stock and retained earnings, and reflects the consideration paid for Vets First Choice in connection with the Merger:

Fair value of total estimated consideration transferred for Vets First Choice	$1,430,997
Less: historical equity value of Vets First Choice	(133,100)

Equity pro forma adjustment	$1,564,097

(M)    All amortization adjustments relate to identifiable definite-lived intangible asset as a result of the Merger and are recorded to depreciation and amortization. The estimated amortization expense was computed using the straight-line method based on an estimated useful life of the identifiable definite-lived intangible assets. The amortization adjustment related to the developed platform technologies, customer relationships and tradenames is recognized in selling, general and administrative expenses as they relate to the Company’s selling efforts while the amortization adjustment related to the product formulas intangible asset is recognized in cost of sales as it relates to the product manufacturing effort.

Dollars in thousands	Estimated Useful Life	Estimated Fair Value	Year Ended December 30, 2017 Amortization Estimates	Nine Months Ended September 29, 2018 Amortization Estimates
Developed technologies	5	$375,000	$75,000	$56,250
Customer relationships	12	115,000	9,583	7,188
Tradenames	20	60,000	3,000	2,250

Total		$550,000	$87,583	$65,688

Less: Historical amortization expense			(4,691)	(6,612)

Pro forma adjustment to selling, general and administrative			$82,892	$59,076

Dollars in thousands	Estimated Useful Life	Estimated Fair Value	Year Ended December 30, 2017 Amortization Estimates	Nine Months Ended September 29, 2018 Amortization Estimates
Product formulas	10	45,000	4,500	3,375

Total		$45,000	$4,500	$3,375

Less: Historical amortization expense*			—	—

Pro forma adjustment to cost of sales			$4,500	$3,375

(*) Vets	First Choice historical amortization expense of product formulas is deemed immaterial.

(N)    Reflects the portion of the preliminary estimated fair value of the replacement awards attributable to post combination services which is expected to be expensed over the remaining service periods on a straight-line basis as an increment to the historical stock compensation expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE HENRY SCHEIN ANIMAL HEALTH BUSINESS

You should read the following discussion of the results of operations and financial condition of the Henry Schein Animal Health Business together with the Henry Schein Animal Health Business’ audited historical financial statements and the notes thereto and unaudited historical financial statements and notes thereto included elsewhere in this prospectus as well as the discussion in the section of this prospectus entitled “The Henry Schein Animal Health Business.” This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the animal health industry and the Henry Schein Animal Health Business and its future financial results. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The financial information discussed below and included in this prospectus may not necessarily reflect what the financial condition, results of operations and cash flows of the Henry Schein Animal Health Business would have been had it been a standalone company during the periods presented or what its financial condition, results of operations and cash flows may be in the future. Except as otherwise indicated or unless the context otherwise requires, the information included in this discussion and analysis reflects the completion of the Separation.

Overview

The Henry Schein Animal Health Business is one of the world’s largest veterinary supply chain, technology and software providers to the animal health market, with leading positions in North America, Europe and Australasia and growing businesses in South America and Asia. The Henry Schein Animal Health Business utilizes a multi-channel approach centered primarily on promoting veterinarians as the source of clinical expertise that benefits animals and the people that care for them. The Henry Schein Animal Health Business serves animal health practitioners, providers and producers through the distribution of pharmaceuticals, vaccines, supplies and equipment and by the development, sale and distribution of veterinary practice management software and related solutions and services. The Henry Schein Animal Health Business served approximately 100,000 Customers in over 100 countries and had net sales of approximately of $3.6 billion for the fiscal year ended December 30, 2017.

Segments

The Henry Schein Animal Health Business conducts its business through two reportable segments: (i) supply chain and (ii) technology and value-added services. For the fiscal year ended December 30, 2017, the Henry Schein Animal Health Business’ supply chain segment and its technology and value-added services segment made up approximately 97% and 3%, respectively, of its net sales.

The supply chain segment includes the distribution of pharmaceuticals, nutrition products, consumable products, diagnostic tests, small and large equipment, laboratory products and surgical products, among others. The technology and value-added services segment consists of technology services, which include practice management software systems and computer hardware for animal health customers as well as software support, data driven applications, training and education, client communication services and value-added services.

Trends and key factors affecting the performance and financial conditions of the Henry Schein Animal Health Business

Growth within existing accounts. While the Henry Schein Animal Health Business has broad customer coverage in many of its key markets, many of its Customers also use additional suppliers. The ability to increase the penetration in existing accounts can be a strong growth driver for net sales and profitability.

Terms with key suppliers. Each year, suppliers in the veterinary channel engage in negotiations with the Henry Schein Animal Health Business regarding pricing terms, including performance rebates and other growth incentives. The results of these negotiations can have a material impact on the financial performance of the Henry Schein Animal Health Business on an annual basis.

Veterinary visits and Pet Owner willingness to spend. The health of the business of in-office veterinary care is a critical determinant in the financial performance of the Henry Schein Animal Health Business, both with respect to the number of visits by Pet Owners as well as their desire and ability to spend on preventative and therapeutic treatments and procedures.

Seasonality

The Henry Schein Animal Health Business’ quarterly sales and operating results have varied from period to period in the past, and will likely continue to do so in the future. In the companion animal market, sales of parasite protection products have historically tended to be stronger during the second and third fiscal quarters, primarily due to an increase in vector-borne diseases during those quarters. Buying patterns can also be affected by manufacturers’ and distributors’ marketing programs or price increase announcements, which can cause veterinarians to purchase large animal health products earlier than when those products are needed. This kind of early purchasing may reduce the Henry Schein Animal Health Business’ sales in the quarters these purchases would have otherwise been made. The sales of large animal products can also vary due to changes in commodity prices and weather patterns (for example, droughts or seasons of higher precipitation that determine how long cattle will graze), which may also affect period-to-period financial results. The Henry Schein Animal Health Business expects its historical seasonality trends to continue in the foreseeable future.

Working Capital

The Henry Schein Animal Health Business’ principal capital requirements include the funding of working capital needs, funding of strategic investments and purchases of fixed assets. The Henry Schein Animal Health Business requires substantial working capital, which is susceptible to fluctuations during the year as a result of levels of accounts receivables, inventory purchase patterns and seasonal demands. Inventory purchase activity is a function of sales activity, special inventory forward buy-in opportunities and the Henry Schein Animal Health Business’ desired level of inventory.

Plans of Restructuring

On November 6, 2014, Henry Schein announced a company-wide initiative to rationalize operations and provide expense efficiencies. This initiative planned for the elimination of certain workforce positions and the closing of certain facilities. In conjunction with this initiative, the Henry Schein Animal Health Business eliminated approximately 180 positions and recorded restructuring costs of $8.3 million and $7.3 million associated with these actions in the fiscal year ended December 26, 2015 and the fiscal year ended December 31, 2016, respectively. The costs associated with this restructuring are included in a separate line item, “restructuring costs” within the Henry Schein Animal Health Business’ combined statements of operations. As of December 31, 2016, these restructuring activities were complete and no additional restructuring charges were incurred in the fiscal year ended December 30, 2017.

On July 9, 2018, Henry Schein announced a company-wide initiative to further rationalize operations and provide expense efficiencies. In conjunction with this initiative, the Henry Schein Animal Health Business eliminated approximately 110 positions and recorded restructuring costs of $7.8 million during the nine months ended September 29, 2018. The costs associated with this restructuring are included in a separate line item, “restructuring costs” within the Henry Schein Animal Health Business’ combined statements of operations.

Gross Profit

As a result of different practices of categorizing costs associated with distribution networks throughout the animal health industry, the gross margins of the supply chain segment may not necessarily be comparable to its competitors. The Henry Schein Animal Health Business realizes substantially higher gross margin percentages in its technology and value-added services segment than in its supply chain segment. These higher gross margins result from the Henry Schein Animal Health Business being both the developer and seller of software products and services.

The Tax Act

On December 22, 2017, the U.S. government passed the Tax Act. The Tax Act is comprehensive tax legislation that implements complex changes to the Code including the reduction of the corporate tax rate from 35% to 21%, modification of accelerated depreciation, the repeal of the domestic manufacturing deduction and changes to the limitations of the deductibility of interest. Additionally, the Tax Act moves from a global tax regime to a modified territorial regime, which requires U.S. companies to pay a mandatory one-time transition tax on historical offshore earnings that have not been repatriated to the United States.

Due to the complexities of the Tax Act, the SEC staff issued SAB 118 that allows companies to record a provisional amount for any income tax effects of the Tax Act in accordance with ASC 740, to the extent that a reasonable estimate can be made. SAB 118 allows for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts.

For the year ended December 30, 2017, the Henry Schein Animal Health Business recorded provisional amounts for any items that could be reasonably estimated at this time utilizing the separate return methodology for preparing the Henry Schein Animal Health Business’ financial statements. See Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus. This included the one-time transition tax that the Henry Schein Animal Health Business estimated to be $13.0 million. The U.S. deferred tax assets and liabilities were revalued due to the lower enacted federal income tax rate, of 21%, that was effective January 1, 2018. The Henry Schein Animal Health Business accrued a net deferred tax expense of $7.3 million attributable to the revaluation. In the aggregate, for the year ended December 30, 2017, these Tax Act modifications resulted in a one-time tax expense of approximately $20.3 million. Absent the effects of the transition tax and the revaluation of deferred tax assets and liabilities, the Henry Schein Animal Health Business’ effective tax rate for the year ended December 30, 2017 would have been 22.8% as compared to its actual effective tax rate of 34.6%.

For the nine months ended September 29, 2018, the Henry Schein Animal Health Business recorded additional provisional expense of $8.1 million related to transition tax on deemed repatriation of foreign earnings, $2.4 million related to tax on global intangible low-taxed income (“GILTI”), and a net deferred tax benefit of $0.3 million attributable to the revaluation of deferred tax assets and liabilities.

The Tax Act also includes provisions for GILTI, Foreign Derived Intangible Income (“FDII”), a base erosion and anti-abuse tax (“BEAT”) that imposes tax on certain foreign related-party payments and Code Section 163(j) interest limitation (“Interest Limitation”). The Henry Schein Animal Health Business is subject to the GILTI, FDII, BEAT and Interest Limitation provisions, which were effective January 1, 2018.

The ultimate impacts of the Tax Act may differ from the estimate above, possibly materially, due to additional guidance from the U.S. Department of Treasury, updates or changes in the Henry Schein Animal Health Business’ assumptions, revision of accounting standards for income taxes or related interpretations and future information that may become available.

Results of Operations

The following tables summarize the significant components of the Henry Schein Animal Health Business’ operating results for the nine months ended September 29, 2018 and September 30, 2017 and the for the years ended December 30, 2017, December 31, 2016 and December 26, 2015:

	Nine Months Ended		Years Ended
Dollars in thousands	September 29, 2018	September 30, 2017	December 30, 2017	December 31, 2016	December 26, 2015
Operating results:
Net sales	$2,883,123	$2,663,805	$3,579,795	$3,353,160	$2,978,328
Cost of sales	2,357,891	2,181,366	2,927,770	2,733,247	2,448,310

Gross profit	525,232	482,439	652,025	619,913	530,018
Operating expenses:
Selling, general and administrative	413,362	382,965	516,703	488,816	417,867
Restructuring costs	7,788	—	—	7,269	8,344

Operating income	104,082	99,474	135,322	123,828	103,807

Other income, net	$3,398	$2,781	$3,447	$2,966	$4,689
Net income	75,001	84,290	92,044	100,264	84,988
Net income attributable to the Henry Schein Animal Health Business	67,408	62,749	64,354	70,298	60,324

Nine Months Ended September 29, 2018 Compared to Nine Months Ended September 30, 2017

Net Sales

Net sales for the nine months ended September 29, 2018 and September 30, 2017 were as follows:

Dollars in thousands	Nine Months Ended September 29, 2018	% of Total	Nine Months Ended September 30, 2017	% of Total	Increase
					$	%
Supply chain	$2,807,086	97.4%	$2,588,790	97.2%	$218,296	8.4%
Technology and value-added services	76,037	2.6	75,015	2.8%	1,022	1.4

Total	$2,883,123	100.0%	$2,663,805	100.0%	$219,318	8.2

Net sales were $2,883.1 million for the nine months ended September 29, 2018, compared to $2,663.8 million for the nine months ended September 30, 2017, an increase of $219.3 million, or 8.2%. The change was due to growth in net sales denominated in local currencies of $154.5 million (which includes a $78.5 million increase in organic growth and $76.0 million of growth from acquisitions) as well as an increase of $64.8 million related to foreign currency exchange.

Net sales for the supply chain segment were $2,807.1 million for the nine months ended September 29, 2018, compared to $2,588.8 million for the nine months ended September 30, 2017, an increase of $218.3 million, or 8.4%. The change was due to growth in net sales denominated in local currencies of $153.9 million (which includes an $80.0 million increase in organic growth and $73.9 million of growth from acquisitions) as well as an increase of $64.4 million related to foreign currency exchange. The growth in net sales denominated in local currencies in supply chain revenue was negatively affected by year over year changes to certain supplier agreements where the Henry Schein Animal Health Business acted as an agent in 2018 versus acting as a principal in the prior year. When excluding the effects of this change, organic growth increased by $178.2 million.

Net sales for the technology and value-added services segment were $76.0 million for the nine months ended September 29, 2018, compared to $75.0 million for the nine months ended September 30, 2017, an increase of $1.0 million, or 1.4%. The change was due to growth in net sales denominated in local currencies of $0.6 million (which includes a $1.5 million decrease in organic growth and $2.1 million of growth from acquisitions) as well as an increase of $0.4 million related to foreign currency exchange.

No single Customer accounted for more than 10% of the Henry Schein Animal Health Business’ net sales in the nine months ended September 29, 2018 or September 30, 2017.

Gross Profit

Gross profit and gross margins for the nine months ended September 29, 2018 and September 30, 2017 were as follows:

Dollars in thousands	Nine Months Ended September 29, 2018	Gross Margin %	Nine Months Ended September 30, 2017	Gross Margin %	Increase
					$	%
Supply chain	$479,747	17.1%	$437,282	16.9%	$42,465	9.7%
Technology and value-added services	45,485	59.8	45,157	60.2	327	0.7

Total	$525,232	18.2	$482,439	18.1	$42,792	8.9

Gross profit was $525.2 million for the nine months ended September 29, 2018, compared to $482.4 million for the nine months ended September 30, 2017, an increase of $42.8 million, or 8.9%. Total gross profit margin was 18.2% for the nine months ended September 29, 2018, compared to 18.1% for the nine months ended September 30, 2017, an increase of ten basis points.

Gross profit for the supply chain segment was $479.7 million for the nine months ended September 29, 2018, compared to $437.3 million for the nine months ended September 30, 2017, an increase of $42.5 million, or 9.7%. The change was due to a $21.4 million increase in organic growth, $15.5 million attributable to acquisitions and $5.6 million due to an increase in gross margin rates. Gross profit margin for the supply chain segment was 17.1% for the nine months ended September 29, 2018, compared to 16.9% for the nine months ended September 30, 2017, an increase of 20 basis points.

Gross profit for the technology and value-added services segment was $45.5 million for the nine months ended September 29, 2018, compared to $45.2 million for the nine months ended September 30, 2017, an increase of $0.3 million, or 0.7%. The change was due to $0.8 million attributable to acquisitions, partially offset by $0.3 million due to a decrease in gross margin rates and $0.2 million due to a decline in organic growth. Gross profit margin for the technology and value-added services segment was 59.8% for the nine months ended September 29, 2018, compared to 60.2% for the nine months ended September 30, 2017, a decrease of 40 basis points.

Selling, General and Administrative

Selling, general and administrative expenses for the nine months ended September 29, 2018 and September 30, 2017 were as follows:

Dollars in thousands	Nine Months Ended September 29, 2018	% of Respective Net Sales	Nine Months Ended September 30, 2017	% of Respective Net Sales	Increase/ (Decrease)
					$	%
Supply chain	$386,355	13.8%	$354,799	13.7%	$31,556	8.9%
Technology and value-added services	27,007	35.5	28,166	37.5	(1,159)	(4.1)

Total	$413,362	14.3	$382,965	14.4	$30,397	7.9

Selling, general and administrative expenses were $413.4 million for the nine months ended September 29, 2018, compared to $383.0 million for the nine months ended September 30, 2017, an increase of $30.4 million, or 7.9%. As a percentage of net sales, selling, general and administrative expenses were 14.3% for the nine months ended September 29, 2018, compared to 14.4% for the nine months ended September 30, 2017, a decrease of 10 basis points.

Selling, general and administrative expenses for the Henry Schein Animal Health Business’ supply chain segment were $386.4 million for the nine months ended September 29, 2018, compared to $354.8 million for the nine months ended September 30, 2017, an increase of $31.6 million, or 8.9%. The change was due to $12.8 million of additional costs from acquired companies and $18.7 million of additional operating costs.

Selling, general and administrative expenses for the Henry Schein Animal Health Business’ technology and value-added services segment were $27.0 million for the nine months ended September 29, 2018, compared to $28.2 million for the nine months ended September 30, 2017, a decrease of $1.2 million, or 4.1%. The change was due to $1.4 million of additional costs from acquired companies and a decrease of $2.6 million in operating costs.

As a component of total selling, general and administrative expenses, selling expenses were $152.1 million for the nine months ended September 29, 2018, compared to $137.7 million for the nine months ended September 30, 2017, an increase of $14.4 million, or 10.5%. As a percentage of net sales, selling expenses were 5.3% for the nine months ended September 29, 2018, compared to 5.2% for the nine months ended September 30, 2017, an increase of ten basis points.

As a component of total selling, general and administrative expenses, general and administrative expenses were $261.2 million for the nine months ended September 29, 2018, compared to $245.2 million for the nine months ended September 30, 2017, an increase of $16.0 million, or 6.5%. As a percentage of net sales, general and administrative expenses were 9.1% for the nine months ended September 29, 2018, compared to 9.2% for the nine months ended September 30, 2017, a decrease of 10 basis points.

Other Income, Net

Other income, net for the nine months ended September 29, 2018 and September 30, 2017 was as follows:

	Nine Months Ended		Variance
Dollars in thousands	September 29, 2018	September 30, 2017
			$	%
Interest income	$4,323	$3,866	$457	11.8%
Interest expense	1,897	1,963	(66)	(3.4)
Other, net	972	878	94	10.7

Other income, net	$3,398	$2,781	$617	22.2

Other income, net was $3.4 million for the nine months ended September 29, 2018, compared to $2.8 million for the nine months ended September 30, 2017, an increase of $0.6 million, or 22.2%. Interest income was $4.3 million for the nine months ended September 29, 2018, compared to $3.9 million for the nine months ended September 30, 2017, an increase of $0.5 million or 11.8%. The change was primarily due to late fee income.

Income Taxes

The Henry Schein Animal Health Business’ effective tax rate was 31.0% for the nine months ended September 29, 2018 and 18.7% and for the nine months ended September 30, 2017. The difference between the

Henry Schein Animal Health Business’ effective tax rate and the federal statutory tax rate for the nine months ended September 29, 2018 primarily relates to additional provisional expense of $8.1 million related to transition tax on deemed repatriation of foreign earnings, $2.4 million related to GILTI tax and state taxes offset by benefits for foreign tax rate differential and partnership flow through income. The difference between the Henry Schein Animal Health Business’ effective tax rate and the federal statutory tax rate for the nine months ended September 30, 2017 primarily relates to benefits attributable to the adoption of ASU No. 2016-09, “Stock Compensation” (Topic 718) (“ASU 2016-09”) in the first quarter of 2017, foreign tax rate differential and partnership flow through income offset by expense attributable to state taxes.

Net Income

Net income was $75.0 million for the nine months ended September 29, 2018, compared to $84.3 million for the nine months ended September 30, 2017, a decrease of $9.3 million, or 11.0%.

Net income attributable to the Henry Schein Animal Health Business

Net income attributable to the Henry Schein Animal Health Business was $67.4 million for the nine months ended September 29, 2018, compared to $62.7 million for the nine months ended September 30, 2017, an increase of $4.7 million, or 7.5%. The change was primarily due to additional net income related to the purchase of direct and indirect equity interests in Butler Animal Health Holding Company, LLC not already owned by the Henry Schein Animal Health Business.

Year Ended December 30, 2017 Compared to Year Ended December 31, 2016

The fiscal year ended December 30, 2017 consisted of 52 weeks as compared to the fiscal year ended December 31, 2016, which consisted of 53 weeks.

Net Sales

Net sales for the fiscal years ended December 30, 2017 and December 31, 2016 were as follows:

Dollars in thousands	Year Ended December 30, 2017	% of Total	Year Ended December 31, 2016	% of Total	Increase
					$	%
Supply chain	$3,479,327	97.2%	$3,254,475	97.1%	$224,852	6.9%
Technology and value-added services	100,468	2.8	98,685	2.9	1,783	1.8

Total	$3,579,795	100.0%	$3,353,160	100.0%	$226,635	6.8

Net sales were $3,579.8 million for the year ended December 30, 2017, compared to $3,353.2 million for the year ended December 31, 2016, an increase of $226.6 million, or 6.8%. The change was driven primarily by an increase of $206.6 million in organic growth and $63.3 million of growth from acquisitions, partially offset by a $43.3 million decrease due to the impact from the extra week in 2016.

Net sales for the supply chain segment were $3,479.3 million for the year ended December 30, 2017, compared to $3,254.5 million for the year ended December 31, 2016, an increase of $224.9 million, or 6.9%. The change was driven primarily by an increase of $208.6 million in organic growth and $61.9 million of growth from acquisitions, partially offset by a $45.6 million decrease due to the impact from the extra week in 2016. The growth in internally generated supply chain revenue was positively affected by year-over-year changes to certain supplier agreements where the Henry Schein Animal Health Business acted as a principal in 2017 versus acting as an agent in the prior year. When excluding the effects of this change, organic growth increased by $195.2 million.

Net sales for the technology and value-added services segment were $100.5 million for the year ended December 30, 2017, compared to $98.7 million for the year ended December 31, 2016, an increase of $1.8 million, or 1.8%. The change was driven primarily by a $2.2 million increase in net sales denominated in local currencies (including a $2.7 million increase in organic growth, partially offset by a $0.5 million decrease due to the impact from the extra week in 2016) partially offset by a decrease of $0.4 million related to foreign currency exchange.

No single customer accounted for more than 10% of the Henry Schein Animal Health Business’ net sales in the fiscal years ended December 30, 2017 or December 31, 2016.

Gross Profit

Gross profit and gross margins for the fiscal years ended December 30, 2017 and December 31, 2016 were as follows:

Dollars in thousands	Year Ended December 30, 2017	Gross Margin%	Year Ended December 26, 2016	Gross Margin%	Increase
					$	%
Supply chain	$591,214	17.0%	$563,574	17.3%	$27,640	4.9%
Technology and value-added services	60,811	60.5	56,339	57.1	4,472	7.9

Total	$652,025	18.2	$619,913	18.5	$32,112	5.2

Gross profit was $652.0 million for the year ended December 30, 2017, compared to $619.9 million for the year ended December 31, 2016, an increase of $32.1 million, or 5.2%. Gross profit margin was 18.2% for the year ended December 30, 2017, compared to 18.5% for the year ended December 31, 2016, a decrease of 30 basis points.

Gross profit for the supply chain segment was $591.2 million for the year ended December 30, 2017, compared to $563.6 million for the year ended December 31, 2016, an increase of $27.6 million, or 4.9%. The change was due to a $15.8 million increase from organic growth and a $23.1 million increase related to acquisitions partially offset by an $11.3 million decline in gross profit due to the decrease in the gross margin rates. Gross profit margin for the supply chain segment was 17.0% for the year ended December 30, 2017, compared to 17.3% for the year ended December 31, 2016.

Gross profit for the technology and value-added services segment was $60.8 million for the year ended December 30, 2017, compared to $56.3 million for the year ended December 31, 2016, an increase of $4.5 million, or 7.9%. The change was due to $1.0 million attributable to organic growth and $3.5 million attributable to the increase in gross margin rates. Gross profit margin for the technology and value-added services segment was 60.5% for the year ended December 30, 2017, compared to 57.1% for the year ended December 31, 2016.

Selling, General and Administrative

Selling, general and administrative expenses for the fiscal years ended December 30, 2017 and December 31, 2016 were as follows:

Dollars in thousands	Year Ended December 30, 2017	% of Respective Net Sales	Year Ended December 31, 2016	% of Respective Net Sales	Increase/ (Decrease)
					$	%
Supply chain	$478,868	13.8%	$450,281	13.8%	$28,587	6.3%
Technology and value-added services	37,835	37.7	38,535	39.0	(700)	(1.8)

Total	$516,703	14.4	$488,816	14.6	$27,887	5.7

Selling, general and administrative expenses were $516.7 million for the year ended December 30, 2017, compared to $488.8 million for the year ended December 31, 2016, an increase of $27.9 million, or 5.7%. Selling, general and administrative expenses for the supply chain segment were $478.9 million for the year ended December 30, 2017, compared to $450.3 million for the year ended December 31, 2016, an increase of $28.6 million, or 6.3%. The change was due to $21.5 million of additional costs from acquired companies and $7.1 million of additional operating costs. Selling, general and administrative expenses for the technology and value-added services segment were $37.8 million for the year ended December 30, 2017, compared to $38.5 million for the year ended December 31, 2016, a decrease of $0.7 million, or 1.8%. As a percentage of net sales, selling, general and administrative expenses were 14.4% for the year ended December 30, 2017, compared to 14.6% for the year ended December 31, 2016.

As a component of total selling, general and administrative expenses, selling expenses were $186.9 million for the year ended December 30, 2017, compared to $176.0 million for the year ended December 31, 2016, an increase of $10.9 million, or 6.2%. As a percentage of net sales, selling expenses for the year ended December 30, 2017 were 5.2%, the same as for the year ended December 31, 2016.

As a component of total selling, general and administrative expenses, general and administrative expenses were $329.8 million for the year ended December 30, 2017, compared to $312.8 million for the year ended December 31, 2016, an increase of $17.0 million, or 5.4%. As a percentage of net sales, general and administrative expenses were 9.2% for the year ended December 30, 2017, compared to 9.3% for the year ended December 31, 2016.

Other Income, Net

Other income, net for the fiscal years ended December 30, 2017 and December 31, 2016 was as follows:

Dollars in thousands	Year Ended December 30, 2017	Year Ended December 31, 2016	Variance
			$	%
Interest income	$5,115	$4,915	$200	4.1%
Interest expense	(2,587)	(1,957)	(630)	32.2
Other, net	919	8	911	*

Other income, net	$3,447	$2,966	$481	16.2

*	Not meaningful.

Other income, net was $3.4 million for the year ended December 30, 2017, compared to $2.9 million for the year ended December 31, 2016, an increase of $0.5 million, or 16.2%. Other, net was $0.9 million for the year ended December 30, 2017, an increase of $0.9 million from the year ended December 31, 2016. The change was primarily due to investment proceeds and the impact of foreign currency exchange rates.

Income Taxes

For the year ended December 30, 2017, the effective tax rate of the Henry Schein Animal Health Business was 34.6% compared to 22.0% for the year ended December 31, 2016. The effective tax rate of the Henry Schein Animal Health Business in 2017 was primarily higher due to the Tax Act and was favorably impacted in 2017 by the adoption of ASU 2016-09. Absent those impacts, the difference between the Henry Schein Animal Health Business’ effective tax rate and the federal statutory tax rate for both periods primarily relates to state taxes, foreign income tax differential and pass through income from noncontrolling interest.

Net Income

Net income was $92.0 million for the year ended December 30, 2017, compared to $100.3 million for the year ended December 31, 2016, a decrease of $8.3 million, or 8.3%.

Net income attributable to the Henry Schein Animal Health Business

Net income attributable to the Henry Schein Animal Health Business was $64.4 million for the year ended December 30, 2017, compared to $70.3 million for the year ended December 31, 2016, a decrease of $5.9 million, or 8.4%.

Year Ended December 31, 2016 Compared to Year Ended December 26, 2015

The fiscal year ended December 31, 2016 consisted of 53 weeks as compared to the fiscal year ended December 26, 2015, which consisted of 52 weeks.

Net Sales

Net sales for the fiscal years ended December 31, 2016 and December 26, 2015 were as follows:

Dollars in thousands	Year Ended December 31, 2016	% of Total	Year Ended December 26, 2015	% of Total	Increase
					$	%
Supply chain	$3,254,475	97.1%	$2,921,990	98.1%	$332,485	11.4%
Technology and value-added services	98,685	2.9	56,338	1.9	42,347	75.2

Total	$3,353,160	100.0	$2,978,328	100.0	$374,832	12.6

Net sales were $3,353.2 million for the year ended December 31, 2016, compared to $2,978.3 million for the year ended December 26, 2015, an increase of $374.8 million, or 12.6%. The change was due to an increase of net sales denominated in local currencies of $449.2 million (including a $285.6 million increase in organic growth, a $41.6 million increase due to the impact from the extra week in 2016 and $122.0 million of growth from acquisitions) partially offset by a decrease of $74.4 million related to foreign currency exchange.

Net sales for the supply chain segment were $3,254.5 million for the year ended December 31, 2016, compared to $2,922.0 million for the year ended December 26, 2015, an increase of $332.5 million, or 11.4%. The change was due to an increase of $405.4 million in net sales denominated in local currencies (including a $282.9 million increase in organic growth, a $40.8 million increase due to the impact from the extra week in 2016 and $81.7 million in growth from acquisitions) partially offset by a decrease of $72.9 million related to foreign currency exchange. The growth in internally generated supply chain revenue was positively affected by year-over-year changes to certain supplier agreements where the Henry Schein Animal Health Business acted as a principal in 2016 versus acting as an agent in the prior year. When excluding the effects of this change, organic growth increased by $207.1 million.

Net sales for the technology and value-added services segment were $98.7 million for the year ended December 31, 2016, compared to $56.3 million for the year ended December 26, 2015, an increase of $42.3 million, or 75.2%. The change was due to an increase of $43.4 million in net sales denominated in local currencies (including a $2.7 million increase in organic growth, a $0.5 million increase due to the impact from the extra week in 2016 and $40.2 million in growth from acquisitions) partially offset by a decrease of $1.1 million related to foreign currency exchange.

No single Customer accounted for more than 10% of the Henry Schein Animal Health Business’ net sales in the fiscal years ended December 31, 2016 or December 26, 2015.

Gross Profit

Gross profit and gross margins for the fiscal years ended December 31, 2016 and December 26, 2015 were as follows:

Dollars in thousands	Year Ended December 31, 2016	Gross Margin %	Year Ended December 26, 2015	Gross Margin %	Increase
					$	%
Supply chain	$563,574	17.3%	$494,079	16.9%	$69,495	14.1%
Technology and value-added services	56,339	57.1	35,939	63.8	20,400	56.8

Total	$619,913	18.5	$530,018	17.8	$89,895	17.0

Gross profit was $619.9 million for the year ended December 31, 2016, compared to $530.0 million for the year ended December 26, 2015, an increase of $89.9 million, or 17.0%.

Gross profit for the supply chain segment was $563.6 million for the year ended December 31, 2016, compared to $494.1 million for the year ended December 26, 2015, an increase of $69.5 million, or 14.1%. The change was due to a $20.5 million gross profit increase from organic growth, $35.8 million attributable to acquisitions and $13.3 million due to the increase in the gross margin rates. Gross profit margin for the supply chain segment was 17.3% for the year ended December 31, 2016 compared to 16.9% for the year ended December 26, 2015.

Gross profit for the technology and value-added services segment was $56.3 million for the year ended December 31, 2016, compared to $35.9 million for the year ended December 26, 2015, an increase of $20.4 million, or 56.8%. The change was due to $18.4 million of gross profit increase from the impact of acquisitions and $8.6 million of organic growth which was partially offset by a $6.6 million decline related to gross margin rates. Gross profit margin for the technology and value-added services segment was 57.1% for the year ended December 31, 2016 compared to 63.8% for the year ended December 26, 2015.

Selling, General and Administrative

Selling, general and administrative expenses for the fiscal years ended December 31, 2016 and December 26, 2015 were as follows:

Dollars in thousands	Year Ended December 31, 2016	% of Respective Net Sales	Year Ended December 26, 2015	% of Respective Net Sales	Increase
					$	%
Supply chain	$450,281	13.8%	$393,896	13.5%	$56,385	14.3%
Technology and value-added services	38,535	39.0	23,971	42.5	14,564	60.8

Total	$488,816	14.6	$417,867	14.0	$70,949	17.0

Selling, general and administrative expenses were $488.8 million for the year ended December 31, 2016, compared to $417.9 million for the year ended December 26, 2015, an increase of $70.9 million, or 17.0%. As a percentage of net sales, selling, general and administrative expenses increased to 14.6% from 14.0% for the comparable prior year period.

Selling, general and administrative expenses within the supply chain segment were $450.3 million for the year ended December 31, 2016, compared to $393.9 million for the year ended December 26, 2015, an increase of $56.4 million, or 14.3%. The change was attributable to $32.5 million of additional costs from acquired companies and $23.9 million of additional operating costs.

Selling, general and administrative expenses within the technology and value-added services segment were $38.5 million for the year ended December 31, 2016, compared to $24.0 million for the year ended December 26,

2015, an increase of $14.6 million, or 60.8%. The change was attributable to $15.2 million of additional costs from acquired companies and a decrease of $0.7 million in operating costs.

As a component of total selling, general and administrative expenses, selling expenses were $176.0 million for the year ended December 31, 2016, compared to $144.9 million for the year ended December 26, 2015, an increase of $31.1 million, or 21.5%. As a percentage of net sales, selling expenses increased to 5.2% for the year ended December 31, 2016, compared to 4.9% for the year ended December 26, 2015.

As a component of total selling, general and administrative expenses, general and administrative expenses were $312.8 million for the year ended December 31, 2016, compared to $273.0 million for the year ended December 26, 2015, an increase of $39.8 million, or 14.6%. As a percentage of net sales, general and administrative expenses increased to 9.3% for the year ended December 31, 2016, compared to 9.2% for the year ended December 26, 2015.

Other Income, Net

Other income, net for the fiscal years ended December 31, 2016 and December 26, 2015 was as follows:

Dollars in thousands	Year Ended December 31, 2016	Year Ended December 26, 2015	Variance
			$	%
Interest income	$4,915	$4,670	$245	5.2%
Interest expense	(1,957)	(2,005)	48	(2.4)
Other, net	8	2,024	(2,016)	(99.6)

Other income, net	$2,966	$4,689	$(1,723)	(36.7)

Other income, net was $3.0 million for the year ended December 31, 2016, compared to $4.7 million for the year ended December 26, 2015, a decrease of $1.7 million, or 36.7%. Interest income was $4.9 million for the year ended December 31, 2016, compared to $4.7 million for the year ended December 26, 2015, an increase of $0.2 million, or 5.2%. The change was primarily due to late fee income. Other, net was negligible for the year ended December 31, 2016, compared to $2.0 million for the year ended December 26, 2015. The change was primarily due to investment proceeds and the impact of foreign currency exchange rates.

Income Taxes

For the year ended December 31, 2016, the effective tax rate of the Henry Schein Animal Health Business was 22.0% compared to 22.4% for the year ended December 26, 2015. The difference between the effective tax rate of the Henry Schein Animal Health Business and the federal statutory tax rate for both periods primarily relates to state taxes, foreign income tax differential and pass-through income from noncontrolling interest.

Net Income

Net income was $100.3 million for the year ended December 31, 2016, compared to $85.0 million for the year ended December 26, 2015, an increase of $15.3 million, or 18.0%.

Net income attributable to the Henry Schein Animal Health Business

Net income attributable to the Henry Schein Animal Health Business was $70.3 million for the year ended December 31, 2016, compared to $60.3 million for the year ended December 26, 2015, an increase of $10.0 million, or 16.6%.

Liquidity and Capital Resources

The Henry Schein Animal Health Business has historically participated in Henry Schein’s centralized treasury management, including centralized cash pooling and overall financing arrangements. The Henry Schein Animal Health Business has generated and expects to continue to generate positive cash flow from operations. Net cash used for or provided by financing activities is due to transfers to and from its parent, Henry Schein. The components of net transfers include: (i) cash transfers from the Henry Schein Animal Health Business to Henry Schein; (ii) cash investments from Henry Schein used to fund operations, capital expenditures and acquisitions; (iii) charges (benefits) for income taxes; and (iv) allocations of Henry Schein’s corporate expenses described elsewhere in this prospectus. See, “Selected Historical Financial Data of the Henry Schein Animal Health Business.” This net cash used for or provided from financing activities in the historical periods is reflected as changes in Henry Schein’s investment in the Henry Schein Animal Health Business.

Following the Separation, the capital structure and sources of liquidity for the Henry Schein Animal Health Business will change significantly. The Henry Schein Animal Health Business no longer participates in cash management and funding arrangements with Henry Schein. Instead, the Henry Schein Animal Health Business’ ability to fund its capital needs depends on its ongoing ability to generate cash from operations, and access to the bank and capital markets. The Henry Schein Animal Health Business’ primary future cash needs will be for working capital, capital expenditures and strategic investments. For at least the next 12 months, the Henry Schein Animal Health Business expects to generate sufficient cash from operations to meet its liquidity and capital needs in both U.S. and non-U.S. jurisdictions. Thereafter, it expects to have sufficient liquidity and capital resources arising from cash generated by its ongoing operations.

The following table summarizes cash flows for the nine months ended September 29, 2018 and September 30, 2017 and for the fiscal years ended December 30, 2017, December 31, 2016 and December 26, 2015:

Dollars in thousands	Nine Months Ended		Years Ended
	September 29, 2018	September 30, 2017	December 30, 2017	December 31, 2016	December 26, 2015
Cash flow:
Net cash provided by operating activities	$61,622	$75,772	$108,191	$104,799	$96,115
Net cash used in investing activities	(23,317)	(122,856)	(128,526)	(122,757)	(115,266)
Net cash provided by (used in) financing activities	(32,525)	51,563	15,036	20,307	28,178

Net cash provided by operating activities

The Henry Schein Animal Health Business has generated significant cash flows from operations in each of the last three years and during the first nine months of 2017 and 2018. Net cash provided by operating activities was $61.6 million for the nine months ended September 29, 2018, compared to $75.8 million for the nine months ended September 30, 2017, a decrease of $14.2 million, or 18.7%. The change was primarily attributable to lower net income as well as an increase in inventory due to acquisitions.

Net cash provided by operating activities was $108.2 million for the year ended December 30, 2017, compared to $104.8 million for the year ended December 31, 2016, an increase of $3.4 million, or 3.2%. The change was driven primarily by growth in the Business’ results of operations due to an increase in organic growth and growth from acquisitions, partially offset by a decrease due to the impact of the extra week in 2016. Net cash provided by operating activities was $104.8 million for the year ended December 31, 2016, compared to $96.1 million for the year ended December 26, 2015, an increase of $8.7 million, or 9.0%. The change was driven primarily by the growth in results of operations due to an increase in organic growth, growth from acquisitions and the impact from the extra week in 2016.

Net cash used in investing activities

Net cash used for investing activities was $23.3 million for the nine months ended September 29, 2018, compared to $122.9 million for the nine months ended September 30, 2017, a decrease of $99.6 million, or 81%. The change was primarily due to a reduction in cash payments for acquisitions.

Net cash used for investing activities was $128.5 million for the year ended December 30, 2017, compared to $122.8 million for the year ended December 31, 2016, an increase of $5.7 million, or 4.6%. The change was driven primarily by increased capital expenditures mostly related to a new U.S. national distribution center, partially offset by a decrease in cash payments for acquisitions.

Net cash used for investing activities was $122.8 million for the year ended December 31, 2016, compared to $115.3 million for the year ended December 26, 2015, an increase of $7.5 million, or 6.5%. The change was driven primarily by increased cash payments for acquisitions.

Net cash provided by (used in) financing activities

Net cash provided by (used in) in financing activities in all periods presented primarily reflects net transactions with Henry Schein and acquisitions of redeemable noncontrolling interests in subsidiaries.

Selected measures of liquidity and capital resources

The following table summarizes selected measures of liquidity and capital resources as of the following dates:

Dollars in thousands	September 29, 2018	December 30, 2017	December 31, 2016
Cash and cash equivalents	$21,804	$16,656	$19,714
Working capital	563,473	565,340	466,135
Debt:
Current maturities of long-term debt	679	3,204	1,103
Long-term debt	23,389	23,529	25,831

Total debt	$24,068	$26,733	$26,934

The Henry Schein Animal Health Business’ cash and cash equivalents consist of bank balances and marketable security investments in money market funds representing investments with a high degree of liquidity.

Accounts receivable days sales outstanding and inventory turns

The Henry Schein Animal Health Business’ accounts receivable days sales outstanding from operations increased to 44.4 days as of December 30, 2017 from 39.7 days as of December 31, 2016. During the years ended December 30, 2017 and December 31, 2016, the Henry Schein Animal Health Business wrote off approximately $0.8 million and $0.6 million, respectively, of fully reserved accounts receivable against its trade receivable reserve. The Henry Schein Animal Health Business’ inventory turns from operations were 5.5 as of December 30, 2017 and 5.8 as of December 31, 2016.

Contractual obligations

The following table summarizes the Henry Schein Animal Health Business’ contractual obligations related to fixed and variable rate long-term debt, including interest, as well as operating and capital lease obligations as of December 30, 2017:

Dollars in thousands	Payments due by period
	< 1 year	1 - 3 years	3 - 5 years	> 5 years	Total
Contractual obligations:
Long-term debt*	$23,000	$—	$—	$—	$23,000
Operating lease obligations	17,270	28,133	14,435	6,268	66,106
Capital lease obligations, including interest	828	531	8	—	1,367

Total	$41,098	$28,664	$14,443	$6,268	$90,473

*	The maturity date for the long-term debt is June 30, 2022. However, the debt was extinguished at Closing.

Long-term debt

Long-term debt consisted of the following as of the following dates:

Dollars in thousands	December 30, 2017	December 31, 2016
Various collateralized and uncollateralized loans payable in varying installments through 2022 at interest rates ranging from 3.01% to 12.90% at December 30, 2017 and ranging from 2.67% to 12.90% at December 31, 2016	$25,416	$25,462
Capital lease obligations (see Note 9 to the audited combined financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus)	1,317	1,472

Total	26,733	26,934
Less current maturities	(3,204)	(1,103)

Total long-term debt	$23,529	$25,831

Redeemable noncontrolling interests

Some minority equity holders in certain of the Henry Schein Animal Health Business’ subsidiaries have the right, at certain times, to require us to acquire their ownership interest in those entities at fair value. ASC Topic 480-10 is applicable for noncontrolling interests where the Henry Schein Animal Health Business is or may be required to purchase all or a portion of the outstanding interest in a controlled subsidiary from the noncontrolling interest holder under the terms of a put option contained in contractual agreements. Certain holders of minority equity interests in certain subsidiaries of the Henry Schein Animal Health Business have exercised their rights to cause affiliates of Spinco to purchase such interests for cash, subject to the terms of the relevant agreements. The operative agreements provide for a process pursuant to which the interests will be valued, which process is currently ongoing. Pursuant to the terms of the relevant agreements, following the conclusion of the valuation process, certain of the minority holders who have exercised such rights have the right to withdraw their request to have affiliates of Spinco purchase such interests or require the applicable Spinco affiliate to purchase such interests at a purchase price based on the results of the valuation. While at this time we are unable to determine the amount that will be payable in respect of such interests or when the valuation process in respect thereof will be completed, if the requests are not withdrawn, the aggregate purchase price payable by affiliates of Spinco for all such interests is expected to be in the range of $30.0 million to $50.0 million.

The components of the change in the redeemable noncontrolling interests for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 are presented in the following table:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Balance, beginning of period	$322,070	$275,759	$309,540
Decrease in redeemable noncontrolling interests due to redemptions	(26,375)	(3,803)	(30,826)
Increase in redeemable noncontrolling interests due to business acquisitions	6,648	23,276	8,666
Net income attributable to redeemable noncontrolling interests	27,690	29,966	24,664
Dividends declared	(20,481)	(22,204)	(23,772)
Effect of foreign currency translation gain (loss) attributable to redeemable noncontrolling interests	2,931	(1,006)	(690)
Change in fair value of redeemable securities	54,071	20,082	(11,823)

Balance, end of period	$366,554	$322,070	$275,759

Changes in the estimated redemption amounts of the noncontrolling interests subject to put options are adjusted at each reporting period with a corresponding adjustment to additional paid-in capital. Future reductions in the carrying amounts are subject to a floor amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level. These adjustments do not impact the calculation of earnings per share.

Additionally, some prior equity holders of such controlled subsidiaries are eligible to receive additional cash consideration if certain financial targets are met. Any adjustments to these accrual amounts are recorded in the Henry Schein Animal Health Business’ combined statements of operations.

Unrecognized tax benefits

The Henry Schein Animal Health Business cannot reasonably estimate the timing of future cash flows related to the unrecognized tax benefits, including accrued interest, of $8.5 million as of December 30, 2017. See Note 11 to the audited combined financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

The preparation of combined financial statements requires the Henry Schein Animal Health Business to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. The Henry Schein Animal Health Business bases its estimates on historical data, when available, experience, industry and market trends, and on various other assumptions that are believed to be reasonable under the circumstances, the combined results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. However, by their nature, estimates are subject to various assumptions and uncertainties. Reported results are therefore sensitive to any changes in assumptions, judgments and estimates, including the possibility of obtaining materially different results if different assumptions were to be applied.

The Henry Schein Animal Health Business believes that the following critical accounting policies affect the significant estimates and judgments used in the preparation of its financial statements:

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” Accounting Standards Codification (“ASC”)

606 (“Topic 606”). The Henry Schein Animal Health Business adopted the provisions of this standard as of December 31, 2017, on a modified retrospective basis. The adoption of Topic 606 and its impacts on the Henry Schein Animal Health Business is further described in Accounting Pronouncements Adopted.

Prior to adopting Topic 606, the Henry Schein Animal Health Business sold products through either “buy/sell” or agency relationships with its suppliers. The Henry Schein Animal Health Business also sells software licenses and other related value-added services as described below.

“Buy/sell” Revenue

In a “buy/sell” relationship, the Henry Schein Animal Health Business purchases and takes title to products from the supplier and recognizes revenue when the product is shipped to the Customer. The Henry Schein Animal Health Business accepts only authorized product returns from its Customers. The Henry Schein Animal Health Business estimates returns based upon historical experience and recognizes estimated returns as a reduction to product sales.

Multiple element arrangements that include elements that are not considered software consist primarily of equipment and the related installation service. The Henry Schein Animal Health Business allocates revenue for such arrangements based on the relative selling prices of the elements applying the following hierarchy: first vendor-specific objective evidence (“VSOE”), then third-party evidence (“TPE”) of the selling price if VSOE is not available, and finally, its best estimate of the selling price (“BESP”) if neither VSOE nor TPE is available.

VSOE exists when the Henry Schein Animal Health Business sells the deliverables separately and represents the actual price charged by the Henry Schein Animal Health Business for each deliverable. BESP reflects the Henry Schein Animal Health Business’ best estimate of what the selling prices of each deliverable would be if it were sold regularly on a stand alone basis taking into consideration the cost structure of the Henry Schein Animal Health Business, technical skill required, customer location and other market conditions. Each element that has stand alone value is accounted for as a separate unit of accounting. Revenue allocated to each unit of accounting is recognized when the service is provided or the product is delivered.

Agency Revenue

In an agency relationship, the Henry Schein Animal Health Business performs the sales function and in some cases performs the billing function, but does not purchase or take title of the product from the supplier. Agency revenue is recognized on a net basis because the supplier is the primary obligor, takes the inventory and credit risk, establishes the price, picks, packs and ships the product, determines the product specifications and the amount is fixed.

Software Licenses and Other Value-Added Services Revenue

The Henry Schein Animal Health Business sells software licenses, maintenance on its software licenses and varying levels of professional services. For multiple-element software arrangements, total revenue is allocated to each element based on the residual method or the relative fair value method when applicable. Under the residual value method, the Henry Schein Animal Health Business allocates revenue to delivered components, normally the license component of the arrangement, based on VSOE of undelivered elements, which is specific to the Henry Schein Animal Health Business. Under the relative fair value method, the total revenue is allocated among the elements based upon the relative fair value of each element as determined through the fair value hierarchy as previously discussed.

The Henry Schein Animal Health Business recognizes revenue from the licensing of software when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is probable. Revenue from perpetual licenses is recognized once shipment to the Customer has taken place and when all other revenue recognition criteria have been met. Revenue from term licenses is recognized ratably over the contract term.

The Henry Schein Animal Health Business generally bills configuration, conversion, and installation and training services based on hourly rates plus reimbursable travel-related expenses. Configuration and conversion are generally performed in-house before the delivery of the related license. Revenue for all these services is recognized during the period the services are completed.

The Henry Schein Animal Health Business recognizes revenue from maintenance and support services ratably over the contract term. Maintenance agreements entitle Customers to receive technical support and are generally between three months and one year in length.

The Henry Schein Animal Health Business recognizes revenue from other related products and services, which include healthcare reminders, Healthy Pet magazines and Pet ID cards. The revenue for these products is recognized on a monthly basis according to actual usage.

Accounts Receivable

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Henry Schein Animal Health Business’ best estimate of the amounts that will not be collected. The reserve for accounts receivable is comprised of allowance for doubtful accounts and sales returns. In addition to reviewing delinquent accounts receivable, the Henry Schein Animal Health Business considers many factors in estimating its reserve, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, the Henry Schein Animal Health Business adjusts its assumptions for anticipated changes in any of these or other factors expected to affect collectability.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for merchandise or actual cost for large equipment and high tech equipment. In accordance with the Henry Schein Animal Health Business’ policy for inventory valuation, it considers many factors including the condition and salability of the inventory, historical sales, forecasted sales and market and economic trends.

Goodwill

Goodwill is not amortized, but is subject to impairment analysis at least once annually. Such impairment analyses for goodwill require a comparison of the fair value to the carrying value of reporting units. The Henry Schein Animal Health Business regards its reporting units to be supply chain and technology and value-added services. Goodwill was allocated to such reporting units, for the purposes of preparing the Henry Schein Animal Health Business’ impairment analyses, based on a specific identification basis.

For the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Henry Schein Animal Health Business tested goodwill for impairment using a quantitative analysis consisting of a two-step approach. The first step of the Henry Schein Animal Health Business’ quantitative analysis consists of a comparison of the carrying value of its reporting units, including goodwill, to the estimated fair value of its reporting units using a discounted cash flow methodology. If step one results in the carrying value of the reporting unit exceeding the fair value of such reporting unit, the Henry Schein Animal Health Business would then proceed to step two which would require it to calculate the amount of impairment loss, if any, that it would record for such reporting unit. The calculation of the impairment loss in step two would be equivalent to the reporting unit’s carrying value of goodwill less the implied fair value of such goodwill.

The Henry Schein Animal Health Business’ use of a discounted cash flow methodology includes estimates of future revenue based upon budget projections and growth rates, that take into account estimated inflation rates. The Henry Schein Animal Health Business also develops estimates for future levels of gross and operating profits and projected capital expenditures. The Henry Schein Animal Health Business’ methodology also includes the use of estimated discount rates based upon industry and competitor analysis as well as other factors. The estimates that the Henry Schein Animal Health Business uses in its discounted cash flow methodology involve many assumptions by management that are based upon future growth projections.

Some factors the Henry Schein Animal Health Business considers important that could trigger an interim impairment review include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of its use of acquired assets or the strategy for the overall business (e.g., decision to divest a business); or

•	significant negative industry or economic trends.

If the Henry Schein Animal Health Business determines through the impairment review process that goodwill or other indefinite-lived intangible assets are impaired, it records an impairment charge in its combined statements of operations.

Supplier Rebates

Supplier rebates are included as a reduction of cost of sales and are recognized over the period they are earned. The factors the Henry Schein Animal Health Business considers in estimating supplier rebate accruals include forecasted inventory purchases and sales in conjunction with supplier rebate contract terms, which generally provide for increasing rebates based on either increased purchase or sales volume.

Long-Lived Assets

Long-lived assets, other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows to be derived from such assets.

Definite-lived intangible assets primarily consist of non-compete agreements, trademarks, trade names, customer lists, customer relationships and intellectual property. For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. The Henry Schein Animal Health Business measures the impairment loss based on the difference between the carrying amount and the estimated fair value. When an impairment exists, the related assets are written down to fair value.

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees and non-employee directors. The Henry Schein Animal Health Business measures stock-based compensation at the grant date, based on the estimated fair value of the award, and recognizes the cost (net of estimated forfeitures) as compensation expense on a straight-line basis over the requisite service period. Stock-based compensation expense for the Henry Schein Animal Health Business is reflected in selling, general and administrative expenses in its combined statements of operations.

Stock-based awards are provided to certain employees under the terms of the LTIP. The LTIP is administered by the Compensation Committee of the Henry Schein Board. Prior to March 2009, awards under the LTIP principally included a combination of at-the-money stock options and restricted stock and restricted stock units. Since March 2009, equity-based awards have been granted solely in the form of restricted stock and restricted stock units, with the exception of providing stock options to employees pursuant to certain pre-existing contractual obligations.

Grants of restricted stock and restricted stock units are stock-based awards granted to recipients with specified vesting provisions. In the case of restricted stock, Henry Schein common stock is delivered on the date of grant, subject to vesting conditions. In the case of restricted stock units, Henry Schein common stock is generally delivered on or following satisfaction of vesting conditions. Henry Schein issues restricted stock and restricted stock units, including to employees of the Henry Schein Animal Health Business, that vest solely based on the recipient’s continued service over time (primarily four-year cliff vesting), and restricted stock and restricted stock units that vest based on the Henry Schein Animal Health Business achieving specified performance measurements and the recipient’s continued service over time (primarily three-year cliff vesting).

With respect to time-based restricted stock and restricted stock units, the Henry Schein Animal Health Business estimates the fair value on the date of grant based on Henry Schein’s closing stock price. With respect to performance-based restricted stock and restricted stock units, the number of shares that ultimately vest and are received by the recipient is based upon performance as measured against specified targets over a specified period, as determined by the Compensation Committee of the Henry Schein Board. Although there is no guarantee that performance targets will be achieved, the Henry Schein Animal Health Business estimates the fair value of performance-based restricted stock and restricted stock units based on Henry Schein’s closing stock price at time of grant.

The LTIP provides for adjustments to the performance-based restricted stock and restricted stock units targets for significant events, including acquisitions, divestitures, new business ventures, certain capital transactions (including share repurchases), restructuring costs, if any, changes in accounting principles or in applicable laws or regulations, foreign exchange fluctuations, certain litigation related costs and material changes in income tax rates. Over the performance period, the number of shares of common stock that will ultimately vest and be issued and the related compensation expense is adjusted upward or downward based upon the Henry Schein Animal Health Business’ estimation of achieving such performance targets. The ultimate number of shares delivered to recipients and the related compensation cost is recognized as an expense based on the actual performance metrics as defined under the LTIP.

Accounting Pronouncements Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to Customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers,” which deferred the effective date of ASU 2014-09 by one year to December 15, 2017 for interim and annual reporting periods beginning after that date.

Following its adoption by the Henry Schein Animal Health Business, ASU 2014-09 required the Henry Schein Animal Health Business to use either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients; or (ii) a modified retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures to describe the nature, amount, timing and uncertainty of revenue, certain costs and cash flows arising from the contracts with Customers).

The Henry Schein Animal Health Business finalized the review of its various revenue streams within the two reportable segments: (i) supply chain and (ii) technology and value-added services. The Henry Schein Animal Health Business has gathered data and quantified the amount of sales by type of revenue stream and categorized the types of sales for the business units for the purpose of comparing how it currently recognizes revenue to the new standard in order to quantify the impact of ASU 2014-09. The Henry Schein Animal Health Business generally determined that similar performance obligations under the new guidance as compared with deliverables and units of account previously recognized.

The Henry Schein Animal Health Business determined that there are no material changes to the timing or amount of revenues recognized for the supply chain or the technology and value-added services reportable segments. Due to the variety of the product offerings in the technology and value-added services segment, the actual revenue recognition treatment required under the standard depends on contract-specific terms. There is some impact on timing of revenue recognition, which will include the following:

•

The Henry Schein Animal Health Business previously deferred license revenue in cases where the Henry Schein Animal Health Business did not have VSOE of the fair value of an element in the arrangement that has not been delivered yet such as customer support. Under Topic 606, the concept of VSOE is eliminated and there are no cases where revenue is deferred due to a lack of stand alone selling price. As such, the Henry Schein Animal Health Business recognizes certain revenue related to the software license earlier than under current practice.

•

Certain upfront fees related to service arrangements were previously deferred and recognized over the estimated customer life. Under ASC 606, the period over which the Henry Schein Animal Health Business recognizes these fees will be reduced.

•	Revenue related to term licenses was previously recognized over the license term. Under ASC 606, the revenue is recognized upon delivery or renewal of the license.

•

The Henry Schein Animal Health Business previously expensed contract acquisition costs. The new requirement to defer incremental contract acquisition costs and recognize them over the term of the initial contract and anticipated renewal contracts to which the costs relate will require the Henry Schein Animal Health Business to capitalize additional costs. The Henry Schein Animal Health Business utilizes the practical expedient permitting expensing of costs to obtain a contract when the expected amortization period is one year or less which results in expensing commissions on all products or services except the software support contracts.

In these cases, the Henry Schein Animal Health Business generally recognizes revenue related to technology and value-added services contracts earlier, while certain contract acquisition costs will be recognized later.

However, the Henry Schein Animal Health Business determined the impact to not be material to either of the segments or to its combined financial statements.

Beginning on December 31, 2017, the Henry Schein Animal Health Business adopted ASU 2014-09 on a modified retrospective basis and recognized an immaterial adjustment to retained earnings reflecting the cumulative impact for the above-described accounting changes.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations” (Topic 805) (“ASU 2015-16”), which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The guidance is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in ASU 2015-16 are applied prospectively to adjustments to provisional amounts that occur after the effective date of ASU 2015-16. The Henry Schein Animal Health Business adopted this ASU as of December 31, 2015.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes” (Topic 740). Under the updated guidance, an entity is required to classify deferred income tax assets and liabilities as non-current in the combined balance sheet, eliminating the previous requirement to separate deferred income tax assets and liabilities into current and non-current amounts. The guidance is effective for fiscal years and interim periods beginning after December 15, 2016, and may be applied either prospectively or retrospectively, with early adoption permitted. The Henry Schein Animal Health Business early adopted this ASU as of December 31, 2015 on a prospective basis.

In March 2016, the FASB issued ASU 2016-09, which contains amended guidance for stock-based payment accounting. The Henry Schein Animal Health Business adopted the provisions of this standard during the first quarter of 2017.

Under ASU 2016-09, all excess tax benefits and tax deficiencies resulting from the difference between the deduction for tax purposes and the stock-based compensation cost recognized for financial reporting purposes are included as a component of income tax expense as of January 1, 2017. Prior to the implementation of ASU 2016-09, excess tax benefits were recorded as a component of net parent investment and tax deficiencies were recognized either as an offset to accumulated excess tax benefits or in the income statement if there were no accumulated excess tax benefits. The adoption of ASU 2016-09 reduced income tax expense by approximately $4.0 million for the year ended December 30, 2017.

ASU 2016-09 clarifies the classification of certain stock-based payment activities within the statements of cash flows. The Henry Schein Animal Health Business has elected to prospectively present the amount of excess tax benefits related to stock compensation as a component of cash flows from operating activities. Additionally, all cash payments made to taxing authorities on an employees’ behalf when directly withholding shares for tax-withholding purposes are presented as cash flows from financing activities within the statement of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which provides a more robust framework to use in determining when a set of assets and activities is a business. ASU 2017-01 became effective for the Henry Schein Animal Health Business beginning April 1, 2018. ASU 2017-01 does not have a material impact on the Henry Schein Animal Health Business’ combined financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). The update provides guidance on determining which changes to the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Henry Schein Animal Health Business adopted ASU 2017-09 on a prospective basis as of December 31, 2017 and ASU 2017-09 does not have a material impact on its combined financial statements.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”). ASU 2016-02 contains guidance on accounting for leases and requires that most lease assets and liabilities and the associated rights and obligations be recognized on the Henry Schein Animal Health Business’ balance sheet. ASU 2016-02 focuses on lease assets and lease liabilities by lessees classified as operating leases under previous generally accepted accounting principles. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. ASU 2016-02 will require disclosures regarding the amount, timing and uncertainty of cash flows arising from leases. The standard, which requires the use of a modified retrospective approach, will be effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Henry Schein Animal Health Business is currently gathering and processing operating lease data at a worldwide combined level.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2018. This ASU is required to be adopted using the modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance of this ASU is effective. Based upon the level and makeup of the financial asset portfolio, past loan loss activity and current known activity regarding the Henry Schein Animal Health Business’ outstanding loans, the Henry Schein Animal Health Business does not expect that this ASU will have a material impact on the results of its combined financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles-Goodwill and Other” (Topic 350) (“ASU 2017-04”). ASU 2017-04 eliminates step two from the goodwill impairment test, thereby eliminating the requirement to calculate the implied fair value of a reporting unit. ASU 2017-04 will require the Henry Schein Animal Health Business to perform an annual goodwill impairment test by comparing the fair value of the reporting units to the carrying value of those units. If the carrying value exceeds the fair value, the Henry Schein Animal Health Business will be required to recognize an impairment charge; however, the impairment charge should not exceed the amount of goodwill allocated to such reporting unit. ASU 2017-04 is required to be implemented on a prospective basis for fiscal years beginning after December 15, 2019. The Henry Schein Animal Health Business does not expect that the requirements of ASU 2017-04 will have a material impact on its combined financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement—Reporting Comprehensive Income” (Topic 220), which requires the effects of changes in tax rates and laws on deferred tax balances are recorded as a component of tax expense related to continuing operations for the period in which the law was enacted, even if the assets and liabilities related to items of accumulated other comprehensive income. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted for periods for which financial statements have not yet been issued or made available for issuance. The Henry Schein Animal Health Business is currently evaluating the effect the updated standard will have on its combined financial statements.

Quantitative and Qualitative Disclosures About Market Risk

The Henry Schein Animal Health Business is exposed to market risks as well as changes in foreign currency exchange rates as measured against the U.S. dollar and each other, and changes to the credit markets. Henry Schein, on behalf of the Henry Schein Animal Health Business, attempted to minimize these risks by primarily using foreign currency forward contracts and by maintaining counter-party credit limits. These hedging activities provide only limited protection against currency exchange and credit risks. Factors that could influence the effectiveness of these hedging programs include currency markets and availability of hedging instruments and liquidity of the credit markets. All foreign currency forward contracts that Henry Schein entered into are components of hedging programs and are entered into for the sole purpose of hedging an existing or anticipated currency exposure. Henry Schein did not enter into such contracts for speculative purposes and it manages its credit risks by diversifying its investments, maintaining a strong balance sheet and having multiple sources of capital.

Foreign Currency Agreements

The value of certain foreign currencies as compared to the U.S. dollar and the value of certain of its underlying functional currencies, including its foreign subsidiaries, may affect the Henry Schein Animal Health Business’ financial results. Fluctuations in exchange rates may positively or negatively affect the Henry Schein Animal Health Business’ revenues, gross margins, operating expenses and retained earnings, all of which are expressed in U.S. dollars. Where the Henry Schein Animal Health Business deems it prudent, it engages in hedging programs using primarily foreign currency forward contracts aimed at limiting the impact of foreign currency exchange rate fluctuations on earnings. The Henry Schein Animal Health Business purchases short-term (i.e., 18 months or less) foreign currency forward contracts to protect against currency exchange risks associated with intercompany loans due from its international subsidiaries and the payment of merchandise purchases to foreign suppliers. The Henry Schein Animal Health Business does not hedge the translation of foreign currency profits into U.S. dollars, as it regards this as an accounting exposure, not an economic exposure. A hypothetical 5% change in the average value of the U.S. dollar in 2017 compared to foreign currencies would have changed the 2017 reported net income attributable to the Henry Schein Animal Health Business by approximately $2.0 million.

Short-Term Investments

The Henry Schein Animal Health Business limits its credit risk with respect to its cash equivalents, short-term investments and derivative instruments, by monitoring the credit worthiness of the financial institutions who are the counter-parties to such financial instruments. As a risk management policy, the Henry Schein Animal Health Business limits the amount of credit exposure by diversifying and utilizing numerous investment grade counter-parties.

Off-Balance Sheet Arrangements

The Henry Schein Animal Health Business does not have any off-balance sheet arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF VETS FIRST CHOICE

You should read the following discussion of Vets First Choice’s results of operations and financial condition together with Vets First Choice’s audited historical consolidated financial statements and notes thereto and unaudited historical condensed consolidated financial statements and notes thereto included in this prospectus as well as the discussion in the section of this prospectus entitled “Business of Vets First Choice.” This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about Vets First Choice’s industry, business and future financial results. Vets First Choice’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Vets First Choice is an innovator in technology-enabled services that empower veterinarians with insights that are designed to increase customer engagement and veterinary practice health. Vets First Choice’s platform, which is built into the veterinary practice management software workflow, leverages insight and analytics, client engagement services and integrated pharmacy services, and is designed to improve medical compliance via proactive prescription management. By working directly with veterinary practices to manage gaps in care, Vets First Choice seeks to enable its veterinarian Customers to create new revenue opportunities, adapt to changing Pet Owner purchasing behaviors, enhance their client relationships and improve the quality of care they provide. Vets First Choice’s prescription management platform had approximately 7,500 veterinary practice Customers with approximately 980,000 Active Therapies under Management as of December 31, 2018.

Vets First Choice’s technology platform encompasses and integrates the core functionality of pharmacy service and prescription and inventory management in a single, secure and regulatory-compliant system. The underlying core of the platform is its real-time integration with veterinary practice management software systems and the ability to normalize and interpret analytics on disparate client records, creating a standardized view to help identify gaps in care in a specific veterinary practice. With this detailed insight by Client, therapy and practitioner, veterinarians within the practice can use that information to proactively manage prescription delivery. Vets First Choice’s veterinary practice Customers engage on its platform in an effort to improve medical compliance and enhance practice economics while also offering convenient, more affordable, on-demand, high-quality veterinary medicine to their Clients and their pets and horses. The Vets First Choice platform offers both the veterinarian and Client an experience centered on improving medication and service compliance. Vets First Choice believes veterinarians, regardless of geography or specialization, can leverage prescription management and client engagement with Vets First Choice.

Vets First Choice has incurred operating losses since its inception in 2010, as it has invested heavily to support its growth. Vets First Choice intends to continue to invest to expand its business and further develop its capabilities. Vets First Choice manages its operations and allocates resources as a single reportable segment. All of Vets First Choice’s revenue is recognized in the United States and all of its long-lived assets are located in the United States.

Acquisition history

Vets First Choice has expanded its business through the pursuit of selective acquisitions, which it believes have expanded its capabilities and broadened its service offerings.

In December 2014, Vets First Choice acquired Veterinary Data Services, Inc., a provider of practice management software data integration, extraction and conversion services for the veterinary market. Vets First

Choice believes this acquisition added capabilities that enhanced its ability to drive insights into veterinary practice compliance levels.

In November 2015, Vets First Choice acquired the pharmacy assets of Veterinary Pharmacies of America LLC, a specialty compounding pharmacy that is authorized to dispense prescription medications in all 50 states and the District of Columbia.

In July 2017, Vets First Choice acquired Roadrunner Pharmacy Inc. and Atlas Pharmaceuticals LLC through the purchase of the capital stock of their parent, EVP Pharmaceuticals, Inc. Roadrunner Pharmacy is a specialty compounding pharmacy that is authorized to dispense prescription medications in all 50 states and the District of Columbia, and Atlas Pharmaceuticals is an FDA-registered outsourcing facility under Section 503B of the Federal Food, Drug and Cosmetic Act, offering sterile and non-sterile drugs for in-office use.

Vets First Choice believes these acquisitions accelerated its broader integrated pharmacy strategy and access to additional veterinary practices.

Trends and key factors affecting Vets First Choice’s performance and financial condition

Vets First Choice believes that its performance and future growth depend on a number of factors that present significant opportunities.

Growth within Vets First Choice’s existing veterinary practice Customers. Vets First Choice believes it has significant opportunities to grow within its existing Customer base. Vets First Choice’s prescription management and pharmacy services revenue is tied to the number of Clients for which its Customers provide care, and the level of engagement on the platform by its Customers and their Clients. Vets First Choice believes it has multiple avenues to grow this revenue base, including through (i) growth in Active Therapies under Management on the Vets First Choice platform with respect to existing Clients, (ii) expanding the number of Pet Owners that utilize its services with existing veterinary practice Customers and (iii) its Customers and their Clients utilizing additional capabilities that Vets First Choice offers, including the enrollment onto the platform of customers who do not currently utilize the platform.

Ability to attract new prescription management platform customers. Increasing Vets First Choice’s prescription management platform customer base is an important source of revenue growth. Vets First Choice believes it is well positioned to expand its network of veterinary practice Customers due to its consistent innovation, technology-enabled platform and focus on the customer and client experience. The number of veterinarian practices on Vets First Choice’s prescription management platform was approximately 7,500 as of December 31, 2018, compared to approximately 1,800 as of December 31, 2014.

Maturity profile of Vets First Choice veterinary practice relationships. As recently onboarded veterinary practices increase their usage of the platform, Vets First Choice has historically seen growing revenue contributions from these accounts. Vets First Choice has strategies in place to drive increased engagement on its platform.

Greater scale in Vets First Choice operations. Vets First Choice expects to drive increasing profitability by leveraging its platform, infrastructure and services across a larger number of Customers and their Clients. Vets First Choice’s business model allows it to inexpensively add Active Therapies under Management through its existing veterinary practice Customers. While Vets First Choice believes that its investment in its centralized resources will increase over time, it expects investment costs will decrease as a percentage of revenue as it is able to scale this investment across a broader group of veterinary practice Customers and their Clients.

Seasonality

The companion animal market typically experiences the strongest increases in consecutive quarterly revenue during the second and, to a lesser extent, third quarters of each year, which coincide with veterinary practice demand tied to the emergence of vector-borne diseases. However, Vets First Choice’s quarterly revenue trends can also be impacted by the timing of new veterinary practice onboarding and the increase in engagement on the platform by these veterinary practices.

Key components of Vets First Choice’s results of operations

The following is a description of factors that may influence Vets First Choice’s results of operations, including significant trends and challenges that it believes are important to an understanding of its business and results of operations.

Revenue

Vets First Choice recognizes revenue in accordance with ASC Topic 605, Revenue Recognition (“ASC 605”), when (i) there is evidence of an arrangement, (ii) the services have been provided to the Customer or product has shipped, (iii) the collection of the fees is reasonably assured and (iv) the amount of the fees to be paid is fixed or determinable.

Vets First Choice derives revenue from two sources: (i) prescription management and pharmacy services; and (ii) data integration and support services. Prescription management and pharmacy services, which represent the majority of Vets First Choice’s revenue, are derived from the enrollment and utilization by veterinary practice Customers and their Clients of its prescription management platform and other pharmacy services. Historically, the veterinary practice onboarding process and the visibility into prescription refills and renewals has provided a foundation for recurring revenue.

Vets First Choice provides a monthly data subscription service to facilitate the flow of information between veterinary practice management software and a wide range of vendors, including client communications, insight and analytics, merchant services, pet insurance and wellness programs, pet registry services, inventory management applications and other services. These data integration and support services generally support prescription management and pharmacy services for Vets First Choice’s veterinary practice Customers.

No Customer represented over 10% of Vets First Choice’s revenue for the fiscal years ended December 31, 2017, December 31, 2016 or January 2, 2016 or for the nine months ended September 30, 2018 or 2017.

Cost of revenue

Vets First Choice’s cost of revenue consists primarily of costs of raw materials and purchased finished goods, compounding and pharmacy personnel, compounding supplies, inbound freight and overhead.

Vets First Choice’s gross margin has been and will continue to be affected by a variety of factors on a quarter-by-quarter basis, primarily including volume of units produced, mix of product components compounded and product sales mix.

Vets First Choice believes there are areas of opportunity to expand its gross margin in the future, if and as the volume of its product sales increases, including the following:

•	absorbing overhead costs across a larger volume of product sales;

•	obtaining more favorable pricing for the materials used in the compounding of pharmaceutical products and for purchased finished goods; and

•	driving a more favorable product mix.

Vets First Choice continues to explore the efficiency of its facilities, which it believes may be a future opportunity for reducing its costs. However, these and the above opportunities may not be realized.

Selling, general and administrative expenses

Vets First Choice’s selling, general and administrative expenses consist of sales and marketing, engineering and development, and general and administrative expenses. The most significant components of selling, general and administrative expenses are personnel costs, which consist of salaries, benefits, stock-based compensation and sales commissions, outbound shipping costs and depreciation and amortization expenses.

Transaction costs in connection with the Merger

Vets First Choice’s transaction expenses consist of third-party advisory, legal, accounting and consulting fees and other direct incremental costs, recognized in connection with the merger transaction.

Other (income) expense, net

Other (income) expense, net consists of the change in fair value of Vets First Choice’s redeemable convertible preferred stock warrants and contingent consideration. Additionally, Vets First Choice has interest income earned on its cash accounts and interest expense and amortization of debt discount associated with its term notes outstanding.

Income tax (benefit) expense

Vets First Choice’s income tax (benefit) expense consists of the accounting for current and deferred income taxes. Through December 31, 2016, Vets First Choice maintained a full valuation allowance against its net deferred tax assets. As a result of a net deferred tax liability booked associated with its business combination accounting for the year ended December 31, 2017, described further in “Note 2—Summary of Significant Accounting Policies” to the consolidated financial statements of Vets First Choice appearing elsewhere in this prospectus, Vets First Choice removed its full valuation allowance resulting in a benefit for the year ended December 31, 2017. For the period ended September 30, 2018, Vets First Choice’s accounting for income tax (benefit) expense relates to continued net operating losses being generated and the recognition of the deferred tax liabilities previously recognized providing a sufficient source of income to support Vets First Choice’s deferred tax assets; therefore, at September 30, 2018, no valuation allowance was required.

On December 22, 2017, the Tax Act was signed into law. This legislation reduced the U.S. corporate tax rate from the existing rate of 35% to 21% for tax years beginning after December 31, 2017. As a result of the Tax Act, Vets First Choice was required to revalue deferred tax assets and liabilities existing as of December 31, 2017 from the 35% federal rate in effect through the end of 2017, to the new 21% rate. Accordingly, Vets First Choice recorded a current period tax benefit of approximately $1.8 million and a corresponding reduction in the deferred tax liability. The other provisions of the Tax Act did not have a material impact on the December 31, 2017 consolidated financial statements.

On December 22, 2017, the SEC staff issued SAB 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. Vets First Choice filed its federal income tax return during the third quarter of 2018, which did not result in an adjustment of its provisional re-measurement of its deferred tax assets and liabilities.

Comparison of Results of Operations for the Nine Months Ended September 30, 2018 and 2017

The following table sets forth Vets First Choice’s results of operations expressed as dollar amounts and percentage of period-over-period change.

	Nine Months Ended September 30,		Change
Dollars in thousands	2018	2017	$	%
Revenues, net	$149,273	$89,188	$60,085	67%
Cost of revenues	83,495	52,828	30,667	58

Gross profit	65,778	36,360	29,418	81
Selling, general and administrative expenses	85,594	50,405	35,189	70
Transaction costs in connection with Merger	6,736	—	6,736	100

Loss from operations	(26,552)	(14,045)	(12,507)	89
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	4,040	1,344	2,696	201
Change in fair value of contingent consideration	29	(518)	547	(106)
Interest expense	501	370	131	35
Interest income	(259)	(111)	(148)	133
Other expense	13	—	13	100

Total other expense	4,324	1,085	3,239	299

Loss before income taxes	(30,876)	(15,130)	(15,746)	104
Income tax benefit	(3,657)	(18,767)	15,110	(81)

Net income (loss)	$(27,219)	$3,637	$(30,856)	(848)

Revenues, net: Net revenue was $149.3 million for the nine months ended September 30, 2018, compared to $89.2 million for the nine months ended September 30, 2017, an increase of $60.1 million, or 67%. The change was due to additional pharmacy sales of $26.9 million related to the acquisition of Roadrunner Pharmacy and increased revenues of $33.2 million related to the enrollment of new veterinary practices on the Vets First Choice platform and increased engagement with existing Customers.

Cost of revenues, gross profit and gross margin: Cost of revenues was $83.5 million for the nine months ended September 30, 2018, compared to $52.8 million for the nine months ended September 30, 2017, an increase of $30.7 million, or 58%. The change was due to product costs related to increased revenue for the period ended September 30, 2018. Gross margin was 44% for the nine months ended September 30, 2018, compared to 41% for the nine months ended September 30, 2017, an increase of 300 basis points, primarily related to increased higher-margin specialty pharmacy sales.

Selling, general and administrative expenses: Selling, general and administrative expenses were $85.6 million for the nine months ended September 30, 2018, compared to $50.4 million for the nine months ended September 30, 2017, an increase of $35.2 million, or 70%. The change was primarily due to an increase of $15.2 million in personnel-related costs, an increase of $7.1 million in outbound shipping costs, an increase of $6.5 million in depreciation and amortization expense, an increase of $2.6 million in travel, selling and miscellaneous expenses, an increase of $1.6 million for software and technology costs, an increase of $1.4 million in facilities-related costs, an increase of $0.8 million in legal and professional services in order to support expanding operations and higher sales volume.

Transaction costs in connection with Merger: Transaction costs for third-party advisory, legal, accounting and consulting fees and other incremental direct costs in connection with the Merger were $6.7 million for the nine months ended September 30, 2018.

Other expense: Other expense was $4.3 million for the nine months ended September 30, 2018, compared to $1.1 million for the nine months ended September 30, 2017, an increase of $3.2 million, or 299%, primarily due to the $2.7 million increase in the fair value of the redeemable convertible preferred stock warrants.

Income tax benefit: Income tax benefit was $3.7 million for the nine months ended September 30, 2018, compared to $18.8 million for the nine months ended September 30, 2017, a decrease of $15.1 million. The change was primarily due to the release of a valuation allowance in the third quarter of 2017 as a result of the acquisition of Roadrunner Pharmacy and the continued generation of net operating losses for U.S. federal and state tax purposes.

Comparison of Results of Operations for the Fiscal Years Ended December 31, 2017 and 2016

The following table sets forth Vets First Choice’s results of operations expressed as dollar amounts and percentage of year-over-year change.

	Fiscal Years Ended December 31,		Change
Dollars in thousands	2017	2016	$	%
Revenues, net	$129,595	$83,285	$46,310	56%
Cost of revenues	74,047	50,580	23,467	46

Gross profit	55,548	32,705	22,843	70
Selling, general and administrative expenses	75,945	46,923	29,022	62

Loss from operations	(20,397)	(14,218)	(6,179)	43
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	1,423	520	903	174
Change in fair value of contingent consideration	(493)	725	(1,218)	168
Interest expense	499	10	489	*
Interest income	(188)	(60)	(128)	213

Total other expense	1,241	1,195	46	4

Loss before income taxes	(21,638)	(15,413)	(6,225)	40
Income tax (benefit) expense	(22,445)	158	(22,603)	*

Net income (loss)	$807	$(15,571)	$16,378	*

*	Not meaningful.

Revenues, net: Net revenue was $129.6 million for the fiscal year ended December 31, 2017, compared to $83.3 million for the fiscal year ended December 31, 2016, an increase of $46.3 million, or 56%. The change was due to additional pharmacy sales of $23.5 million related to the acquisition of Roadrunner Pharmacy and $22.9 million related to the enrollment of new veterinary practices on the Vets First Choice platform and increased engagement with existing Customers.

Cost of revenues, gross profit and gross margin: Cost of revenues was $74.0 million for the fiscal year ended December 31, 2017, compared to $50.6 million for the fiscal year ended December 31, 2016, an increase of $23.5 million, or 46%. The change was due to the increase in revenues and labor and overhead costs which was offset by lower product costs as a percentage of revenues. Gross margin was 43% for the fiscal year ended December 31, 2017, compared to 39% for the fiscal year ended December 31, 2016, an increase of 400 basis points, primarily related to increased higher-margin specialty pharmacy sales.

Selling, general and administrative expenses: Selling, general and administrative expenses were $75.9 million for the fiscal year ended December 31, 2017, compared to $46.9 million for the fiscal year ended

December 31, 2016, an increase of $29.0 million, or 62%. The change was primarily due to an increase of $13.9 million in personnel-related costs, an increase of $5.6 million in outbound shipping costs, an increase of $5.4 million in depreciation and amortization expenses, an increase of $1.5 million in facilities-related costs, an increase of $1.3 million in legal and professional services, an increase of $1.1 million in software and technology costs and an increase of $0.2 million in travel, selling and miscellaneous expenses in order to support expanding operations and higher sales volume.

Other expense: Other expense was $1.2 million for fiscal years ended December 31, 2017 and December 31, 2016. During the fiscal year ended December 31, 2017, there was a $0.9 million increase in the fair value of the redeemable convertible preferred stock, and an increase of $0.5 million in interest expense and amortization of debt discount associated with Vets First Choice’s long-term debt, which was offset by a decrease in the fair value of the contingent consideration of $1.2 million and an increase in interest income of $0.1 million.

Income tax (benefit) expense: Income tax benefit was $22.4 million for the fiscal year ended December 31, 2017, compared to an income tax expense of $0.2 million for the fiscal year ended December 31, 2016, an increase of $22.6 million. The change was primarily due to a reversal of Vets First Choice’s valuation allowance of $13.4 million related to an acquisition and $9.0 million of federal and state deferred taxes for the year ended December 31, 2017.

Comparison of Results of Operations for the Fiscal Years Ended December 31, 2016 and January 2, 2016

The following table sets forth Vets First Choice’s results of operations expressed as dollar amounts and percentage of year-over-year change.

	Fiscal Years Ended		Change
	December 31, 2016	January 2, 2016
Dollars in thousands			$	%
Revenues, net	$83,285	$49,799	$33,486	67%
Cost of revenues	50,580	31,044	19,536	63

Gross profit	32,705	18,755	13,950	74
Selling, general and administrative expenses	46,923	27,089	19,834	73

Loss from operations	(14,218)	(8,334)	(5,884)	71
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	520	794	(274)	(35)
Change in fair value of contingent consideration	725	739	(14)	(2)
Interest expense	10	797	(787)	(99)
Interest income	(60)	(26)	(34)	131

Total other expense	1,195	2,304	(1,109)	(48)

Loss before income taxes	(15,413)	(10,638)	(4,775)	45
Income tax expense	158	159	(1)	(1)

Net loss	$(15,571)	$(10,797)	$(4,774)	44%

Revenues, net: Net revenue was $83.3 million for the fiscal year ended December 31, 2016, compared to $49.8 million for the fiscal year ended January 2, 2016, an increase of $33.5 million, or 67%. The increase was due to the enrollment of new veterinary practices on the Vets First Choice platform, increased engagement with existing Customers, compounding sales in connection with the acquisition of Veterinary Pharmacies of America and reduced discounting on product sales.

Cost of revenues, gross profit and gross margin: Cost of revenues was $50.6 million for fiscal year ended December 31, 2016, compared to $31.0 million for the fiscal year ended January 2, 2016, an increase of

$19.5 million, or 63%. The change was due to product costs related to increased revenue for the period as discussed above. Gross margin was 39% for the fiscal year ended December 31, 2016, compared to 38% for the fiscal year ended January 2, 2016, an increase of 100 basis points, primarily related to reduced discounting on product sales.

Selling, general and administrative expenses: Selling, general and administrative expenses were $46.9 million for the fiscal year ended December 31, 2016, compared to $27.1 million for the fiscal year ended January 2, 2016, an increase of $19.8 million, or 73%. The change was primarily due to an increase of $9.6 million in personnel-related costs, an increase of $3.3 million for software and technology costs, an increase of $2.7 million in outbound shipping costs, an increase of $1.3 million in depreciation and amortization expense, an increase of $1.1 million in travel, selling and miscellaneous expenses, an increase of $1.0 million in facilities related costs and an increase of $0.8 million in legal and professional services in order to support expanding operations and higher sales volume.

Other expense: Other expense was $1.2 million for the fiscal year ended December 31, 2016, compared to $2.3 million for the fiscal year ended January 2, 2016, a decrease of $1.1 million, or 48%. The change was due to a decrease of $0.3 million in the fair value of the redeemable convertible preferred stock warrants compared to the prior period and a decrease of $0.8 million in interest expense associated with Vets First Choice’s issuance of convertible promissory notes, which converted during the fiscal year ended January 2, 2016, compared to the prior period.

Income tax expense: Income tax expense was $0.2 million for each of the fiscal years ended December 31, 2016 and January 2, 2016.

Liquidity, Capital Resources and Plan of Operations

Sources of liquidity and funding requirements

From Vets First Choice’s inception in May 2010 through September 30, 2018, it has financed its operations primarily through private placements of preferred stock, bank debt and convertible debt financings. Vets First Choice’s revenue has continued to grow year-to-year; however, it has not yet attained profitability and has continued to incur operating losses. As of September 30, 2018, Vets First Choice had an accumulated deficit of $139.3 million.

Since 2010, Vets First Choice has raised an aggregate of $279.1 million from the sale of preferred stock and the exercise of warrants to purchase preferred stock and the exercise of stock options.

In January 2017, Vets First Choice entered into a Credit Agreement with Midwest Community Development Fund II, LLC for a $10.0 million Senior Subordinated Term Note I (“Loan I”), which is secured by a primary lien on all of its assets. Loan I bears a fixed interest rate of 4.00% and Vets First Choice is required to make interest-only monthly payments, which began on February 1, 2017. Loan I fully matures on January 6, 2021, at which time a balloon payment for the principal is due. If Vets First Choice’s consummates an initial public offering, it may elect to (i) convert all of the obligations into shares at a price per share equal to the arms-length price per share being obtained in connection with such initial public offering or (ii) leave the obligations outstanding (in which case Loan I will accrue interest at the reduced fixed rate of 1%). For further information regarding Loan I, see “Note 7—Debt —Senior Subordinated Term Note I” in the Vets First Choice audited financial statements and related notes appearing elsewhere in this prospectus.

In December 2017, Vets First Choice’s application with the Maine Technology Institute was approved for a Maine Technology Asset Fund 2.0 challenge matching grant award in the amount of $9.0 million for the purpose of partially financing the construction of a new corporate headquarters and an onsite pharmacy facility in Portland, Maine, which commenced in late 2018.

In February 2018, Vets First Choice entered into a Credit Agreement with Bizcapital Bidco I, LLC for an additional $4.7 million Senior Subordinate Term Loan II (“Loan II”), which is secured by a second lien on all of its assets. Loan II bears a fixed interest rate of 4.00% and Vets First Choice is required to make interest-only monthly payments, which began on March 1, 2018. Loan II fully matures on February 16, 2022, at which time a balloon payment for the principal is due. Loan II has substantially the same terms and features as Loan I. For further information regarding Loan II, see “Note 4—Debt—Senior Subordinated Term Note II” in the Vets First Choice unaudited condensed financial statements and related notes appearing elsewhere in this prospectus.

In December 2018, Vets First Choice entered into a Credit Agreement with JPMorgan Chase Bank, N.A. for an unsecured line of credit facility (the “Bridge Facility”) with a maximum borrowing capacity up to $15.0 million. The Bridge Facility was subordinate in priority to Loan I and Loan II of Vets First Choice. The Bridge Facility matured and was repaid in full on February 7, 2019. Amounts borrowed under the Bridge Facility bore interest at a rate per annum equal to the rate of interest publicly announced by the lender as its prime rate in effect, as may be adjusted from time to time. For further information regarding the Bridge Facility, see “—December 2018 Bridge Facility” below.

Vets First Choice expects to incur additional expenditures in the foreseeable future in connection with the following:

•	expansion of its sales and marketing efforts;

•	increase of its compounding capacity;

•	international development;

•	capital investment in its current and future facilities; and

•	pursuing and maintaining appropriate regulatory clearances and approvals for its existing products and any new products that it may develop.

In addition, Vets First Choice expects that its general and administrative expenses will increase due to the additional operational and reporting costs associated with its expanded operations.

Vets First Choice anticipates that its principal sources of funds in the future will be revenue generated from the sales of its products and services, potential future capital raises through the issuance of equity or other securities, revenue that it may generate in connection with licensing its intellectual property and potential borrowings. Vets First Choice will need to generate significant additional revenue to achieve and maintain profitability, and even if it achieves profitability, Vets First Choice cannot be sure that it will remain profitable for any substantial period of time.

At September 30, 2018, Vets First Choice had cash and cash equivalents of $16.9 million and $0.4 million in restricted cash allocated to self-insurance deposits. To date, the Company has financed its operations primarily through private placements of preferred stock, bank debt and convertible debt financings. Management anticipates that with the closing of the merger transaction discussed below, Spinco will generate sufficient cash to fund its operations beyond the next twelve month period. However, there can be no certainty the merger will be completed or will be completed prior to Company’s need for additional financings to fund operations.

Cash flows

The following table sets forth a summary of cash flows for the periods indicated.

	Nine Months Ended September 30,		Fiscal Year Ended
Dollars in thousands	2018	2017	December 31, 2017	December 31, 2016	January 2, 2016
Net cash (used in) provided by:
Operating activities	$(10,350)	$(6,070)	$(7,456)	$(11,695)	$(6,086)
Investing activities	(8,512)	(117,590)	(120,537)	(6,426)	(7,378)
Financing activities	5,557	146,046	146,238	(343)	40,961

Total	$(13,305)	$22,386	$18,245	$(18,464)	$27,497

Net cash used in operating activities

For the nine months ended September 30, 2018, net cash used in operating activities was $10.3 million, which was primarily due to a net loss of $27.2 million and changes in deferred taxes of $3.7 million, offset by changes in operating assets and liabilities of $2.4 million and non-cash charges of $11.6 million for depreciation and amortization expense, $4.0 million related to the change in fair value of the redeemable convertible preferred stock warrants, $2.3 million in stock-based compensation and $0.2 million in interest expense and reserves. The changes in operating assets and liabilities of $2.4 million was primarily due to an increase in accounts receivable and other receivables of $4.9 million and inventory and prepaid expenses of $1.8 million, offset by net increases in accounts payable, accrued expenses and other liabilities of $5.4 million and $3.6 million in accrued payroll and benefits.

For the nine months ended September 30, 2017, net cash used in operating activities was $6.1 million, which was primarily due to changes in deferred taxes of $18.8 million and contingent consideration of $0.5 million, offset by net income of $3.6 million and changes in operating assets and liabilities of $2.2 million and non-cash charges of $5.1 million for depreciation and amortization expense, $1.3 million related to the change in fair value of the redeemable convertible preferred stock warrants, $0.7 million in stock-based compensation and $0.3 million in interest expense and reserves. The changes in operating assets and liabilities of $2.2 million was primarily due to decreases in inventory of $0.2 million and other receivables of $0.8 million, net decreases in accounts payable, accrued expenses and other liabilities of $0.6 million and accrued payroll and benefits of $1.5 million, offset by increases in accounts receivable and prepaid expense of $0.9 million.

For the fiscal year ended December 31, 2017, net cash used in operating activities was $7.5 million, which was primarily due to net income of $0.8 million, changes in operating assets and liabilities of $3.3 million, non-cash charges of $8.5 million for depreciation and amortization, $1.4 million related to the change in fair value of the redeemable convertible preferred stock warrants, $1.2 million in stock-based compensation and $0.3 million in interest expense and reserves, offset by $22.4 million in deferred taxes and the change in fair value of the contingent consideration of $0.5 million. The changes in operating assets and liabilities of $3.3 million were primarily due to an increase in inventory and prepaid expenses of $1.9 million, offset by a net decrease in accounts receivable and other receivables of $0.9 million, and a net increase in accounts payable, accrued expenses and other liabilities of $4.3 million.

For the fiscal year ended December 31, 2016, net cash used in operating activities was $11.7 million, which was primarily due to a net loss of $15.6 million and changes in operating assets and liabilities of $1.0 million, partially offset by non-cash charges of $3.1 million for depreciation and amortization, $0.4 million in stock-based compensation, $0.2 million in deferred taxes and $0.7 million and $0.5 million related to the change in fair value of the contingent consideration and redeemable convertible preferred stock warrants, respectively. The changes in operating assets and liabilities of $1.0 million was primarily due to an increase in inventory and prepaid expenses of $2.6 million and an increase in accounts receivables and other receivables of $1.6 million, partially offset by a net increase in accounts payable, accrued expenses and other liabilities of $3.2 million.

For the fiscal year ended January 2, 2016, net cash used in operating activities was $6.1 million, which was primarily due to a net loss of $10.8 million, partially offset by changes in operating assets and liabilities of $0.4 million and non-cash charges of $1.8 million for depreciation and amortization, $0.7 million in interest expense and reserves, $0.2 million in stock-based compensation, $0.1 million in deferred taxes and $0.7 million and $0.8 million related to the change in fair value of the contingent consideration and redeemable convertible preferred stock warrants, respectively. The changes in operating assets and liabilities of $0.4 million was primarily due to an increase in accounts receivables and other receivables of $1.4 million, inventory and prepaid expenses of $0.7 million, offset by an increase in accounts payable, accrued expenses and other liabilities of $2.5 million.

Net cash used in investing activities

For the nine months ended September 30, 2018, net cash used in investing activities was $8.5 million, which was related to purchases of property and equipment.

For the nine months ended September 30, 2017, net cash used in investing activities was $117.6 million, including $110.8 million for acquisitions and $6.8 million related to purchases of property and equipment.

For the fiscal year ended December 31, 2017, net cash used in investing activities was $120.5 million, including $110.8 million for acquisitions and $9.7 million related to purchases of property and equipment.

For the fiscal year ended December 31, 2016, net cash used in investing activities was $6.4 million, which was related to purchases of property and equipment.

For the fiscal year ended January 2, 2016, net cash used in investing activities was $7.4 million, including $4.9 million for acquisitions and $2.5 million related to purchases of property and equipment.

Net cash (used in) provided by financing activities

For the nine months ended September 30, 2018, net cash provided by financing activities was $5.6 million, which was related to proceeds from a term loan of $4.6 million, net of issuance costs, in February 2018 and proceeds from the exercise of common stock options and preferred stock warrants of $1.2 million. These inflows were partially offset by the payments of contingent consideration in connection with acquisitions and capital lease obligations of $0.3 million.

For the nine months ended September 30, 2017, net cash provided by financing activities was $146.0 million, which was related to the issuance of redeemable convertible preferred stock of $221.4 million, net of issuance costs, proceeds from the exercise of common stock options and preferred stock warrants of $0.7 million. Additional cash was provided by the issuance of a term loan for $9.9 million, net of issuance costs, in January 2017. These inflows were partially offset by repurchase of common and redeemable convertible preferred stock of $83.3 million and payments for contingent consideration and capital lease obligations of $2.7 million.

For the fiscal year ended December 31, 2017, net cash provided by financing activities was $146.2 million, which was related to the issuance of redeemable convertible preferred stock of $221.3 million, net of issuance costs, proceeds from the exercise of common stock options and preferred stock warrants of $0.7 million and net borrowings of $0.1 million on capital lease obligations. Additional cash was provided by the issuance of a term loan for $9.9 million, net of issuance costs, in January 2017. These inflows were partially offset by the repurchase of common and redeemable convertible preferred stock of $83.3 million and payments for contingent consideration in connection with acquisitions of $2.6 million.

For the fiscal year ended December 31, 2016, net cash used in financing activities was $0.3 million, which was primarily related to repayment of outstanding debt obligations.

For the fiscal year ended January 2, 2016, net cash provided by financing activities was $41.0 million, which was related to the issuance of redeemable convertible preferred stock of $39.8 million, net of issuance costs, the issuance of convertible notes of $2.0 million and proceeds from the exercise of common stock options and preferred stock warrants of $0.1 million. These inflows were partially offset by repayment of outstanding debt obligations of $1.0 million.

December 2018 Bridge Facility

In December 2018, Vets First Choice entered into an unsecured line of credit facility with one of the lenders under the Facilities, in the principal amount of up to $15 million. The Bridge Facility was junior in priority to the senior secured debt of Vets First Choice. Each draw under the Bridge Facility was subject to a satisfactory credit review of Vets First Choice by the lender in its discretion. The proceeds of the Bridge Facility were used by Vets First Choice for general corporate purposes.

The Bridge Facility matured and was repaid in full on February 7, 2019. Amounts borrowed under the Bridge Facility bore interest at a rate per annum equal to the rate of interest publicly announced by the lender as its prime rate in effect, as may be adjusted from time to time.

Vets First Choice paid a commitment fee upon the entry into the Bridge Facility.

The Bridge Facility may be prepaid by Vets First Choice at any time without premium or penalty.

The Bridge Facility contained customary representations and warranties. In addition, Vets First Choice agreed to give the lender under the Bridge Facility the right to provide all existing and future treasury services to Vets First Choice while the Bridge Facility was outstanding. The Bridge Facility was not subject to any financial maintenance covenants.

The Bridge Facility was guaranteed by certain subsidiaries of Vets First Choice. The obligations under the Bridge Facility were unsecured.

Events of default under the Bridge Facility were limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, violation of or failure to comply with any provision of the Bridge Facility, any material adverse change in the business of Vets First Choice, pending or threatened litigation against Vets First Choice that may have a material adverse effect on Vets First Choice, a default under any other material debt, inaccuracy of the representations or warranties in any material respect, certain bankruptcy or insolvency events, a change of control, certain material judgments, and actual or asserted invalidity of material guarantees, and in each case subject to customary thresholds, notice and grace period provisions.

Off-Balance Sheet Arrangements

Vets First Choice does not have any off-balance sheet arrangements.

Contractual Obligations

The table below presents Vets First Choice’s estimated total contractual obligations at December 31, 2017, including the amounts expected to be paid or settled for each of the periods indicated below.

	Payments Due by Period
Dollars in thousands	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
Contractual obligations
Non-cancelable operating leases(1)	$11,310	$2,363	$4,134	$1,712	$3,101
Equipment capital leases(2)	169	75	94	—	—
Debt(3)	11,219	406	813	10,000	—

Total	$22,698	$2,844	$5,041	$11,712	$3,101

(1)	Vets First Choice leases its facilities under non-cancelable operating leases that extend through 2030.
(2)	Reflects principal and interest due on the financing of facility equipment.
(3)	Reflects principal and interest due on Loan I as previously discussed, gross of debt issuance costs.

Critical Accounting Policies and Estimates

Vets First Choice has prepared its consolidated financial statements in conformity with GAAP. Vets First Choice’s preparation of these financial statements and related disclosures requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Vets First Choice evaluates its estimates and judgments on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions. Vets First Choice’s critical accounting policies are more fully described in “Note 2—Summary of Significant Accounting Policies” to the Vets First Choice audited consolidated financial statements and unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

Revenue recognition

Vets First Choice recognizes revenue in accordance with ASC Topic 605, Revenue Recognition, when (1) there is evidence of an arrangement, (2) the services have been provided to the Customer or product has shipped, (3) the collection of the fees is reasonably assured and (4) the amount of fees to be paid is fixed or determinable. Vets First Choice derives revenue from two sources: (i) prescription management and pharmacy services; and (ii) data integration and support services.

Vets First Choice’s revenues from prescription management and pharmacy services, including shipping and handling, manufacturer incentives and service fees, are recognized upon shipment to the Customer. Revenues are recorded net of local sales tax collected. At the time of recognition, Vets First Choice performs an analysis to determine if a reserve for product returns is necessary.

Vets First Choice enters into arrangements to provide data integration and support services to Customers. The Customers are charged an agreed-upon fee for the service to be provided by Vets First Choice and are billed in accordance with the stated terms of the agreement. Vets First Choice recognizes data conversion revenues upon services being rendered to the Customer, and development revenues upon completion of the services.

Inventory

Vets First Choice’s inventory consists of raw materials and finished goods. Vets First Choice’s inventory cost consists of material, labor and manufacturing overhead. Vets First Choice’s inventory is stated at the lower of cost, with cost determined by the moving average weighted cost which approximates actual costs, or net realizable value. Vets First Choice continuously monitors the salability of its inventory to ensure adequate valuation of the related merchandise. Vets First Choice periodically reviews quantities of inventory on hand and compares these amounts to expected usage of each particular product or product line. Vets First Choice records, as a charge to cost of goods sold, any amounts required to reduce the carrying value to net realizable value.

Goodwill

Vets First Choice’s goodwill represents the difference between the purchase consideration of an acquired business and the fair value of the identifiable tangible and intangible net assets acquired. Vets First Choice evaluates goodwill on an annual basis in the fourth quarter or more frequently if it believes indicators of impairment exist. Vets First Choice first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If Vets First Choice concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, Vets First Choice conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. Vets First Choice estimates the fair value of its reporting unit using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, Vets First Choice performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount, by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss.

Intangibles and long-lived assets

Vets First Choice’s intangible assets primarily consist of costs incurred for technology, product formulas, non-compete agreements, trade names and customer relationships. Separable intangible assets are amortized over their useful lives.

Long-lived and intangible assets with definite lives are reviewed for impairment whenever changes in events or circumstances indicate their carrying values may not be recoverable. The impairment analyses are conducted in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 360, Property, Plant and Equipment. The recoverability of carrying value is determined by comparison of the asset’s carrying value to its future undiscounted cash flows. When this test indicates the potential for impairment, a fair value assessment is performed and the assets are written down to their respective fair values.

Stock-based compensation

Stock-based payments to employees, directors and consultants, including grants of stock options, are recognized in Vets First Choice’s consolidated statements of operations based on their fair values. Vets First Choice uses the Black-Scholes option pricing model to determine the weighted average fair value of options granted and recognizes the compensation expense of stock-based awards on a straight-line basis over the requisite service period of the award.

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes option pricing model is affected by the stock price, exercise price and a number of assumptions, including expected volatility of the stock, expected life of the option, risk-free interest rate and expected dividends on the stock. Vets First Choice evaluates the assumptions used to value the awards at each grant date and if factors change and different assumptions are utilized, stock-based compensation expense may differ significantly from what has been recorded in the past.

The exercise prices for option grants are set by the Vets First Choice Board based upon guidance set forth by the American Institute of Certified Public Accountants, in its Technical Practice Aid, Valuation of Privately

Held Company Equity Securities Issued as Compensation. The Vets First Choice Board considers a number of factors in determining the option exercise price, including: (1) past sales of the Vets First Choice’s redeemable convertible preferred stock, and the rights, preferences and privileges of Vets First Choice’s capital stock; and (2) achievement of budgeted results.

Income taxes

Vets First Choice’s income taxes provide for the tax effects of transactions reported in the consolidated financial statements and consist of income taxes currently due plus deferred income taxes related to differences between the basis of certain assets and liabilities for financial and income tax reporting. Vets First Choice’s deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Vets First Choice’s deferred taxes relate primarily to differences in reporting property and equipment, accounts receivable, inventory, goodwill, intangible assets and accrued liabilities for book and tax purposes. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the assets are not reasonably assured.

Vets First Choice follows the guidance relative to accounting for uncertainties in tax positions. Under these provisions, Vets First Choice recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Vets First Choice records interest and penalties related to income taxes as a component of income tax. Vets First Choice did not recognize any interest and penalty expense during the fiscal periods presented. Vets First Choice does not have any uncertain tax positions in any of the fiscal periods presented.

New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new guidance was to be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017; early adoption was permitted for annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. Companies have the option of using either a full retrospective or a modified retrospective approach to adopt the guidance. In August 2015, the FASB issued ASU 2015-14 to defer the effective date of the guidance contained in ASU 2014-09 by one year. Thus, the guidance is effective in 2019 for privately held companies. Vets First Choice has elected to adopt the standard using the modified retrospective transition approach. As of September 30, 2018, Vets First Choice has begun analyzing its contracts with customers and developing its revised policies for the potential effects of these ASU’s on its consolidated financial statements. Vets First Choice is continuing to finalize its assessment with estimated completion in early 2019. Vets First Choice is currently evaluating the impact to the consolidated financial statements at this time.

In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (“ASU 2014-16”). The guidance requires an entity to determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of the relevant facts and circumstances (commonly referred to as the whole-instrument approach). Vets First Choice adopted ASU 2014-16 and there was no impact to Vets First Choice’s consolidated financial statements during the year ended December 31, 2017.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 outlines that inventory within the scope of its guidance be measured at the lower of cost and net realizable value. Inventory measured using last-in, first-out (LIFO) are not impacted by the new guidance. Prior to the issuance of ASU 2015-11, inventory was measured at the lower of cost or market (where market was defined as replacement cost, with a ceiling of net realizable value and floor of net realizable value less a normal profit margin). Vets First Choice adopted ASU 2015-11 during the year ended December 31, 2017. There was no impact to Vets First Choice’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). This ASU is a comprehensive new leases standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The ASU is effective for annual periods beginning after December 15, 2019 for privately held companies, including interim periods within those fiscal years; earlier adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when a company adopts the new lease standard. Instead of recasting prior year results using the new accounting when they adopt the guidance, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. Vets First Choice is currently evaluating the impact of these pronouncements on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. This guidance will be effective in the first quarter of 2019, in connection with Vets First Choice’s adoption of ASU 2014-09. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 revises the accounting for stock-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, and early adoption is permitted. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”). This ASU clarifies two aspects of ASU 2014-09, identifying performance obligations and the licensing implementation guidance. ASU 2016-10 will become effective for the first quarter of 2019. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which is guidance to address diversity in practice with respect to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The updated guidance addresses eight specific cash flow issues with the objective of reducing the existing diversity that occurs in practice. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. Vets First Choice early adopted ASU 2016-15 during fiscal year 2017. Accordingly, Vets First Choice has classified contingent consideration payments made after a business combination as financing activity in the consolidated statements of cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires companies to include amounts generally described as restricted cash in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted and should be applied retrospectively. Vets First Choice early adopted ASU 2016-18 during fiscal year 2017. Accordingly, Vets First Choice has included restricted cash in the total amounts of cash and cash equivalents shown on the consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates step 2 from the goodwill impairment test if the carrying amount exceeds the fair value of a reporting unit and also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. This update is effective on a prospective basis for annual and interim goodwill impairment tests performed for periods beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. The update provides guidance on determining which changes to the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815)—Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). Equity-linked instruments, such as warrants and convertible instruments, may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is re-measured at fair value through the statement of operations (i.e. marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to simplify the accounting for stock–based payments granted to non-employees by aligning the accounting with the requirements for employee stock–based compensation. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted but no earlier than a company’s adoption of ASC 606. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modified the disclosure requirements in Topic 820, “Fair Value Measurement,” based on the FASB Concepts Statement, “Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements,” including consideration of costs and benefits. This guidance is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for fiscal years beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021, with early adoption permitted. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

Quantitative And Qualitative Disclosures About Market Risk

Vets First Choice is exposed to various market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Vets First Choice’s financial position due to adverse changes in market prices and rates. Vets First Choice does not enter into derivatives or other financial instruments for trading or speculative purposes and does not believe it is exposed to material market risk with respect to its cash and cash equivalents.

Interest rate risk

Vets First Choice is exposed to limited market risk related to fluctuating interest rates and market prices. Vets First Choice’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. As of September 30, 2018, Vets First Choice had cash and cash equivalents of $16.9 million consisting of demand deposits and money market accounts on deposit with certain financial institutions. A hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on Vets First Choice’s consolidated financial statements.

Foreign currency exchange rate risk and inflation

Vets First Choice does not believe that foreign currency exchange rate, inflation and change in prices had a significant impact on its results of operations for any periods presented in its consolidated financial statements.

BUSINESS

Overview

We are a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure dedicated to supporting the companion, equine and large animal veterinary markets. We have combined the complementary capabilities of the Henry Schein Animal Health Business and Vets First Choice, bringing together leading practice management software and supply chain businesses with a platform approach based on technology-driven insights, designed to promote connectivity between veterinarians and their Clients. Linking the power of insight and analytics, client engagement, practice management software and supply chain expertise into a multi-channel platform, we believe our innovative approach will support the delivery of improved veterinary care while driving increased demand for our products and services.

We have a talented team of over 5,000 employees positioned to support veterinarians’ evolving practice needs with an expanded offering that we believe enhances the Client experience and improves medical and service compliance. In addition, we seek to improve veterinary practice economics by helping veterinarians identify and manage gaps in care through proactive prescription management, inventory management and supply chain expertise, specialty pharmacy services, innovative solutions to chronic care disease management, veterinary practice management software and client communication tools. Further, as a global company focused solely on animal health with a multi-channel strategy, we seek to leverage our decades-long experience within the veterinary channel with a differentiated value proposition by increasing innovation, providing a more comprehensive set of integrated services, improving the customer and client experience and engagement and driving cost-effectiveness through efficient delivery of next-generation solutions.

We had approximately $3.7 billion in pro forma combined net sales in the fiscal year ended December 30, 2017. By bringing the Henry Schein Animal Health Business and Vets First Choice together into one company, we expect to enhance our growth opportunities with our large base of established Customers and Clients and secure new business. We believe the combination of our capabilities serves as a foundation for incremental revenue growth and operational synergies.

History

Covetrus, Inc. was incorporated in Delaware in April 2018 under the name HS Spinco, Inc., which was formed as a wholly owned subsidiary of Henry Schein in order to effect the Transactions. In connection with the Transactions, HS Spinco, Inc. changed its name to Covetrus, Inc., and it became an independent, publicly traded company that owns and operates the combined businesses of the Henry Schein Animal Health Business and Vets First Choice.

Our Strategy

Our strategy is comprised of the following elements:

•

Leverage the scale, reach and infrastructure of the Henry Schein Animal Health Business network to accelerate the adoption of the Vets First Choice platform. We plan to use our combined sales and account management organization of over 1,200 sales professionals to drive adoption of the Vets First Choice platform by Customers of the Henry Schein Animal Health Business.

•

Increase sales to our existing Customers. We will focus on our Customers’ needs and seek to provide differentiated offerings and coordinated approaches. Further, we plan to cross-sell the products and services offered by the Henry Schein Animal Health Business and Vets First Choice to increase net sales.

•

Drive category growth. We expect to expand the existing served market by leveraging our medical compliance insights and innovation. We plan to deploy our comprehensive platform to help identify and narrow gaps in care through proactive prescription management.

•

Develop advanced insight and analytics and software. We believe that by positioning ourselves as the veterinary practice digital partner of choice, we can deliver insight and analytics that help veterinarians leverage technology in their practices and address changing Client expectations. We plan to continue developing a cohesive, cloud-enabled IT infrastructure and practice management solutions.

•

Enhance customer and client relationships. We plan to strengthen our value proposition offered to independent veterinary and corporate accounts in a consolidating industry landscape by leveraging our supply-chain expertise, proprietary technology-enabled solutions and innovation pipeline.

Our Key Capabilities

In pursuing our strategy, we plan to capitalize on our key strengths:

•	insight and analytics that help veterinarians identify and manage gaps in care;

•	multi-channel client engagement that drives in-clinic service activity and online purchases;

•	proactive prescription management and pharmacy services that drive medication compliance, increase revenues and improve the Customer and Client experience;

•	inventory management and supply chain services and technology that help improve practice efficiency and economics;

•	specialty pharmacy services and proprietary brand products, which include innovative solutions and chronic care disease management; and

•	veterinary practice management software that improves workflow, manages animal health records and supports office administration.

Competition

The market for providing products, services and technology to the global animal health industry is highly competitive and fragmented. Our principal competitors include:

•	Animal Health Divisions of Traditional Distribution Companies: the MWI Animal Health division of AmerisourceBergen and the Patterson Veterinary division of Patterson Companies, Inc.;

•

Animal Health Focused Companies: national, regional, local and online distributors and technology vendors, as well as manufacturers of animal health products that sell directly to veterinary practices and retailers; and

•	Practice Management Service Providers: IDEXX Laboratories, Inc. and a number of regional and local competitors.

Additionally, online and brick-and-mortar retailers offer certain animal health products and services directly to Clients, which impacts our Customers and in turn our business.

We believe we are well suited to compete in this market. We expect that our global scale, comprehensive and integrated capabilities and expertise will allow us to win business and access additional revenue opportunities while addressing our fragmented Customer base’s evolving needs.

Our Customers

Our combined customer base is comprised principally of animal health practices and clinics in the companion animal and equine markets in North America, Europe and Australasia. These veterinary practices consist of both small, privately owned businesses and an increasing number of consolidated, corporate-owned practices. We also serve animal health providers and producers in the large animal market.

In our major markets, our combined Customers include:

•

supply chain Customers in North America, Europe and Australasia (including more than 90% of the approximately 30,000 veterinary practices in the United States, more than 45,000 Customers in Europe (of which a large majority are in veterinary practices) and a significant number of veterinary practices in Australia), which are currently served by the Henry Schein Animal Health Business;

•

practice management solutions Customers in the United States, the United Kingdom, Australia, New Zealand and certain other countries (including more than 50% of the veterinary practices in the United States), which are currently served by the Henry Schein Animal Health Business; and

•	prescription management and pharmacy services Customers, including the approximately 7,500 veterinary practices in the United States utilizing the Vets First Choice platform.

We see opportunity to accelerate the adoption of the Vets First Choice platform by leveraging the existing Henry Schein Animal Health Business Customer base.

Laws and Regulations

Our pharmacy business is impacted by federal and state laws and regulations governing, among other things, the purchase, distribution, management, compounding, dispensing, marketing and labeling of prescription and non-prescription drugs and related services. In addition, we are subject to FDA, DEA and comparable state regulations affecting the pharmacy and pharmaceutical industries, including state pharmacy licensure, registration or permit standards, state and federal controlled substance laws, and statutes and regulations related to FDA approval of the sale and marketing of new pharmaceuticals and medical devices. State pharmacy laws require pharmacies to be licensed or otherwise authorized to dispense prescription medications.

Our pharmacies are located in Arizona, Nebraska and Texas. Each prescription for a medication that is fulfilled by us is also likely to be covered by the laws of the state where the Pet Owner is located. These states generally permit the dispensing pharmacy to follow the laws of the state within which the dispensing pharmacy is physically located. The laws and regulations relating to the sale and delivery of prescription medications vary from state to state, but generally require that prescription medications be dispensed with the authorization from a prescribing veterinarian. We are authorized to dispense prescription medications in all 50 states and the District of Columbia.

The sale of animal health products is governed by the laws and regulations specific to each country in which we sell our products.

United States

The regulatory body that is responsible for the regulation of animal health pharmaceuticals in the United States is the Center for Veterinary Medicine (the “CVM”), housed within the FDA. Generally, all animal health pharmaceuticals are subject to pre-market review and must be shown to be safe, effective and produced by a consistent method of manufacture as defined under the Federal Food, Drug and Cosmetic Act. If the drug is for food-producing animals, potential consequences for humans are also considered. The FDA’s basis for approving a drug application is documented in a Freedom of Information Summary. Post-approval monitoring of products is required, with reports being provided to the CVM’s Surveillance and Compliance group. Reports of product quality defects, adverse events or unexpected results are produced in accordance with the law. Animal supplements generally are not required to obtain premarket approval from the CVM, although they may be treated as a food. Any substance that is added to, or is expected to become a component of, animal food must be used in accordance with a food additive regulation, unless it is generally recognized as safe, under the conditions of its intended use. Alternatively, the FDA may consider animal supplements to be drugs. The FDA has agreed to exercise enforcement discretion for such supplements as long as each such supplement meets certain conditions.

The regulatory body in the United States for veterinary biologics, such as vaccines, is the U.S. Department of Agriculture (the “USDA”). The USDA’s Center for Veterinary Biologics is responsible for the regulation of animal health vaccines, including immunotherapeutics. Marketing of imported veterinary biological products in the United States requires a U.S. Veterinary Biological Product Permit. Veterinary biologics are subject to pre-market review and must be shown to be pure, safe, potent and efficacious, as defined under the Virus Serum Toxin Act. Post-licensing monitoring of products is required. Reports of product quality defects, adverse events or unexpected results are produced in accordance with USDA requirements.

The main regulatory body in the United States for veterinary pesticides is the Environmental Protection Agency (the “EPA”). The EPA’s Office of Pesticide Programs is responsible for the regulation of pesticide products applied to animals. Animal health pesticides are subject to pre-market review and must not cause “unreasonable adverse effects to man or the environment” as stated in the Federal Insecticide, Fungicide, and Rodenticide Act. Within the United States, pesticide products that are approved by the EPA must also be approved by individual state pesticide authorities before distribution in that state. Post-approval monitoring of products is required, with reports provided to the EPA and some state regulatory agencies.

Under the Controlled Substances Act, distributors of controlled substances are required to obtain and renew annually registrations for their facilities from the DEA. Distributors are also subject to other statutory and regulatory requirements relating to the storage, sale, marketing, handling and distribution of such drugs, in accordance with the Controlled Substances Act and its implementing regulations, and these requirements have been subject to heightened enforcement activity in recent times. Distributors are subject to inspection by the DEA.

Advertising and promotion of animal health products that are not subject to approval by the CVM may be challenged by the Federal Trade Commission (the “FTC”) as well as by state attorneys general and by consumers under state consumer protection laws. The FTC regulates advertising pursuant to its authority to prevent “unfair or deceptive acts or practices in or affecting commerce” under the Federal Trade Commission Act. The FTC will find an advertisement to be deceptive if it contains a representation or omission of fact that is likely to mislead consumers acting reasonably under the circumstances, and the representation or omission is material and if the advertiser does not possess and rely upon a reasonable basis, such as competent and reliable evidence, substantiating the claim. The FTC may attack unfair or deceptive advertising practices through either an administrative adjudication or judicial enforcement action, including preliminary or permanent injunction. The FTC may also seek consumer redress from the advertiser in instances of dishonest or fraudulent conduct.

States may require registration of animal drug distributors and wholesalers. Additional requirements may apply when the product is also a controlled substance. States work closely with the Association of American Feed Control Officials (the “AAFCO”) in their regulation of animal food. The AAFCO’s annual Official Publication, contains model animal and pet food labeling regulations that states may adopt. The publication is treated deferentially by the federal and state government agencies that regulate animal food. Many states require registration or licensing of animal food distributors. States may also review and approve animal food labels prior to sale of the product in their state.

European Union

Veterinary medicines (which includes both prescription and over-the-counter products) must obtain a marketing authorization (“MA”) before they can be imported, marketed and sold in any EU member state. There are broadly four different routes for obtaining MAs: (i) a centralized EU-wide authorization procedure; (ii) national authorization procedures for each member state; (iii) a mutual recognition procedure involving at least two member states; and (iv) the decentralized procedure.

The centralized authorization route is used to obtain MAs for marketing and sale of veterinary medicines throughout all of the EU member states as well as those countries in the European Free Trade Area (“EFTA”). The European Medicines Agency (“EMA”) located in London is responsible for assessing applications made under the centralized route. The agency is responsible for the scientific evaluation of medicines developed by pharmaceutical companies for use in the European Union. The agency has a specialized veterinary review section distinct from the human medical review section. The Committee for Veterinary Medicinal Products is responsible for scientific review of the submissions for pharmaceuticals and vaccines. The EMA makes the final decision on the approval of products. Once granted by the European Commission (“EC”), a centralized marketing authorization is valid in all EU member states and EFTA states. A series of Regulations, Directives, Guidelines and EU Pharmacopeia Monographs provide the requirements for approval in the European Union. In general, these requirements are similar to those in the United States, requiring demonstrated evidence of purity, safety, efficacy and consistency of manufacturing processes. The EMA works closely with the competent authorities of each member state in the regulation of veterinary medicines, including with respect to pharmacovigilance and testing for residues of veterinary medicines or illegal substances in animals and animal products.

Veterinary medicines can also be authorized on a national level through application to the relevant member state’s competent authority. If a product already has been authorized in at least one EU member state, then the mutual recognition procedure can be used to gain approval in other member states. Finally, the decentralized procedure may be used if the product is not authorized in any member state and the applicant would like authorization in several or all member states. This may occur where the centralized procedure is not mandatory, the product is not eligible for the centralized procedure or where the applicant does not wish to use the centralized procedure.

Animal feed additives must be authorized by the EC. The European Food Safety Authority (“EFSA”) assesses applications on behalf of the EC. The EFSA will analyze a sample of the feed additive and provide an opinion within six months of receiving the application. The EC will decide whether to grant or deny an authorization of the additive based upon this opinion. When authorized, all companies can (subject to any relevant third-party intellectual property rights) usually benefit from the authorization.

An EU regulation on animal medicines, which became effective in November 2018, relates to the advertising of veterinary products, in addition to various regulation that applies in individual EU member states. Health claims on animal pet food must not be misleading and claims that a food fulfils a particular nutritional need must be in line with the list of permitted claims that is published in an EU directive.

United Kingdom

The Veterinary Medicines Directorate (“VMD”) is the United Kingdom’s competent national authority responsible for overseeing the regulation of veterinary medicines in the United Kingdom. UK national applications follow an approach similar to centralized EU applications. The VMD is also responsible for post-market surveillance and adverse event reporting.

Australia

The Australian Pesticides and Veterinary Medicines Authority (“APVMA”) is an Australian government statutory authority established to centralize the registration of all agricultural and veterinary products in the Australian marketplace. Previously each state and territory government had its own system of registration. The primary legislation governing the APVMA’s activities is the Agricultural and Veterinary Chemicals Code (the “AgVet Code”). The AgVet Code is in turn given force of law pursuant to the Agricultural and Veterinary Chemicals Code Act 1994 (Cth).

The APVMA assesses applications from companies and individuals seeking registration so they can import, promote and supply their products to the marketplace, and under the AgVet Code the APVMA must be satisfied that any active constituents or chemical products will not have a harmful effect on human health, the environment, occupational health and safety or trade, and that the product is effective for its intended use. Applications undergo rigorous assessment using the expertise of the APVMA’s scientific staff and drawing on the technical knowledge of other relevant scientific organizations, commonwealth government departments and state agriculture departments. Labeling standards apply and pre-approval is required by the APVMA for veterinary chemical products. In addition, all advertising and promotion of products is subject to the Australian Consumer Law, which, like the United States and European Union, emphasizes accuracy and transparency in advertising and prohibits any misleading or deceptive conduct.

If the product works as intended and the scientific data confirms that when used as directed on the product label it will have no harmful or unintended effects on people, animals, the environment or international trade, the APVMA will register the product. As well as registering new agricultural and veterinary products, the APVMA reviews older products that have been on the market for a substantial period of time to ensure they and are still effective and safe to use. The APVMA also reviews registered products when particular concerns are raised about their safety and effectiveness. The review of a product may result in confirmation of its registration or continuing registration with some changes to the way the product can be used. In some cases, the review may result in the registration of a product being cancelled and the product taken off the market.

The APVMA has the power to order compulsory product recalls, and enforcement powers to ensure compliance with the requirements of the AgVet Code.

New Zealand

All veterinary medicines, agricultural chemicals and vertebrate toxic agents imported into New Zealand must be authorized under the Agricultural Compounds and Veterinary Medicines (the “ACVM”) Act and regulations. The New Zealand Ministry for Primary Industries maintains an ACVM Register of products that have been assessed to the ACVM Act registration information requirements and considered appropriate for registration. Conditions may be applied to such registration.

The New Zealand Environmental Protection Authority (the “NZ EPA”) regulates the supply and use of hazardous substances. The NZ EPA operates various hazardous substances databases which can be searched to determine what controls have been placed on particular substances. Veterinary medicines that are hazardous substances require approval under the Hazardous Substances and New Organisms Act before they can be imported or manufactured in New Zealand. Animal nutritional and animal care products are covered by a group standard approval.

Rest of world

Country-specific laws have provisions that include requirements for licensing, regulatory approvals, certain labeling, safety, efficacy and manufacturers’ quality control procedures (to assure the consistency of the products), as well as company records and reports. Many other countries’ regulatory agencies will generally refer to the FDA, the USDA, European Union and other international animal health entities, including the World Organization for Animal Health and the Codex Alimentarius Commission, in establishing standards and regulations for veterinary pharmaceuticals and vaccines.

Employees

As of February 7, 2019, we have over 5,000 employees. None of our employees are covered by a collective bargaining agreement, and we believe our relations with our employees are good.

Intellectual Property

We own and use a number of trademarks, service marks and trade names that are important to our business. We believe that our trademarks are well recognized in the animal health industry and by veterinarians and, therefore, are valuable assets.

Properties

Our corporate headquarters consists of two facilities located in Portland, Maine. The first facility encompasses approximately 25,000 square feet of office space, the lease for which expires in July 2026. The second facility encompasses approximately 10,000 square feet of office space, the lease for which expires in December 2020. We also utilize approximately 50 distribution centers and approximately 75 offices throughout the world.

In August 2018, we signed two new leases for additional office and laboratory space in Portland, Maine. The first is for approximately 117,000 square feet of office space and the second is for approximately 46,000 square feet of laboratory space and will house certain compounding pharmacy operations. Pursuant to the lease agreements, the lease terms will commence at the earlier of the date on which we begin our operations in such facilities and the date on which the landlord obtains a permanent certificate of occupancy. The initial lease terms are for 20 years and include four optional five-year extensions.

In June 2018, we signed a new lease for office space in Phoenix, Arizona. The facility includes approximately 100,000 square feet of office space and will house certain compounding pharmacy operations. The lease term will commence upon the latest to occur of certain conditions related to our occupancy, receipt of 503B approvals and the availability of a portion of the space previously occupied by another tenant. The initial lease term is 13 years and three months.

Legal Proceedings

From time to time, we may be a party to legal proceedings, including product liability claims, employment matters, commercial disputes, governmental inquiries and investigations, and other matters arising out of the ordinary course of our business. While the results of any legal proceeding cannot be predicted with certainty, in our opinion, none of our pending matters is currently anticipated to have a material adverse effect on its consolidated financial position, liquidity or results of operations.

MANAGEMENT

Board of Directors

The Covetrus Board is comprised of 11 directors. Six directors were designated by Henry Schein, one of whom serves as lead independent director, including one director who is affiliated with Henry Schein and five directors unaffiliated with Henry Schein. Henry Schein designated Deborah Ellinger, Sandra Helton, Philip Laskawy, Mark Manoff, Steven Paladino and Benjamin Wolin. Henry Schein designated Mr. Laskawy as lead independent director. Five directors were designated by Vets First Choice, including two directors who were affiliated with Vets First Choice and three directors unaffiliated with Vets First Choice. Vets First Choice designated Betsy Atkins, Ted McNamara, Ravi Sachdev, Benjamin Shaw and David Shaw. Each of Messrs. Laskawy, Manoff, McNamara, Sachdev and Wolin and Mmes. Atkins, Ellinger and Helton are independent directors. David Shaw, Chairman of the Vets First Choice Board and Co-Founder of Vets First Choice, serves as Chairman of the Covetrus Board. David Shaw is Benjamin Shaw’s father.

The following table sets forth the names, ages as of February 7, 2019 and positions of the individuals who are members of the Covetrus Board:

Name	Age	Position(s)
Benjamin Shaw(4)	40	President, Chief Executive Officer and Director
Betsy Atkins(2)(3)	65	Director
Deborah G. Ellinger(2)(3)	60	Director
Sandra L. Helton(1)(3)	69	Director
Philip A. Laskawy(3)	77	Director and Lead Independent Director
Mark J. Manoff(1)(4)	62	Director
Edward M. McNamara(1)(2)	54	Director
Steven Paladino(4)	61	Director
Ravi Sachdev(2)(4)	42	Director
David E. Shaw	67	Director and Chairman
Benjamin Wolin(2)(4)	43	Director

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Governance Committee
(4)	Member of our Strategy Committee

Listed below is the biographical information for each person who is a member of the Covetrus Board.

Benjamin Shaw was appointed our President and Chief Executive Officer and a director in February 2019 in connection with the Transactions. From May 2010 until such appointment, Mr. Shaw was the Chief Executive Officer and Co-Founder and until August 2018, president of Vets First Choice. Previously, Mr. Shaw co-founded Black Point Group and served as Partner from 2003 to 2017. Mr. Shaw holds a B.A. in Biology, Political Science and Environmental Studies from Bates College.

Betsy Atkins was appointed to the Covetrus Board in February 2019 in connection with the Transactions. Prior to such appointment, Ms. Atkins served from November 2016 as a member of the Vets First Choice Board. Ms. Atkins has served as Chief Executive Officer of Baja LLC, a venture capital firm, since 1994. Ms. Atkins served as Chairman and Chief Executive Officer of Clear Standards, Inc., a software company, from 2009 until its sale to SAP AG in 2010. She previously served as Chairman and Chief Executive Officer of NCI, Inc., a food manufacturing company, from 1991 through its sale in 1993. Ms. Atkins co-founded Ascend Communications, a manufacturer of communications equipment, in 1989, where she was also a member of the board of directors until its acquisition by Lucent Technologies in 1999. Ms. Atkins serves on the board of directors of Schneider Electric SE, SL Green Realty Corp., Volvo Car Group and Volvo Car AB, and Wynn Resorts. Ms. Atkins

previously served on the boards of directors of Darden Restaurants, Inc., from 2014 to 2015, HD Supply Holdings, Inc., an industrial distributor, from 2013 to 2018, Wix.com Ltd., from 2013 to 2014, Chico’s FAS, Inc., from 2004 to 2013 and SunPower Corporation, from 2005 to 2012. Ms. Atkins holds a B.A. from the University of Massachusetts, Amherst. Ms. Atkins’ depth of executive leadership experience and global business perspective from her service on other public company boards led to the conclusion that she should serve as a member of the Covetrus Board.

Deborah G. Ellinger was appointed to the Covetrus Board in February 2019 in connection with the Transactions. Ms. Ellinger was a Senior Advisor for The Boston Consulting Group (“BCG”), a consulting firm, Lead Independent Director of iRobot Corp, a technology company, and is the former CEO or President of four private-equity backed firms. She has been a Senior Advisor to BCG since June 2018, working primarily with their private equity team, and has served on the iRobot board since 2011, where she is also Chair of the nominating and governance committee and has sat on several other board committees. Her leadership roles include: President and Chief Executive Officer of Ideal Image, an aesthetic treatment company, from 2016 to 2018; Chairman and Chief Executive Officer of The Princeton Review, a test preparation company, from 2012 to 2014; President of Restoration Hardware from 2008 to 2009, and President and Chief Executive Officer of Wellness Pet Food from 2004 to 2008. Previously, she served as an Executive Vice President at CVS Pharmacy, a Senior Vice President at Staples, Inc., and was a partner at The Boston Consulting Group; she began her career with Mellon Financial Corporation. Ms. Ellinger has extensive additional board experience: from 2015 to 2017, she served as a director of Interpublic Group of Companies, sitting on the audit committee, compensation committee and finance committees at different times. She was also a member of the board of directors of National Life Group from 2007 to 2014 and served on its executive committee, audit committee and was Chair of its nominating and governance committee. She served on the board of Sealy, Inc. from 2010 to 2013, where she was a member of the compensation and audit committees. She has also sat on the boards of several private companies since 2004. Ms. Ellinger’s assignments have taken her all over the world; she has lived and worked in Europe, Asia and the United States. She holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge, England. Ms. Ellinger is also a qualified as a Barrister-at- Law in London, as a member of the Inner Temple. Ms. Ellinger’s extensive experience in international consumer-oriented businesses, including in the animal health and pharmacy markets, her experience with oversight of business strategy and her global business perspective led to the conclusion that she should serve as a member of the Covetrus Board.

Sandra L. Helton was appointed to the Covetrus Board in February 2019 in connection with the Transactions. Ms. Helton was Executive Vice President and Chief Financial Officer of Telephone and Data Systems, Inc. (“TDS”), a telecommunications organization that includes United States Cellular Corporation, from 1998 through 2006. In her role, Ms. Helton had responsibility for finance, information technology and other corporate functions. She also served on the boards of directors of both TDS and US Cellular Corporation. Prior to joining TDS, Ms. Helton spent over 20 years with Corning Incorporated, a technology company, where she held engineering, strategy and finance positions, including Senior Vice President and Treasurer from 1991 through 1997. She also served as Vice President and Corporate Controller of Compaq Computer Corporation from 1997 through 1998. Since 2001, Ms. Helton has served on the board of directors of Principal Financial Group, Inc., and is currently Chair of its audit committee and a member of its executive committee and finance committee. Since February 2018, she has been a director of OptiNose, Inc., and is Chair of its audit committee. Ms. Helton previously served as a director of Lexmark International, Inc., including as a member of its audit committee. Ms. Helton also previously served as a member of the board of directors of Covance, Inc. and as Chair of its audit and finance committee and a member of its nominating and governance committee. Ms. Helton is currently a trustee of two non-profit organizations, Northwestern Memorial Foundation (serving on its executive committee) and Chicago Architectural Foundation (serving as past Chair of its finance committee, Chair of its governance committee and member of its executive committee). Ms. Helton received a B. S. in mathematics from the University of Kentucky and a S.M. from Massachusetts Institute of Technology’s Sloan School with double majors in Finance and Planning & Control. Ms. Helton’s global executive experience in corporate strategy, finance, accounting and control, treasury, investments, information technology and other corporate administrative functions, as well as her extensive corporate governance experience, led to the conclusion that she should serve as a member of the Covetrus Board.

Philip A. Laskawy was appointed to the Covetrus Board in February 2019 in connection with the Transactions and serves as lead independent director. Mr. Laskawy joined the accounting firm of EY LLP (“EY”, formerly known as Ernst & Young LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at EY, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy is currently a director of Henry Schein, having served on the board since 2002 and as the Lead Independent Director since 2012. He is currently the Chair of Henry Schein’s nominating and governance committee and is a member of its audit committee. Since 2002, Mr. Laskawy has served as a member of the board of directors of Loews Corporation and as a member of its audit committee. Additionally, since 2008, he has served as a member of the board of directors of Lazard Ltd. and is Chair of its audit committee and a member of its compensation committee. Mr. Laskawy previously served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman and Vice Chairman of the International Accounting Standards Committee Foundation, which was created by the Securities and Exchange Commission and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. During the past five years, Mr. Laskawy served on the Board of Directors of General Motors Corporation and was the Non-Executive Chairman of Federal National Mortgage Association (Fannie Mae). Mr. Laskawy received a B.A. in Economics from Wharton School of the University of Pennsylvania. As a Certified Public Accountant with over 50 years of experience, Mr. Laskawy’s exceptional skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct led to the conclusion that he should serve as a member of the Covetrus Board.

Mark J. Manoff was appointed to the Covetrus Board in February 2019 in connection with the Transactions. Mr. Manoff was a partner of EY from 1990 until his retirement as Americas Vice Chair in 2017. During his time with EY, Mr. Manoff held various positions including New York Office Managing Partner and Northeast Region Managing Partner. He also founded and led the EY Center for Board Matters. Mr. Manoff is a member of the board of directors of The First Tee of Metropolitan New York, a youth development organization. In addition, Mr. Manoff was a member of the board of directors for Roundabout Theatre in New York City for approximately 10 years (through May 2018) and was chair of its audit committee during that period. Mr. Manoff serves on the Advisory Board (previously serving as Chair) at the University of Maryland’s Robert H. Smith School of Business, where he received his B.S. in Accounting. Mr. Manoff’s extensive experience in accounting and corporate governance led to the conclusion that he should serve as a member of the Covetrus Board.

Edward M. (Ted) McNamara was appointed to the Covetrus Board in February 2019 in connection with the Transactions. Prior to such appointment, Mr. McNamara served from June 2011 as a member of the Vets First Choice Board. He is the President of TeamLaunch, LLC, a venture-building company, which he cofounded in 2013. He is the Chief Financial Officer and director of RCW Inc. (dba M.Gemi), a luxury product company founded by TeamLaunch, LLC. Other TeamLaunch private portfolio companies where Mr. McNamara serves or has served as Secretary, Treasurer or director include Launch Kids, Inc. from December 2015 to December 2017; Follain Launch, Inc. from May 2016 to present; and Seed Leaf, LLC from December 2016 to present. Prior to founding TeamLaunch, Mr. McNamara served as an executive in residence at General Catalyst Partners from 2011 to 2013 and focused on consumer growth opportunities. Prior to that, he served as the Chief Financial Officer of Retail Convergence Inc. (dba Rue La La), a private-sale business and its predecessor Smartbargains Inc., from 2005 to 2011. Mr. McNamara served in a number of executive roles, including Chief Financial Officer, Chief Operating Officer, President and Interim Chief Executive Officer, at two operating businesses of Cendant Corporation from 1996 to 2004, including Wright Express, Inc. and Cendant’s Travel Distribution Division. Mr. McNamara was Chairman of the Board of Wright Express Financial Services, Inc, a banking company, from 1999 to 2001. Mr. McNamara served in a number of accounting, finance and administrative positions for Abex Inc., an aerospace manufacturing company, and its related company Fisher Scientific Corp., a biotechnology company, from 1993 to 1996. Mr. McNamara started his career with PriceWaterhouse, an accounting firm, from 1986 to 1993, in the audit and advisory group focused on public company audits and mergers and acquisitions, leaving as a manager in the audit practice. Mr. McNamara has also served as a member of the board of directors of, and a formal advisor to, Counter Brands, LLC (dba Beauty Counter), a cosmetics company, since 2014. Mr. McNamara holds a B.S. from Providence College. Mr. McNamara’s significant finance and management experience in high growth businesses as well as his deep current knowledge of Internet and digital based commerce across multiple industries led to the conclusion that he should serve as a member of the Covetrus Board.

Steven Paladino was appointed to the Covetrus Board in April 2018. Prior to the Transactions, Mr. Paladino served as Spinco’s President, Treasurer and Chief Financial Officer. Mr. Paladino has been Henry Schein’s Executive Vice President and Chief Financial Officer since 2000 and has served as a member of the Henry Schein Board since 1992. He started his career with Henry Schein in 1987. He is also a member of Henry Schein’s Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Paladino served as Senior Vice President and Chief Financial Officer, from 1990 to 1992, as Vice President and Treasurer and, from 1987 to 1990, as Corporate Controller. Before joining Henry Schein, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO USA, LLP. Mr. Paladino also served as a Nasdaq Listing and Hearing Review Council member. Mr. Paladino currently serves on the board of directors of MSC Industrial Direct Co., Inc., and is a member of its audit committee and compensation committee. He holds a B.A. from Bernard M. Baruch College. Mr. Paladino’s extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry led to the conclusion that he should serve as a member of the Covetrus Board.

Ravi Sachdev was appointed to the Covetrus Board in February 2019 in connection with the Transactions. Prior to such appointment, Mr. Sachdev served from July 2015 as a member of the Vets First Choice Board. As a Partner of the private equity firm CD&R since June 2015, Mr. Sachdev focuses on the healthcare sector. From November 2010 to May 2015, Mr. Sachdev was a Managing Director and Co-Head of Healthcare Services at J.P. Morgan Chase & Co., a financial services company. Prior to November 2010, Mr. Sachdev held the positions of Managing Director at Deutsche Bank Securities, Inc., an investment banking firm, from January 2009 until November 2010 and Director at Deutsche Bank AG from January 2007 until January 2009. Prior to joining Deutsche Bank AG in 2006 as a Vice President, Mr. Sachdev served as a Vice President at Peter J. Solomon Company, an investment banking firm, specializing in mergers and acquisitions in the healthcare sector, from 1998 to 2006. Mr. Sachdev serves on the Board of Directors of Healogics, Inc., Agilon Health, Inc., and naviHealth, Inc., a private technology enabled health services company. Mr. Sachdev holds a B.A. from the University of Michigan. Mr. Sachdev possesses knowledge of finance and the financial analytics used to measure business performance. Mr. Sachdev’s 20 years of professional experience in investment banking and private equity, thorough understanding of the financial issues affecting public companies, insights into business valuation and practical orientation with respect to acquisitions and integrations led to the conclusion that he should serve as a member of the Covetrus Board.

David E. Shaw was appointed to the Covetrus Board in February 2019 in connection with the Transactions and serves as the Chairman of the Covetrus Board. Mr. Shaw was the co-founder of Vets First Choice and served as chair of Vets First Choice Board from May 2010 until such appointment. Mr. Shaw is currently Managing Partner of Black Point Group, a private investment partnership. He founded and has led Black Point Group since January 2003. Mr. Shaw also founded IDEXX Laboratories, Inc. (“IDEXX”), a developer of products and services for the companion animal and veterinary industry. He served as Chief Executive Officer and board chair of IDEXX from 1984 to 2002. He has served on the board of directors of Itaconix PLC, a private company that creates functional polymers, from 2011 to present, and Modern Meadow, Inc., a private company that manufactures an environmentally friendly leather alternative, from 2014 to present. Mr. Shaw previously served on the board of directors of Ironwood Pharmaceuticals, Inc., a pharmaceutical company, from 2004 to 2014. Additionally, Mr. Shaw has served on the faculty of Harvard’s John F. Kennedy School of Government as well as on the non-profit boards of The Jackson Laboratory, the American Association for the Advancement of

Science (AAAS), the National Park Foundation, and the Aspen Institute’s Aspen High Seas Initiative. He began his career as a strategy consultant to consumer product, food, and agribusiness companies. Mr. Shaw earned his B.A. from the University of New Hampshire and MBA from the University of Southern Maine. He has been awarded honorary degrees by Colby College, Bates College, Maine College of Art, and the University of Southern Maine. As co-founder of Vets First Choice and a leader in the animal health industry, Mr. Shaw has significant knowledge of the business and market, and brings deep insight into organizational and strategic issues faced by Covetrus. It is for these reasons that it was determined he should serve as chair of the Covetrus Board.

Benjamin Wolin was appointed to the Covetrus Board in February 2019 in connection with the Transactions. Mr. Wolin currently serves as an advisor to 3L Capital LLC, a growth-stage private equity firm. Prior to his experience as an advisor, Mr. Wolin served as the Chief Executive Officer and Co-founder of Everyday Health, Inc., a communications and marketing platform for consumers, doctors and healthcare companies, and a member of its board of directors from 2002 to 2016. Mr. Wolin founded Everyday Health and served as its Chief Executive Officer from inception, through its initial public offering and sale in 2016. Mr. Wolin currently serves on the board of directors of Diplomat Pharmacy, Inc. and as Lead Independent Director of the board and a member of the audit committee and Chair of the nominating and corporate governance committee. Mr. Wolin also currently serves as Chairman of the board of Rockwell Medical, Inc., and as a member of the audit committee and nominating and governance committee. Mr. Wolin also currently serves as a member of the board of directors of Dance Biopharm, Frontline Medical Communications and SourceMedia, LLC. Mr. Wolin received his BA in History from Bowdoin College. Mr. Wolin’s extensive experience with digital healthcare, pharmacy, technology, and public company board governance and his financial and operating expertise led to the conclusion that he should serve as a member of the Covetrus Board.

Executive Officers

The following table sets forth the names, ages as of February 7, 2019 and positions of the individuals who are our executive officers following the completion of the Transactions. Each executive officer is employed by us pursuant to an employment agreement entered into in connection with the Transactions. We refer to each of these persons as our executive officers.

Name	Age	Position(s)
Benjamin Shaw	40	President, Chief Executive Officer and Director
Christine T. Komola	51	Executive Vice President and Chief Financial Officer
Erin Powers Brennan	48	Senior Vice President, General Counsel and Secretary
Russell Cooke	53	Senior Vice President and Operational Chief Financial Officer
Francis Dirksmeier	57	Senior Vice President and President, North America
David Christopher Dollar	53	Senior Vice President and President, Global Software Services
Michael Ellis	59	Senior Vice President and President, Europe
David Hinton	58	Senior Vice President and President, APAC and Emerging Markets
Timothy Ludlow	53	Senior Vice President and Chief Transformation Officer
Anthony Providenti	51	Senior Vice President, Corporate Development
Georgina Wraight	44	Senior Vice President and President, Global Prescription Management
James Young	60	Senior Vice President and Chief Human Resources Officer

Benjamin Shaw’s biography is set forth above under “—Board of Directors.”

Christine T. Komola was appointed our Executive Vice President and Chief Financial Officer in February 2019 in connection with the Transactions. From October 2018 until such appointment, Ms. Komola served as Executive Vice President and Chief Financial Officer of Vets First Choice. Prior to joining Vets First Choice, Ms. Komola served as Chief Financial Officer of Staples, Inc., an office supply company, which she first joined in 1997. Ms. Komola holds a B.S. in Business Administration, Accounting from Miami University.

Erin Powers Brennan was appointed our Senior Vice President, General Counsel and Secretary in February 2019 in connection with the Transactions. From April 2018 until such appointment, Ms. Brennan served as general counsel of Vets First Choice. Prior to joining Vets First Choice, Ms. Brennan was a partner at Morgan, Lewis & Bockius LLP, a law firm, where she worked from September 2013 to April 2018. Ms. Brennan holds a J.D. from Boston College Law School, an M.A. in Law and Diplomacy from the Tufts University Fletcher School of Law and Diplomacy and a B.A. in Government and Latin American Studies from Scrips College.

Russell Cooke was appointed our Senior Vice President and Operational Chief Financial Officer in February 2019 in connection with the Transactions. From July 2016 until such appointment, Mr. Cooke served as Vice President and CFO Global Animal Health for Henry Schein. He also previously served as CFO US Animal Health from 2014 to 2016, CFO European Animal Health from 2012 to 2014, and CFO UK Animal Health from 2010 to 2012. Mr. Cooke is a member of the Chartered Institute of Management Accountants and holds a B.A. (Hons) in Accounting and Finance.

Francis Dirksmeier was appointed our Senior Vice President and President, North America in February 2019 in connection with the Transactions. From January 2015 until such appointment, Mr. Dirksmeier was President, Henry Schein Animal Health at Henry Schein. From 2008 until January 2015, Mr. Dirksmeier worked at General Electric, a multinational conglomerate, serving as General Manager and GM Global Asset Management and Hospital Operations Management. Mr. Dirksmeier holds a B.A. in Business Management from Assumption College.

David Christopher Dollar was appointed our Senior Vice President and President, Global Software Services, in February 2019 in connection with the Transactions. From September 2015 until such appointment, Mr. Dollar served as President, Global Animal Health Practice Solutions at Henry Schein. From October 2014 to August 2015, Mr. Dollar was Chief Operating Officer at HealthMEDX, a software company, and from November 2011 through September 2014, Mr. Dollar served as President, Global Animal Health Practice Solutions at Henry Schein. Mr. Dollar holds a B.S. in Communications and Media Studies from Missouri State University.

Michael Ellis was appointed our Senior Vice President and President, Europe in February 2019 in connection with the Transactions. Prior to such appointment, Mr. Ellis served as Chief Financial Officer – Europe, General Manager and Vice President—Europe, and President—Europe of Henry Schein Animal Health at Henry Schein since April 2009. Mr. Ellis is a qualified Fellow Chartered Management Accountant, FCMA, and has a diploma in Business Studies from Sheffield University.

David Hinton was appointed our Senior Vice President and President APAC and Emerging Markets in February 2019 in connection with the Transactions. From April 2016 until such appointment, Mr. Hinton served as Vice President & Managing Director—ANZ, and from January 2011 to April 2016 as Vice President & Managing Director—UK, Ireland and France of Henry Schein Animal Health. Mr. Hinton holds a Post Graduate Diploma in Management Studies, and a Diploma in Marketing from the University of the West of England.

Timothy Ludlow was appointed our Senior Vice President and Chief Transformation Officer in February 2019 in connection with the Transactions. Prior to such appointment, Mr. Ludlow served from August 2018 as Chief Integration and Transformation Officer and, from March 2015 to August 2018, as Chief Financial Officer of Vets First Choice. From October 2012 to March 2015, Mr. Ludlow served as Chief Financial Officer of Pine State Trading Company, a beverage distribution company, and from April 2008 until September 2012, Mr. Ludlow served as Senior Vice President and Treasurer of C&S Wholesale Grocers. Mr. Ludlow is a qualified UK accountant, FCCA.

Anthony Providenti was appointed our Senior Vice President, Corporate Development in February 2019 in connection with the Transactions. Prior to such appointment, Mr. Providenti has served in a number of positions at Henry Schein since 2003, including Vice President, Corporate Business Development Group, and Vice President, Strategy and Development, Global Animal Health Group. Mr. Providenti holds a J.D. from Fordham University School of Law and a B.S. in Accounting from Lehigh University.

Georgina Wraight was appointed our Senior Vice President and President, Global Prescription Management, in February 2019 in connection with the Transactions. Prior to such appointment, Ms. Wraight served from August 2018 as President, and from January 2018 to August 2018, as Chief Operating Officer of Vets First Choice, and from November 2015 until August 2017, she served as Chief Operating Officer of the Rockport Company, a shoe manufacturer. From September 2012 to November 2015, Ms. Wraight served as Group Chief Financial Officer and then as Chief Operating Officer of Highline United & Modern Shoe Company. Ms. Wraight is a qualified Fellow Chartered Management Accountant, FCMA.

James Young was appointed our Senior Vice President and Chief Human Resources Officer in February 2019 in connection with the Transactions. From November 2018 until such appointment, Mr. Young served as Senior Vice President and Chief Human Resources Officer of Vets First Choice. Prior to joining Vets First Choice, Mr. Young served as Chief Human Resources Officer at Aptuit, LLC from April 2013 to August 2017. From May 2010 to February 2013, he served as co-founder and Chief Operating Officer of Ruckus Media Group. Mr. Young holds a B.A. in Philosophy and Political Science from Fairleigh Dickinson University.

Covetrus Board Composition and Director Independence

For the first three years following the Merger, until the 2022 annual meeting of stockholders, the Covetrus Board will be divided into three classes, serving staggered terms of one, two and three years, respectively. The first class of directors includes two directors designated by Henry Schein and one director designated by Vets First Choice whose terms will expire at the 2020 annual meeting of stockholders. The second class of directors includes two directors designated by Henry Schein and two directors designated by Vets First Choice whose terms will expire at the 2021 annual meeting of stockholders. The third class of directors includes two directors designated by Henry Schein and two directors designated by Vets First Choice whose terms will expire at the 2022 annual meeting of stockholders. Following the 2022 annual meeting of stockholders, each director will be elected annually and will hold office for a one-year term until the next annual meeting of stockholders.

Name	Class
Sandra L. Helton	I
David E. Shaw	I
Benjamin Wolin	I
Betsy Atkins	II
Mark J. Manoff	II
Edward M. McNamara	II
Steven Paladino	II
Benjamin Shaw	III
Deborah G. Ellinger	III
Philip A. Laskawy	III
Ravi Sachdev	III

The Covetrus Board includes eight independent directors as determined in accordance with the criteria for independence required by Nasdaq. Henry Schein designated five independent directors and Vets First Choice designated three independent directors. Henry Schein designated the lead independent director. After the Effective Time, the number of directors may be determined from time to time by resolution of the Covetrus Board adopted by the affirmative vote of two-thirds of the entire Covetrus Board in accordance with the Covetrus amended and restated by-laws, whether or not there exist any vacancies.

Any vacancies or newly created directorships will be filled in accordance with the Covetrus amended and restated by-laws. Each director will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

Our Chairman and lead independent director will serve in such positions until the 2022 annual meeting of stockholders and, until such time, may only be removed, and his or her successor may only be elected, by the affirmative vote of two-thirds of the entire Covetrus Board. Following the 2022 annual meeting of stockholders, the Chairman and lead independent director will be elected annually by a majority of the entire Covetrus Board.

Committees of the Covetrus Board

The Covetrus Board has the following committees: an Audit Committee; a Compensation Committee; a Nominating and Governance Committee; and a Strategy Committee. Members will serve on these committees until their resignation or until otherwise determined by the Covetrus Board. The charters for the Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategy Committee are all available on our website at www.covetrus.com.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee is responsible for the following: sole responsibility for oversight of the independent auditors’ qualifications, independence and performance; the engagement, retention and compensation of the independent auditors; reviewing the scope of the annual audit; reviewing and discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviewing our risk assessment and risk management processes; establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and approving audit and permissible non-audit services provided by our independent auditor.

The following people were appointed to our Audit Committee: Sandra Helton, who is the chair of the committee; Mark Manoff; and Edward McNamara. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of the persons who were appointed to our Audit Committee is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq.

Compensation Committee

Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee evaluates annually, in consultation with the board of directors, the performance of our chief executive officer, reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans.

The following people were appointed to our Compensation Committee: Betsy Atkins, who is the chair of the committee; Deborah Ellinger; Edward McNamara; Ravi Sachdev; and Benjamin Wolin. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and Nasdaq.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, the identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. In addition, our Nominating and Governance Committee oversees our corporate governance guidelines, approves our committee charters, contributes to succession planning and periodically reviews our organizational documents.

The following people were appointed to our Nominating and Governance committee: Philip Laskawy, who is the chair of the committee; Deborah Ellinger; Sandra Helton; and Betsy Atkins. All of the members of our governance and nominating committee are independent under the applicable rules and regulations of Nasdaq.

Strategy Committee

Our Strategy Committee is an advisory committee responsible for, among other things, reviewing and implementing our management’s strategic business development plan initiatives, responding to emerging issues related to business development, monitoring the strategic and financial outcomes of business development initiatives, and evaluating post-transaction audits to track performance.

The following people were appointed to our Strategy Committee: Ravi Sachdev, who is the chair of the committee; Mark Manoff; Steven Paladino; Benjamin Shaw; and Benjamin Wolin.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors that applies to our executive officers, including the principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, directors, employees and others acting on our behalf. A copy of the Code of Business Conduct and Ethics for Employees, Executive Officers and Directors is available on our website. We will promptly disclose any substantive changes to or waiver of, together with reasons for any waiver of, this code granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, and our directors by posting such information on our website.

COMPENSATION OF DIRECTORS

We have not yet paid any compensation to the individuals who will become our directors.

The non-management members of our Board will be paid annual directors’ fees in the amount of $285,000, consisting of $60,000 in cash and $225,000 in equity or other equity-linked compensation. In 2019, each of the non-management chair of our Board and the lead independent director will receive additional fees in the amount of $200,000 in cash. Additional annual cash stipends are as follows: (i) $90,000 for the non-management chair of our Board; (ii) $60,000 for the lead independent director; (iii) $30,000 for the Audit Committee chair; (iv) $25,000 for the Compensation Committee chair; (v) $15,000 for the Nominating and Governance Committee chair; (vi) $15,000 for the Strategy Committee chair; (vii) $15,000 for each member of the Audit Committee (other than the chair); (viii) $12,500 for each member of the Compensation Committee (other than the chair); (ix) $7,500 for each member of the Nominating and Governance Committee (other than the chair); and (x) $7,500 for each member of the Strategy Committee (other than the chair). The stipend amounts and form of equity awards are subject to the determination of our Board in establishing and approving the final director compensation policy.

EXECUTIVE COMPENSATION

We have not yet paid any compensation to the individuals who will become our named executive officers, and we have not yet made any determinations with respect to the compensation of such named executive officers, other than as expressly described herein. The historical compensation paid by the Henry Schein Animal Health Business and Vets First Choice to our named executive officers is not indicative of the future compensation of those executives. Accordingly, we have not included information regarding compensation and other benefits paid to those executives by the Henry Schein Animal Health Business or Vets First Choice, as the case may be, during 2017 or prior years.

In connection with the Transactions, the compensation committee of the Henry Schein Board retained Willis Towers Watson plc (“WTW”) and the compensation committee of the Vets First Choice Board retained PricewaterhouseCoopers LLP (“PWC”) and Radford, a business unit of Aon plc (“Radford”), to provide market intelligence and analysis relating to named executive officer compensation. PWC also provided market intelligence and analysis with respect to our executive compensation program. After considering the intelligence and analysis provided by WTW, PWC and Radford, the Henry Schein Animal Health Business and Vets First Choice evaluated and determined the appropriate process for establishing named executive officer compensation, the appropriate design of our executive compensation program, and the initial compensation and severance arrangements of our Chief Executive Officer and our other named executive officers, each of which is contingent upon the completion of the Transactions, and each of which is described below.

Our Compensation Committee oversees the compensation of our Chief Executive Officer and our other named executive officers. With respect to base salaries, annual incentive compensation and any long-term incentive awards, the Compensation Committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on our competitive marketplace and our need to create appropriate incentive and retention arrangements. The Compensation Committee will continue to analyze our executive compensation program and the appropriate compensation and benefits, if any, that we will make available to our named executive officers. If determined to be necessary or appropriate by the Compensation Committee, the Compensation Committee will retain a compensation consultant to provide advice and support to the committee in the design and implementation of our executive compensation program.

The discussion below may contain forward-looking statements about executive compensation and benefits that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Transactions may differ materially from the currently planned programs summarized in this discussion.

Compensation Philosophy

Our compensation philosophy is described below. Our Compensation Committee will periodically review and consider this philosophy and may make adjustments as it determines are necessary or appropriate. Our current compensation philosophy aims to achieve the following:

•	retain key leadership and talent;

•	align executives with investors and our long-term vision and growth strategy;

•	ensure line-of-sight to our key performance measures and results;

•	promote internal equity across grades, departments and geographies in a transparent and sustainable manner; and

•	focus on challenging performance goals to creatively drive solutions and develop tools to support significant growth.

Primary Elements of Expected Compensation from Covetrus

Our executive compensation program consists of the following key elements:

Base Salary. Base salary is the fixed element of a named executive officer’s annual cash compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. Each of our named executive officers are paid a base salary. The base salaries set forth in the employment agreements that were entered into by our named executive officers, and described more fully below, are based on the intelligence and analysis provided by PWC and Radford with input from Henry Schein. Factors our Compensation Committee considers in making determinations about the base salaries for our named executive officers following the completion of the Transactions include the named executive officer’s position, responsibilities associated with that position, length of service, experience, expertise, knowledge and qualifications, market factors, the industry in which we operate and compete, recruitment and retention factors, the named executive officer’s individual compensation history, salary levels of the other members of our executive team and similarly situated executives at comparable companies, and our overall compensation philosophy.

Annual Non-Equity Incentive Compensation. Our named executive officers are also eligible for annual bonus compensation, which is intended to motivate the named executive officers to achieve short-term company performance goals, to align named executive officers’ interests with those of our stockholders and to reward the named executive officers for individual achievements. Our Compensation Committee has adopted an annual incentive plan and annual bonus framework for our named executive officers as described more fully below. See “—Annual Incentive Plan” below. The respective employment arrangements of our named executive officers, which are described in more detail below, provide for a specified target annual bonus opportunity.

Long-Term Equity-Based Awards. Our named executive officers are eligible to participate in our long-term equity incentive compensation programs, which are designed to motivate named executive officers to achieve long-term performance goals and to ensure goal alignment with our stockholders. The amount and timing of any long-term equity-based incentive compensation to be paid or awarded to our named executive officers will be determined by our Compensation Committee. The respective employment agreements of our named executive officers, which are described in more detail below, provide for annual long-term incentive opportunities, which were developed based on the intelligence and analysis provided by PWC and Radford with input from Henry Schein. In 2019, 50% of each equity grant to a named executive officer will be in the form of performance-based stock options, and the remaining 50% of such grant will be in the form of full value awards (which may be in the form of restricted stock or restricted stock units). Any equity incentive awards granted, paid or awarded to our named executive officers will generally be granted pursuant to a new equity incentive plan, the terms of which are described below under “—2019 Plan.”

Employment Agreements

We have entered into employment agreements with each of our named executive officers effective as of February 7, 2019.

Certain key terms applicable to each of the employment agreements are described below.

The employment agreements with each of our named executive officers entitle the executive to an annual base salary and annual target bonus opportunity, which for 2019 will equal a percentage of the executive’s annual base salary. The employment agreements provide that each named executive officer is eligible to participate in our long-term incentive equity compensation program. In 2019, 50% of each equity grant under the long-term incentive equity compensation program to a named executive officer will be in the form of performance-based stock options, and the remaining 50% of such grant will be in the form of full value awards (which may be in the form of restricted stock or restricted stock units). Each employment agreement has an initial three-year term and will automatically renew for a one-year period on each anniversary thereafter unless notice of non-renewal is given 60 days (90 days for our Chief Executive Officer) prior to the expiration of the renewal date or it is otherwise terminated pursuant to its terms.

In the event a named executive officer is terminated by us without cause or resigns for good reason, subject to the applicable executive’s timely execution and nonrevocation of a release of claims in our favor, the executive will be entitled to receive continued base salary for a certain number of months, a pro-rated annual bonus amount based on the executive’s target bonus opportunity and continued medical, dental and vision coverage pursuant to COBRA at the active employee rate, if elected, up to a certain number of months. If the executive’s termination occurs during the period commencing on the date that is two months prior to (or the earlier date of execution of a definitive agreement with respect to a change of control) and ending 12 months following a change in control (a “Change in Control Termination”), subject to the executive’s timely execution and nonrevocation of a release of claims in our favor, the executive is entitled to receive the following in lieu of the severance benefits described in the previous sentence: (i) a multiple of the executive’s base salary plus target bonus opportunity, paid in regular payroll installments over a certain period following the executive’s employment termination date; (ii) up to a certain number of months of continued medical, dental and vision coverage pursuant to COBRA at the active employee rate, if elected; and (iii) accelerated vesting of the executive’s time-based equity awards and pro-rated vesting of awards subject to performance-based vesting conditions at the greater of (x) target-level performance and (y) actual performance, in each case through the later of the executive’s termination date or the date of the change in control.

Subject to the key terms described above, terms of the employment agreement with each named executive officer are as follows:

Benjamin Shaw

Mr. Shaw’s employment agreement governs the terms and conditions of his employment as our Chief Executive Officer. Mr. Shaw’s employment agreement entitles Mr. Shaw to an annual base salary of $835,000 and an annual target bonus opportunity, which for 2019 equals 100% of Mr. Shaw’s annual base salary. Under the terms of his employment agreement, Mr. Shaw is eligible to participate in our long-term incentive equity plan. The value of Mr. Shaw’s initial grant under the long-term incentive equity plan will be equal to $3,500,000, of which fifty percent (50%) will be in the form of performance-based stock options, and the remaining fifty percent (50%) will be in the form of full value awards. If Mr. Shaw is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), he is entitled to receive continued base salary for twenty-four months, a pro-rated annual bonus, and continued COBRA coverage for eighteen months. If Mr. Shaw experiences a Change in Control Termination, he is entitled to receive two times his base salary plus target bonus opportunity, COBRA coverage for eighteen months, and the equity acceleration described above.

Mr. Shaw received a $927,671 transaction bonus on Friday, December 28, 2018 and used a portion of such bonus to repay in full the promissory note between Mr. Shaw and Vets First Choice. See “Certain Relationships and Related-Party Transactions—Promissory Note with Benjamin Shaw” for details of the promissory note with Mr. Shaw.

Christine Komola

Ms. Komola’s employment agreement governs the terms and conditions of her employment as our Executive Vice President and Chief Financial Officer. Ms. Komola’s employment agreement entitles her to an annual base salary of $650,000 and an annual target bonus opportunity, which for 2019 equals 75% of Ms. Komola’s annual base salary. Ms. Komola’s initial grant under our long-term incentive equity plan will be equal to $1,500,000. Ms. Komola is also entitled to receive a “new hire” grant under our long-term incentive equity plan in an amount equal to approximately $1,250,000. Ms. Komola is entitled to reimbursement of certain relocation expenses, in an amount not to exceed $250,000, together with reimbursement of certain short-term living expenses prior to her relocation. If Ms. Komola is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Ms. Komola is entitled to receive continued base salary for eighteen months, a pro-rated annual bonus, and continued COBRA coverage for eighteen months. If Ms. Komola experiences a Change in Control Termination, she is entitled to receive one and one half times her base salary plus target bonus opportunity, COBRA coverage for eighteen months, and the equity acceleration described above.

Francis Dirksmeier

Mr. Dirksmeier’s employment agreement governs the terms and conditions of his employment as our Senior Vice President and President, North America. Mr. Dirksmeier’s employment agreement entitles him to an annual base salary of $450,000 and an annual target bonus opportunity, which for 2019 equals 60% of Mr. Dirksmeier’s annual base salary. Mr. Dirksmeier’s initial grant under our long-term incentive equity plan will be equal to $675,000. If Mr. Dirksmeier is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Dirksmeier is entitled to receive continued base salary for twelve months, a pro-rated annual bonus, and continued COBRA coverage for twelve months. If Mr. Dirksmeier experiences a Change in Control Termination, he is entitled to receive a multiple of one times his base salary plus target bonus opportunity, COBRA coverage for twelve months, and the equity acceleration described above.

David Christopher Dollar

Mr. Dollar’s employment agreement governs the terms and conditions of his employment as our Senior Vice President and President, Global Software Services. Mr. Dollar’s employment agreement entitles him to an annual base salary of $400,001 and an annual target bonus opportunity, which for 2019 equals 60% of Mr. Dollar’s annual base salary. Mr. Dollar’s initial grant under our long-term incentive equity plan will be equal to $600,000. If Mr. Dollar is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Dollar is entitled to receive continued base salary for twelve months, a pro-rated annual bonus, and continued COBRA coverage for twelve months. If Mr. Dollar experiences a Change in Control Termination, he is entitled to receive a multiple of one times his base salary plus target bonus opportunity, COBRA coverage for twelve months, and the equity acceleration described above.

Georgina Wraight

Ms. Wraight’s employment agreement governs the terms and conditions of her employment as our Senior Vice President and President, Global Prescription Management. Ms. Wraight’s employment agreement entitles her to an annual base salary of $400,001 and an annual target bonus opportunity, which for 2019 equals 60% of Ms. Wraight’s annual base salary. Ms. Wraight’s initial grant under our long-term incentive equity plan will be equal to $600,000. If Ms. Wraight is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Ms. Wraight is entitled to receive continued base salary for twelve months, a pro-rated annual bonus, and continued COBRA coverage for twelve months. If Ms. Wraight experiences a Change in Control Termination, she is entitled to receive a multiple of one times her base salary plus target bonus opportunity, COBRA coverage for twelve months, and the equity acceleration described above.

Terms Applicable to All Employment Agreements with NEOs

The employment agreements described above contain restrictive covenants pursuant to which the named executive officers have agreed to refrain from competing with us or soliciting our employees or customers for a 12-month period following the executive’s termination of employment.

Payments and benefits under the employment agreements are reduced to the maximum amount that does not trigger the excise tax under Code sections 280G and 4999 unless the named executive officer would be better off (on an after-tax basis) if the named executive officer received all payments and benefits and paid all excise and income taxes.

For purposes of the employment agreements:

•

“cause” generally means, subject to certain notice requirements and cure rights, the executive’s: (i) knowing and material dishonesty or fraud committed in connection with the executive’s employment; (ii) theft, misappropriation or embezzlement of our funds; (iii) repeatedly negligently performing or repeatedly negligently failing to perform, or willfully refusing to perform, the executive’s duties to us (other than a failure resulting from the executive’s incapacity due to physical or mental illness); (iv) conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with the executive’s employment) the effect of which is likely to adversely affect us or our affiliates; (v) material breach of any of the provisions or covenants set forth in the employment agreement; or (vi) a material breach of our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors.

•

“good reason” generally means, subject to certain notice requirements and cure rights, (i) material diminution of the executive’s authority, duties or responsibilities; (ii) a relocation of our offices at which the executive is principally employed to a location more than fifty miles from the location of such offices immediately prior to the relocation; (iii) a material diminution in the executive’s base salary; (iv) non-renewal of the employment agreement; or (v) any action or inaction that constitutes a material breach by us of a material provision of the employment agreement.

•	“change in control” has the meaning set forth in our 2019 Omnibus Incentive Compensation Plan.

Annual Incentive Plan

Our Compensation Committee has adopted the Covetrus Annual Incentive Plan (the “AIP”). The AIP provides pay for performance incentive compensation to our employees, including our named executive officers, rewarding them for their contributions to us with incentive compensation based on attainment of pre-determined corporate and individual performance goals, as applicable.

Our Compensation Committee designates participants in the AIP for each performance period. Our Compensation Committee may establish corporate performance goals and individual performance goals for our named executive officers under the AIP. The Compensation Committee may subsequently adjust the performance goals to take into account such unanticipated circumstances or significant events as our Compensation Committee determines.

Each named executive officer’s incentive award opportunity is expressed as a target award level, which may be a percentage of annualized base salary or a set dollar amount. The incentive awards may be paid in cash or equity or any other form of consideration as determined by our Compensation Committee. Incentive awards, if any, are expected to be paid as soon as administratively practicable after the end of the performance period. Generally, our named executive officers will need to be actively employed on the date awards are paid to receive an award.

Our Compensation Committee is responsible for administering the AIP and has full discretionary authority under the AIP and the authority to take any actions it deems necessary or advisable in carrying out its duties thereunder, including delegating their authority under the AIP.

Stock Plans

To provide stock-based incentives to employees, consultants, advisors and directors to encourage them to promote the success of our business, the Vets First Choice Board previously adopted the Direct Vet Marketing, Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which was amended most recently on February 13, 2018.

Our Board has adopted, and Henry Schein, as the sole stockholder at the time of such adoption has approved, the 2019 Omnibus Incentive Compensation Plan (the “2019 Plan”) and the Employee Stock Purchase

Plan (the “ESPP”). The 2019 Plan and the ESPP were effective on February 7, 2019. We assumed the 2010 Plan shortly following the Closing. Thereafter, no additional grants were made or will be made under the 2010 Plan. Outstanding grants under our 2010 Plan will continue in effect according to their terms, other than that they will be amended so that all awards outstanding will become awards with respect to our common stock, and the shares underlying outstanding grants under our 2010 Plan will be issued or transferred under the 2010 Plan.

We expect to grant equity awards under the 2019 Plan from time to time, but we have not yet determined the schedule or amount of such grants.

2010 Plan

The 2010 Plan was approved by the Vets First Choice Board in 2010.

Purpose and Types of Grants. The purpose of the 2010 Plan is to attract and retain employees, non-employee directors and consultants, and advisors. The 2010 Plan provides for the issuance of various equity awards, although there are only stock options currently outstanding. As of December 31, 2018, options to purchase an aggregate of approximately 4,305,201 shares of our common stock were outstanding under the 2010 Plan. The terms of the 2010 Plan will continue to govern outstanding stock option awards granted thereunder.

Plan Administration. The Vets First Choice Board, or a committee thereof, has the authority to manage and control the administration of the 2010 Plan. In particular, the administrator has the authority to determine the persons to whom the awards are granted, determine the exercise price of each stock option, and determine the number of shares of common stock subject to each award. The Vets First Choice Board no longer has such authority and our Compensation Committee has authority to manage, control and administer the outstanding stock option awards under the 2010 Plan.

Stock Options. The 2010 Plan permits the grant of stock options to purchase shares of common stock that are non-qualified stock options, and stock options intended to qualify as incentive stock options under Section 422 of the Code. The terms of each option under the 2010 Plan, including the exercise price and methods of payment, have been determined by the administrator. Each stock option is exercisable at such times and subject to such terms and conditions as the Vets First Choice Board may specify in the applicable option agreement; provided, however, that no stock option will be granted with a term in excess of ten years. In the event of a reorganization event, the administrator may take actions providing that each stock option will be assumed or substituted, or that such stock option will become exercisable, realizable or deliverable, or that restrictions applicable to the stock option will lapse, all pursuant to the terms of the 2010 Plan. The administrator may at any time provide that any stock option will become immediately exercisable in whole or in part, free of some or all restrictions or conditions.

2019 Plan

Purpose and Types of Grants. The purpose of the 2019 Plan is to attract and retain employees, non-employee directors and consultants, and advisors. The 2019 Plan provides for the issuance of incentive stock options, non-qualified stock options, stock awards, stock units, stock appreciation rights, other stock-based awards and cash awards. The 2019 Plan is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration. The 2019 Plan is administered by our Compensation Committee, and the Compensation Committee determines all of the terms and conditions applicable to grants under the 2019 Plan. Our Compensation Committee also determines who will receive grants under the 2019 Plan and the number of shares of common stock that will be subject to grants, except that grants to members of our Board must be authorized by a majority of our Board. Our Compensation Committee may delegate authority under the 2019 Plan to one or more subcommittees as it deems appropriate. Subject to compliance with applicable law and Nasdaq requirements, the Compensation Committee (or our Board or a subcommittee, as applicable) may delegate all or part of its authority to our Chief Executive Officer, as it deems appropriate, with respect to grants to employees or key advisors who are not executive officers under Section 16 of the Exchange Act. Our Compensation Committee, our Board, any subcommittee or the Chief Executive Officer, as applicable, that has authority with respect to a specific grant will be referred to as “the committee” in this description of the 2019 Plan.

Shares Subject to the Plan. Subject to adjustment, our 2019 Plan authorizes the issuance or transfer of up to 10% of the number of shares of our common stock outstanding on the effective date of the 2019 Plan. During the term of the 2019 Plan (excluding extensions), the share reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2020, by an amount equal to 4% of the total number of outstanding shares of common stock on the last trading day in December of the immediately prior calendar year or such lesser amount as determined by our Board.

If any shares of our common stock are surrendered in payment of the exercise price of an option or stock appreciation right, the number of shares available for issuance under the 2019 Plan will be reduced only by the net number of shares actually issued upon exercise and not by the total number of shares for which such option or stock appreciation right is exercised. If shares of our common stock are withheld in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant, or the issuance of our common stock, then the number of shares of our common stock available for issuance under the 2019 Plan will be reduced by the net number of shares issued, vested or exercised under such grant. If any grants are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such grants will also be available for future grants. In addition, shares of our common stock issued under grants made pursuant to assumption, substitution or exchange of previously granted awards of a company that we acquire will not reduce the number of shares of our common stock available under the 2019 Plan. Available shares under a stockholder approved plan of an acquired company may be used for grants under the 2019 Plan and will not reduce the share reserve, subject to compliance with the applicable stock exchange rules and the Code.

Individual Limits. Subject to adjustment, the committee may not grant stock options, stock awards, stock units, stock appreciation rights or other stock-based awards to any employee or key advisor that in any year exceed 0.5% of the number of shares of our common stock outstanding on the effective date of the 2019 Plan, in the aggregate. This limit on grants to employees or key advisors shall be increased to two times the otherwise applicable limit with respect to grants that are made on or around the date of hire to a newly hired employee. The maximum aggregate grant date value of shares of common stock granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, shall not exceed $500,000 in total value.

Adjustments. In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the committee will make adjustments as it deems appropriate in: the maximum number of shares of common stock reserved for issuance as grants; the maximum number and kind of shares that may be granted to any individual in any year; the number and kind of shares covered by outstanding grants; the number and kind of shares that may be issued under the 2019 Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of stock appreciation rights; and the performance goals or other terms and conditions as the committee deems appropriate.

Eligibility and Vesting. All of our employees are eligible to receive grants under the 2019 Plan. In addition, our non-employee directors and key advisors who perform services for us may receive grants under the 2019 Plan. The committee determines the vesting and exercisability terms of awards granted under the 2019 Plan.

Options. Under our 2019 Plan, the committee determines the exercise price of the options granted and may grant options to purchase shares of our common stock in such amounts as it determines. The committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to our employees. Anyone eligible to participate in the 2019 Plan may receive a grant of non-qualified stock options. The exercise price of a stock option granted under the 2019 Plan cannot be less than the fair market value of a share of our common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. The aggregate number of shares of common stock that may be issued or transferred under the 2019 Plan pursuant to incentive stock options under Section 422 of the Code may not exceed 10% of the number of shares of common stock outstanding on the effective date of the 2019 Plan.

The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the committee, the exercise price may be paid: by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option that have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The committee will determine in the grant instrument under what circumstances and during what time periods a participant may exercise an option after termination of employment.

Stock Appreciation Rights. Under the 2019 Plan, the committee may grant stock appreciation rights, which may be granted separately or in tandem with any option. Stock appreciation rights granted with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. Stock appreciation rights granted with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The committee will establish the base amount of the stock appreciation right at the time the stock appreciation right is granted, which will be equal to or greater than the fair market value of a share of our common stock as of the date of grant.

If a stock appreciation right is granted in tandem with an option, the number of stock appreciation rights that are exercisable during a specified period will not exceed the number of shares of our common stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related stock appreciation rights will terminate, and upon the exercise of a stock appreciation right, the related option will terminate to the extent of an equal number of shares of our common stock. Generally, stock appreciation rights may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a stock appreciation right, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the stock appreciation right. The appreciation of a stock appreciation right will be paid in shares of our common stock, cash or both.

The term of a stock appreciation right cannot exceed ten years from the date of grant. In the event that on the last day of the term of a stock appreciation right, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the stock appreciation right will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Stock Awards. Under the 2019 Plan, the committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a participant will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. Dividends with respect to stock awards that vest based on performance shall vest if and to the extent that the underlying stock award vests, as determined by the committee. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Restricted Stock Units. Under the 2019 Plan, the committee may grant restricted stock units to anyone eligible to participate in the 2019 Plan. Restricted stock units are phantom units that represent shares of our common stock. Restricted stock units become payable on terms and conditions determined by the committee and will be payable in cash, shares of common stock, or a combination thereof, as determined by the committee. All unvested restricted stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Cash Awards. Under the 2019 Plan, the committee may grant cash awards to our employees who are executives or other key employees. The committee will determine which employees will receive cash awards and the terms and conditions applicable to each cash award, including the criteria for vesting.

Performance Awards. Under the 2019 Plan, the committee may grant performance awards in the form of either performance shares or performance units. The terms and conditions of the performance awards will be determined by the committee, and, unless the committee determines otherwise, the grant, vesting and/or exercisability of performance awards will be conditioned in whole or in part on the achievement in whole or in part of performance goals during a performance period as selected by the committee. The performance goals may be either on a company-wide basis or, as relevant, concerning one or more affiliates, divisions, departments, regions, functions or business units.

Other Stock-Based Awards. Under the 2019 Plan, the committee may grant other types of awards that are based on, or measured by, our common stock, and granted to anyone eligible to participate in the 2019 Plan. The committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our common stock or a combination of the two.

Dividend Equivalents. Under the 2019 Plan, the committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under the 2019 Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The committee will determine whether dividend equivalents will be paid currently or accrued as contingent cash obligations. Dividend equivalents may be paid in cash or shares of our common stock. The committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Dividend equivalents with respect to stock units or other stock-based awards that vest based on performance shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid as determined by the committee.

Change of Control. If we experience a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Unless a grant instrument provides otherwise, if a participant’s employment is terminated by the surviving corporation without cause upon or within 12 months following a change of control, the participant’s outstanding grants will fully vest as of the date of termination; provided that if the vesting of any grants is based, in whole or in part, on performance, the applicable grant instrument will specify how the portion of the grant that becomes vested upon a termination following a change in control will be calculated.

If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the committee may take any of the following action without the consent of any participant:

•

determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents immediately lapse;

•	pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, cash awards or dividend equivalents;

•

require that participants surrender their outstanding stock options and stock appreciation rights in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of our common stock; provided, however, if the per share fair market value of our common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

•

after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change of control under the 2019 Plan occurs if:

•	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then- outstanding voting securities;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we consummate a complete liquidation or dissolution; or

•	a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals. The committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the 2019 Plan. The committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding. All grants under the 2019 Plan are subject to applicable U.S. federal (including FICA), state and local, foreign or other tax withholding requirements. We may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant.

The committee may permit or require that our tax withholding obligation with respect to grants paid in our common stock be paid by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities, or as otherwise determined by the committee. In addition, the committee may, in its discretion, and subject to such rules as the committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability. Except as permitted by the committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The committee may provide in a grant instrument that a participant may transfer non-qualified stock options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination. Our Board may amend or terminate our 2019 Plan at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with stockholder approval, the 2019 Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2019 Plan.

Stockholder Approval. Except in connection with certain corporate transactions, including stock dividends, stock splits, a recapitalization, a change in control, a reorganization, a merger and a spin-off, stockholder approval is required (i) to reduce the exercise price or base price of outstanding stock options or stock appreciation rights, (ii) to cancel outstanding stock options or stock appreciation rights in exchange for the same type of grant with a lower exercise price or base price, and (iii) to cancel outstanding stock options or stock appreciation rights that have an exercise price or base price above the current price of a share of our common stock, in exchange for cash or other securities, each as applicable.

Establishment of Sub-Plans. Our Board may, from time to time, establish one or more sub-plans under the 2019 Plan to satisfy applicable blue sky, securities or tax laws of various jurisdictions. Our Board may establish such sub-plans by adopting supplements to the 2019 Plan setting forth limitations on the committee’s discretion and such additional terms and conditions not otherwise inconsistent with the 2019 Plan as our Board deems necessary or desirable. All such supplements will be deemed part of the 2019 Plan, but each supplement will only apply to participants within the affected jurisdiction.

Clawback. Subject to applicable law, the committee may provide in any grant instrument that if a participant breaches any restrictive covenant agreement between the participant and us, or otherwise engages in activities that constitute cause (as defined in the 2019 Plan) either while employed by, or providing services to, us or within a specified period of time thereafter, all grants held by the participant will terminate, and we may rescind any exercise of an option or stock appreciation right and the vesting of any other grant and delivery of shares upon such exercise or vesting, as applicable on such terms as the committee will determine, including the right to require that in the event of any rescission:

•	the participant must return the shares received upon the exercise of any option or stock appreciation right or the vesting and payment of any other grants; or

•

if the participant no longer owns the shares, the participant must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the participant transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

The committee may also provide for clawbacks pursuant to a clawback policy, which our Board may in the future adopt and amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the participant.

Employee Stock Purchase Plan

Qualified Plan. The ESPP enables eligible employees to purchase shares of our common stock at a discount. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

Authorized Shares. We have initially reserved 2% of the number of shares of our common stock outstanding on the effective date of the ESPP for issuance under the ESPP. The share reserve will increase automatically on the first trading day of January of each calendar year, beginning with the first calendar year following the consummation of the Transactions, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to an annual maximum of 2,000,000 shares.

Plan Administration. The ESPP is administered by our Compensation Committee. The term “plan administrator,” as used in this summary, means our Compensation Committee to the extent it is acting within the scope of its administrative authority under the ESPP.

Eligible Participants. Our employees (and those of participating affiliates) who are regularly expected to work more than 20 hours per week for more than five months per calendar year are eligible to participate in the ESPP. However, the plan administrator may waive one or both of these service requirements prior to the start of the applicable offering period.

Payroll Deductions. Under the ESPP, eligible employees are able to acquire shares of our common stock by accumulating funds through payroll deductions. Eligible employees are able to select a rate of payroll deduction between 1% and 15% of their eligible compensation, unless the plan administrator establishes a different maximum percentage prior to the start date of the applicable offering period.

Offering Periods. The ESPP provides for a series of offering periods under which participating employees are automatically granted a nontransferable purchase right to purchase shares of our common stock in that offering period using their accumulated payroll deductions. Each individual who is an eligible employee on the start date of an offering period under the ESPP may enter that offering period only on such start date. The first offering period under the ESPP will commence on a date to be determined by the Compensation Committee. Purchases occur at the end of each six-month period within the offering period, unless determined otherwise by the plan administrator prior to the start of the applicable offering period (the purchase interval). Our Compensation Committee has the discretion to change the commencement date of each offering period. In no event may an offering period exceed 27 months. An employee’s participation automatically ends upon termination of employment for any reason.

Limitation on Purchase. Prior to the start date of the applicable offering period, and subject to the limitations described below, the plan administrator shall determine the maximum number of shares that a participant can purchase on each purchase date within that offering period.

Under no circumstances will purchase rights be granted under the ESPP to any eligible employee if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or any parent or subsidiary.

In addition, prior to the start of an offering period, the plan administrator shall determine the maximum number of shares purchasable in total by all participants during an offering period. The plan administrator has the authority, prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares purchasable per participant.

Accrual Limitations. No participant will have the right to purchase shares of our common stock in an amount that, when aggregated with the shares subject to purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year, have a fair market value of more than $25,000, determined as of the first day of the applicable offering period.

Purchase Price. The purchase price for shares of our common stock purchased under the ESPP will be established by the plan administrator at the start of the offering period, but will not be less than 85% of the lower of the fair market value of our common stock on (i) the start date of the offering period to which the purchase date relates and (ii) the purchase date.

Adjustment. If there is any change to our common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, reincorporation, exchange of shares, spin-off transaction or other change affecting our outstanding common stock without our receipt of consideration, or should the value of outstanding shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then the plan administrator will equitably adjust (i) the maximum number and class of securities issuable under the ESPP, (ii) the maximum number and/or class of securities by which the share reserve is to increase each calendar year pursuant to the automatic share increase provisions of the ESPP, (iii) the maximum number and class of securities purchasable per participant during any offering period and on any one purchase date during that offering period, (iv) the maximum number and class of securities purchasable in total by all participants under the ESPP on any one purchase date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the plan administrator deems appropriate, and such adjustments will be final, binding and conclusive.

Change in Control. If we experience a change in control (as defined in the ESPP), each outstanding purchase right will automatically be exercised, immediately prior to the effective date of the change in control. However, the applicable limitation on the number of shares of common stock purchasable per participant will continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of common stock purchasable in total by all participants.

Amendment; Termination. Unless it is terminated earlier by our Board, the ESPP will terminate on the earliest of (i) the last business day in the month before the tenth anniversary of the effective date of the ESPP, (ii) the date on which all shares available for issuance under the ESPP have been sold pursuant to purchase rights exercised under the ESPP and (iii) the date on which all purchase rights are exercised in connection with a change in control. Our Board may amend, suspend or terminate the ESPP at any time, subject to any stockholder approval required under applicable law and Nasdaq requirements.

Potential Payments Upon Termination

Each of the employment agreements with our named executive officers provide for certain payments and benefits upon a separation from us. See “—Employment Agreements” above for details of the payments and benefits payable upon a separation.

Except as expressly set forth in the employment agreements with our named executive officers with respect to a Change in Control Termination, the consequences of a termination of employment upon any equity awards granted to our named executive officers will be determined by our Compensation Committee as provided in the 2019 Plan and applicable award agreements.

PRINCIPAL AND SELLING STOCKHOLDERS

The table below sets forth the beneficial ownership of our common stock as of February 7, 2019. As of February 7, 2019, approximately 111,193,212 shares of our common stock are issued and outstanding.

The following table provides information with respect to the beneficial ownership of our common stock by the following:

•	each of our named executive officers;

•	each of our directors;

•	all directors and executive officers as a group;

•	each person known to beneficially own more than 5% of our common stock (excluding the selling stockholders); and

•	the selling stockholders.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is February 7, 2019. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated, the address for each person is c/o Covetrus, Inc., 7 Custom House Street, Portland, Maine 04101.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering(1)
Name and Address of Beneficial Owner	Number	Percentage		Number	Percentage
Named Executive Officers and Directors
Benjamin Shaw(2)	1,276,534	1.1%	—	1,276,534	1.1%
Christine Komola	—	*	—	—	*
Francis Dirksmeier	—	*	—	—	*
David Christopher Dollar	685	*	—	685	*
Georgina Wraight(3)	28,638	*	—	28,638	*
Betsy Atkins(4)	157,047	*	—	157,047	*
Deborah G. Ellinger	—	*	—	—	*
Sandra L. Helton	—	*	—	—	*
Philip A. Laskawy	1,058	*	—	1,058	*
Mark J. Manoff	—	*	—	—	*
Edward M. McNamara(5)	134,049	*	—	134,049	*
Steven Paladino(6)	39,421	*	—	39,421	*
Ravi Sachdev	—	*	—	—	*
David E. Shaw(7)	2,129,625	1.9%	—	2,129,625	1.9%
Benjamin Wolin	—	*	—	—	*
All directors and executive officers as a group (22 persons)(8)	3,994,259	3.6%	—	3,994,259	3.6%
5% Stockholders (Excluding the Selling Stockholders):
CD&R VFC Holdings, L.P.(9)	11,265,198	10.1%	—	11,265,198	10.1%
The Vanguard Group, Inc.(10)	6,525,826	5.9%	—	6,525,826	5.9%
The Selling Stockholders:
Morgan Stanley Investment Management Inc.(11)	8,721,692	7.8%	8,721,692	—	*
SCHF (M) PV, L.P.(12)	1,829,150	1.6%	1,829,150	—	*
SCHF CIF, L.P.—CIF 2018-A Series(13)	457,287	*	457,287	—	*

*	Represents less than 1%
(1)	Assumes the sale by the selling stockholders of all shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
(2)

Represents (i) 964,928 shares owned directly and over which Benjamin Shaw has sole voting and dispositive power and, (ii) 311,606 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of February 7, 2019.

(3)	Represents 28,638 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of February 7, 2019.
(4)	Represents 157,047 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of February 7, 2019.
(5)

Represents (i) 55,504 shares owned directly and over which Edward McNamara has sole voting and dispositive power and (ii) 78,545 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of February 7, 2019.

(6)	Represents (i) 36,749 shares owned directly and over which Steven Paladino has sole voting and dispositive power and (ii) 2,672 shares held in a 401(k) Plan account.
(7)

Represents (i) 2,069,263 shares owned directly and over which David Shaw has sole voting and dispositive power, (ii) 55,438 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of February 7, 2019 and (iii) 4,924 shares over which David Shaw has shared voting and dispositive power as Managing Partner of Black Point Group LLC.

(8)

Includes (i) with respect to all directors and Named Executive Officers, (a) 3,135,783 shares, directly or indirectly, beneficially owned and (b) 631,274 shares that are currently exercisable or that will become exercisable within 60 days of February 7, 2019 and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 126,171 shares, directly or indirectly, beneficially owned and (b) 101,031 shares that are currently exercisable or that will become exercisable within 60 days of February 7, 2019.

(9)

CD&R VFC Holdings, L.P. (“CD&R Stockholder”) is the beneficial owner of 11,265,198 shares of common stock that, as of February 7, 2019, are held directly by CD&R Stockholder. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of CD&R Stockholder, may be deemed to beneficially own the shares of common stock in which CD&R Stockholder has beneficial ownership. CD&R Holdings GP expressly disclaims beneficial ownership of the shares of common stock in which CD&R Stockholder has beneficial ownership. Investment and voting decisions with respect to the shares of common stock held by CD&R Stockholder or CD&R Holdings GP are made by an investment committee of limited partners of CD&R Associates IX, L.P., currently consisting of more than ten individuals, each of whom is also an investment professional of Clayton, Dubilier & Rice, LLC (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the shares of common stock directly held by CD&R Stockholder. Such persons expressly disclaim such beneficial ownership. The principal office of the CD&R Stockholder is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(10)

The principal office of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The foregoing information regarding the stock holdings of Vanguard is based on an amended Schedule 13G relating to Vanguard’s ownership of Henry Schein common stock filed by Vanguard with the SEC on February 12, 2018.

(11)

Includes 299,503 shares to be held by Inception Trust; 3,882,112 shares to be held by Morgan Stanley Institutional Fund, Inc.—Growth Portfolio; 1,545,048 shares to be held by Morgan Stanley Investment Funds US Growth Fund; 93,409 shares to be held by Morgan Stanley Variable Insurance Fund, Inc.—Mid Cap Growth Portfolio; 638,602 shares to be held by Morgan Stanley Multi Cap Growth Trust; 411,228 shares to be held by Morgan Stanley Institutional Fund Trust—Mid Cap Growth Portfolio; 170,596 shares to be held by Master Trust for Defined Contribution Plans of American Airlines, Inc., US Airways, Inc., and Affiliates; 575,719 shares to be held by Growth Trust; 121,668 shares to be held by Johnson & Johnson Pension and Savings Plans Master Trust; 42,039 shares to be held by Lawrencium Atoll Investments Ltd; 746,751 shares to be held by Brighthouse Funds Trust I—Morgan Stanley Mid Cap Growth Fund; and 195,017 shares to be held by Morgan Stanley Variable Insurance Fund, Inc.—Growth Portfolio. The foregoing information regarding the anticipated holdings of Morgan Stanley Investment Management Inc. and its affiliates is based on the Share Sale Agreement. As permitted by the Share Sale Agreement, the allocation of shares amongst the entities set forth in this footnote is subject to change at or prior to Closing. The address for each of these entities is c/o Morgan Stanley Investment Management Inc. 522 Fifth Avenue, New York, New York 10036.

(12)

SCHF (M) PV, L.P. (“PV”) is the beneficial owner of 1,829,150 shares of common stock that, as of February 7, 2019, are held directly by PV. SCHF (GPE), LLC (“GPE”), as the general partner of PV, may be deemed to beneficially own the shares of common stock in which PV has beneficial ownership. GPE, and its managing members, expressly disclaim beneficial ownership of the shares of common stock in which PV has beneficial ownership interest.

(13)

SCHF CIF, L.P.—CIF 2018-A Series (“CIF”) is the beneficial owner of 457,287 shares of common stock that, as of February 7, 2019, are held directly by CIF. SCHF (GPE), LLC (“GPE”), as the general partner of CIF, may be deemed to beneficially own the shares of common stock in which CIF has beneficial ownership. GPE, and its managing members, expressly disclaim beneficial ownership of the shares of common stock in which CIF has beneficial ownership interest.

PLAN OF DISTRIBUTION

We are registering the Shares covered by this prospectus to permit the selling stockholders to conduct public or private secondary trading of these Shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the Shares will be the purchase price of the Shares less any discounts and commissions.

We will not pay any brokers’ discounts and commissions in connection with the registration and sale of the Shares covered by this prospectus by the selling stockholders. The selling stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of the Shares to be made directly or through agents.

The Shares offered by this prospectus may be sold from time to time to purchasers directly by the selling stockholders. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales, to the extent permitted by law;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange of otherwise;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The selling stockholders may also sell the Shares short and deliver the Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those Shares. The selling stockholders may also loan or pledge the Shares to broker-dealers that in turn may sell such Shares. The selling stockholders may also transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Shares from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

At the time a particular offering of the Shares is made, a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus, if required, will be distributed, which will set forth the name of the selling stockholders, the aggregate amount of Shares being offered and the terms of the offering, including, to the extent required, any discounts, commissions and other terms constituting compensation from the selling stockholders and any other material information. We may suspend the sale of Shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale of the Shares offered by this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling stockholders will sell any or all of the Shares under this prospectus. Further, we cannot assure you that the selling stockholders will not transfer, distribute, devise or gift the Shares by other means not described in this prospectus. In addition, any Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders and any other person participating in the sale of the Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

With respect to those Shares being registered pursuant to the Registration Rights Agreement, we have agreed to indemnify or provide contribution to the selling stockholders and all of their officers, directors and control persons, as applicable. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We agreed to cause the registration statement of which this prospectus is a part to remain effective for the period set forth in the Registration Rights Agreement.

Once sold under the registration statement of which this prospectus forms a part, the Shares will be freely tradeable in the hands of persons other than our affiliates.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Indemnification Agreements

Pursuant to the terms of the Merger Agreement, we have agreed to indemnify (and maintain policies of directors’ and officers’ liability insurance for) certain parties, including all of our past and present directors or officers, for a period of at least six years following the Closing in respect of acts or omissions relating to the Transactions and occurring at or prior to the consummation of the Merger. In addition, we have entered into separate indemnification agreements with each of the Covetrus directors and executive officers. Under these indemnification agreements, we, subject to certain limitations, have agreed to indemnify our directors and executive officers against certain liabilities arising out of service as a director of Covetrus.

The employment agreements with our executive officers also include indemnification provisions pursuant to which we have agreed to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as an executive officer of Covetrus.

Promissory Note with Benjamin Shaw

In May 2016, Benjamin Shaw, Chief Executive Officer and Co-Founder of Vets First Choice, acquired restricted common stock of Vets First Choice pursuant to an award agreement under the 2010 Plan, which provides for the purchase of 292,179 shares of restricted common stock of Vets First Choice. As payment for the stock, Benjamin Shaw issued a promissory note to Vets First Choice in the principal amount of $452,877.45, with an interest rate of 1.5% per annum, and entered into a pledge agreement pursuant to which the shares of restricted common stock were pledged as collateral for the promissory note. Benjamin Shaw repaid all amounts due and payable under the promissory note, or approximately $470,679, on December 28, 2018.

Compensation and Employment Arrangements

Compensation and employment arrangements for our directors and named executive officers are described elsewhere in this prospectus. See “Compensation of Directors” and “Executive Compensation.”

Material Contracts

Other than as disclosed in this prospectus, there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between us and any of our affiliates.

Policies and Procedures for Related-Party Transactions

Our Board has approved policies and procedures with respect to the review and approval of certain transactions between us and Related Parties, which we refer to as our “Related-Party Transaction Policy.” The following is a summary of material provisions of our Related-Party Transaction Policy. Pursuant to the terms of our Related-Party Transaction Policy, any Related-Party Transaction (as defined below) will be required to be reported to the chair of the audit committee of our Board. The audit committee will then be required to review and decide whether to approve any such Related-Party Transaction.

For the purposes of our Related-Party Transaction Policy, a “Related-Party Transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest.

For the purposes of our Related-Party Transaction Policy, a “Related Party” is defined as: any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any of the foregoing persons; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 675,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of February 7, 2019, there are 111,193,212 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

The following descriptions of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws are intended as summaries only and are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

Holders of our common stock are entitled:

•	to cast one vote for each share of common stock held of record on all matters submitted to a vote of the stockholders;

•

to receive, on a pro rata basis, dividends and distributions, if any, that our Board may declare out of legally available funds, subject to preferences that may be applicable to our preferred stock, if any, then outstanding; and

•

upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. See “Dividend Policy.”

The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. Our common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

The holders of our common stock are not entitled to vote on any amendments to our amended and restated certificate of incorporation that relate solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together with holders of one or more other such series, to vote thereon pursuant to our amended or restated certificate of incorporation or the DGCL.

Our common stock is listed on Nasdaq under the symbol “CVET.”

Preferred Stock

Under our amended and restated certificate of incorporation, our Board has the authority, by resolution and without approval by our stockholders, to issue from time to time shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and other terms and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of our authorized preferred stock are outstanding. Because our Board has the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of our common stock and could delay, discourage or prevent a takeover of us even if a change of control of us would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

Our amended and restated by-laws provide that annual stockholder meetings will be held at a date, time and place, if any, as selected by resolution adopted by a majority of our entire Board or, if duly authorized by the affirmative vote of a majority of our entire Board, by a committee thereof, or by the Chairman of our Board (if delegated such authority by resolution adopted by a majority of our entire Board). To the extent permitted under applicable law, we may conduct stockholder meetings by remote communications, including by webcast. Our amended and restated certificate of incorporation provides that the first annual stockholder meeting will take place in 2020.

Voting

The affirmative vote of holders of a majority of the outstanding shares of our capital stock present, in person or by proxy, at any annual or special meeting of stockholders and entitled to vote will decide all matters voted on by stockholders at such meeting, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control.

Anti-Takeover Effects of our Certificate of Incorporation and By-laws

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that might be in a stockholder’s best interest, including an attempt that might result in the receipt of a premium over the market price for shares of our common stock. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board, which could result in an improvement of the terms of any offer.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated by-laws provide that a special meeting of stockholders may be called only by (i) the Chairman of our Board, (ii) a majority of our entire Board, (iii) our lead independent director or (iv) our Chief Executive Officer.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that any action that may be taken at any meeting of stockholders may not be taken by written consent of stockholders in lieu of a meeting (except as may otherwise expressly be provided by the terms of any series of shares of preferred stock permitting the holders of such series to act by written consent).

Classified Board

Our amended and restated certificate of incorporation provides for a board of directors divided into three classes, serving staggered terms of one, two and three years, respectively (for the first three years following February 7, 2019 until the 2022 annual meeting of stockholders). The first class of directors, which is serving a one-year term expiring at the 2020 annual meeting of stockholders, includes two directors designated by Henry

Schein and one director designated by Vets First Choice. The second class of directors, which is serving a two-year term expiring at the 2021 annual meeting of stockholders, includes two directors designated by Henry Schein and two directors designated by Vets First Choice. The third class of directors, which is serving a three-year term expiring at the 2022 annual meeting of stockholders, includes two directors designated by Henry Schein and two directors designated by Vets First Choice. Vacancies on our Board will be filled by our Board in accordance with our amended and restated by-laws.

Ownership Limitation

In order to minimize the likelihood that an acquisition of our capital stock by one or more persons (or coordinating groups of persons) after the Distribution could be part of a plan or series of related transactions that includes the Distribution, our amended and restated certificate of incorporation generally prohibits, for the two-year period following the Distribution, direct or indirect beneficial ownership (taking into account applicable ownership provisions of the Code), and any agreement, understanding, or substantial negotiations to acquire beneficial ownership, by any person or persons of more than the applicable Ownership Limitation of our outstanding common stock or any other class or series of outstanding stock. A transfer for this purpose includes not only direct transfers, but also other direct and indirect changes in beneficial ownership. In addition, in general, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Our Board may increase or decrease the relevant Ownership Limitation if it determines that such increase or decrease is advisable to help us maintain the tax-free treatment of the Distribution under Section 355 of the Code and other conditions are met.

Any attempted transfer of our capital stock which, if effective, would result in violation of the relevant Ownership Limitation will be null and void ab initio, and will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. We will designate a trustee of the trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the trust. Shares-in-trust will remain issued and outstanding shares. The trustee will receive all distributions on the shares-in-trust and will hold such distributions in trust for the exclusive benefit of the beneficiary. The trustee will vote all shares-in-trust during the period they are held in trust and, subject to Delaware law, will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. To the fullest extent permitted by law, the transferee will be deemed to have consented to the trustee taking such actions.

The trustee of the trust will be empowered to sell the shares-in-trust to a qualified person selected by the trustee and to distribute to the applicable prohibited owner an amount equal to the lesser of (1) the sales proceeds received by the trust for such shares-in-trust or (2) (A) if the prohibited owner was a transferee for value, the price paid by the prohibited owner for such shares-in-trust or (B) if the prohibited owner was not a transferee or was a transferee but did not give value for the shares-in-trust, the market price on the day of the event causing the shares to be held in trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any amount received by the trustee in excess of the amount to be paid to the prohibited owner will be distributed to the beneficiary of the trust. In the event that the shares-in-trust shall have been sold by the purported transferee in an open market transaction, such sale will be deemed to have been made on behalf of the trustee and all of the net profit, if any, from such sale shall be paid by the purported transferee to the trustee for the exclusive benefit of the charitable beneficiary. The purported transferee of the shares-in-trust will have no right to share in any profit that may be realized in respect of such shares.

Any person who acquires or attempts to acquire (or who enters into or attempts to enter into any agreement, understanding, arrangement or substantial negotiations to acquire) shares in violation of the foregoing restriction or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on the qualification of the Distribution for its intended tax-free treatment under Section 355 of the Code and to ensure compliance with the relevant Ownership Limitation.

For so long as the ownership restriction is in effect, on or prior to January 31 of each calendar year, every person or persons who own five percent (5%) or more of the issued and outstanding shares of any class or series of our capital stock shall provide to us such information as we may reasonably request to determine the effect, if any, on such person or persons’ ownership of capital stock on the Distribution’s qualification for tax-free status under Section 355 of the Code and to ensure compliance with the relevant Ownership Limitation.

Our Board has the power to waive the relevant Ownership Limitation for specific transfers after following procedures set out in our amended and restated certificate of incorporation. However, other than in respect of certain transfers that meet certain requirements described in our amended and restated certificate of incorporation, our Board is not obligated to grant a waiver.

The ownership restriction is intended to help preserve the tax-free treatment of the Distribution under Section 355 of the Code, but it is possible the restriction could depress the price of shares of our common stock, and, in certain circumstances while the ownership restriction is in effect, could inhibit proxy contests to change our Board or delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our stock or that might otherwise be in the best interest of our stockholders.

Removal of Directors

Our amended and restated certificate of incorporation provides that directors may be removed only upon the affirmative vote of holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote and, until the 2022 annual meeting of stockholders, directors may be removed only for cause.

Stockholder Advance Notice Procedure

Our amended and restated by-laws include an advance notice procedure for stockholders to make nominations of candidates for election as directors before an annual or special meeting of our stockholders or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, a stockholder meeting must timely deliver to our secretary at our principal executive offices a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a stockholder meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

For annual meetings of stockholders, to be timely, the stockholder’s notice to nominate persons for election as directors or to bring other business must be delivered to our secretary at our principal executive offices no earlier than 120 days nor later than 90 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our Secretary no earlier than 120 days before the meeting and no later than the later of (x) 90 days prior to the meeting and (y) the tenth day following the day on which notice of the date of the annual meeting was mailed or a public announcement of the date of the such meeting is first made by us.

For special meetings of stockholders for the purpose of electing directors called pursuant to our amended and restated certificate of incorporation and amended and restated by-laws, to be timely, the stockholder’s notice to nominate persons for election as directors must be delivered to our secretary at our principal executive offices no earlier than 120 days before the special meeting and no later than the later of (x) 90 days prior to the meeting and (y) the tenth day following the day on which notice of the date of the special meeting was mailed or on which a public announcement of the date of the such meeting is first made by us (whichever occurs first).

Amendment to Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation provides that it may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote at any annual or special meeting of stockholders.

In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that our by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of our entire Board (except to the extent our amended and restated by-laws require a different vote), or by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote.

These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

Section 203 of the DGCL

We are governed by Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock (an “Interested Stockholder”) for a period of three years following the date the person became an Interested Stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an Interested Stockholder is approved in a prescribed manner. Accordingly, we are subject to the anti-takeover effects of Section 203.

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	any unlawful payment of dividends or unlawful stock purchase or redemption under Section 174 of the DGCL; or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for personal liability under one of the aforementioned exceptions for which personal liability may not be eliminated under the DGCL. These provisions, however, do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty, nor do these provisions alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action may be successful and if so, might have benefited us and our stockholders.

Our amended and restated certificate of incorporation requires us to indemnify our directors and officers and other persons serving as a director, officer, employee or other agent of another entity at our request (each such director, officer or person, an “Indemnitee”), to the fullest extent not prohibited by the DGCL and other applicable law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with threatened, pending or completed legal proceedings because of the Indemnitee’s position with us or another entity at our request, subject to various conditions. Under the DGCL, to receive indemnification, the Indemnitee must have acted in good faith and in what was reasonably believed to be a lawful manner not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not required, however, in a legal proceeding initiated by the person seeking indemnification unless our Board authorized the proceeding prior to its initiation by resolution adopted by the affirmative vote of a majority of our entire Board.

Our amended and restated certificate of incorporation also requires us to advance expenses to Indemnitees to enable them to defend against legal proceedings to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding against an Indemnitee brought by us and approved by resolution adopted by a majority of our entire Board alleging willful and deliberate breaches in bad faith of such person’s fiduciary duty to us or our stockholders or any claim for which indemnification is excluded under our amended and restated certificate of incorporation, the DGCL or other applicable law. Our amended and restated certificate of incorporation also provides that, if the DGCL so requires, the payment of expenses in advance of the final disposition of a proceeding will only be made upon delivery to us of an undertaking, by or on behalf of the applicable director or officer, to repay any expenses advanced by us if it is ultimately determined by final and non-appealable judicial decision that such person is not entitled to indemnification.

We entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreement provides our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated certificate of incorporation, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce, to the fullest extent permitted by the DGCL or other applicable law, any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to, or acquired, created or developed by, or that otherwise come into the possession of, any of our non-employee directors, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of our non-employee directors will generally be liable to us for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such non-employee director pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us unless such corporate opportunity is expressly offered to such non-employee director expressly and solely in his or her capacity as one of our directors. Our amended and restated certificate of incorporation also provides that any person purchasing or otherwise acquiring any interest in any shares of our stock will be deemed to have notice of and consented to these provisions.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Selected Forum in the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers, employees or stockholders, (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated by-laws or as to which the DGCL confers jurisdiction on the Selected Forum, (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, (v) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated by-laws, or (vi) any other action asserting an “internal corporate claim” under Section 115 of the DGCL. If a stockholder files any of the preceding actions in a court other than a court located within the State of Delaware (a “Foreign Action”), such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the Selected Forum in connection with any action brought in such court to enforce the choice of forum provision and (y) having service of process made upon such stockholder in any such enforcement action by service upon the stockholder’s counsel (as such stockholder’s agent) in the foreign action. By acquiring or holding any interest in shares of our capital stock, a person is deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. We may consent in writing to alternative forums.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The principal terms of our financing regarding the Term Loan Facility and the Revolving Facility (each as defined below) are summarized below.

General

We entered into (a) a new five-year Term Loan A facility (the “Term Loan Facility”) in the amount of $1.2 billion, the proceeds of which were primarily used to finance the Transactions and (b) a new five-year revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”) in an aggregate principal amount of $300 million (the “Revolving Commitment”), a portion of which is available for the issuance of letters of credit by certain lenders under the Revolving Facility, and which can also be used to finance the working capital needs and general corporate purposes of us, our subsidiaries and affiliates.

Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), we are permitted to add one or more incremental term loan facilities to the Facilities and/or increase commitments under the Revolving Facility in an aggregate principal amount not to exceed (i) the greater of (x) $265 million and (y) an amount equal to pro forma trailing four quarter EBITDA plus (ii) an additional amount as will not cause the consolidated net senior secured leverage ratio after giving effect to the incurrence of such additional amount to exceed 3.25:1.0 (calculated by (x) treating any junior lien or unsecured debt incurred in reliance on this clause (ii) as if it were senior secured indebtedness and (y) in the case of any revolving commitments in reliance on this clause (ii) as if loans thereunder were drawn in full on such date).

Term Loan A Facility and Revolving Facility

$1.2 billion of the Term Loan Facility was borrowed on February 7, 2019. The Term Loan Facility was required to be drawn in a single drawing on February 7, 2019. Amounts borrowed under the Term Loan Facility may not be reborrowed.

Up to $300 million under the Revolving Facility is available on a revolving basis commencing after February 7, 2019 and ending on February 7, 2024. A portion of the Revolving Facility equal to $35 million is available for the issuance of letters of credit.

The Term Loan Facility will mature February 7, 2024 and, following February 7, 2020, shall be repayable in equal quarterly installments in an aggregate amount equal to 5% per annum of the original principal amount of the Term Loan Facility. The Revolving Facility will mature on February 7, 2024.

We may elect that the amounts borrowed under the Facilities bear interest at a rate per annum equal to (a) LIBOR plus a margin based on our consolidated net total leverage ratio or (b) the alternate base rate, which will be the highest of (x) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect, (y) 0.50% in excess of the overnight federal funds rate and (z) the eurodollar rate applicable for an interest period of one month plus 1.00%, plus a margin based on our consolidated net total leverage ratio.

We are required to pay a commitment fee on the average daily unused portion of the Revolving Facility, calculated at a rate per annum based on our consolidated net total leverage ratio, payable quarterly in arrears.

Prepayments

Voluntary prepayments of borrowings under the Facilities and voluntary reductions of the unutilized portion of the commitments under the Revolving Facility are permitted at any time, subject to minimum principal amount requirements and subject to reimbursement of the lenders’ redeployment costs actually incurred in the case of a prepayment of adjusted Eurodollar borrowings other than on the last day of the relevant interest period.

In addition, loans under the Term Loan Facility are required to be prepaid from (a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets by us and our restricted subsidiaries (including insurance and condemnation proceeds) in excess of a certain dollar amount and subject to certain exceptions and reinvestment rights; and (b) 100% of the net cash proceeds from issuances or incurrences of debt (other than debt permitted to be incurred under the Term Loan Facility) by us and our subsidiaries.

In addition, extensions of credit under the Revolving Facility are required to be prepaid if (a) the aggregate extensions of credit exceed the aggregate Revolving Commitment at any time or (b) the aggregate exposure in respect of the letters of credit obligations exceeds 105% of $35 million at any time, in each case, in the amount of such excess.

Covenants, Representations and Warranties

The Facilities contain customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following activities of us and our subsidiaries: the incurrence of additional indebtedness; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; making investments; repurchase, prepayment or redemption of subordinated and junior lien indebtedness; agreeing to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers; incurrence of additional liens; transfer or sale of assets; consolidation, merger, sale or other disposition of all or substantially all of our assets; entering into certain transactions with affiliates; designation any of our subsidiaries as unrestricted subsidiaries; changes to our fiscal periods; entry into certain hedging agreements; changes to our primary lines of business; certain amendments to the Merger Agreement and the Contribution and Distribution Agreement; and making of negative pledges. The negative covenants are subject to customary exceptions. In addition, the Facilities contain financial covenants requiring (i) compliance with a maximum consolidated net total leverage ratio as of the last day of any fiscal quarter and (ii) compliance with a minimum consolidated net interest coverage ratio as of the last day of any fiscal quarter.

Guarantee and Security

All obligations under the Facilities are guaranteed by each direct and indirect wholly owned material U.S. restricted subsidiary of us, other than certain excluded subsidiaries. All obligations of us and each guarantor are secured by a perfected security interest in substantially all tangible and intangible assets of us and each guarantor, including the capital stock of us and the capital stock of each U.S. subsidiary of each borrower and each guarantor, and 65% of each series of capital stock of any non-U.S. subsidiary held directly by us or any guarantor, subject to customary exceptions.

Events of Default

Events of default under the Facilities are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of shares of our common stock by a Non-U.S. Holder (as defined below). This discussion deals only with shares of our common stock held as capital assets by Non-U.S. Holders who purchased shares of our common stock for cash in this offering by the selling stockholders. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of shares of our common stock by prospective Non-U.S. Holders in light of their specific facts and circumstances. In particular, this discussion does not address all of the U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in special tax situations, including banks, insurance companies or other financial institutions, governments or agencies, instrumentalities, or controlled entities thereof, dealers in securities, persons that will hold more than 5% of our common stock, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), entities or arrangements that are treated as grantor trusts or otherwise as flow-through entities or arrangements for U.S. federal income tax purposes (or holders of beneficial interests therein), a person that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment, individuals present in the United States for 183 days or more, U.S. expatriates and former citizens or long-term residents of the United States, or persons that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as Medicare, estate or gift tax), any state, local or non-U.S. tax considerations, or the impact of any tax treaty. Prospective investors should consult their own tax advisors about the tax consequences of the purchase, ownership and disposition of shares of our common stock in light of their own particular circumstances, including the tax consequences under U.S. federal, state, local, non-U.S., estate, gift and other tax laws and the possible effects of any changes in applicable tax laws or the impact of any tax treaty.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a person that is otherwise not subject to U.S. federal income tax on a net income basis in respect of shares of our common stock. A Non-U.S. Holder does not include entities or arrangements that are treated as partnerships or otherwise as flow-through for U.S. federal income tax purposes (or partners or beneficial owners therein).

This discussion is based on the federal income tax laws of the United States as set forth in the Code, existing and proposed Treasury regulations, and administrative and judicial interpretations thereof, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Dividends

As described above in the section entitled “—Dividend Policy,” we do not currently expect to declare or pay dividends on our common stock for the foreseeable future. However, if we do make distributions with respect to shares of our common stock, a distribution of cash or property with respect to shares of our common stock generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of a Non-U.S. Holder’s investment, up to the Non-U.S. Holder’s tax basis in its shares of our common stock, and thereafter as a capital gain subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Common Stock.” Any distributions will also be subject to the discussions below under “—Foreign Account Tax Compliance Act” and “—Information Reporting and Backup Withholding”.

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, our withholding agents generally will be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to a Non-U.S. Holder, unless the Non-U.S. Holder has furnished a valid IRS Form W-8BEN or IRS Form W-8BEN-E or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such payments and the applicable withholding agent does not have actual knowledge or reason to know to the information contained in such forms or documentary evidence is incorrect.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our common stock.

Sale, Exchange or Other Taxable Disposition of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless we are or have been a United States real property holding corporation for U.S. federal income tax purposes and a Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the disposition (or, if shorter, during the period a Non-U.S. Holder held our common stock), more than 5% of our common stock.

We believe we are not and do not currently anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under these rules to include many entities that may not typically be thought of as financial institutions) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. FATCA imposes a 30% withholding tax on “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity unless (i) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied or (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner and other specified requirements are satisfied. “Withholdable payments” will include dividends on our common stock. The IRS has issued proposed regulations, on which taxpayers may rely, that excludes gross proceeds from the sale or disposition of stock from the application of withholding tax under FATCA and related administrative guidance. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors should consult their own tax advisors regarding these rules.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. A Non-U.S. Holder may be subject to backup withholding for dividends paid to it unless the Non-U.S.

Holder certifies under penalty of perjury that the Non-U.S. Holder is not a U.S. person (for instance, by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting and backup withholding, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to information reporting (but generally not to backup withholding), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (for instance, by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (for instance, by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the Shares being sold pursuant to this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Boston, Massachusetts.

EXPERTS

The financial statements of Henry Schein Animal Health Business as of December 30, 2017 and December 31, 2016 and for each of the three years in the period ended December 30, 2017 included in the Registration Statement of which this prospectus forms a part have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere in this Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Direct Vet Marketing, Inc. (d/b/a Vets First Choice) and subsidiaries as of December 31, 2017 and December 31, 2016 and the results of its operations and cash flows for the three years ended December 31, 2017, December 31, 2016 and January 2, 2016, included in the Registration Statement of which this prospectus forms a part, have been so included in reliance on the report of RSM US LLP, an independent registered public accounting firm, appearing elsewhere in this Registration Statement, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of which this prospectus forms a part with respect to the sale of the Shares by the selling stockholders. This prospectus is part of, and does not contain all of the information set forth in, the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

A copy of the registration statement, and the exhibits thereto, may be accessed without charge through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). Our website is www.covetrus.com. The information that will be contained on, or that will be accessible through, our website is not a part of this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus. We have included our website address in this registration statement solely as an inactive textual reference.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You are also able to inspect copies of this material without charge at the SEC’s website. You are also able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC and is not incorporated by reference herein.

Report of Independent Registered Public Accounting Firm

Board of Directors

Henry Schein, Inc., the Parent of the Henry Schein Animal Health Business

Melville, New York

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of the Henry Schein Animal Health Business (the “Company”) as of December 30, 2017 and December 31, 2016, the related combined statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 30, 2017, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 30, 2017 and December 31, 2016, and the results of its operations and cash flows for each of the three years in the period ended December 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As described in Note 1, the financial statements of the Henry Schein Animal Health Business are not those of a stand alone entity. The combined financial statements of Henry Schein Animal Health Business reflect the assets, liabilities, revenues, and expenses directly attributable to Henry Schein Animal Health Business, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in equity, and cash flows of Henry Schein Animal Health Business on a stand alone basis and do not necessarily reflect the financial position, results of operations, changes in equity, and cash flows of Henry Schein Animal Health Business in the future or what they would have been had Henry Schein Animal Health Business been a separate, stand alone entity during the periods presented.

We have served as the Company’s auditor since 2018.

/s/ BDO USA, LLP

New York, New York

September 14, 2018

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED BALANCE SHEETS

Dollars in thousands	December 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$16,656	$19,714
Accounts receivable, net of reserves of $7,570 and $5,812	427,866	358,883
Inventories, net	534,664	473,662
Other receivables	75,651	64,805
Prepaid expenses and other	22,089	15,218

Total current assets	1,076,926	932,282
Property and equipment, net	64,554	50,892
Goodwill	710,718	647,028
Other intangibles, net	252,927	246,424
Investments and other	62,845	68,361

Total assets	$2,167,970	$1,944,987

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$375,782	$341,185
Current maturities of long-term debt	3,204	1,103
Accrued expenses:
Payroll and related	33,382	35,502
Taxes	16,301	10,324
Other	82,917	78,033

Total current liabilities	511,586	466,147
Long-term debt, net	23,529	25,831
Deferred income taxes	14,157	15,241
Other liabilities	39,204	36,937

Total liabilities	588,476	544,156
Redeemable noncontrolling interests	366,554	322,070
Equity:
Net Parent investment	1,255,976	1,179,198
Accumulated other comprehensive loss	(43,036)	(100,437)

Total equity	1,212,940	1,078,761

Total liabilities, redeemable noncontrolling interests and equity	$2,167,970	$1,944,987

See accompanying notes to combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED STATEMENTS OF OPERATIONS

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net sales	$3,579,795	$3,353,160	$2,978,328
Cost of sales	2,927,770	2,733,247	2,448,310

Gross profit	652,025	619,913	530,018
Operating expenses:
Selling, general and administrative	516,703	488,816	417,867
Restructuring costs	—	7,269	8,344

Operating income	135,322	123,828	103,807
Other income:
Other, net	3,447	2,966	4,689

Income before taxes and equity in earnings of affiliates	138,769	126,794	108,496
Income taxes	(48,019)	(27,938)	(24,269)
Equity in earnings of affiliates	1,294	1,408	761

Net income	92,044	100,264	84,988
Less: Net income attributable to redeemable noncontrolling interests	(27,690)	(29,966)	(24,664)

Net income attributable to the Henry Schein Animal Health Business	$64,354	$70,298	$60,324

See accompanying notes to combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net income	$92,044	$100,264	$84,988
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	59,226	(35,296)	(27,554)
Unrealized gain (loss) from foreign currency hedging activities	697	(95)	72
Pension adjustment gain	409	235	259

Other comprehensive income (loss), net of tax	60,332	(35,156)	(27,223)

Comprehensive income	152,376	65,108	57,765

Comprehensive income:
Comprehensive income attributable to redeemable noncontrolling interests:
Net income	(27,690)	(29,966)	(24,664)
Foreign currency translation (gain) loss	(2,931)	1,006	690

Comprehensive income attributable to redeemable noncontrolling interests	(30,621)	(28,960)	(23,974)

Comprehensive income attributable to the Henry Schein Animal Health Business	$121,755	$36,148	$33,791

See accompanying notes to combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED STATEMENTS OF EQUITY

Dollars in thousands	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity Attributable to the Business
Balance at December 27, 2014	$913,667	$(39,754)	$873,913
Net income attributable to the Henry Schein Animal Health Business	60,324	—	60,324
Other comprehensive loss	—	(26,533)	(26,533)
Net transfers in Parent investment	101,090	—	101,090

Balance at December 26, 2015	$1,075,081	$(66,287)	$1,008,794
Net income attributable to the Henry Schein Animal Health Business	70,298	—	70,298
Other comprehensive loss	—	(34,150)	(34,150)
Net transfers in Parent investment	33,819	—	33,819

Balance at December 31, 2016	$1,179,198	$(100,437)	$1,078,761
Net income attributable to the Henry Schein Animal Health Business	64,354	—	64,354
Other comprehensive income	—	57,401	57,401
Net transfers in Parent investment	12,424	—	12,424

Balance at December 30, 2017	$1,255,976	$(43,036)	$1,212,940

See accompanying notes to combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Cash flows from operating activities:
Net income	$92,044	$100,264	$84,988
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,053	55,448	50,301
Loss on sale of fixed assets	475	4	78
Stock-based compensation expense	7,220	6,208	5,620
Provision for losses on trade and other accounts receivable	552	758	(501)
Provision for (benefit from) deferred income taxes	6,186	(6,278)	(4,200)
Equity in earnings of affiliates	(1,294)	(1,408)	(761)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(33,941)	(13,373)	333
Inventories	(23,450)	(54,876)	(28,971)
Accounts payable and accrued expenses	6,452	22,272	13,471
Other assets and liabilities	(5,106)	(4,220)	(24,243)

Net cash provided by operating activities	108,191	104,799	96,115

Cash flows from investing activities:
Purchases of fixed assets	(20,665)	(12,748)	(9,291)
Payments related to equity investments and business acquisitions, net of cash acquired	(108,933)	(110,615)	(106,270)
Proceeds from sale of fixed assets	1,072	606	295

Net cash used in investing activities	(128,526)	(122,757)	(115,266)

Cash flows from financing activities:
Principal payments for long-term debt	(314)	(373)	(181)
Net transfers from Parent	62,206	46,687	82,957
Distributions to noncontrolling stockholders	(20,481)	(22,204)	(23,772)
Acquisitions of noncontrolling interests in subsidiaries	(26,375)	(3,803)	(30,826)

Net cash provided by financing activities	15,036	20,307	28,178

Effect of exchange rate changes on cash and cash equivalents	2,241	(1,654)	(823)

Net change in cash and cash equivalents	(3,058)	695	8,204
Cash and cash equivalents, beginning of period	19,714	19,019	10,815

Cash and cash equivalents, end of period	$16,656	$19,714	$19,019

Cash paid for income taxes	$7,698	$6,756	$5,310

See accompanying notes to combined financial statements.

Notes to Combined Financial Statements

1.	Business Overview and Significant Accounting Policies

Separation from Henry Schein

On April 20, 2018, Henry Schein, Inc. (“Henry Schein” or the “Parent”) entered into a Contribution and Exchange Agreement, an Agreement and Plan of Merger and certain other transaction documents, which contemplate, among other things, the separation and contribution of Parent’s animal health business (the “Henry Schein Animal Health Business” or the “Business”) to HS Spinco, Inc. (“Spinco”), the pro rata distribution of the shares of Spinco common stock held by Parent to Parent’s stockholders as of the record date of the distribution, and the subsequent merger of a subsidiary of Spinco with and into Direct Vet Marketing, Inc. (d/b/a Vets First Choice), with Vets First Choice continuing as the Surviving Company and a wholly owned subsidiary of Spinco.

The Henry Schein Animal Health Business is one of the world’s largest veterinary supply chain, technology and software providers to the animal health market, with leading positions in North America, Europe and Australasia and growing businesses in South America and Asia.

The Business conducts operations through two reportable segments, which are also its operating segments: (i) supply chain and (ii) technology and value-added services. These segments offer different products and services to the same customer base.

Basis of Presentation

These combined financial statements have been derived from the consolidated financial statements and accounting records of Henry Schein. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Business as they were historically managed in conformity with generally accepted accounting principles in the United States (“GAAP”).

These combined financial statements include the accounts of the Henry Schein Animal Health Business and all of its controlled subsidiaries.

Investments in unconsolidated affiliates, which are greater than or equal to 20% and less than or equal to 50% owned, are accounted for under the equity method.

All intracompany transactions have been eliminated. All intercompany transactions between the Business and Henry Schein have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded.

The combined financial statements include expense allocations for: (i) certain corporate functions historically provided by Henry Schein, including accounting, legal, information services, planning, compliance, investor relations, administration and communication, and similar costs; (ii) employee benefits and incentives; and (iii) stock-based compensation. These expenses have been allocated to the Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of net sales, headcount or other measures of the Business and Henry Schein. The Business believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, the Henry Schein Animal Health Business during the periods presented. The allocations may not, however, reflect the actual expenses that the Henry Schein Animal Health Business would have incurred as a stand alone company for the periods presented. Actual costs that may have been incurred if the Henry Schein Animal Health Business had been a stand alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the separation from Henry Schein, these functions will be performed using the Business’ own resources or third-party service providers. For an interim period, however, some of these functions will continue to be provided by Henry Schein under a transition services agreement, which is planned to extend for a period of up to two years following the closing.

Henry Schein uses a centralized approach to cash management and financing of its operations, excluding debt where the Henry Schein Animal Health Business is the legal obligor. The majority of the Henry Schein Animal Health Business’ cash is transferred to Henry Schein daily and Henry Schein funds Henry Schein Animal Health Business’ operating and investing activities as needed. Cash transfers to and from Henry Schein are reflected in “net Parent investment.”

The combined financial statements include certain assets and liabilities that have historically been held at the Henry Schein corporate level but are specifically identifiable or otherwise attributed to the Business. The cash and cash equivalents held by Henry Schein at the corporate level are not specifically identifiable to the Business and therefore were not attributed for any of the periods presented. Cash and cash equivalents in the combined balance sheets primarily represent cash held locally by entities included in the combined financial statements. Henry Schein’s third-party debt, and the related interest expense, has not been allocated to the Business for any of the periods presented as the Henry Schein Animal Health Business was not the legal obligor of the debt and the Henry Schein borrowings were not directly attributable to the Business.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Business to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates include the Business’ evaluation of doubtful accounts receivable, evaluation of inventory reserves, evaluation of customer returns, evaluation of goodwill impairment, self-insurance reserves, supplier rebates, fair value of redeemable noncontrolling interest and intangible assets acquired, if any.

Fiscal Year

The Business reports its results of operations and cash flows on a 52-53 week basis ending on the last Saturday of December. The year ended December 30, 2017 consisted of 52 weeks, the year ended December 31, 2016 consisted of 53 weeks and the year ended December 26, 2015 consisted of 52 weeks.

Revenue Recognition

The Business sells products through either “buy/sell” or agency relationships with its suppliers. The Business also sells software licenses, and other related value-added services.

“Buy/sell” Revenue

In a “buy/sell” relationship, the Business purchases and takes title of products from the supplier and recognizes revenue when the product is shipped to the customer. The Business accepts only authorized product returns from its customers. The Business estimates returns based upon historical experience and recognizes estimated returns as a reduction of product sales.

Multiple element arrangements that include elements that are not considered software consist primarily of equipment, related installation service and cloud-based offerings. The Business allocates revenue for such arrangements based on the relative selling prices of the elements applying the following hierarchy: first vendor-specific objective evidence (“VSOE”), then third-party evidence (“TPE”) of the selling price if VSOE is not available, and finally, its best estimate of the selling price (“BESP”) if neither VSOE nor TPE is available. VSOE exists when the Business sells the deliverables separately and represents the actual price charged by the Business for each deliverable. BESP reflects the Business’ best estimate of what the selling prices of each deliverable would be if it were sold regularly on a stand alone basis taking into consideration the cost structure of the business, technical skill required, customer location and other market conditions. Each element that has stand alone value is accounted for as a separate unit of accounting. Revenue allocated to each unit of accounting is recognized when the service is provided or the product is delivered.

Agency Revenue

In an agency relationship, the Business performs the sales function and in some cases performs the billing function, but does not purchase or take title of the product from the supplier. Agency revenue is recognized on a net basis because the supplier is the primary obligor, bears the inventory and credit risk, establishes the price, picks, packs and ships the product, determines the product specifications and the amount is fixed. Agency revenue included in the Business’ net sales were $15.1 million, $20.3 million and $23.7 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively. Gross billings associated with these agency arrangements were $397.3 million, $403.6 million and $393.9 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

Software Licenses and Other Value-Added Services Revenue

The Business recognizes revenue from the licensing of software when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is probable. Revenue from perpetual licenses is recognized once shipment to the customer has taken place and when all other revenue recognition criteria have been met. Revenue from term licenses is recognized ratably over the contract term.

The Business generally bills configuration, conversion and installation and training services based on hourly rates plus reimbursable travel-related expenses. Configuration and conversion are generally performed in-house before the delivery of the related license. Revenue for all these services is recognized during the period the services are completed.

The Business recognizes revenue from maintenance and support services ratably over the contract term. Maintenance agreements entitle customers to receive technical support and are generally between three months and one year in length.

The Business recognizes revenue from other related products and services, which include healthcare reminders, Healthy Pet magazines and Pet ID cards. The revenue for these products is recognized on a monthly basis according to actual usage.

For multiple-element software arrangements, total revenue is allocated to each element based on the residual method or the relative fair value method when applicable. Under the residual value method, the Business allocates revenue to delivered components, normally the license component of the arrangement, based on VSOE of undelivered elements, which is specific to the Business. Under the relative fair value method, the total revenue is allocated among the elements based upon the relative fair value of each element as determined through the fair value hierarchy as previously discussed.

As of years ended December 30, 2017, December 31, 2016 and December 26, 2015, software and related revenue totaled $100.5 million, $98.7 million and $56.3 million, respectively. As of December 30, 2017 and December 31, 2016, deferred revenue related to software services was $7.4 million and $7.6 million, respectively. Deferred revenue is included within other accrued expenses and other liabilities in the combined balance sheets.

Cash and Cash Equivalents

The Business considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents. Due to the short-term maturity of such investments, the carrying amounts are a reasonable estimate of fair value. Outstanding checks in excess of funds on deposit of $33.9 million and $48.2 million, primarily related to payments for inventory, were classified as accounts payable as of December 30, 2017 and December 31, 2016, respectively.

Accounts Receivable

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Henry Schein Animal Health Business’ best estimate of the amounts that will not be collected. The reserve for accounts receivable is comprised of allowance for doubtful accounts and sales returns. In addition to reviewing delinquent accounts receivable, the Business considers many factors in estimating the reserve, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, the Business adjusts its assumptions for anticipated changes in any of these or other factors expected to affect collectability.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method for merchandise or actual cost for large equipment and high-tech equipment. In accordance with the policy for inventory valuation, the Business considers many factors, including the condition and salability of the inventory, historical sales, forecasted sales and market and economic trends.

Shipping and Handling Costs

Freight and other direct shipping costs are included in cost of sales. Direct handling costs, which represent primarily direct compensation costs of employees who pick, pack and otherwise prepare, if necessary, merchandise for shipment to customers, are reflected in selling, general and administrative expenses. Direct shipping and handling costs were $28.4 million, $23.9 million and $22.1 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

Advertising

Advertising costs are charged to operations when incurred as part of selling, general and administrative expenses. The Business receives reimbursements from certain vendors for advertising costs. Reimbursements for advertising costs are reported on a net basis within selling, general and administrative expenses. When reimbursements received are in excess of the cost of advertising, the net amount is reported within cost of sales. Advertising expense was $14.9 million, $15.4 million and $12.9 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively. Additionally, advertising and promotional costs incurred in connection with direct marketing, including product catalogs and printed material, are deferred and amortized on a straight-line basis over the period that is benefited, generally not exceeding one year. As of December 30, 2017, December 31, 2016 and December 26, 2015, the Business had $0.3 million, $0.2 million and $0.4 million, respectively, of deferred direct marketing expenses included in other current assets.

Supplier Rebates

The Business receives quarterly and annual performance rebates from suppliers based upon attainment of certain sales and/or purchase goals. Supplier rebates are included as a reduction of cost of sales and are recognized over the period they are earned. The factors considered in estimating supplier rebate accruals include forecasted inventory purchases and sales in conjunction with supplier rebate contract terms, which generally provide for increasing rebates based on either increased purchase or sales volume.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is computed primarily under the straight-line method (see Note 3—Property and Equipment, Net for estimated useful lives). Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the assets or the lease term.

Capitalized software costs consist of costs to purchase and develop software. Costs incurred during the application development stage for software bought and further customized by outside suppliers for use and software developed by a supplier for the proprietary use, and costs incurred for the Business’ own personnel who are directly associated with software development are capitalized.

Income Taxes

The Business accounts for income taxes under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, the Business generally considers all expected future events other than enactments of changes in tax laws or rates. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Accounting for the Tax Cuts and Jobs Act, enacted on December 22, 2017, is further discussed in Note 11.

Henry Schein files a U.S. consolidated federal income tax return and certain foreign group returns, which includes all of its eligible subsidiaries, including some entities of the Business. The tax provision for the Business has been prepared utilizing the separate return methodology as if the Business had not been included in a consolidated or group income tax return with Henry Schein. Current income tax liabilities are presented based on current amounts owed for the current tax year for entities that file separate returns. Current taxes payable for entities that joined in a consolidated or group filing with Henry Schein have been settled in net Parent investment consistent with other intercompany obligations.

Foreign Currency Translation and Transactions

The financial position and results of operations of the Business’ foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Statement of operations accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period-to-period are included in accumulated other comprehensive income in equity. Gains and losses resulting from foreign currency transactions are included in earnings.

The Business uses derivative instruments to minimize exposure to fluctuations in foreign currency exchange rates. The objective is to manage the impact that foreign currency exchange rate fluctuations could have on recognized asset and liability fair values, earnings and cash flows. The Business’ risk management policy requires that derivative contracts used as hedges be effective at reducing the risks associated with the exposure being hedged and be designated as a hedge at the inception of the contract. The Business does not enter into derivative instruments for speculative purposes. The derivative instruments primarily include foreign currency forward agreements related to certain intercompany loans and certain forecasted inventory purchase commitments with foreign suppliers. The derivative instruments were allocated to the Business based on a specific identification basis.

Foreign currency forward agreements related to forecasted inventory purchase commitments are designated as cash flow hedges. Foreign currency forward agreements related to foreign currency balance sheet exposure provide economic hedges but are not designated as hedges for accounting purposes.

For agreements not designated as hedges, changes in the value of the derivative, along with the transaction gain or loss on the hedged item, are recorded in earnings. For cash flow hedges, the effective portion of the changes in the fair value of the derivative, along with any gain or loss on the hedged item, is recorded as a component of accumulated other comprehensive income and subsequently reclassified into earnings in the period(s) during which the hedged transaction affects earnings.

The Business classifies the cash flows related to hedging activities in the same category on the combined statements of cash flows as the cash flows related to the hedged item.

Acquisitions

The net assets of businesses acquired are recorded at their fair value at the acquisition date and the combined financial statements include their results of operations from that date. Any excess of acquisition consideration over the fair value of identifiable net assets acquired is recorded as goodwill. The major classes of assets and liabilities that the Business generally allocates purchase price to, excluding goodwill, include identifiable intangible assets (e.g., trademarks and trade names, customer relationships and lists and non-compete agreements), accounts receivable, inventory, property, plant and equipment, deferred taxes and other current and long-term assets and liabilities. The estimated fair value of identifiable intangible assets is based on critical estimates, judgments and assumptions derived from analysis of market conditions, discount rate, discounted cash flows, customer retention rates and estimated useful lives. Some prior owners of such acquired businesses are eligible to receive additional purchase price cash consideration if certain financial targets are met. For the years ended December 30, 2017, December 31, 2016 and December 26, 2015, there were no material adjustments recorded in the combined statements of operations relating to changes in estimated contingent purchase price liabilities.

Redeemable Noncontrolling Interests

Some minority equity owners in certain of the Henry Schein Animal Health Business’ subsidiaries have the right, at certain times, to require us to acquire their ownership interest in those entities at fair value. Their interests are classified outside permanent equity on the combined balance sheets and are carried at the estimated redemption amounts. The redemption amounts have been estimated based on expected future earnings and cash flows and, if such earnings and cash flows are not achieved, the value of the redeemable noncontrolling interests might be impacted. Changes in the estimated redemption amounts of the noncontrolling interests subject to put options are reflected at each reporting period with a corresponding adjustment to net Parent investment. Future reductions in the carrying amounts are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level.

Goodwill

Goodwill is not amortized, but is subject to impairment analysis at least annually. Impairment analysis for goodwill requires a comparison of the fair value to the carrying value of a reporting unit. The Business has two reporting units. The Business regards its reporting units to be its operating segments: supply chain and technology and value-added services. Goodwill was allocated to such reporting units, for the purposes of preparing impairment analyses, based on a specific identification basis.

For the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Business tested goodwill for impairment using a quantitative analysis consisting of a two-step approach. The first step of the quantitative analysis consists of a comparison of the carrying value of the Business’ reporting units, including goodwill, to the estimated fair value of the reporting units using a discounted cash flow methodology. If step one results in the carrying value of the reporting unit exceeding the fair value of such reporting unit, the Business would then proceed to step two, which would require the Business to calculate the amount of impairment loss, if any, that the Business would record for such reporting unit. The calculation of the impairment loss in step two would be equivalent to the reporting unit’s carrying value of goodwill less the implied fair value of such goodwill.

The use of a discounted cash flow methodology includes estimates of future revenue based upon budget projections and growth rates that take into account estimated inflation rates. The Business also develops estimates for future levels of gross and operating profits and projected capital expenditures. The Business’ methodology also includes the use of estimated discount rates based upon industry and competitor analysis as well as other factors. The estimates that the Business uses in the discounted cash flow methodology involve many assumptions by the Business that are based upon future growth projections.

The potential impairment of goodwill is assessed at least annually (at the beginning of the fourth quarter) and on an interim basis whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some important factors that could trigger an interim impairment review include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of the use of acquired assets or the strategy for the Business’ overall business (e.g., decision to divest a business); or

•	significant negative industry or economic trends.

The Business performed this assessment in the current year by evaluating quantitative and qualitative factors to determine whether goodwill was impaired. There were no such impairment charges recognized during the years ended December 30, 2017, December 31, 2016 and December 26, 2015.

Long-Lived Assets

Long-lived assets, other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets.

Definite-lived intangible assets consist primarily of non-compete agreements, trademarks, trade names, customer relationships and intellectual property. For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. The Business measures the impairment loss based on the difference between the carrying amount and the estimated fair value. When impairment exists, the related assets are written down to fair value. No impairment was recorded in the years ended December 30, 2017, December 31, 2016 and December 26, 2015.

Cost of Sales

The primary components of cost of sales include the cost of the product (net of purchase discounts, supplier chargebacks and rebates) and inbound and outbound freight charges. Costs related to purchasing, receiving, inspections, warehousing, internal inventory transfers and other costs of the Business’ distribution network are included in selling, general and administrative expenses along with other operating costs.

As a result of different practices of categorizing costs associated with distribution networks throughout the industry, the Business’ gross margins may not necessarily be comparable to other distribution companies. Total distribution network costs were $15.7 million, $16.2 million and $11.7 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively. Depreciation expense related to Property and Equipment is included within selling, general and administrative expenses in the combined statements of operations.

Cost of sales represents costs directly related to the design and production of software, distribution of licenses, hardware and costs related to services provided and amortization of the capitalized costs for internally generated software for resale.

Comprehensive Income

Comprehensive income includes certain gains and losses that, under GAAP, are excluded from net income as such amounts are recorded directly as an adjustment to equity. Comprehensive income is primarily comprised of net income, foreign currency translation gain (loss), unrealized gain (loss) from foreign currency hedging activities and pension adjustment gain.

Accounting Pronouncements Adopted

In September 2015, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-16, “Business Combinations” (Topic 805) (“ASU 2015-16”), which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The guidance is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in this ASU 2015-16 are applied prospectively to adjustments to provisional amounts that occur after the effective date of this ASU. The Business adopted this ASU as of December 31, 2015.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes” (Topic 740). Under the updated guidance, an entity is required to classify deferred income tax assets and liabilities as non-current in the combined balance sheet, eliminating the previous requirement to separate deferred income tax assets and liabilities into current and non-current amounts. The guidance is effective for fiscal years and interim periods beginning after December 15, 2016, and may be applied either prospectively or retrospectively, with early adoption permitted. The Business early adopted this ASU as of December 31, 2015 on a prospective basis.

In March 2016, the FASB issued ASU No. 2016-09, “Stock Compensation” (Topic 718) (“ASU 2016-09”). ASU 2016-09 contains amended guidance for stock-based payment accounting. The Business adopted the provisions of this standard during the first quarter of 2017.

Under ASU 2016-09, all excess tax benefits and tax deficiencies resulting from the difference between the deduction for tax purposes and the stock-based compensation cost recognized for financial reporting purposes are included as a component of income tax expense as of January 1, 2017. Prior to the implementation of ASU 2016-09, excess tax benefits were recorded as a component of net Parent investment and tax deficiencies were recognized either as an offset to accumulated excess tax benefits or in the statement of operations if there were no accumulated excess tax benefits. The adoption of ASU 2016-09 reduced income tax expense by approximately $4.0 million for the year ended December 30, 2017.

ASU 2016-09 clarifies the classification of certain stock-based payment activities within the statements of cash flows. The Business has elected to prospectively present the amount of excess tax benefits related to stock compensation as a component of cash flows from operating activities. Additionally, all cash payments made to taxing authorities on an employees’ behalf when directly withholding shares for tax-withholding purposes are presented as cash flows from financing activities within the statement of cash flows.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU

2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers,” which deferred the effective date of ASU 2014-09 by one year to December 15, 2017 for interim and annual reporting periods beginning after that date.

When effective, ASU 2014-09 will require the Business to use either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients; or (ii) a modified retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures to describe the nature, amount, timing and uncertainty of revenue, certain costs and cash flows arising from the contracts with customers).

The Business has finalized the review of its various revenue streams within its two reportable segments: (i) supply chain and (ii) technology and value-added services. The Business has gathered data and quantified the amount of sales by type of revenue stream and categorized the types of sales for the business units for the purpose of comparing how the Business currently recognizes revenue to the new standard in order to quantify the impact of this ASU. The Business generally anticipates having substantially similar performance obligations under the new guidance as compared with deliverables and units of account currently being recognized.

The Business does not anticipate any material changes to the timing or amount of revenues recognized for the supply chain or the technology and value-added services reportable segments. Due to the variety of the product offerings in the technology and value-added services segment, the actual revenue recognition treatment required under the new standard will depend on contract-specific terms. There will be some impact on timing of revenue recognition, which will include the following:

•

The Business currently defers license revenue in cases where the Business does not have VSOE of the fair value of an element in the arrangement that has not been delivered yet such as customer support. Under Accounting Standards Codification (“ASC”) 606, the concept of VSOE is eliminated and there are no cases where revenue is deferred due to a lack of stand alone selling price. As such, the Business will recognize certain revenue related to software licenses earlier than current practice.

•

Certain upfront fees related to service arrangements are currently deferred and recognized over the estimated customer life. Under ASC 606, the period over which the Business will recognize these fees will be reduced.

•	Revenue related to term licenses is currently recognized over the license term. Under ASC 606, revenue will be recognized upon delivery or renewal of the license.

•

The Business currently expenses contract acquisition costs. The new requirement to defer incremental contract acquisition costs and recognize them over the term of the initial contract and anticipated renewal contracts to which the costs relate will require the Business to capitalize additional costs. The Business will utilize the practical expedient permitting expensing of costs to obtain a contract when the expected amortization period is one year or less, which will typically result in expensing commissions on all products or services except software support contracts.

In these cases, the Business generally will recognize revenue related to technology and value-added services contracts earlier than current practice, while certain contract acquisition costs will be recognized later than current practice. However, the Business does not believe the impact will be material to either of the segments or to the combined financial statements.

Beginning on December 31, 2017, the Business adopted ASU 2014-09 on a modified retrospective basis and recognized an immaterial adjustment to retained earnings reflecting the cumulative impact for the above described accounting changes.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”). ASU 2016-02 contains guidance on accounting for leases and requires that most lease assets and liabilities and the associated rights and obligations be recognized on the Business’ balance sheet. ASU 2016-02 focuses on lease assets and lease liabilities by lessees classified as operating leases under previous generally accepted accounting principles. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. ASU 2016-02 will require disclosures regarding the amount, timing and uncertainty of cash flows arising from leases. The standard, which requires the use of a modified retrospective approach, will be effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Business is currently gathering and processing operating lease data at a worldwide combined level.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2018. This ASU is required to be adopted using the modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance of this ASU is effective. Based upon the level and makeup of the financial asset portfolio, past loan loss activity and current known activity regarding the Business’ outstanding loans, the Business does not expect that this ASU will have a material impact on the results of the combined financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which provides a more robust framework to use in determining when a set of assets and activities is a business. The standard will be effective for the Business beginning April 1, 2018. Based on its current assessment, the Business does not expect the adoption of ASU 2017-01 to have a material impact on the combined financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles-Goodwill and Other” (Topic 350) (“ASU 2017-04”). ASU 2017-04 eliminates step two from the goodwill impairment test, thereby eliminating the requirement to calculate the implied fair value of a reporting unit. ASU 2017-04 will require the Business to perform an annual goodwill impairment test by comparing the fair value of the reporting units to the carrying value of those units. If the carrying value exceeds the fair value, the Business will be required to recognize an impairment charge; however, the impairment charge should not exceed the amount of goodwill allocated to such reporting unit. ASU 2017-04 is required to be implemented on a prospective basis for fiscal years beginning after December 15, 2019. The Business does not expect that the requirements of ASU 2017-04 will have a material impact on the combined financial statements.

In February 2017, the FASB issued ASU No. 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets.” The ASU defines nonfinancial assets, which include real estate (e.g., buildings, land, windmills, solar farms), ships and intellectual property, and clarifies that the derecognition of all businesses is in the scope of ASC 810. The amendments are effective at the same time as ASU 2014-09. For public entities, that means annual periods beginning after December 15, 2017 and interim periods therein. Based on its current assessment, the Business does not expect the adoption of this update to have a material impact on its combined financial statements.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting” (“ASU 2017-09”). ASU 2017-09 clarifies guidance on determining which changes to the terms and conditions of stock-based payment awards require an entity to apply modification accounting. ASU 2017-09 requires modification accounting if the fair value, vesting conditions, or equity or liability classification of the award is not the same immediately before and after a change to the terms and conditions of the award. ASU 2017-09 is required to be implemented on a prospective basis for fiscal years beginning after December 15, 2017. The Business does not expect that the requirements of ASU 2017-09 will have a material impact on the combined financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement—Reporting Comprehensive Income” (Topic 220), which requires the effects of changes in tax rates and laws on deferred tax balances to be recorded as a component of tax expense related to continuing operations for the period in which the law was enacted, even if the assets and liabilities related to items of accumulated other comprehensive income. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted for periods for which financial statements have not yet been issued or made available for issuance. The Business is currently evaluating the effect the updated standard will have on its combined financial statements and related disclosures.

2.	Business Acquisitions

On March 31, 2015, the Business completed the acquisition of scil animal care company GmbH, a specialty distributor of animal health laboratory and imaging diagnostic products and services to veterinarians, primarily in North America and Europe. As a result of this acquisition, the Business recorded $3.5 million of initial goodwill.

On July 10, 2015, the Business made a 50% non-consolidating ownership investment in Maravet S.A., an animal health distributor in Romania.

On September 1, 2015, the Business completed the acquisition of an 85% interest in Jorgen Kruuse A/S, a distributor of veterinary supplies in Denmark, Norway and Sweden. As a result of this acquisition, the Business recorded $20.7 million of initial goodwill.

On January 12, 2016, the Business completed the purchase of an 80.1% interest in Vetstreet, Inc. (“Vetstreet”), a software provider of marketing solutions and health information analytics to veterinary practices and animal health product manufacturers. As a result of this acquisition, the Business recorded $17.9 million of initial goodwill. Effective August 6, 2017, Vetstreet became a wholly owned subsidiary of the Business, through the Business’ purchase of the remaining 19.9% interest.

On February 3, 2016, the Business completed the acquisition of RxWorks, Inc., a provider of veterinary practice management software, primarily to customers in Australia, New Zealand, the United Kingdom, the Netherlands and other certain countries around the world. As a result of this acquisition, the Business recorded $4.2 million of initial goodwill.

On September 12, 2017, the Business completed the acquisition of Merritt Veterinary Supplies, Inc. (“Merritt”) for an aggregate consideration equal to $93.8 million. Merritt is a U.S.-based supplier of animal health products, headquartered in Columbia, South Carolina. As a result of this acquisition, the Business recorded $33.4 million of initial goodwill.

The operating results of all acquisitions are reflected in the combined financial statements from their respective acquisition dates. There have been no material changes to initial goodwill.

3.	Property and Equipment, Net

Property and equipment, net consisted of the following as of:

Dollars in thousands	December 30, 2017	December 31, 2016
Land	$2,538	$2,270
Buildings and permanent improvements	18,383	16,468
Leasehold improvements	9,641	5,550
Machinery and warehouse equipment	35,658	29,150
Furniture, fixtures and other	30,321	23,876
Computer equipment and software	31,619	23,505

	128,160	100,819
Less: accumulated depreciation	63,606	49,927

Property and equipment, net	$64,554	$50,892

Estimated Useful Lives (in years)
Buildings and permanent improvements	40
Machinery and warehouse equipment	5-10
Furniture, fixtures and other	3-10
Computer equipment and software	3-10

Depreciation expense for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 was $12.6 million, $11.7 million and $10.4 million, respectively, and was included within selling, general and administrative expenses in the combined statements of operations.

4.	Intangible Assets

Definite-lived intangible assets consisted of the following as of:

	December 30, 2017
Dollars in thousands	Weighted Average Useful Life	Cost	Accumulated Amortization	Net
Customer relationships	11.0	$370,079	$(163,496)	$206,583
Trademarks	6.6	44,584	(21,010)	23,574
Patents	7.0	30,293	(15,137)	15,156
Product development	7.3	14,506	(9,316)	5,190
Non-compete agreements	3.4	7,225	(4,801)	2,424

Total		$466,687	$(213,760)	$252,927

	December 31, 2016
Dollars in thousands	Weighted Average Useful Life	Cost	Accumulated Amortization	Net
Customer relationships	10.8	$329,497	$(140,705)	$188,792
Trademarks	6.8	40,968	(13,504)	27,464
Patents	7.0	30,449	(10,959)	19,490
Product development	7.3	12,808	(7,355)	5,453
Non-compete agreements	3.5	8,907	(3,682)	5,225

Total		$422,629	$(176,205)	$246,424

Trademarks, trade names, customer lists and customer relationships were established through business acquisitions. The Business amortizes intangible assets on a straight-line basis over the estimated useful life. Non-compete agreements represent amounts paid primarily to key employees and prior owners of acquired businesses, as well as certain sales persons, in exchange for placing restrictions on their ability to pose a competitive risk to the Business. Such amounts are amortized, on a straight-line basis, over the respective non-compete period, which generally commences upon termination of employment or separation from the Business. Amortization of intangible assets was $46.2 million, $43.4 million and $39.7 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively, and was included within selling, general and administrative expenses in the combined statements of operations.

The estimated future amortization of intangible assets is as follows:

Dollars in thousands
2018	$47,229
2019	44,706
2020	43,192
2021	36,910
2022	21,687
Thereafter	59,203

Total	$252,927

5.	Goodwill

The changes in the carrying amount of goodwill for the years ended December 30, 2017 and December 31, 2016 were as follows:

Dollars in thousands	Supply Chain	Technology and Value- Added Services	Total
Balance as of December 26, 2015	$531,954	$57,775	$589,729
Adjustments to goodwill:
Acquisitions	35,989	29,750	65,739
Foreign currency translation	(5,780)	(2,660)	(8,440)

Balance as of December 31, 2016	562,163	84,865	647,028
Adjustments to goodwill:
Acquisitions	40,746	7,399	48,145
Foreign currency translation	13,734	1,811	15,545

Balance as of December 30, 2017	$616,643	$94,075	$710,718

6.	Investments and Other

Investments and other consisted of the following as of:

Dollars in thousands	December 30, 2017	December 31, 2016
Investment in affiliates	$22,974	$20,566
Acquisition-related indemnification	22,015	23,488
Non-current deferred foreign, state and local income taxes	14,128	21,382
Capitalized costs for internally generated software for resale	1,180	1,194
Other long-term assets	2,548	1,731

Total	$62,845	$68,361

Amortization expense related to capitalized costs for internally generated software for resale for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 was $0.2 million, $0.3 million and $0.2 million, respectively, and was included within cost of sales in the combined statements of operations.

7.	Fair Value

ASC 820, “Fair Value Measurement,” establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy, which consists of three broad levels, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under the FASB guidance on fair value measurements are described as follows:

•	Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Inputs that are unobservable for the asset or liability.

The following section describes the valuation methodologies that the Business used to measure different financial instruments at fair value.

Fair value of non-financial assets or liabilities

The carrying amounts reported on the combined balance sheets for cash and cash equivalents, accounts receivable, other receivables, accounts payable and other current liabilities approximate their fair value due to the short maturity of those instruments.

Investments in affiliates

There are no quoted market prices available for investments in affiliates; however, the Business believes the carrying amounts are a reasonable estimate of fair value.

Long-term debt

The carrying amounts of the variable rate term loan (see Note 12) approximates fair value because its interest rate varies with market rates.

Derivative contracts

Derivative contracts are valued using quoted market prices and significant other observable and unobservable inputs. The Business uses derivative instruments to minimize exposure to fluctuations in foreign currency exchange rates. Derivative instruments primarily include foreign currency forward agreements related to certain forecasted inventory purchase commitments with suppliers.

The fair values for the majority of the Business’ foreign currency derivative contracts are obtained by comparing the contract rate to a published forward price of the underlying market rates, which is based on market rates for comparable transactions and are classified within Level 2 of the fair value hierarchy.

Redeemable noncontrolling interests

Some minority equity owners in certain of the Business’ subsidiaries have the right, at certain times, to require the Business to acquire their ownership interest in those entities at fair value based on third-party valuations. The primary factor affecting the future value of redeemable noncontrolling interests is expected earnings and, if such earnings are not achieved, the value of the redeemable noncontrolling interests might be impacted. The noncontrolling interests subject to put options are adjusted to their estimated redemption amounts each reporting period with a corresponding adjustment to net parent investment. Future reductions in the carrying amounts are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level. The values for redeemable noncontrolling interests are classified within Level 3 of the fair value hierarchy. The details of the balances and changes in redeemable noncontrolling interests are presented in Note 8.

The assets and liabilities that are measured and recognized at fair value on a recurring basis are the derivative contracts (Level 2), which were immaterial for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 and the redeemable noncontrolling interests (Level 3) discussed in Note 8.

8.	Redeemable Noncontrolling Interests

Some minority equity owners in certain of the Business’ subsidiaries have the right, at certain times, to require the Business to acquire their ownership interest in those entities at fair value. ASC Topic 480-10 is applicable for noncontrolling interests where the Business is or may be required to purchase all or a portion of the outstanding interest in a subsidiary from the noncontrolling interest holder under the terms of a put option contained in contractual agreements. The components of the change in the redeemable noncontrolling interests for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 are presented in the following table:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Balance, beginning of period	$322,070	$275,759	$309,540
Decrease in redeemable noncontrolling interests due to redemptions	(26,375)	(3,803)	(30,826)
Increase in redeemable noncontrolling interests due to business acquisitions	6,648	23,276	8,666
Net income attributable to redeemable noncontrolling interests	27,690	29,966	24,664
Dividends paid	(20,481)	(22,204)	(23,772)
Effect of foreign currency translation gain (loss) attributable to redeemable noncontrolling interests	2,931	(1,006)	(690)
Change in fair value of redeemable securities	54,071	20,082	(11,823)

Balance, end of period	$366,554	$322,070	$275,759

Changes in the estimated redemption amounts of the noncontrolling interests subject to put options are adjusted at each reporting period with a corresponding adjustment to net Parent investment. Future reductions in the carrying amounts are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level.

9.	Commitments and Contingencies

Operating Leases

The Business leases warehouse facilities, office facilities, vehicles and computer equipment under leases expiring at various dates through 2033. The leases require the Business to pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased facilities. The terms of certain warehouse and office facility leases call for minimum rents to increase each year. Accordingly, the Business has accounted for the rent expense under the straight-line method. Noncancellable leases with an initial term greater than one year have been categorized as capital or operating leases in conformity with the accounting standard for accounting for leases.

At December 30, 2017, future minimum lease payments for operating leases and the present value of the net minimum lease payments for operating leases are as follows:

Dollars in thousands
2018	$17,270
2019	15,640
2020	12,493
2021	8,661
2022	5,774
Thereafter	6,268

Total minimum operating lease payments	$66,106

Total rental expense for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 was $17.4 million, $16.3 million and $15.0 million, respectively.

Capital Leases

The Business leases certain equipment under capital leases. Future minimum annual lease payments under the capital leases together with the present value of the minimum capital lease payments as of December 30, 2017 are as follows:

Dollars in thousands
2018	$828
2019	458
2020	73
2021 and thereafter	8

Total minimum capital lease payments	1,367
Less: Amount representing interest	50

Total present value of minimum capital lease payments	$1,317

Legal

The Business is involved in various legal proceedings that arise in the ordinary course of business. Based on present knowledge, the Business believes none of the claims relating to such proceedings will have a material effect on the financial condition, results of operations and cash flows of the Business.

10.	Comprehensive Income

Comprehensive income includes certain gains and losses that are excluded from net income under GAAP, as such amounts are recorded directly as an adjustment to total equity. The Business’ comprehensive income is primarily comprised of net income, foreign currency translation loss, unrealized gain (loss) on foreign currency hedging activities and pension adjustment loss.

The following table summarizes the accumulated other comprehensive loss, net of applicable taxes, as of:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Attributable to redeemable noncontrolling interests:
Foreign currency translation adjustment	$2,330	$(601)	$405

Attributable to the Business:
Foreign currency translation loss	$(41,910)	$(98,205)	$(63,915)
Unrealized gain (loss) from foreign currency hedging activities	592	(105)	(10)
Pension adjustment loss	(1,718)	(2,127)	(2,362)

Accumulated other comprehensive loss	(43,036)	(100,437)	(66,287)

Total accumulated other comprehensive loss	$(40,706)	$(101,038)	$(65,882)

The following table summarizes the components of comprehensive income, net of applicable taxes for the years ended:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net income	$92,044	$100,264	$84,988

Foreign currency translation gain (loss)	59,374	(35,536)	(27,554)
Tax effect	(148)	240	—

Foreign currency translation gain (loss)	59,226	(35,296)	(27,554)

Unrealized gain (loss) from foreign currency hedging activities	857	(96)	91
Tax effect	(160)	1	(19)

Unrealized gain (loss) from foreign currency hedging activities	697	(95)	72

Pension adjustment gain	506	284	324
Tax effect	(97)	(49)	(65)

Pension adjustment gain	409	235	259

Comprehensive income	$152,376	$65,108	$57,765

During the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Business recognized, as a component of comprehensive income, a foreign currency translation gain (loss) of $59.2 million, $(35.3) million and $(27.6) million, respectively, due to changes in foreign exchange rates from the beginning of the period to the end of the period. The combined financial statements are denominated in the U.S. Dollar currency. Fluctuations in the value of foreign currencies as compared to the U.S. Dollar may have a significant impact on the comprehensive income.

The following table summarizes the total comprehensive income, net of applicable taxes, for the years ended:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Comprehensive income attributable to the Henry Schein Animal Health Business	$121,755	$36,148	$33,791
Comprehensive income attributable to redeemable noncontrolling interests	30,621	28,960	23,974

Comprehensive income	$152,376	$65,108	$57,765

11.	Income Taxes

Income before taxes and equity in earnings of affiliates was as follows:

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Domestic	$68,956	$75,194	$60,992
Foreign	69,813	51,600	47,504

Total	$138,769	$126,794	$108,496

The provisions for income taxes were as follows:

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Current income tax expense:
U.S. federal	$21,702	$17,449	$14,838
State and local	4,449	5,600	4,597
Foreign	15,682	11,167	9,034

Total current	41,833	34,216	28,469

Deferred income tax expense (benefit):
U.S. federal	7,322	(5,203)	(5,662)
State and local	(0)	(772)	(29)
Foreign	(1,136)	(303)	1,491

Total deferred	6,186	(6,278)	(4,200)

Total provision	$48,019	$27,938	$24,269

The tax effects of temporary differences that give rise to the deferred income tax asset (liability) were as follows as of:

Dollars in thousands	December 30, 2017	December 31, 2016
Deferred income tax asset:
Investment in partnerships	$13,737	$20,209
Net operating losses and other carryforwards	5,115	3,879
Other assets	2,156	5,076

Total deferred income tax asset	21,008	29,164
Valuation allowance for deferred tax asset	(4,439)	(3,879)

Net deferred income tax asset	16,569	25,285

Deferred income tax liability
Intangibles amortization	(16,598)	(19,144)

Total deferred tax liability	(16,598)	(19,144)

Net deferred tax asset (liability)	$(29)	$6,141

The assessment of the amount of value assigned to the deferred tax assets under the applicable accounting rules is subject to judgment. The Business is required to consider all available positive and negative evidence in evaluating the likelihood that the Business will be able to realize the benefit of the deferred tax assets in the future. Such evidence includes scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the results of recent operations. Since this evaluation requires consideration of events that may occur some years into the future, there is an element of judgment involved. Realization of the deferred tax assets is dependent on generating sufficient taxable income in future periods. The Business believes that it is more likely than not that future taxable income will be sufficient to allow it to substantially recover all of the value assigned to the deferred tax assets. However, if future events cause the Business to conclude that it is not more likely than not that the Business will be able to recover all of the value assigned to the deferred tax assets, the Business will be required to adjust the valuation allowance accordingly. The change in the valuation allowance for the year ended December 30, 2017 was $0.6 million and was attributable primarily to increases in foreign operating loss carryforwards.

The Business had foreign net operating loss carryforwards of $1.6 million as of December 30, 2017, which can be utilized against future foreign income through December 31, 2024. Additionally, the Business also had foreign net operating loss carryforwards of $20.7 million as of December 30, 2017, that have an indefinite life.

The tax provisions differ from the amount computed using the federal statutory income tax rate as follows:

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Income tax provision at federal statutory rate	$48,569	$44,378	$37,974
Transition tax on deemed repatriation of foreign earnings	13,031	—	—
Pass through noncontrolling interest	(10,953)	(11,824)	(10,593)
Tax remeasurement due to tax reform act	7,323	—	—
Foreign income tax differential	(8,537)	(6,795)	(6,052)
Excess tax benefits related to stock compensation	(4,025)	—	—
State income tax provision, net of federal income tax effect	2,794	3,138	2,989
Unrecognized tax benefits and audit settlements	—	(1,879)	(306)
Other	(183)	920	257

Total income tax provision	$48,019	$27,938	$24,269

For the year ended December 30, 2017, the effective tax rate was 34.6% compared to 22.0% for the prior year period. The effective tax rate in 2017 was primarily higher due to the Tax Cuts and Jobs Act (the “Tax Act”) and was favorably impacted in 2017 by the adoption of ASU 2016-09, Accounting for Stock Compensation. Absent those impacts, the effective tax rate for the year ended December 30, 2017 would have been 22.8% as compared to the actual effective tax rate of 34.6%.

On December 22, 2017, the U.S. government passed the Tax Act. The Tax Act is comprehensive tax legislation that implements complex changes to the Code, including the reduction of the corporate tax rate from 35% to 21%, modification of accelerated depreciation, the repeal of the domestic manufacturing deduction and changes to the limitations of the deductibility of interest. Additionally, the Tax Act moves from a global tax regime to a modified territorial regime, which requires U.S. companies to pay a mandatory one-time transition tax on historical offshore earnings that have not been repatriated to the United States.

Staff Accounting Bulletin No. 118 (“SAB 118”) allows registrants to record a provisional amount for any income tax effects of the Tax Act in accordance with ASC 740, to the extent that a reasonable estimate can be made. SAB 118 allows for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts.

The Business has recorded provisional amounts for any items that could be reasonably estimated at this time. This includes the one-time transition tax that the Business has estimated to be $13.0 million. The U.S. deferred tax assets and liabilities were revalued due to the lower enacted federal income tax rate of 21%. The Business accrued a net deferred tax expense of $7.3 million attributable to the remeasurement. In the aggregate, for the year ended December 30, 2017, these Tax Act modifications resulted in a one-time tax expense of approximately $20.3 million.

The Tax Act also includes provisions to tax global intangible low-taxed income (“GILTI”) and a base erosion and anti-abuse tax (“BEAT”) that imposes tax on certain foreign related-party payments. The Business is subject to the GILTI and BEAT provisions, which are effective January 1, 2018. The Business is in the process of assessing the effects of these provisions for 2018.

The ultimate impacts of the Tax Act may differ from the estimate above, possibly materially, due to additional guidance from the U.S. Department of Treasury, updates or changes in the Business’ assumptions, revision of accounting standards for income taxes or related interpretations and future information that may become available.

Provision has not been made for foreign taxes on undistributed earnings of foreign subsidiaries, because the Business has permanently reinvested such earnings. As of December 30, 2017, the cumulative amount of reinvested earnings was approximately $235 million. It is not practicable to determine the unrecognized deferred income tax liability related to investments in foreign subsidiaries.

ASC Topic 740 prescribes the accounting for uncertainty in income taxes recognized in the financial statements in accordance with other provisions contained within this guidance. This topic prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate audit settlement. In the normal course of business, tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to certain tax matters.

The total amount of unrecognized tax benefits, which are included in other liabilities within the combined balance sheets as of December 30, 2017, was approximately $7.8 million, of which $2.5 million would affect the effective tax rate if recognized. It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however, the Business does not expect the change to have a material impact on the combined financial statements.

The total amount of interest that is classified as a component of the provision for income taxes was $0, $0.2 million and $0.5 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively. The amount of accrued interest was approximately $0.7 million as of both December 30, 2017 and December 31, 2016. There were no accrued penalties for any periods. The Business’ policy is to classify penalties as a component of the provision for income taxes.

The tax years subject to examination by major tax jurisdictions include the years 2012 and forward by the U.S. Internal Revenue Service, as well as the years 2011 and forward for certain states and certain foreign jurisdictions.

The following table provides a reconciliation of unrecognized tax benefits excluding the effects of deferred taxes, interest and penalties:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Balance, beginning of period	$8,200	$2,600	$—
Additions based on current year tax positions	—	220	—
Additions based on prior year tax positions	800	7,830	2,600
Reductions resulting from lapse in statutes of limitations	(1,200)	(2,450)	—

Balance, end of period	$7,800	$8,200	$2,600

12.	Long-Term Debt

Long-term debt as of December 30, 2017 and December 31, 2016 consisted of a $23.0 million term loan and capital lease obligations.

Term loan

On February 21, 2013, the Business entered into a credit agreement (the “Agreement”) with the Darby Group Companies, Inc. (“Darby”) and M&S Investment Holding I LLC (“M&S”). In conjunction with the Agreement, the Business entered into a guarantee and collateral agreement, which secures payment of the loans made to the Business under the Agreement. The Agreement is collateralized by substantially all of the Business’ assets and contains various affirmative and negative covenants, which include restrictions on indebtedness, liens, disposition of property, restricted payments, acquisitions, investments and transactions with affiliates, among others.

The loan commitments under the Agreement of $23.0 million mature on June 30, 2022 and include $14.0 million provided by Darby and $9.0 million by M&S.

Interest payments are due monthly and are determined based on a one-month interest period plus 1.0% plus the applicable margin, which is adjusted based on the Business’ leverage ratio. At December 30, 2017, December 31, 2016 and December 26, 2015, the applicable margin was 2.25% for interest rates of 3.81%, 3.01% and 2.67%, respectively. Total interest expense on the term loan for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 was $1.0 million, $0.8 million and $0.7 million, respectively.

13.	Segment and Geographic Data

The supply chain segment includes the sale and distribution of pharmaceuticals, nutrition products, consumable products, diagnostic tests, small and large equipment, laboratory products and surgical products, among others.

The technology and value-added services segment consists of technology-enabled solutions and services, including practice management software, data-driven applications, client communications tools and related services.

The following tables present information about the Business’ reportable and operating segments:

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net Sales:
Supply chain	3,479,327	3,254,475	2,921,990
Technology and value-added services	100,468	98,685	56,338

Total	$3,579,795	$3,353,160	$2,978,328

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Operating Income:
Supply chain	$112,346	$106,988	$91,842
Technology and value-added services	22,976	16,840	11,965

Total	$135,322	$123,828	$103,807

Income before taxes and equity in earnings of affiliates:
Supply chain	$115,898	$110,088	$96,624
Technology and value-added services	22,871	16,706	11,872

Total	$138,769	$126,794	$108,496

Depreciation and Amortization:
Supply chain	$52,009	$48,167	$46,468
Technology and value-added services	7,044	7,281	3,833

Total	$59,053	$55,448	$50,301

Income Tax Expense:
Supply chain	$40,105	$24,257	$21,613
Technology and value-added services	7,914	3,681	2,656

Total	$48,019	$27,938	$24,269

Interest Income:
Supply chain	$5,082	$4,897	$4,670
Technology and value-added services	33	18	—

Total	$5,115	$4,915	$4,670

Interest Expense:
Supply chain	$2,567	$1,951	$2,002
Technology and value-added services	20	6	3

Total	$2,587	$1,957	$2,005

Purchases of Fixed Assets:
Supply chain	$18,656	$11,820	$8,436
Technology and value-added services	2,009	928	855

Total	$20,665	$12,748	$9,291

	As of
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Total Assets:
Supply chain	$2,024,862	$1,806,294	$1,727,911
Technology and value-added services	143,108	138,693	81,791

Total	$2,167,970	$1,944,987	$1,809,702

The following table presents information about the Business’ operations by geographic area as of and for the years ended December 30, 2017, December 31, 2016 and December 26, 2015. Net sales by geographic area are based on the Business’ respective locations. No country, except for the United States and United Kingdom, generated net sales greater than 10% of combined net sales. There were no material amounts of intercompany sales or transfers among geographic areas and there were no material amounts of export sales.

	2017		2016		2015
Dollars in thousands	Net Sales	Long-Lived Assets	Net Sales	Long-Lived Assets	Net Sales	Long-Lived Assets
United States	$1,864,083	$748,433	$1,750,487	$690,244	$1,483,334	$624,251
United Kingdom	584,398	56,510	569,986	47,415	572,961	49,704
Other	1,131,314	223,255	1,032,687	206,685	922,033	206,630

Combined total	$3,579,795	$1,028,198	$3,353,160	$944,344	$2,978,328	$880,585

14.	Employee Benefit Plans

Stock-based compensation

The Business’ employees have historically participated in the Parent’s stock-based compensation plans. Stock-based compensation expense has been allocated to the Business based on the awards and terms previously granted to the Business’ employees, as well as an allocation of Parent’s corporate and shared functional employee expenses. The accompanying combined statements of operations reflect pre-tax stock-based compensation expense of $7.2 million ($4.0 million after-tax), $6.2 million ($4.4 million after-tax) and $5.6 million ($4.0 million after-tax) for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Business measures stock-based compensation at the grant date, based on the estimated fair value of the award, and recognizes the cost (net of estimated forfeitures) as compensation expense on a straight-line basis over the requisite service period. The stock-based compensation expense is reflected in selling, general and administrative expenses in the combined statements of operations.

Stock-based awards are provided to certain employees of the Business under the terms of the Parent’s 2013 Stock Incentive Plan, as amended (the “Plan”). The Plan is administered by the Compensation Committee of the Parent Board. Prior to March 2009, awards under the Plan principally included a combination of at-the-money stock options and restricted stock and restricted stock units. Since March 2009, equity-based awards have been granted solely in the form of restricted stock and restricted stock units, with the exception of providing stock options to employees pursuant to certain pre-existing contractual obligations. As of December 30, 2017, 62,458 shares were authorized and 7,426 shares were available to be granted under the Plan.

Grants of restricted stock and restricted stock units are stock-based awards granted to recipients with specified vesting provisions. In the case of restricted stock, common stock is delivered on the date of grant, subject to vesting conditions. In the case of restricted stock units, common stock is generally delivered on or following satisfaction of vesting conditions. The Parent issues restricted stock and restricted stock units to employees of the Business that vest solely based on the recipient’s continued service over time (primarily four-year cliff vesting) and restricted stock and restricted stock units that vest based on achieving specified performance measurements and the recipient’s continued service over time (primarily three-year cliff vesting).

With respect to time-based restricted stock and restricted stock units, the Business estimates the fair value on the date of grant based on Henry Schein’s closing stock price. With respect to performance-based restricted stock and restricted stock units, the number of shares that ultimately vest and are received by the recipient is based upon the performance as measured against specified targets over a specified period, as determined by the Compensation Committee of the Parent’s Board of Directors. Although there is no guarantee that performance targets will be achieved, the Business estimates the fair value of performance-based restricted stock and restricted stock units based on the closing stock price at time of grant.

The Plan provides for adjustments to the performance-based restricted stock and restricted stock units targets for significant events, including acquisitions, divestitures, new business ventures, certain capital transactions (including share repurchases), restructuring costs, if any, changes in accounting principles or in applicable laws or regulations and certain foreign exchange fluctuations. Over the performance period, the number of shares of common stock that will ultimately vest and be issued and the related compensation expense is adjusted upward or downward based upon the estimation of achieving such performance targets. The ultimate number of shares delivered to recipients and the related compensation cost is recognized as an expense based on the actual performance metrics as defined under the Plan.

The Business records deferred income tax assets for awards that will result in future deductions on the income tax returns based on the amount of compensation cost recognized and the statutory tax rate in the jurisdiction in which the Business will receive a deduction.

During the first quarter of 2017, the Business adopted the provisions of ASU 2016-09, which requires that all excess tax benefits and tax deficiencies resulting from the difference between the deduction for tax purposes and the stock-based compensation cost recognized for financial reporting purposes be included as a component of income tax expense as of January 1, 2017. Prior to the implementation of ASU 2016-09, excess tax benefits were recorded as a component of net Parent investment and tax deficiencies were recognized either as an offset to accumulated excess tax benefits or in the combined statement of operations if there were no accumulated excess tax benefits.

Stock-based compensation grants for the three years ended December 30, 2017 consisted of restricted stock and restricted stock unit grants. The weighted average grant date fair value of stock-based awards granted before forfeitures was $85.90, $83.23 and $69.70 per share during the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

Total unrecognized compensation cost related to non-vested awards as of December 30, 2017 was $12.7 million, which is expected to be recognized over a weighted average period of approximately 2.47 years.

A summary of the restricted stock and restricted stock unit activity under the Plan is presented below:

	Years Ended
	December 30, 2017		December 31, 2016		December 26, 2015
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share
Outstanding at beginning of year	219,642	$76.71	118,838	$69.67	—	$—
Granted	107,947	85.90	115,122	83.23	124,768	69.70
Forfeited	(15,674)	79.99	(14,318)	70.72	(5,930)	70.39

Outstanding at end of year	311,915	$79.74	219,642	$76.71	118,838	$69.67

During the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Business did not grant any stock options.

As of December 30, 2017, no shares have been vested. The following table summarizes the status of the non-vested restricted stock and restricted stock units for the year ended December 30, 2017:

	Time-Based Restricted Stock/Units
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share of Restricted Stock/ Restricted Stock Units	Intrinsic Value Per Share of Restricted Stock/ Restricted Stock Units
Outstanding at beginning of period	123,108	$76.76
Granted	52,994	85.90
Forfeited	(8,082)	79.86

Outstanding at end of period	168,020	$79.52	$69.88

	Performance-Based Restricted Stock and Restricted Stock Units
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share of Restricted Stock/ Restricted Stock Units	Intrinsic Value Per Share of Restricted Stock/ Restricted Stock Units
Outstanding at beginning of period	96,534	$76.64
Granted	54,953	85.90
Forfeited	(7,592)	80.12

Outstanding at end of period	143,895	$80.01	$69.88

401(k) and other defined contribution plans

The Business maintains a qualified 401(k) plan covering substantially all eligible employees of certain of the Business’ U.S. entities as well as certain other defined contribution plans. Additionally, the Parent offers a qualified 401(k) plan to certain of the Business’ eligible employees.

Matching contributions and administrative expenses related to these plans charged to operations during the years ended December 30, 2017, December 31, 2016 and December 26, 2015 amounted to $5.6 million, $5.4 million and $3.5 million, respectively.

15.	Related-Party Transactions

Long-term debt

The combined financial statements includes $23.0 million of long-term debt as of December 30, 2017 and December 31, 2016 with Darby and M&S, each a related party of Parent and the Business.

Allocation of general corporate expenses

The combined financial statements include expense allocations as discussed in Note 1. During the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Business was allocated $58.7 million, $60.0 million and $53.8 million, respectively, of general corporate expenses, which are included within selling, general and administrative expenses in the combined statements of operations.

Parent company equity

The net transfers from the Parent are reflected in equity on the combined balance sheets and combined statements of equity. The net transfers to/from the Parent amounted to $12.4 million, $33.8 million and $101.1 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

A reconciliation of net Parent investment in the combined statements of equity to the corresponding amount presented on the combined statements of cash flows for all periods presented were as follows:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net transfers from Parent per combined statements of equity	$12,424	$33,819	$101,090
Stock compensation expense	(7,220)	(6,208)	(5,620)
Change in fair value of redeemable noncontrolling interest	54,071	20,082	(11,823)
Other	2,931	(1,006)	(690)

Total net transfers from Parent per combined statements of cash flows	$62,206	$46,687	$82,957

16.	Subsequent Events

In accordance with ASC 855-10, the Business evaluated subsequent events through September 14, 2018, the date these combined financial statements were available to be issued.

On April 20, 2018, Parent entered into an Amendment to the Put Rights Agreements (the “Put Rights Amendment”), pursuant to which Parent agreed to purchase all of the equity interests of Butler Animal Health Holding Company, LLC owned by Darby and the equity interests of Butler Animal Health Holding Company, LLC owned indirectly by the other sellers party to the Put Rights Amendment for an aggregate purchase price of $365.0 million, which transaction was consummated on May 21, 2018. Thereafter, the Henry Schein Animal Health Business acquired additional direct and indirect equity interests in Butler Animal Health Holding Company, LLC for an aggregate purchase price of $1.4 million.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED BALANCE SHEETS

(unaudited)

Dollars in thousands	September 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$21,804	$16,656
Accounts receivable, net of reserves of $7,899 and $7,570	436,522	427,866
Inventories, net	501,584	534,664
Other receivables	52,857	75,651
Prepaid expenses and other	25,054	22,089

Total current assets	1,037,821	1,076,926
Property and equipment, net	66,693	64,554
Goodwill	706,024	710,718
Other intangibles, net	220,795	252,927
Investments and other	123,183	62,845

Total assets	$2,154,516	$2,167,970

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$335,644	$375,782
Current maturities of long-term debt	679	3,204
Accrued expenses:
Payroll and related	35,948	33,382
Taxes	20,219	16,301
Other	81,858	82,917

Total current liabilities	474,348	511,586
Long-term debt, net	23,389	23,529
Deferred income taxes	13,826	14,157
Other liabilities	38,046	39,204

Total liabilities	549,609	588,476
Redeemable noncontrolling interests	91,637	366,554
Equity:
Net Parent investment	1,586,636	1,255,976
Accumulated other comprehensive loss	(73,366)	(43,036)

Total equity	1,513,270	1,212,940

Total liabilities, redeemable noncontrolling interests and equity	$2,154,516	$2,167,970

See accompanying notes to condensed combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(unaudited)

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Net sales	$2,883,123	$2,663,805
Cost of sales	2,357,891	2,181,366

Gross profit	525,232	482,439
Operating expenses:
Selling, general and administrative	413,362	382,965
Restructuring costs	7,788	—

Operating income	104,082	99,474
Other income:
Other, net	3,398	2,781

Income before taxes and equity in earnings of affiliates	107,480	102,255
Income taxes	(33,272)	(19,167)
Equity in earnings of affiliates	793	1,202

Net income	75,001	84,290
Less: Net income attributable to redeemable noncontrolling interests	(7,593)	(21,541)

Net income attributable to the Henry Schein Animal Health Business	$67,408	$62,749

See accompanying notes to condensed combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Net income	$75,001	$84,290
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	(31,454)	52,096
Unrealized gain (loss) from foreign currency hedging activities	(488)	577
Pension adjustment loss	(46)	(41)

Other comprehensive income (loss), net of tax	(31,988)	52,632

Comprehensive income	43,013	136,922

Comprehensive income:
Comprehensive income attributable redeemable to noncontrolling interests:
Net income	(7,593)	(21,541)
Foreign currency translation (gain) loss	1,658	(2,711)

Comprehensive income attributable to redeemable noncontrolling interests	(5,935)	(24,252)

Comprehensive income attributable to the Henry Schein Animal Health Business	$37,078	$112,670

See accompanying notes to condensed combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED STATEMENT OF EQUITY

(unaudited)

Dollars in thousands	Net Parent Investment	Accumulated Other Comprehensive Income/(Loss)	Total Equity Attributable to the Business
Balance at December 30, 2017	$1,255,976	$(43,036)	$1,212,940
Net income attributable to the Henry Schein Animal Health Business	67,408	—	67,408
Other comprehensive loss	—	(30,330)	(30,330)
Net transfers in Parent investment	263,252	—	263,252

Balance at September 29, 2018	$1,586,636	$(73,366)	$1,513,270

See accompanying notes to condensed combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$75,001	$84,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,242	43,948
Loss/(Income) on sale of equity investment	137	(226)
Stock-based compensation expense	5,524	5,265
Provision for losses on trade and other accounts receivable	(470)	(844)
Provision for deferred income taxes	1,252	1,194
Equity in earnings of affiliates	(793)	(1,202)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(13,331)	(53,734)
Inventories	25,183	38,488
Accounts payable and accrued expenses	(28,184)	(27,961)
Other assets and liabilities	(50,939)	(13,446)

Net cash provided by operating activities	61,622	75,772

Cash flows from investing activities:
Purchases of fixed assets	(15,336)	(15,199)
Payments related to equity investments and business acquisitions, net of cash acquired	(8,448)	(108,391)
Proceeds from sale of fixed assets	467	734

Net cash used in investing activities	(23,317)	(122,856)

Cash flows from financing activities:
Principal payments for long-term debt	(2,250)	(110)
Net transfer from Parent	359,267	88,319
Distributions to noncontrolling stockholders	(9,574)	(18,285)
Acquisitions of noncontrolling interests in subsidiaries	(379,968)	(18,361)

Net cash provided by (used in) financing activities	(32,525)	51,563

Effect of exchange rate changes on cash and cash equivalents	(632)	1,972

Net change in cash and cash equivalents	5,148	6,451
Cash and cash equivalents, beginning of period	16,656	19,714

Cash and cash equivalents, end of period	$21,804	$26,165

Cash paid for income taxes	$9,531	$6,271

See accompanying notes to condensed combined financial statements.

Notes to Condensed Combined Financial Statements

1.	Business Overview and Significant Accounting Policies

Basis of Presentation

These unaudited interim combined financial statements of Henry Schein Animal Health Business (the “Henry Schein Animal Health Business” or the “Business”) have been derived from the consolidated financial statements and accounting records of Henry Schein, Inc. (“Henry Schein” or the “Parent”). These accompanying unaudited interim combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnote disclosures required by GAAP for complete financial statements.

These unaudited interim combined financial statements reflect all adjustments considered necessary for a fair presentation of the combined results of operations and financial position for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited interim combined financial statements should be read in conjunction with the audited combined financial statements and notes to the audited combined financial statements contained also included in this prospectus.

The preparation of financial statements in conformity with GAAP requires the Business to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 29, 2018 are not necessarily indicative of the results to be expected for any other interim period or for the year ending December 29, 2018.

These combined financial statements include the accounts of the Henry Schein Animal Health Business and all of its controlled subsidiaries.

Investments in unconsolidated affiliates, which are greater than or equal to 20% and less than or equal to 50% owned, are accounted for under the equity method.

All intracompany transactions have been eliminated. All intercompany transactions between the Business and Henry Schein have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded.

The unaudited interim combined financial statements include expense allocations for: (1) certain corporate functions historically provided by Henry Schein, including finance, accounting, legal, information services, planning, compliance, investor relations, administration and communication, and similar-costs; (2) employee benefits and incentives; and (3) stock-based compensation. These expenses have been allocated to the Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of net sales, headcount or other measures of the Business and Henry Schein. The Business believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, the Henry Schein Animal Health Business during the periods presented. The allocations may not, however, reflect the actual expenses that the Henry Schein Animal Health Business would have incurred as a stand alone company for the periods presented. Actual costs that may have been incurred if the Henry Schein Animal Health Business had been a stand alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the separation from Henry Schein, these functions will be performed using the Business’ own resources or third-party service providers. For an interim period, however, some of these functions will continue to be provided by Henry Schein under a transition services agreement, which is expected to extend for a period of up to two years following the separation from Henry Schein.

Henry Schein uses a centralized approach to cash management and financing of its operations, excluding debt where the Henry Schein Animal Health Business is the legal obligor. The majority of the Henry Schein Animal Health Business’ cash is transferred to Henry Schein daily and Henry Schein funds Henry Schein Animal Health Business’ operating and investing activities as needed. Cash transfers to and from Henry Schein are reflected in “net Parent investment.”

The unaudited interim combined financial statements include certain assets and liabilities that have historically been held at the Henry Schein corporate level but are specifically identifiable or otherwise attributable to the Business. The cash and cash equivalents held by Henry Schein at the corporate level are not specifically identifiable to the Business and therefore were not attributed for any of the periods presented. Cash and cash equivalents in the combined balance sheets primarily represent cash held locally by entities included in the combined financial statements. Henry Schein’s third-party debt, and the related interest expense has not been attributed to the Business for any of the periods presented as Henry Schein Animal Health Business was not the legal obligor of the debt and the Henry Schein borrowings were not directly attributable to the Business.

Accounting Pronouncements Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” Accounting Standards Codification (“ASC”) 606 (“Topic 606”). The Business adopted the provisions of this standard as of December 31, 2017, on a modified retrospective basis. The Business applied the requirements of the new standard only to contracts that were not completed as of the adoption date. The Business recorded an immaterial adjustment to the opening balance of net Parent investment for the adoption of Topic 606. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods.

The impact of the new standard on the combined statements of operations, which the Business expects to be immaterial on an ongoing basis, is primarily related to software sales and sales commissions and is described as follows:

Software Sales

For software licenses sold together with post-contract support (“PCS”), the Business previously deferred software revenue if it did not have vendor-specific objective evidence (“VSOE”) of fair value of the PCS. Under Topic 606, the concept of VSOE is eliminated and there are no cases where revenue is deferred due to a lack of stand alone selling price. In addition, the Business previously recognized revenue from term licenses ratably over the contract term. Under Topic 606, such licenses represent a right to use intellectual property and therefore require upfront recognition. Furthermore, certain upfront fees related to service arrangements were previously deferred and recognized over the estimated customer life. Under Topic 606, the period over which the Business will recognize these fees is reduced as the upfront fee represents additional contract price that will be allocated to the performance obligations in the contract and recognized as those performance obligations are satisfied rather than being amortized over the estimated customer life. Based on the aforementioned changes, such software revenue will be recognized sooner than under the previous revenue recognition standard.

Sales Commissions

The Business previously recognized sales commissions as an expense when incurred. Under Topic 606, the Business defers such sales commissions as costs to obtain a contract when the costs are incremental and expected to be recovered. Deferred sales commissions are amortized over the estimated customer relationship period. The Business applies the practical expedient to expense, as incurred, commissions with an expected amortization period of one year or less.

The impact of adoption on the combined balance sheet and combined statement of operations was as follows:

Dollars in thousands	As of September 29, 2018
Balance Sheet	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Assets:
Other receivables, prepaid expenses and other	$77,911	$78,336	$(425)
Investments and other	123,183	122,576	607
Liabilities:
Accrued expenses—taxes	$20,219	$20,298	$(79)
Accrued expenses—other	81,858	83,210	(1,352)
Deferred income taxes	13,826	13,639	187
Equity:
Net Parent investment	$1,586,636	$1,585,128	$1,508
Accumulated other comprehensive loss	73,366	73,448	(82)

Dollars in thousands	Nine Months Ended September 29, 2018
Statement of Operations	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Net sales
Supply chain	$2,807,086	$2,807,086	$—
Technology and value-added services	76,037	75,716	321

Total	$2,883,123	$2,882,802	$321

Costs and expenses
Cost of sales	2,357,891	2,357,891	—
Selling, general and administrative	413,362	413,228	134
Income taxes	33,272	33,260	12
Net income	$75,001	$74,826	$175

Additional information related to Topic 606 can be found below in “Critical Accounting Policies and Estimates” as well as in Note 2—Revenue from Contracts with Customers.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting” (“ASU 2017-09”). ASU 2017-09 provides guidance on determining which changes to the terms and conditions of stock-based payment awards require an entity to apply modification accounting. ASU 2017-09 requires modification accounting if the fair value, vesting conditions, or equity or liability classification of the award is not the same immediately before and after a change to the terms and conditions of the award. ASU 2017-09 was adopted on a prospective basis as of December 31, 2017 and did not have a material impact on the unaudited interim combined financial statements or disclosures as of September 29, 2018.

Critical Accounting Policies and Estimates

There have been no material changes in the critical accounting policies and estimates from those disclosed in Note 1 of the audited combined financial statements for the year ended December 30, 2017, except as follows:

Revenue Recognition

On December 31, 2017, the Business adopted Topic 606 using the modified retrospective method applied to those contracts that were not completed as of the adoption date. Results for reporting periods beginning after December 30, 2017 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for those periods. The Business’ revenue recognition accounting policies applied prior to adoption of Topic 606 are outlined in the combined financial statements for the year ended December 30, 2017. The disclosures included herein reflect the Business’ accounting policies under Topic 606.

The Business generates revenue from the sale of animal health consumable products, as well as equipment, software products and services and other sources. Provisions for discounts, rebates to customers, customer returns and other contra revenue adjustments are included in the transaction price at contract inception by estimating the most likely amount based upon historical data and estimates, and are provided for in the period in which the related sales are recognized.

Revenue derived from the sale of consumable products is recognized at a point in time when control transfers to the customer. Such sales typically entail high-volume, low-dollar orders shipped using third-party common carriers. The Business believes that the shipment date is the most appropriate point in time indicating control has transferred to the customer because the Business has no post-shipment obligations and this is when legal title and risks and rewards of ownership transfer to the customer and the point at which the Business has an enforceable right to payment.

Revenue derived from the sale of equipment is recognized when control transfers to the customer. This occurs when the equipment is delivered. Such sales typically entail scheduled deliveries of large equipment primarily by equipment service technicians. Some equipment sales require minimal installation, which is typically completed at the time of delivery. The Business’ products generally carry standard warranty terms provided by the manufacturer, however, in instances where the Business provides warranty labor services, the warranty costs are accrued in accordance with ASC 460 “Guarantees.”

Revenue derived from the sale of software products is recognized when products are shipped to customers or made available electronically. Such software is generally installed by customers and does not require extensive training due to the nature of its design. Revenue derived from post-contract customer support for software, including annual support and/or training is generally recognized over time using time elapsed as the input method that best depicts the transfer of control to the customer. Revenue derived from other sources, including freight charges, equipment repairs and financial services, is recognized when the related product revenue is recognized or when the services are provided. The Business applies the practical expedient to treat shipping and handling activities performed after the customer obtains control as fulfillment activities, rather than a separate performance obligation in the contract.

Sales, value-add and other taxes the Business collects concurrently with revenue-producing activities are excluded from revenue.

Certain of the Business’ revenue is derived from bundled arrangements that include multiple distinct performance obligations that are accounted for separately. When the Business sells software products together with related services (e.g., training and technical support), it allocates revenue to software using the residual method, using an estimate of the stand alone selling price to estimate the fair value of the undelivered elements. There are no cases where revenue is deferred due to a lack of a stand alone selling price. Bundled arrangements that include elements that are not considered software consist primarily of equipment and the related installation service. The Business allocates revenue for such arrangements based on the relative selling prices of the goods or services. If an observable selling price is not available because the Business does not sell the goods or services separately, the Business uses one of the following techniques to estimate the stand alone selling price: adjusted market approach, cost-plus approach or the residual method. There is no specific hierarchy for the use of these methods, but the estimated selling price reflects the Business’ best estimate of what the selling prices of each deliverable would be if it were sold regularly on a stand alone basis taking into consideration the cost structure of the business, technical skill required, customer location and other market conditions.

Accounts Receivable

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Business’ best estimate of the amounts that will not be collected. In addition to reviewing delinquent accounts receivable, the Business considers many factors in estimating reserve, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, the Business adjusts its assumptions for anticipated changes in any of these or other factors expected to affect collectability.

Contract Assets

Contract assets include amounts related to any conditional right to consideration for work completed but not billed as of the reporting date and generally represent amounts owed to the Business by customers, but not yet billed. Contract assets are transferred to accounts receivable when the right becomes unconditional. Current contract assets are included in prepaid expenses and other and the non-current contract assets are included in investments and other within the combined balance sheet.

Contract Liabilities

Contract liabilities are comprised of advance payments and deferred revenue amounts. Contract liabilities are transferred to revenue once the performance obligation has been satisfied. Current contract liabilities are included in accrued expenses-other and the non-current contract liabilities are included in other liabilities within the combined balance sheet.

Deferred Commissions

Sales commissions earned by the Business’ sales force that relate to long-term arrangements are capitalized as costs to obtain a contract when the costs incurred are incremental and are expected to be recovered. Deferred sales commissions are amortized over the estimated customer relationship period. The Business applies the practical expedient related to the capitalization of incremental costs of obtaining a contract, and recognizes such costs as an expense when incurred if the amortization period of the assets that the Business would have recognized is one year or less.

Sales Returns

Sales returns are recognized as a reduction of revenue by the amount of expected returns and are recorded as refund liability within current liabilities. The Business estimates the amount of revenue expected to be reversed to calculate the sales return liability based on historical data for specific products, adjusted as necessary for new products. The allowance for returns is presented gross as a refund liability and the Business records an inventory asset (and a corresponding adjustment to cost of sales) for any goods or services that it expects to be returned.

2.	Revenue from Contracts with Customers

Revenue is recognized in accordance with the policies discussed in Note 1.

Disaggregation of Revenue

The following table disaggregates the Business’ revenue by segment and geography:

	Nine Months Ended September 29, 2018
Dollars in thousands	United States	United Kingdom	Other	Total
Supply chain	$1,425,542	$459,709	$921,835	$2,807,086
Technology and value-added services	62,065	8,446	5,526	76,037

Combined total	$1,487,607	$468,155	$927,361	$2,883,123

Contract Balances

Contract balances represent amounts presented in the Business’ combined balance sheet when either it has transferred goods or services to the customer or the customer has paid consideration to the Business under the contract. These contract balances include accounts receivable, contract assets and contract liabilities.

The contract assets primarily relate to the rights to consideration for work completed but not billed at the reporting date on contracts. The contract assets are transferred to receivables when the rights become unconditional. The contract assets primarily relate to the bundled arrangements for the sale of equipment and consumables and sales of term software licenses. Current and non-current contract asset balances as of September 29, 2018 and December 31, 2017 were not material.

The contract liabilities primarily relate to advance payments from customers and upfront payments for service arrangements provided over time. At December 31, 2017, the current portion of contract liabilities of $19.6 million was reported in the accrued expenses other, and $0.1 million related to non-current contract liabilities was reported in other liabilities. During the nine months ended September 29, 2018, the Business recognized $15.5 million of the amount previously deferred at December 31, 2017. At September 29, 2018, the current and non-current portion of contract liabilities were $19.5 million and $0.6 million, respectively.

3.	Investments and Other

Investments and other consisted of the following as of:

(In Thousands)	September 29, 2018	December 30, 2017
Investment in affiliates	$21,518	$22,974
Acquisition-related indemnification	23,495	22,015
Non-current deferred foreign, state and local income taxes	72,611	14,128
Capitalized costs for internally generated software for resale	2,077	1,180
Other long-term assets	3,482	2,548

Total	$123,183	$62,845

4.	Fair Value

ASC 820, “Fair Value Measurements,” provides a framework for measuring fair value in generally accepted accounting principles.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820 are described as follows:

•	Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Inputs that are unobservable for the asset or liability.

The following section describes the valuation methodologies that the Business used to measure different financial instruments at fair value.

Fair value of non-financial assets or liabilities

The carrying amounts reported on the combined balance sheets for cash and cash equivalents, accounts receivable, other receivables, accounts payable and other current liabilities approximate their fair value due to the short maturity of those instruments.

Investments in affiliates

There are no quoted market prices available for investments in affiliates; however, the Business believes the carrying amounts are a reasonable estimate of fair value.

Derivative contracts

Derivative contracts are valued using quoted market prices and significant other observable and unobservable inputs. The Business uses derivative instruments to minimize exposure to fluctuations in foreign currency exchange rates. Derivative instruments primarily include foreign currency forward agreements related to intercompany loans and certain forecasted inventory purchase commitments with suppliers.

The fair values for the majority of the Business’ foreign currency derivative contracts are obtained by comparing the contract rate to a published forward price of the underlying market rates, which is based on market rates for comparable transactions and are classified within Level 2 of the fair value hierarchy.

Redeemable noncontrolling interests

Some minority equity owners in certain of the Business’ subsidiaries have the right, at certain times, to require the Business to acquire their ownership interest in those entities at fair value based on third-party valuations. The primary factor affecting the future value of redeemable noncontrolling interests is expected earnings and, if such earnings are not achieved, the value of the redeemable noncontrolling interests might be impacted. The noncontrolling interests subject to put options are adjusted to their estimated redemption amounts each reporting period with a corresponding adjustment to net Parent investment. Future reductions in the carrying amounts are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level. These adjustments do not impact the calculation of earnings per share. The values for redeemable noncontrolling interests are classified within Level 3 of the fair value hierarchy.

The assets and liabilities that are measured and recognized at fair value on a recurring basis are the derivative contracts (Level 2) which is immaterial for the nine months ended September 29, 2018 and the redeemable noncontrolling interests (Level 3) discussed in Note 5.

5.	Redeemable Noncontrolling Interests

Some minority equity owners in certain of the Business’ subsidiaries have the right, at certain times, to require the Business to acquire their ownership interest in those entities at fair value. ASC Topic 480-10 is applicable for noncontrolling interests where the Business is or may be required to purchase all or a portion of the outstanding interest in a controlled subsidiary from the noncontrolling interest holder under the terms of a put option contained in contractual agreements. The components of the change in the redeemable noncontrolling interests for the nine months ended September 29, 2018 and the year ended December 30, 2017 are presented in the following table:

Dollars in thousands	September 29, 2018	December 30, 2017
Balance, beginning of period	$366,554	$322,070
Decrease in redeemable noncontrolling interests due to redemptions	(379,968)	(26,375)
Increase in redeemable noncontrolling interests due to business acquisitions	5,493	6,648
Net income attributable to redeemable noncontrolling interests	7,593	27,690
Dividends declared	(9,574)	(20,481)
Effect of foreign currency translation gain (loss) attributable to redeemable noncontrolling interests	(1,658)	2,931
Change in fair value of redeemable securities	103,197	54,071

Balance, end of period	$91,637	$366,554

Changes in the estimated redemption amounts of the noncontrolling interests subject to put options are adjusted at each reporting period with a corresponding adjustment to net Parent investment. Future reductions in the carrying amounts are subject to a floor amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level.

On April 20, 2018, Parent entered into an Amendment to the Put Rights Agreements (the “Put Rights Amendment”), pursuant to which Parent agreed to purchase all of the equity interests of Butler Animal Health Holding Company, LLC owned by Darby Group Companies, Inc. (“Darby”) and the equity interests of Butler Animal Health Holding Company, LLC owned indirectly by the other sellers party to the Put Rights Amendment, for an aggregate purchase price of $365.0 million which transaction was consummated on May 21, 2018. Thereafter, the Henry Schein Animal Health Business acquired additional direct and indirect equity interests in Butler Animal Health Holding Company, LLC for an aggregate purchase price of $1.4 million.

6.	Legal Proceedings

The Business is involved in various legal proceedings that arise in the ordinary course of business. Based on present knowledge, the Business believes none of the claims relating to such proceedings will have a material effect on the financial condition, results of operations and cash flows of the Business.

7.	Comprehensive Income

Comprehensive income includes certain gains and losses that, under GAAP, are excluded from net income as such amounts are recorded directly as an adjustment to total equity. The Business’ comprehensive income is primarily comprised of net income, foreign currency translation loss, unrealized gain (loss) from foreign currency hedging activities and pension adjustment loss.

The following table summarizes the Business’ accumulated other comprehensive loss, net of applicable taxes as of:

Dollars in thousands	September 29, 2018	December 30, 2017
Attributable to redeemable noncontrolling interests:
Foreign currency translation adjustment	$672	$2,330

Attributable to the Business:
Foreign currency translation loss	$(71,706)	$(41,910)
Unrealized gain from foreign currency hedging activities	104	592
Pension adjustment loss	(1,764)	(1,718)

Accumulated other comprehensive loss	$(73,366)	$(43,036)

Total accumulated other comprehensive loss	$(72,694)	$(40,706)

The following table summarizes the components of comprehensive income, net of applicable taxes as follows:

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Net income	$75,001	$84,290

Foreign currency translation gain (loss)	(30,882)	52,202
Tax effect	(572)	(106)

Foreign currency translation gain (loss)	(31,454)	52,096

Unrealized gain (loss) from foreign currency hedging activities	(617)	705
Tax effect	129	(128)

Unrealized gain (loss) from foreign currency hedging activities	(488)	577

Pension adjustment loss	(57)	(54)
Tax effect	11	13

Pension adjustment loss	(46)	(41)

Comprehensive income	$43,013	$136,922

During the nine months ended September 29, 2018 and September 30, 2017, the Business recognized, as a component of the Business’ comprehensive income, a foreign currency translation gain (loss) of $(31.5) million and $52.1 million, respectively, due to changes in foreign exchange rates from the beginning of the period to the end of the period. The Business’ financial statements are denominated in the U.S. Dollar currency. Fluctuations in the value of foreign currencies as compared to the U.S. Dollar may have a significant impact on the Business’ comprehensive income.

The following table summarizes the total comprehensive income, net of applicable taxes, as follows:

Dollars in thousands	September 29, 2018	September 30, 2017
Comprehensive income attributable to the Henry Schein Animal Health Business	$37,078	$112,670
Comprehensive income attributable to redeemable noncontrolling interests	5,935	24,252

Comprehensive income	$43,013	$136,922

8.	Income Taxes

The Business’s effective tax rate was 31% for the nine months ended September 29, 2018 and 18.7% for the nine months ended September 30, 2017. The difference between the Business’s effective tax rate and the federal statutory tax rate for the nine months ended September 29, 2018 primarily relates to additional provisional expense of $8.1 million related to transition tax on deemed repatriation of foreign earnings, $2.4 million related to global intangible low-taxed income (“GILTI”) tax, and state taxes offset by benefits for foreign tax rate differential and partnership flow through income. The difference between the Business’s effective tax rate and the federal statutory tax rate for the nine months ended September 30, 2017 primarily relates benefits attributable to the adoption of ASU No. 2016-09, “Stock Compensation” (Topic 718) (“ASU 2016-09”) in the first quarter of 2017, foreign tax rate differential and partnership flow through income offset by expense attributable to state taxes.

Under ASU 2016-09, all excess tax benefits and tax deficiencies resulting from the difference between the deduction for tax purposes and the stock-based compensation cost recognized for financial reporting purposes are included as a component of income tax expense beginning January 1, 2017. Prior to the implementation of ASU 2016-09, excess tax benefits were recorded as a component of net Parent investment and tax deficiencies were recognized either as an offset to accumulated excess tax benefits or in the statement of operations if there were no accumulated excess tax benefits. For the nine months ended September 29, 2018 and September 30, 2017, the application of ASU No. 2016-09 reduced income tax expense by approximately $1.0 million and $4.7 million, respectively.

On December 22, 2017, the U.S. government passed the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act is comprehensive tax legislation effective January 1, 2018 that implements complex changes to the U.S tax code including, but not limited to, the reduction of the corporate tax rate from 35% to 21%, modification of accelerated depreciation, the repeal of the domestic manufacturing deduction and changes to the limitations of the deductibility of interest. The Tax Act also includes provisions to tax GILTI, a beneficial tax rate for Foreign Derived Intangible Income (“FDII”), a base erosion and anti-abuse tax (“BEAT”) that imposes tax on certain foreign related-party payments, and IRC Section 163(j) interest limitation (Interest Limitation). The Business is subject to the GILTI, FDII, BEAT and Interest Limitation provisions effective January 1, 2018.

The FASB Staff Q&A, Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Business has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. Under Topic 740, the Business has reasonably estimated the impact of each provision of the Tax Act on the Business’s effective tax rate. The Business has recorded an estimate for the GILTI provision in the Business’s effective tax rate for the nine months ended September 29, 2018. For the BEAT, FDII and Interest Limitation computations, the Business has not recorded an estimate in the Business’s effective tax rate for the nine months ended September 29, 2018 because the Business currently estimates that these provisions of the Tax Act will not apply to the Business or will have an immaterial impact in 2018. Due to the complexity of the new GILTI tax rules and uncertainty of the application of the foreign tax credit rules in relation to GILTI, the Business has calculated GILTI based upon the law as the Business currently interprets it, and subsequent changes in law could cause the Business to revise the Business’s calculations in a later period.

Due to the complexities of the Tax Act, the Staff of the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) that requires the Business to record a provisional amount for any income tax effects of the Tax Act in accordance with Topic 740, to the extent that a reasonable estimate can be made. SAB 118 allows for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts.

In the fourth quarter of 2017, the Business recorded provisional amounts for income tax effects of the Tax Act that the Business could reasonably estimate. This included the one-time transition tax that the Business estimated to be $13 million and a net deferred tax expense of $7.3 million attributable to the revaluation of deferred tax assets and liabilities due to the lower enacted federal income tax rate of 21%. For the nine months ended September 29, 2018, the Business recorded additional provisional expense of $8.1 million related to transition tax on deemed repatriation of foreign earnings, $2.4 million related to GILTI tax, and a net deferred tax benefit of $0.3 million attributable to the revaluation of deferred tax assets and liabilities. The Business will continue to refine provisional amounts for the impacts of the Tax Act as anticipated guidance, clarifying certain aspects of the Tax Act, becomes available. The Business will record any adjustments in the fourth quarter of 2018 when the Business’s analysis is complete, although the Business does not expect any material adjustments.

The total amount of unrecognized tax benefits as of September 29, 2018 was approximately $7.8 million, of which $1.2 million would affect the effective tax rate if recognized. It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however, the Business does not expect the change to have a material impact on the Business’s combined financial statements.

The total amounts of interest and penalties, which are classified as a component of other liabilities within the Business’s combined balance sheets, were approximately $0.6 million and $0 respectively, as of September 29, 2018.

In 2016, the Business reached a settlement on a portion of the IRS audit of tax years 2012 and 2013, and the Business filed a Mutual Agreement Procedure request with the IRS for assistance from the U.S. Competent Authority for an open Transfer Pricing issue which resulted in a partial settlement during the quarter ended December 30, 2017. During the quarter ended June 30, 2017, the Business filed a protest with the Appellate Division regarding the remaining open audit issues for the years 2012 and 2013. The Business had an initial Appeals Conference during the third quarter of 2018. In addition, the Business is working on finalizing the Business’s submission for an Advanced Pricing Agreement pursuant to which Henry Schein, Inc. and the IRS would agree on an appropriate transfer pricing methodology for future tax years. The Business does not expect this to have a material effect on the Business’s combined financial position, liquidity or results of operations.

9.	Segment Data

The Business conducts operations through two reportable segments: (i) supply chain and (ii) technology and value-added services. These segments offer different products and services to the same customer base.

The supply chain segment includes the sale and distribution of pharmaceuticals, nutrition products, consumable products, diagnostic tests, small and large equipment, laboratory products and surgical products, among others.

The technology and value-added services segment consists of our technology-enabled solutions and services, including practice management software, data driven applications, client communications tools and related services.

The following tables present information about the Business’ reportable and operating segments:

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Net Sales:
Supply chain	$2,807,086	$2,588,789
Technology and value-added services	76,037	75,016

Total	$2,883,123	$2,663,805

Operating Income:
Supply chain	$85,847	$82,482
Technology and value-added services	18,235	16,992

Total	$104,082	$99,474

10.	Employee Benefit Plans

Stock-based Compensation

The Business’ accompanying unaudited interim combined statements of operations reflect pre-tax stock-based compensation expense of $5.5 million ($4.4 million after-tax) and $5.3 million ($3.7 million after-tax) for the nine months ended September 29, 2018 and September 30, 2017, respectively.

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Business measures stock-based compensation at the grant date, based on the estimated fair value of the award, and recognizes the cost (net of estimated forfeitures) as compensation expense on a straight-line basis over the requisite service period. The stock-based compensation expense is reflected in selling, general and administrative expenses in the combined statements of operations.

Stock-based awards are provided to certain employees and non-employee directors of the Business under the terms of the Parent’s 2013 Stock Incentive Plan, as amended (the “Plan”). The Plan is administered by the Compensation Committee of the Parent Board. Equity-based awards are granted solely in the form of restricted stock and restricted stock units.

Grants of restricted stock and restricted stock units are stock-based awards granted to recipients with specified vesting provisions. In the case of restricted stock, common stock is delivered on the date of grant, subject to vesting conditions. In the case of restricted stock units, common stock is generally delivered on or following satisfaction of vesting conditions. Parent issues restricted stock and restricted stock units to employees of the Business that vest solely based on the recipient’s continued service over time (primarily four-year cliff vesting) and restricted stock and restricted stock units that vest based on achieving specified performance measurements and the recipient’s continued service over time (primarily three-year cliff vesting).

With respect to time-based restricted stock and restricted stock units, the Business estimates the fair value on the date of grant based on Henry Schein’s closing stock price. With respect to performance-based restricted stock and restricted stock units, the number of shares that ultimately vest and are received by the recipient is based upon the performance as measured against specified targets over a specified period, as determined by the Compensation Committee of Parent’s Board. Although there is no guarantee that performance targets will be achieved, the Business estimates the fair value of performance-based restricted stock and restricted stock units based on the closing stock price at time of grant.

The performance-based restricted stock and restricted stock units targets under the Plan are subject to adjustment for significant events that are specified by the Compensation Committee of Parent’s Board at the time of grant.

Over the performance period, the number of shares of common stock that will ultimately vest and be issued and the related compensation expense is adjusted upward or downward based upon the estimation of achieving such performance targets. The ultimate number of shares delivered to recipients and the related compensation cost is recognized as an expense based on the actual performance metrics as defined under the Plan.

Total unrecognized compensation cost related to non-vested awards as of September 29, 2018 was $12.2 million, which is expected to be recognized over a weighted average period of approximately 1.76 years.

A summary of the restricted stock and restricted stock unit (time and performance bases) activity under the Plans is presented below:

	Nine Months Ended September 29, 2018
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share
Outstanding at beginning of period	311,915	$79.74
Granted	79,581	68.66
Vested	(41,036)	69.00
Forfeited	(54,989)	81.02

Outstanding at end of period	295,471	$77.08

The following tables summarize the activity of the Business’ non-vested restricted stock and restricted stock units for the nine months ended September 29, 2018:

	Time-Based Restricted Stock and Restricted Stock Units
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share of Restricted Stock/ Restricted Stock Units	Intrinsic Value Per Share of Restricted Stock/ Restricted Stock Units
Outstanding at beginning of period	168,020	$79.52
Granted	42,353	68.66
Vested	—	—
Forfeited	(38,786)	80.03

Outstanding at end of period	171,587	$76.12	$85.03

	Performance-Based Restricted Stock and Restricted Stock Units
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share of Restricted Stock/ Restricted Stock Units	Intrinsic Value Per Share of Restricted Stock/ Restricted Stock Units
Outstanding at beginning of period	143,895	$80.01
Granted	37,228	68.66
Vested	(41,036)	69.00
Forfeited	(16,203)	83.38

Outstanding at end of period	123,884	$78.41	$85.03

11.	Related-Party Transactions

Long-term debt

The combined financial statements includes $23.0 million of long-term debt as of September 29, 2018 and December 30, 2017 with Darby and M&S Investment Holding I LLC (“M&S”), each a related party of the Parent and the Business.

Allocation of general corporate expenses

The unaudited interim combined financial statements include expense allocations as discussed in Note 1.

During the nine months ended September 29, 2018 and September 30, 2017, the Business was allocated $48.0 million and $45.7 million, respectively, of general corporate expenses, which are included within selling, general and administrative expenses in the combined statements of operations.

Parent Company Equity

The net transfers to and from the Parent are reflected in equity on the combined balance sheets and combined statements of equity. The net transfers from the Parent amounted to $263.3 million and $36.3 million for the nine months ended September 29, 2018 and September 30, 2017, respectively. A reconciliation of net Parent investment in the combined statements of equity to the corresponding amount presented on the combined statements of cash flows for all periods presented were as follows:

Dollars in thousands	September 29, 2018	September 30, 2017
Net transfers from Parent	$263,252	$36,339
Stock compensation expense	(5,524)	(5,265)
Change in fair value of redeemable noncontrolling interest	103,197	54,534
Other	(1,658)	2,711

Total net transfers from Parent	$359,267	$88,319

12.	Subsequent Events

In accordance with ASC 855-10, the Business evaluated subsequent events for recognition or disclosure through December 7, 2018, the date these condensed combined financial statements were available to be issued.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Direct Vet Marketing, Inc. and Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Direct Vet Marketing, Inc. (d/b/a Vets First Choice) and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years ended December 31, 2017, December 31, 2016 and January 2, 2016, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Vet Marketing, Inc. and its subsidiaries as of December 31, 2017 and December 31, 2016 and the results of its operations and its cash flows for the years ended December 31, 2017, December 31, 2016 and January 2, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Boston, MA

September 14, 2018

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$30,195,847	$12,306,785
Restricted cash	356,000	—
Accounts receivable, net	4,927,186	2,307,727
Other receivables	1,389,095	2,467,860
Inventory, net	7,014,998	4,667,085
Indemnification asset	3,850,000	—
Prepaid expenses and other current assets	2,981,956	943,138

Total current assets	50,715,082	22,692,595

Property and equipment, net	17,928,960	7,726,497

Other assets:
Goodwill	73,967,818	13,366,733
Intangible assets, net	71,496,908	6,137,256
Indemnification asset	—	497,336
Other assets	139,239	152,374

Total other assets	145,603,965	20,153,699

Total assets	$214,248,007	$50,572,791

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,391,872	$4,613,339
Accrued payroll and benefits	3,297,885	1,971,827
Accrued expenses and other current liabilities	3,621,966	1,845,014
Contingent liabilities	3,850,000	—
Deferred revenue and customer deposits	712,731	443,749
Current portion of capital lease obligations	63,923	—
Current portion of contingent consideration payable	400,000	4,141,608

Total current liabilities	20,338,377	13,015,537

Long-term liabilities:
Note payable, net of discount	9,719,094	—
Contingent consideration payable, net of current portion	361,067	322,133
Redeemable convertible preferred stock warrants	2,418,270	1,615,681
Capital lease obligations, net of current portion	97,257	—
Deferred taxes, net	4,981,247	758,424
Other long-term liabilities	760,873	924,178

Total long-term liabilities	18,337,808	3,620,416

Total liabilities	38,676,185	16,635,953

The accompanying notes are an integral part of these consolidated financial statements.

	December 31
	2017	2016
Commitments and contingencies (Note 8)

Redeemable convertible preferred stock:
Series F Redeemable Convertible Preferred Stock, $0.001 par value, 37,166,665 and 0 shares authorized as of December 31, 2017 and December 31, 2016, respectively; 37,166,665 and 0 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $222,999,990)	221,527,073	—
Series E Redeemable Convertible Preferred Stock, $0.001 par value, 17,110,033 and 16,925,955 shares authorized as of December 31, 2017 and December 31, 2016, respectively; 15,379,163 and 16,925,955 issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $47,521,614)	47,422,002	52,161,746
Series D Redeemable Convertible Preferred Stock, $0.001 par value, 7,850,447 shares authorized as of December 31, 2017 and December 31, 2016; 6,866,058 and 7,068,697 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $7,689,986)	7,652,207	7,864,051
Series C Redeemable Convertible Preferred Stock, $0.001 par value, 6,360,335 shares authorized as of December 31, 2017 and December 31, 2016; 5,957,669 and 6,330,335 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $5,957,669)	5,939,916	6,305,482
Series B Redeemable Convertible Preferred Stock, $0.001 par value, 6,688,373 shares authorized as of December 31, 2017 and December 31, 2016; 0 and 6,688,373 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 is $0)	—	5,752,000
Series A Redeemable Convertible Preferred Stock, $0.001 par value, 7,427,987 shares authorized as of December 31, 2017 and 2016, 5,265,325 and 7,427,987 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $2,264,089)	2,264,089	3,194,034

Total redeemable convertible preferred stock	284,805,287	75,277,313
Stockholders’ deficit:
Common stock, $0.001 par value, 102,309,645 and 61,125,567 shares authorized as of December 31, 2017 and December 31, 2016, respectively; 6,057,216 and 6,780,169 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	6,057	6,781
Additional paid-in capital	2,889,364	702,909
Accumulated deficit	(112,128,886)	(42,050,165)

Total stockholders’ deficit	(109,233,465)	(41,340,475)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$214,248,007	$50,572,791

The accompanying notes are an integral part of these consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2017	December 31, 2016	January 2, 2016
Revenues, net	$129,594,553	$83,285,237	$49,798,598
Cost of revenues	74,047,308	50,579,734	31,044,126

Gross profit	55,547,245	32,705,503	18,754,472
Selling, general and administrative expenses	75,945,209	46,922,708	27,088,579

Loss from operations	(20,397,964)	(14,217,205)	(8,334,107)
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	1,422,848	520,469	794,224
Change in fair value of contingent consideration	(493,284)	725,225	738,984
Interest expense	498,667	10,011	796,669
Interest income	(188,295)	(59,977)	(25,650)
Other (income) expense	330	73	(188)

Total other (income) expense	1,240,266	1,195,801	2,304,039

Loss before income taxes	(21,638,230)	(15,413,006)	(10,638,146)
Income tax (benefit) expense	(22,444,687)	158,290	159,475

Net income (loss)	$806,457	$(15,571,296)	$(10,797,621)

The accompanying notes are an integral part of these consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Series F Redeemable Convertible Preferred Stock		Series E Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value
Balance at January 3, 2015	—	$—	—	$—	6,998,697	$7,745,039	6,330,335	$6,277,081	6,688,373	$5,752,000	7,427,987	$3,188,116	6,280,307	$6,281	$133,655	$(15,681,248)	$(15,541,312)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	159,611	—	159,611
Exercise of Preferred Stock warrants	—	—	—	—	70,000	78,400	—	—	—	—	—	—	—	—	93,879	—	93,879
Exercise of Common Stock options	—	—	—	—	—	—	—	—	—	—	—	—	337,045	337	48,631	—	48,968
Issuance of Series E Redeemable Convertible Preferred Stock, net of $199,212 issuance costs	—	—	16,925,955	52,101,982	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	—	—	19,921	—	25,500	—	21,301	—	—	—	5,918	—	—	(72,640)	—	(72,640)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,797,621)	(10,797,621)

Balance at January 2, 2016	—	—	16,925,955	52,121,903	7,068,697	7,848,939	6,330,335	6,298,382	6,688,373	5,752,000	7,427,987	3,194,034	6,617,352	6,618	363,136	(26,478,869)	(26,109,115)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	372,054	—	372,054
Exercise of Common Stock options	—	—	—	—	—	—	—	—	—	—	—	—	162,817	163	29,774	—	29,937
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	—	—	39,843	—	15,112	—	7,100	—	—	—	—	—	—	(62,055)	—	(62,055)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,571,296)	(15,571,296)

Balance at December 31, 2016	—	—	16,925,955	52,161,746	7,068,697	7,864,051	6,330,335	6,305,482	6,688,373	5,752,000	7,427,987	3,194,034	6,780,169	6,781	702,909	(42,050,165)	(41,340,475)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,169,872	—	1,169,872
Exercise of Preferred Stock warrants	—	—	—	—	256,683	287,485	30,000	30,000	—	—	—	—	—	—	898,216	—	898,216
Exercise of Common Stock options	—	—	—	—	—	—	—	—	—	—	—	—	1,894,971	1,894	344,080	—	345,974
Issuance of Series F Redeemable Convertible Preferred Stock, net of $1,636,575 issuance costs	37,166,665	221,363,415	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	163,658	—	39,843	—	15,112	—	7,100	—	—	—	—	—	—	(225,713)	—	(225,713)
Repurchase of Common Stock and Preferred Stock	—	—	(1,546,792)	(4,779,587)	(459,322)	(514,441)	(402,666)	(402,666)	(6,688,373)	(5,752,000)	(2,162,662)	(929,945)	(2,617,924)	(2,618)	—	(70,885,178)	(70,887,796)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	806,457	806,457

Balance at December 31, 2017	37,166,665	$221,527,073	15,379,163	$47,422,002	6,866,058	$7,652,207	5,957,669	$5,939,916	—	$—	5,265,325	$2,264,089	6,057,216	$6,057	$2,889,364	$(112,128,886)	$(109,233,465)

The accompanying notes are an integral part of these consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2017	December 31, 2016	January 2, 2016
Cash flows from operating activities:
Net income (loss)	$806,457	$(15,571,296)	$(10,797,621)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of redeemable convertible preferred stock warrants	1,422,848	520,469	794,224
Change in fair value of contingent consideration	(493,284)	725,225	738,984
Noncash interest expense	92,269	6,804	748,311
Depreciation and amortization	8,527,262	3,078,248	1,772,926
Stock-based compensation	1,169,872	372,054	159,611
Deferred taxes	(22,444,687)	181,236	140,182
Provision for allowance for doubtful accounts	74,004	(8,289)	(29,397)
Provision for inventory reserve	95,504	—	—
Changes in assets and liabilities:
Accounts receivable, net	(203,153)	(570,864)	(767,862)
Other receivables	1,078,765	(1,053,359)	(634,722)
Inventory, net	(134,077)	(2,241,821)	(503,988)
Prepaid expenses and other assets	(1,791,528)	(357,744)	(237,357)
Indemnification asset	3,000,000	—	—
Accounts payable	2,669,184	786,752	1,416,133
Accrued payroll and benefits	723,437	1,248,092	118,078
Accrued expenses and other current liabilities	1,556,487	1,216,982	668,159
Deferred revenue	14,647	(27,107)	324,217
Contingent consideration payable	(620,390)	—	—
Long-term grant obligation	—	—	4,473
Contingent liabilities	(3,000,000)	—	—

Net cash used in operating activities	(7,456,383)	(11,694,618)	(6,085,649)
Cash flows from investing activities:
Purchases of property and equipment	(9,682,132)	(6,425,864)	(2,458,121)
Acquisition, net of cash acquired	(110,854,612)	—	(4,920,000)

Net cash used in investing activities	(120,536,744)	(6,425,864)	(7,378,121)
Cash flows from financing activities:
Exercise of Redeemable Convertible Preferred Stock warrants	317,485	—	78,400
Repayments on Growth Capital Advance Loan	—	(333,333)	(733,334)
Repayment on grant obligation	—	—	(234,940)
Payment of contingent consideration	(2,589,000)	—	—
Net borrowings on capital lease obligations	122,196	—	—
Proceeds from issuance of note payable	10,000,000	—	—
Proceeds from convertible promissory notes	—	—	2,000,000
Proceeds from issuance of Redeemable Convertible Preferred Stock, net of issuance costs	221,363,415	—	39,801,663
Proceeds from exercise of Common Stock options	345,974	29,937	48,968
Repurchase of Common Stock and Redeemable Convertible Preferred Stock	(83,266,435)	—	—
Payment of debt financing costs	(55,446)	(39,772)	—

Net cash provided by (used in) financing activities	146,238,189	(343,168)	40,960,757

Net increase (decrease) in cash, cash equivalents and restricted cash	18,245,062	(18,463,650)	27,496,987
Cash, cash equivalents and restricted cash, beginning of year	12,306,785	30,770,435	3,273,448

Cash, cash equivalents and restricted cash, end of year	$30,551,847	$12,306,785	$30,770,435

The accompanying notes are an integral part of these consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2017	December 31, 2016	January 2, 2016
Reconciliation of cash, cash equivalents, and restricted cash reported on the consolidated balance sheets to the total of such amounts reported on the consolidated statements of cash flows:
Cash and cash equivalents	$30,195,847	$12,306,785	$30,770,435
Restricted cash	356,000	—	—

Total cash, cash equivalents and restricted cash	$30,551,847	$12,306,785	$30,770,435

Supplemental disclosures of cash flows information:
Cash paid during the period for:
Interest	$371,954	$4,972	$33,531

Income taxes	$—	$—	$—

Supplemental disclosures of noncash investing and financing activities:
Accretion of Redeemable Convertible Preferred Stock to redemption value	$225,713	$62,055	$72,640

Conversion of convertible promissory notes and accrued interest to Series E Redeemable Convertible Preferred Stock warrants	$—	$—	$12,300,319

Issuance of Series E Redeemable Convertible Preferred Stock warrants	$277,957	$—	$—

Exercise of Redeemable Convertible Preferred Stock warrants	$898,216	$—	$93,879

Derecognition of sales tax liability and related indemnification asset	$497,336	$—	$—

Property and equipment acquired under capital lease obligations	$206,221	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.	Nature of Business

Overview

Direct Vet Marketing, Inc. (d/b/a Vets First Choice) (the “Company”) and its subsidiaries, is an innovator in technology-enabled services that empower veterinarians with insights that are designed to increase customer engagement and veterinary practice health. The Company’s platform, which is built into the veterinary practice management software workflow, leverages insight and analytics, client engagement services and integrated pharmacy services, and is designed to improve medical compliance via proactive prescription management. By working directly with veterinary practices to manage gaps in care, the Company seeks to enable its veterinarian customers to create new revenue opportunities, adapt to changing Pet Owner purchasing behaviors, enhance their client relationships and improve the quality of care they provide. The Company’s corporate headquarters is located in Portland, Maine, and its warehouse and fulfillment facility is located in Omaha, Nebraska. The Company maintains a call center facility in Manhattan, Kansas.

Business Combinations

Veterinary Pharmacies of America, LLC

On November 17, 2015, the Company acquired substantially all the assets and assumed certain liabilities of Veterinary Pharmacies of America, LLC (“VPA”), pursuant to the terms and conditions of an Asset Purchase Agreement for a total purchase price of $5,428,000, consisting of cash paid at closing of $4,920,000 and contingent consideration of $508,000. VPA, located in Houston, Texas, formulates high-quality, potency-tested compounds to prescription specifications and delivers them to Pet Owners in an innovative range of dosage forms.

Initial contingent consideration of $508,000 represented the estimated fair value of additional payments to be made to the sellers (the “VPA Milestone Consideration”) earned for the period beginning January 1, 2016 and ending December 31, 2018, discounted using a discount rate of 21%. The VPA Milestone Consideration may be paid in cash or common stock at VPA’s request. See Note 8 for further discussion.

The Company accounted for the transaction as a business combination and applied the acquisition method of accounting. The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition.

The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed:

Consideration:
Cash paid at closing	$4,920,000
Contingent consideration	508,000

Fair value of consideration	$5,428,000

Fair value of identifiable assets acquired and liabilities assumed:
Accounts receivable	$271,044
Inventory	377,072
Property and equipment	167,214
Goodwill	1,403,829
Other intangible assets	3,560,000
Other assets	55,966
Accounts payable and other current liabilities	(407,125)

$5,428,000

The Company determined the estimated fair value of the identifiable intangible assets after review and consideration of relevant information, including discounted cash flow analyses, market data and management’s estimates. The value attributed to the other identifiable intangible assets included $781,000 in product formulas, $2,406,000 in customer relationships and $373,000 in trade name. These intangible assets are being amortized over a weighted average period of ten years.

The goodwill from this transaction arose as a result of the Company’s expected ability to leverage existing and new marketing opportunities across a larger revenue base. The goodwill from this transaction is deductible for tax purposes.

EVP Pharmaceuticals, Inc.

On July 14, 2017, the Company acquired Roadrunner Pharmacy, Inc. and Atlas Pharmaceuticals, LLC through the purchase of the capital stock of their parent, EVP Pharmaceuticals, Inc. (“EVP”), pursuant to a stock purchase agreement for a total purchase price of $117,282,193, consisting of cash paid at closing of $117,243,209, of which $11,000,000 was deposited in escrow for 18 months to cover certain indemnification obligations and the successful transition of the business, and assumed indebtedness of $38,984. EVP, located in Phoenix, Arizona, operates veterinary compounding pharmacies and specializes in compounding non-commercial available veterinary medications for veterinarians and their patient in the United States. The Company acquired EVP to expand its reach into the veterinary pharmaceutical compounding business.

The Company accounted for the transaction as a business combination and applied the acquisition method of accounting. The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition.

The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed:

Consideration:
Cash paid at closing	$106,243,209
Escrow holdbacks	11,000,000
Assumed debt	38,984

Fair value of consideration	$117,282,193

Fair value of identifiable assets acquired and liabilities assumed:
Cash	$6,388,597
Accounts receivable	2,238,339
Inventory	2,309,340
Other assets	525,898
Property and equipment	4,356,245
Indemnification asset	6,850,000
Goodwill	60,601,085
Intangible assets	70,051,000
Accounts payable and other current liabilities	(2,091,973)
Unfavorable lease obligation	(402,519)
Deferred tax liability	(26,693,819)
Contingent liabilities	(6,850,000)

$117,282,193

The Company determined the estimated fair value of the identifiable intangible assets after review and consideration of relevant information including discounted cash flow analyses, market data and management’s estimates. The Company engaged an independent valuation firm to assist in determining the fair value of the acquired intangible assets. The value attributed to the other identifiable intangible assets included $15,962,000 in product formulas, $52,570,000 in customer relationships and $1,519,000 in trade name. These intangible assets are being amortized over a weighted average period of ten years.

The goodwill from this transaction arose as a result of the Company’s expected ability to leverage existing and new marketing opportunities across a larger revenue base. The goodwill from this transaction is not deductible for tax purposes.

The indemnification asset and contingent liabilities relate to certain predecessor liabilities, including tax obligations and legal claims arising prior to the acquisition of EVP. The Company estimated potential income tax liabilities, inclusive of interest and penalties, to be $200,000, and potential legal claim liabilities to be $6,650,000, as of the acquisition date. The Company recognized these amounts as contingent liabilities and measured them based on management’s estimate of a range of probable outcomes. As the Company is indemnified for these liabilities, the Company also recognized an indemnification asset for this amount. See Note 8 for further discussion.

The gross amount due from customers of acquired accounts receivable was $2,279,951 as of July 14, 2017, of which $41,612 is expected to be uncollectible.

Acquisition-related costs totaled $807,338 and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations for the year ended December 31, 2017.

The following unaudited supplemental pro forma information for the year ended December 31, 2017 assumes the acquisition of EVP had occurred as of January 1, 2017. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had EVP been operated as part of the Company since January 1, 2017.

	As Reported	Pro Forma (unaudited)
Revenues, net	$129,594,553	$157,045,867
Net income	$806,457	$5,033,507

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, CareConnect LLC, Veterinary Data Services, Inc., Veterinary Pharmacies of America, LLC and EVP Pharmaceuticals, Inc., from the dates of inception or acquisition. All significant intercompany transactions and balances are eliminated in consolidation.

Fiscal Year

During fiscal year 2015, the Company operated on a fiscal year that ended on the Saturday following the last Monday of the calendar year. In January 2016, the Company adopted a last day of the calendar year accounting and operating cycle. The Company made this change on a prospective basis and did not adjust operating results for periods prior to January 2, 2016.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported revenues and expenses during the period. Actual amounts could differ from those estimates. The consolidated financial statements have been prepared in conformity with GAAP and include estimates and assumptions regarding the Company’s allowance for doubtful accounts, inventory reserve, goodwill and long-lived asset impairment, indemnification asset, contingent liabilities, accrued sales tax liability, business combination accounting, redeemable convertible preferred stock warrants, valuation of intangible assets, contingent consideration and stock-based compensation expense.

Cash, Cash Equivalents and Restricted Cash

The Company considers all short-term highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents. The Company’s cash equivalents consist of demand deposits and money market accounts on deposit with certain financial institutions. Restricted cash represents a demand deposit account held at a financial institution restricted for payment of benefits under the Company’s 2018 self-insured health plan. The associated risk of concentration is mitigated by banking with credit-worthy financial institutions.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances and consists primarily of invoiced amounts. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon the Company’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. At December 31, 2017, the allowance for doubtful accounts was $69,102. At December 31, 2016, there was no allowance for doubtful accounts.

Other Receivables and Unbilled

Other receivables represent amounts owed to the Company for manufacturer incentive obligations. Revenue is recognized and a receivable is recorded upon satisfaction of all incentive requirements, including shipment of goods to the customer. All amounts are considered collectible at December 31, 2017 and 2016. There were no unbilled revenues at December 31, 2017 and 2016.

Inventory

Inventory consists of raw material and finished goods. Inventory cost consists of material, labor and manufacturing overhead. The Company’s inventory is stated at the lower of cost, with cost determined by the moving average weighted cost, which approximates actual costs, or net realizable value. The Company continuously monitors the salability of its inventory to ensure adequate valuation of the related merchandise. The Company periodically reviews quantities of inventory on hand and compares these amounts to expected usage of each particular product or product line. The Company records, as a charge to cost of goods sold, any amounts required to reduce the carrying value to net realizable value.

Capitalized Software Costs

The Company capitalizes certain costs related to the development of products and other internal-use software. Costs incurred during the application development phase are capitalized only when it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include employee wages and related compensation expense, as well as consulting fees for third-party developers working on these projects. Costs related to the preliminary project stage and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life of three years.

Property and Equipment

Property and equipment are stated at cost. Expenditures for additions, renewals, and betterments of property are capitalized and depreciated over the estimated useful life. The Company capitalizes all expenditures to construction-in-progress until the asset is placed into service. Expenditures for repairs and maintenance are charged to expense as incurred. The Company provides for depreciation and amortization of assets recorded using the straight-line method over estimated useful lives as follows:

Furniture, fixtures and equipment	3 to 7 years
Technology infrastructure and software	3 to 7 years
Leasehold improvements	Lesser of life of the asset or lease term

Income Taxes

Income taxes for the Company are provided for the tax effects of transactions reported in the consolidated financial statements and consist of income taxes currently due plus deferred income taxes related to differences between the basis of certain assets and liabilities for financial and income tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes relate primarily to differences in reporting property and equipment, accounts receivable, inventory, intangible assets and accrued liabilities for book and tax purposes. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the assets are not reasonably assured.

The Company follows the guidance relative to accounting for uncertainties in tax positions. Under these provisions, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company records interest and penalties related to income taxes as a component of income tax. The Company did not recognize any interest and penalty expense during the fiscal years ended December 31, 2017, December 31, 2016 and January 2, 2016. As of December 31, 2017 and 2016, the Company did not have any uncertain tax positions.

The Company has filed all federal and state tax returns and they remain subject to examination by taxing authorities for the years ended December 31, 2017, December 31, 2016 and January 2, 2016.

Sales Tax

The Company’s revenues are subject to local sales taxes in certain states, which are remitted to governmental authorities. It is the Company’s policy to treat all such taxes on a “net” basis, which means the charges for sales taxes to the Company’s customers are not included in revenues and the remittance of such taxes is not presented as an expense.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, when (1) there is evidence of an arrangement, (2) the services have been provided to the customer or product has shipped, (3) the collection of the fees is reasonably assured and (4) the amount of fees to be paid is fixed or determinable. The Company derives revenue from two sources: (i) prescription management and pharmacy services and (ii) data integration and support services.

Revenues from prescription management and pharmacy services, including shipping and handling, manufacturer incentives and service fees, are recognized upon shipment to the customer. Revenues are recorded net of local sales tax collected. At the time of recognition, the Company performs an analysis to determine if a reserve for returns is necessary. As of December 31, 2017 and 2016, the Company’s sales return reserve was $0.

The Company enters into arrangements to provide data integration and support services to customers. The customers are charged an agreed-upon fee for the service to be provided by the Company and are billed in accordance with the stated terms of the agreement. The Company recognizes data conversion revenues upon services being rendered to the customer, and development revenues upon completion of the services.

Shipping and Handling Costs

The Company has classified amounts billed to customers for shipping and handling as revenues. Shipping and handling costs incurred through outside carriers are recorded as a component of selling costs in the accompanying statements of operations. Shipping and handling costs also include costs related to the Company’s utilization of third-party logistics for certain operations.

Advertising

Advertising costs are charged to expense as incurred. Advertising expense was $152,492, $77,649 and $44,460, for the fiscal years ended December 31, 2017, December 31, 2016 and January 2, 2016, respectively.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and restricted cash. The Company maintains its cash, cash equivalents and restricted cash in bank deposit accounts, which at times may exceed federally insured limits. The Federal Deposit Insurance Corporation currently insures up to $250,000 per depositor. The Company had $30,350,391 and $12,088,677 as of December 31, 2017 and 2016, respectively, of bank balances that were uninsured and uncollateralized and subject to custodial credit risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

For the year ended December 31, 2017, there were no purchases made from any one supplier that represented greater than 10% of purchases. For the year ended December 31, 2016, purchases made from one supplier accounted for approximately 16% of the Company’s purchases. For the year ended January 2, 2016, purchases made from two suppliers accounted for approximately 29% of the Company’s purchases. As of December 31, 2017 and 2016, two suppliers accounted for approximately 23% and 29%, respectively, of the consolidated accounts payable balance.

For fiscal years 2017, 2016 and 2015, no customer represented greater than 10% of revenue. There are two customers that represented approximately 63% and 36% of the other receivables balance in connection with outstanding rebate revenue receivables as of December 31, 2017 and 2016, respectively. There were no customers that represented greater than 10% of the Company’s gross accounts receivables balance at December 31, 2017 or 2016.

Goodwill

Goodwill represents the difference between the purchase consideration of an acquired business and the fair value of the identifiable tangible and intangible net assets acquired. The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair value of its reporting unit using a combination of the income approach, or discounted cash flows method, and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, management performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. The Company concluded that there was no impairment of goodwill for fiscal years 2017, 2016 and 2015.

Intangibles and Long-Lived Assets

Intangible assets primarily consist of costs incurred for technology, product formulas, non-compete agreements, trade names and customer relationships. Separable intangible assets are amortized over their useful lives. The estimated useful lives are as follows:

Trade names	2 – 10 years
Customer relationships	5 – 10 years
Developed technology	5 years
Non-compete agreements	5 years
Product formulas	10 years

Long-lived and intangible assets with definite lives are reviewed for impairment whenever changes in events or circumstances indicate their carrying values may not be recoverable. The impairment analyses are conducted in accordance with ASC 360, Property, Plant and Equipment. The recoverability of carrying value is determined by comparison of the asset’s carrying value to its future undiscounted cash flows. When this test indicates the potential for impairment, a fair value assessment is performed and the assets are written down to their respective fair values. The Company determined that no impairment of long-lived and intangible assets existed for fiscal years 2017, 2016 and 2015.

Redeemable Convertible Preferred Stock Warrants

The Company accounts for freestanding warrants and other similar instruments related to shares that are redeemable in accordance with ASC 480, Distinguishing Liabilities from Equity. As the preferred stock underlying the warrants is redeemable upon exercise, the freestanding warrants related to redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net, in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.

In connection with the Company’s Senior Subordinate Term Note I advance received in January 2017, the Company issued a warrant to purchase 184,078 shares of Series E Redeemable Convertible Preferred Stock. In connection with previously issued and converted subordinated convertible promissory notes, the Company issued warrants to purchase 851,749 shares of Series D Redeemable Convertible Preferred Stock. In connection with the Company’s Growth Capital Advance Loan advances received during the year ended January 4, 2014, the Company issued a warrant to purchase 30,000 shares of Series C Redeemable Convertible Preferred Stock. See Note 7 and Note 9 for further discussion of Growth Capital Advance Loan and Senior Subordinate Term Note I and related warrant features.

Determining the appropriate fair value model and calculating the fair value of the warrants requires the use of subjective estimates and assumptions. For the years ended December 31, 2017 and 2016, the Company has estimated the fair value of freestanding warrants to purchase the Company’s Series C, Series D and Series E Preferred Stock using a Monte Carlo simulation option pricing model. A Monte Carlo simulation-based approach was utilized to reflect the potential impact of dilutive issuances.

Redeemable Convertible Preferred Stock

The Company classifies its redeemable convertible preferred stock, for which the Company does not control the redemption, outside of permanent equity. The Company records redeemable convertible preferred stock at fair value upon issuance, net of any issuance costs, and the carrying value is accreted for issuance costs to the redemption value at the end of each reporting period. These adjustments are affected through charges against additional paid-in capital.

Stock-Based Compensation

Stock-based payments to employees, directors and consultants, including grants of stock options, are recognized in the consolidated statements of operations based on their fair values. The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options granted and recognizes the compensation expense of stock-based awards on a straight-line basis over the requisite service period of the award.

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes option pricing model is affected by the stock price, exercise price, and a number of assumptions, including expected volatility of the stock, expected life of the option, risk-free interest rate and expected dividends on the stock. The Company evaluates the assumptions used to value the awards at each grant date and if factors change and different assumptions are utilized, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any awards.

The exercise prices for option grants are set by the Company’s board of directors (the “Board”) based upon guidance set forth by the American Institute of Certified Public Accountants in its Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation.

To that end, the Board considers a number of factors in determining the option price, including: (1) past sales of the Company’s redeemable convertible preferred stock, and the rights, preferences and privileges of the Company’s stock and (2) achievement of budgeted results. See Note 9 for a summary of the stock option activity under the Company’s stock-based compensation plan.

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities, long-term debt and warrants. The carrying values of the financial instruments classified as current on the accompanying consolidated balance sheets are considered to be at their fair values, due to the short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates its fair value as it bears interest at rates that approximate current market rates for debt with similar maturities and credit quality. Money market funds are stated at fair value based on quoted market prices. The Company has estimated the fair value of contingent consideration obligations based on a discounted cash flow analysis reflecting the possible achievement of specified performance measures over the earn-out period. The Company has estimated the fair value of freestanding warrants to purchase the Company’s redeemable convertible preferred stock using a Monte Carlo simulation option pricing model.

Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1—Quoted prices for identical assets and liabilities traded in active exchange markets, such as the Nasdaq Stock Market.

Level 2—Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3—Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also, includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models, and periodic reassessments of models to ensure that they are continuing to perform as designed. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

There were no transfers between levels within the fair value hierarchy during fiscal years 2017, 2016 and 2015. The Company changed its valuation technique for warrant liabilities during fiscal year 2016 from the Black-Scholes option pricing model to the Monte Carlo simulation option pricing model.

The following table presents the financial instruments carried at fair value in accordance with the ASC 820 hierarchy (as defined above):

	Level 1	Level 2	Level 3	Total
2017
Assets
Money market fund	$26,885,326	$—	$—	$26,885,326
Liabilities
Contingent consideration payable	$—	$—	$761,067	$761,067
Redeemable convertible preferred stock warrants	—	—	2,418,270	2,418,270

2016
Assets
Money market fund	$10,458,826	$—	$—	$10,458,826
Liabilities
Contingent consideration payable	$—	$—	$4,463,741	$4,463,741
Redeemable convertible preferred stock warrants	—	—	1,615,681	1,615,681

The table below includes a roll-forward of the amounts recorded in the Company’s consolidated balance sheets and consolidated statements of operations classified by the Company within Level 3 of the fair value hierarchy.

	Contingent Consideration	Stock Warrants
Balance at January 2, 2016	$3,738,516	$1,095,212
Net change in fair value	725,225	520,469

Balance at December 31, 2016	$4,463,741	$1,615,681
Exercises	—	(898,216)
Issuances	—	277,957
Payment of contingent consideration	(3,209,390)	—
Net change in fair value	(493,284)	1,422,848

Balance at December 31, 2017	$761,067	$2,418,270

The fair value of the warrant liability of $2,418,270 at December 31, 2017 was estimated using the Monte Carlo simulation option pricing model, using the following inputs: term of 6.87-9 years, risk free rate of 2.32%-2.38%, no dividends, volatility of 50%, and a share price of $3.89-$6.44, adjusted for a lack of marketability discount. The fair value of the warrant liability of $1,615,681 at December 31, 2016 was estimated using the Monte Carlo simulation option pricing model, using the following inputs: term of 5.89-7.87 years, risk free rate of 2.07%-2.31%, no dividends, volatility of 50%, and a share price of $3.06-$3.65, adjusted for a lack of marketability discount.

The fair value of the contingent consideration of $761,067 at December 31, 2017 was estimated using a discounted cash flow approach, using the following inputs: discount rate of 21%, probability of payment of 100% and projected fiscal year of payment of 2018-2019. The fair value of the contingent consideration of $4,463,741 at December 31, 2016 was estimated using a discounted cash flow approach, using the following inputs: discount rate of 21%-25%, probability of payment of 90%-100% and projected fiscal year of payment of 2017-2019.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new guidance was to be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017; early adoption was permitted for annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. Companies have the option of using either a full retrospective or a modified retrospective approach to adopt the guidance. In August 2015, the FASB issued ASU 2015-14 to defer the effective date of the guidance contained in ASU 2014-09 by one year. Thus, the guidance is effective in 2019 for privately held companies. The Company is currently assessing the impact of this guidance on its results of consolidated operations and related disclosures.

In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (“ASU 2014-16”). The guidance requires an entity to determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of the relevant facts and circumstances (commonly referred to as the whole-instrument approach). The Company adopted ASU 2014-16 and there was no impact on the Company’s consolidated financial statements during the year ended December 31, 2017.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 outlines that inventory within the scope of its guidance be measured at the lower of cost and net realizable value. Inventory measured using last-in, first-out (LIFO) are not impacted by the new guidance. Prior to the issuance of ASU 2015-11, inventory was measured at the lower of cost or market (where market was defined as replacement cost, with a ceiling of net realizable value and floor of net realizable value less a normal profit margin). The Company adopted ASU 2015-11 during the year ended December 31, 2017. There was no impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is a comprehensive new lease standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. The ASU is effective for annual periods beginning after December 15, 2019 for privately held companies, including interim periods within those fiscal years; earlier adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when they adopt the new lease standard. Instead of recasting prior year results using the new accounting when they adopt the guidance, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. This guidance will be effective in the first quarter of 2019, in connection with the Company’s adoption of ASU 2014-09. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 revises the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”). ASU 2016-10 clarifies two aspects of ASU 2014-09, identifying performance obligations and the licensing implementation guidance. ASU 2016-10 will become effective for the first quarter of 2019. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which is guidance to address diversity in practice with respect to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The updated guidance addresses eight specific cash flow issues with the objective of reducing the existing diversity that occurs in practice. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company early adopted ASU 2016-15 during fiscal year 2017. Accordingly, the Company has classified contingent consideration payments made after a business combination as financing activity in the consolidated statements of cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires companies to include amounts generally described as restricted cash in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted and should be applied retrospectively. The Company early adopted ASU 2016-18 during fiscal year 2017. Accordingly, the Company has included restricted cash in the total amounts of cash and cash equivalents shown on the consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates step 2 from the goodwill impairment test if the carrying amount exceeds the fair value of a reporting unit and also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. This update is effective on a prospective basis for annual and interim goodwill impairment tests performed for periods beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. The update provides guidance on determining which changes to the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815)—Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). Equity-linked instruments, such as warrants and convertible instruments, may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is re-measured at fair value through the statement of operations (i.e., marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, to simplify the accounting for share-based payments granted to non-employees by aligning the accounting with the requirements for employee share-based compensation. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted but no earlier than a company’s adoption of ASC 606. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

3.	Inventory

Inventory consists of the following as of December 31, 2017 and 2016:

	2017	2016
Raw material	$2,250,220	$395,963
Finished goods	4,764,778	4,271,122

Total Inventory	$7,014,998	$4,667,085

Inventory reserves at December 31, 2017 were $95,504. There were no inventory reserves at December 31, 2016.

4.	Property and Equipment

Property and equipment consisted of the following as of December 31, 2017 and 2016:

	2017	2016
Furniture, fixtures and equipment	$6,717,286	$2,965,594
Technology infrastructure and software	10,721,441	7,104,982
Leasehold improvements	5,637,287	1,829,553
Assets-in-progress	2,968,471	105,979

	26,044,485	12,006,108
Less: accumulated depreciation and amortization	(8,115,525)	(4,279,611)

	$17,928,960	$7,726,497

Depreciation expense, including amortization of assets under capital leases, for fiscal years 2017, 2016 and 2015, was $3,835,914, $1,875,878 and $823,422, respectively.

5.	Goodwill

The following is a summary of goodwill activity for the years ended December 31, 2017 and 2016:

Balance at January 2, 2016	$13,366,733
Acquisitions	—

Balance at December 31, 2016	$13,366,733
Acquisitions	60,601,085

Balance at December 31, 2017	$73,967,818

There are no accumulated impairment charges to goodwill.

6.	Intangible Assets

Intangible assets consist of the following at December 31, 2017 and 2016:

	2017	2016
Trade name	$2,447,750	$928,750
Less accumulated amortization	(876,546)	(437,597)

Trade name, net	1,571,204	491,153
Customer relationships	57,894,000	5,324,000
Less accumulated amortization	(4,662,663)	(1,651,161)

Customer relationships, net	53,231,337	3,672,839
Developed technology	2,036,000	2,036,000
Less accumulated amortization	(1,237,430)	(830,234)

Developed technology, net	798,570	1,205,766
Product formulas	16,743,000	781,000
Less accumulated amortization	(894,292)	(84,604)

Product formulas, net	15,848,708	696,396
Non-compete agreements	120,059	120,059
Less accumulated amortization	(72,970)	(48,957)

Non-compete agreements, net	47,089	71,102

Amortizable intangible assets
– net of accumulated amortization	$71,496,908	$6,137,256

Additions to intangible assets for the year ended December 31, 2017 were in connection with the acquisition of EVP, as further described in Note 1. There were no additions to or deletions of intangible assets for the year ended December 31, 2016.

Included in the accompanying consolidated statements of operations for fiscal years 2017, 2016 and 2015 was $4,691,348, $1,202,370 and $949,504 respectively, of amortization expense relating to the intangible assets.

The estimated amortization for each of the five succeeding fiscal years and thereafter is as follows:

2018	$8,814,906
2019	8,442,615
2020	7,433,444
2021	7,433,444
2022	7,209,200
Thereafter	32,163,299

$71,496,908

7.	Debt

Senior Subordinate Term Note I

In January 2017, the Company entered into a Credit Agreement with Midwest Community Development Fund II, LLC (the “Lender”), for a $10,000,000 Senior Subordinate Term Note I (the “Note”), which is secured by the Company’s assets. The Note bears a fixed interest rate of 4% per annum, and the Company is required to make interest-only monthly payments beginning on February 1, 2017. The Note fully matures in 48 months with a balloon payment for the principal due on January 6, 2021. If the Company consummates an initial public offering, the Company may elect to (i) convert all outstanding principal and accrued interest into shares at a price per share equal to the arms-length price per share being obtained in connection with such initial public offering or (ii) leave all principal and accrued interest outstanding (in which case the Note shall accrue interest at the reduced fixed rate of 1%). As of December 31, 2017, the Company is in compliance with the Note’s covenants.

In connection with the advance received, the Company issued a warrant to purchase 184,078 shares of Series E Redeemable Convertible Preferred Stock. See Note 2 and Note 9 for further discussion of warrant features. As discussed in Note 2, the Company valued the warrant upon issuance using the Monte Carlo simulation option pricing model and recorded the fair value of the warrant of $277,947 as a discount on the face of the Note. The Company also paid debt issuance costs of $95,218 in connection with the execution of the Note. The Company is accreting this discount using the effective interest method with charges to interest expense over the Note’s expiration date of January 6, 2021.

The Note also stipulates a maximum return that can be realized by the Lender. An internal rate of return of no more than 10% can be realized by the Lender on the aggregate of the principal amount of the Note, the exercise price paid for the warrants and any other amounts of cash loaned by the Lender.

As of December 31, 2017, the Company had an outstanding balance on the Note of $9,719,094, net of debt discount and debt issuance costs of $280,906. Interest expense recognized by the Company during the year ended December 31, 2017 in connection with the Company’s debt discount and debt issuance costs was $92,269.

Growth Capital Advance Loan

In November 2012, the Company entered into a Loan and Security Agreement with Comerica Bank for a $2,000,000 Growth Capital Advance facility (the “Loan”) secured by the Company’s assets. The Loan carried interest at 4.75% per annum, and the Company was required to make principal and interest payments on a monthly basis beginning on December 1, 2013. The Loan was paid off during the year ended December 31, 2016. Interest expense recognized by the Company during the years ended December 31, 2016 and January 2, 2016 in connection with the Company’s debt discount and debt issuance costs was $6,804 and $36,694, respectively.

In connection with advances received during the year ended January 4, 2014, the Company issued a warrant to purchase 30,000 shares of Series C Redeemable Convertible Preferred Stock. See Note 2 and Note 9 for

further discussion of warrant features. The Company valued the warrant upon issuance using the Black-Scholes option pricing model and recorded the fair value of the warrant as a discount on the face of the Loan. The Company has accreted this discount with charges to interest expense through the Loan’s expiration date of May 1, 2016.

8.	Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating leases that extend through 2030. These leases, which may be renewed for periods ranging from one to five years, include fixed rental agreements as well as agreements with rent escalation clauses. Rent expense for fiscal years 2017, 2016 and 2015 was $2,533,242, $1,132,338 and $571,312, respectively.

The Company maintains its corporate headquarters in Portland, Maine, its call center in Manhattan, Kansas, its pharmacy and warehouse in Omaha, Nebraska, its engineering facility in Lexington, Kentucky, and its specialty pharmacies in Houston, Texas and Phoenix, Arizona, all of which are accounted for as operating leases. In connection with office locations, the Company enters into various operating lease agreements, with escalating rental payments as disclosed above. Accordingly, the Company has recorded straight-line rent deferrals of $612,274 and $482,639 as of December 31, 2017 and 2016, respectively, within long-term liabilities in the accompanying consolidated balance sheets, of which $97,175 and $55,820 is recorded as short-term obligations within accrued expenses and other current liabilities.

In connection with the acquisition of EVP, the Company recorded an unfavorable lease liability which represents the fair value of an acquired lease contract having contractual rents that are unfavorable compared to fair market rents at the time of acquisition. The liability is amortized on a straight-line basis over the expected lease term to rent expense in consolidated statements of operations. Accordingly, the Company has recorded an unfavorable lease obligation of $346,614 as of December 31, 2017, within long-term liabilities in the accompanying consolidated balance sheet, of which $134,173 is recorded as a short-term obligation within accrued expenses and other current liabilities.

Future minimum lease commitments as of December 31, 2017 for the next five fiscal years and thereafter are as follows:

2018	$2,362,618
2019	2,287,372
2020	1,846,834
2021	959,428
2022	752,545
Thereafter	3,100,784

$11,309,581

Capital Leases

During the year ended December 31, 2017, the Company entered into a capital lease obligation to finance the purchase of an automated prescription dispensing system. The capital lease expires in March 2020. Leased property under the capital lease at December 31, 2017 of $206,221 is included in furniture, fixtures and equipment. Amortization expense of $45,041 was included in depreciation and amortization expense for the year ended December 31, 2017.

Future minimum commitments as of December 31, 2017 are as follows:

2018	$75,027
2019	75,027
2020	18,756

Total minimum lease payments	168,810
Less—amount representing interest	(7,630)

Present value of net minimum lease payments	161,180
Less—current portion of capital lease obligation	(63,923)

Long-term capital lease obligation	$97,257

Legal Proceedings

From time to time, the Company may be exposed to litigation relating to products and operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company’s financial condition or results of operations.

Indemnification Obligations

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification obligations. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. In accordance with its by-laws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no claims to date and the Company has a director and officer insurance policy that enables it to recover a portion of any amounts paid for future claims.

The Company identified potential contingent liabilities related to taxes and legal claims in connection with the acquisition of EVP on July 14, 2017. Under the terms of the purchase agreement, the Company is indemnified against these liabilities. As a result, the Company recognized an indemnification asset and contingent liabilities of $6,850,000 at the acquisition date. During the year ended December 31, 2017, the Company settled one of the legal claims for $3,000,000 and the Company received reimbursement from the acquisition escrow. As a result the indemnification asset and contingent liabilities were reduced. As of December 31, 2017, the balance of the contingent liabilities and indemnification asset was $3,850,000.

The Company identified potential sales and use tax obligations in connection with the acquisition of VetCentric, Inc. on January 17, 2012. Under the terms of the purchase agreement, the Company was indemnified against these liabilities; however, generally such obligations are required to be recognized by the acquirer when acquired assets and assumed liabilities represent a substantial portion of the business. Accordingly, the Company recognized the estimated liability and an offsetting indemnification asset at the acquisition date. There were no settlements between the seller and the state tax authorities in the states in question resulting in no changes in the related liability and asset and no repurchases of shares during the year ended December 31, 2016. As of December 31, 2016, the balance of the accrued sales tax liabilities and the indemnification asset was $497,336. The Company has classified these balances within long-term other liabilities and long-term indemnification assets in the accompanying consolidated balance sheet. During the year ended December 31, 2017, the Company negotiated a settlement of the obligation, and as a result the indemnification asset and accrued sales tax liabilities were derecognized.

Contingent Consideration

In connection with the acquisition of VPA during 2015, the Company recorded initial contingent consideration of $508,000, which represented the estimated fair value of VPA Milestone Consideration payments to be made to the sellers earned for the period beginning January 1, 2016 and ending December 31, 2018 (the “VPA Measurement Period”), discounted using a discount rate of 21%. During fiscal years 2017, 2016 and 2015, the Company recorded a change in fair value of contingent consideration totaling $97,334, $355,733 and $0, respectively. The VPA Milestone Consideration is due if compounding revenue recognized by VPA during the VPA Measurement Period is equal to established targets of $7,000,000 for fiscal year 2016, $9,000,000 for fiscal year 2017 and $11,000,000 for fiscal year 2018. The VPA Milestone Consideration may be paid in cash or common stock at the seller’s request. During the year ended December 31, 2017, the Company paid $200,000 of the VPA Milestone Consideration in cash. As of December 31, 2017 and 2016, the Company had accrued $761,067 and $863,733, respectively, in estimated future payments of VPA Milestone Consideration.

In connection with the acquisition of Veterinary Data Services, Inc. (“VDS”) during 2014, the Company recorded initial contingent consideration of $2,463,000 which represented the estimated fair value of additional payments to be made to the sellers (the “VDS Milestone Consideration”) earned for the period beginning July 1, 2015 and ending June 30, 2016 (the “VDS Measurement Period”), which was calculated as the present value of the estimated VDS Milestone Consideration that was due on June 30, 2016, discounted using a discount rate of 25%. During fiscal years 2017, 2016 and 2015, the Company recorded a (gain) loss on change of fair value of the contingent consideration totaling $(590,618), $369,492 and $738,984, respectively.

The VDS Milestone Consideration is due if revenue recognized by VDS during the VDS Measurement Period is equal to at least $2,000,000 and Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is equal to at least $600,000. The amount of VDS Milestone Consideration earned is the amount of VDS Measurement Period EBITDA in excess of $600,000 multiplied by the applicable EBITDA multiple, as defined in the purchase agreement, not to exceed $4,000,000. As of December 31, 2016, the Company had accrued $3,600,000 in estimated VDS Milestone Consideration. In July 2017, the Company paid $3,000,000 in cash to the sellers of VDS in settlement of the VDS Milestone Consideration. No remaining obligations exist with respect to the VDS Milestone Consideration as of December 31, 2017.

9.	Redeemable Convertible Preferred Stock and Stockholders’ Deficit

In accordance with the Company’s Amended and Restated Certificate of Incorporation, the Company has authorized the following shares as of December 31, 2017 and 2016:

	2017	2016
Common Stock	102,309,645	61,125,567
Series A Redeemable Convertible Preferred Stock	7,427,987	7,427,987
Series B Redeemable Convertible Preferred Stock	6,688,373	6,688,373
Series C Redeemable Convertible Preferred Stock	6,360,335	6,360,335
Series D Redeemable Convertible Preferred Stock	7,850,447	7,850,447
Series E Redeemable Convertible Preferred Stock	17,110,033	16,925,955
Series F Redeemable Convertible Preferred Stock	37,166,665	—

Common Stock

Common stockholders are entitled to dividends as and when declared by the Board, subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote per share. During 2017, the Company issued 1,894,971 shares of common stock in exchange for cash proceeds of

$345,974 upon the exercise of common stock options. During 2016, the Company issued 162,817 shares of common stock in exchange for cash proceeds of $29,937 upon the exercise of common stock options. During 2015, the Company issued 337,045 shares of common stock for cash proceeds of $48,968 upon the exercise of common stock options.

Redeemable Convertible Preferred Stock

On June 18, 2015, the Company entered into a Series E Redeemable Convertible Preferred Stock Purchase Agreement, pursuant to which 16,925,955 shares of Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”) were authorized by the Company for issuance at a stated value of $3.09 per share. On July 2, 2015, the Company issued 12,944,984 shares of Series E Preferred Stock in exchange for $40,000,000. Also on July 2, 2015, the Company converted $12,300,319 of outstanding Subordinated Convertible Promissory Notes, which included principal of $12,016,625 and accrued interest of $283,694, into 3,980,971 shares of Series E Preferred Stock, also at a price of $3.09 per share.

On July 13, 2017, the Company entered into a Series F Redeemable Convertible Preferred Stock Purchase Agreement, pursuant to which 37,166,655 shares of Series F Redeemable Convertible Preferred Stock (“Series F Preferred Stock”) were authorized by the Company for issuance at a stated value of $6.00 per share. Upon authorization, the Company issued the 37,166,655 shares of Series F Preferred Stock in exchange for gross cash proceeds of $222,999,990. In conjunction with this issuance, the Company offered to repurchase up to 16,300,000 shares of the Company’s common stock and preferred stock at a price per share of $6.00. The Company repurchased 13,877,739 shares for $83,266,435 in connection with the offering during the year ended December 31, 2017.

The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (collectively, “preferred stock”) have the following characteristics:

Voting

The holders of preferred stock vote together with the holders of common stock as a single class on an as-converted basis. In addition, the holders of preferred stock are entitled to vote as a separate class on certain matters under the Company’s Amended and Restated Certificate of Incorporation and Delaware law.

Dividends

The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to non-cumulative dividends at an annual rate of 8% of the preferred stock original purchase price (originally $0.43 per share with respect to the Series A Preferred Stock, originally $0.86 per share with respect to Series B Preferred Stock and originally $1.00 per share with respect to Series C Preferred Stock, subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s preferred stock). The holders of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled to cumulative dividends at an annual rate of 8% of the preferred stock original purchase price (originally $1.12 per share with respect to the Series D Preferred Stock, originally $3.09 per share with respect to Series E Preferred Stock and originally $6.00 per share with respect to Series F Preferred Stock, subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s preferred stock). Dividends are payable on a pari passu basis only when and if declared by the Board. Additionally, in the case of each of the Series D, Series E and Series F Preferred Stock, all cumulative dividends accrued, whether or not declared, must be paid by the Company on shares optionally converted or in the case of a deemed liquidation event. The Board did not declare a dividend for the years ended December 31, 2017 and December 31, 2016. In connection with the merger agreement discussed in Note 13, the holders of the preferred stock agreed not to treat the merger as a deemed liquidation event and waived their rights to receive any and all cumulative dividends. Thus, as of December 31, 2017, the Company has determined that conversion or a deemed liquidation event is not probable at this time. Accordingly, cumulative dividends of $20,494,099 have not been included in the accompanying consolidated statements of redeemable convertible preferred stock and stockholders’ deficit in connection with the outstanding shares of Series D, Series E and Series F Preferred Stock.

Conversion

At the option of the holder, each share of the preferred stock is convertible without the payment of any additional consideration by the holder into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable conversion value by the applicable conversion price in effect at the time of conversion. The Series A Preferred Stock conversion price is $0.43 per share. The Series B Preferred Stock conversion price is $0.86. The Series C Preferred Stock conversion price is $1.00. The Series D Preferred Stock conversion price is $1.12. The Series E Preferred Stock conversion price is $3.09. The Series F Preferred Stock conversion price is $6.00. The conversion price for preferred stock is subject to adjustment upon certain events, including stock splits and combinations, certain dividends and distributions, mergers or reorganizations. The conversion price for preferred stock is also subject to adjustment upon issuance of certain additional shares of common stock or securities directly or indirectly convertible into or exchangeable for common stock (other than certain rights, options, or warrants to purchase common stock) for consideration less than the respective conversion price in effect.

The preferred stock automatically converts to common stock upon the closing of an initial public offering (“IPO”) of the Company’s common stock at a pre-offering enterprise valuation of at least $500 million and resulting in at least $50,000,000 of gross proceeds to the Company. The preferred stock also automatically converts to common stock upon the majority vote of preferred stock then outstanding (voting separately as a single class on an as-converted basis).

In determining the appropriate classification for the conversion features of the preferred stock, the Company determined that the conversion features do not meet the definition of a derivative and that bifurcation was not required as the features are considered clearly and closely related to the host instruments. The conversion rate for each of the series of preferred stock is equal to the respective original issue price, which for each series of preferred stock is in excess of the fair value of the common stock at the commitment dates. Accordingly, the Company determined that the conversion feature was not considered to be beneficial.

Redemption

At any time on or after July 2022, one or more Series F Major Investors (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) may request redemption. At any time on or after July 2022, and after the redemption in full of the shares of Series F Preferred Stock, the holders of the majority vote of the then-outstanding Series E Preferred Stock, voting as a separate class, may request redemption. At any time on or after July 2022 and after the redemption in full of the shares of Series F Preferred Stock and Series E Preferred Stock, the holders of the majority vote of the then-outstanding Series D Preferred Stock, voting as a separate class, the holders of the majority vote of then-outstanding Series C Preferred Stock, voting as a separate class, and the holders of at least 60% of the then-outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, may request redemption. Upon such request, the preferred stock will be redeemed in three annual installments commencing 60 days after receipt of written notice. The Series A, Series B, Series C Series D, Series E and Series F Preferred Stock redemption prices are $0.43, $0.86, $1.00, $1.12, $3.09 and $6.00, respectively, per share plus any declared but unpaid dividends. The Company determined that accretion of dividends was not required as no dividends had been declared to date. If dividends were declared, total cumulative dividends for Series D, Series E and Series F Preferred Stock as of December 31, 2017 would be $20,494,099.

The Company determined that bifurcation of the redemption features was not required as the features are clearly and closely related to the host instruments.

Liquidation, Dissolution, or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the preferred stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders, on a pari passu basis, before any payment shall be made to the holders of the common stock. Upon liquidation of the Company, holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are entitled to receive $0.43, $0.86, $1.00, $1.12, $3.09 and $6.00, respectively, per share, subject to appropriate adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the preferred stock, plus any dividends declared but unpaid thereon.

Preferred Stock Warrants

During the year ended January 4, 2014, the Company issued a warrant to purchase 30,000 shares of Series C Preferred Stock in connection with advances received in connection with the Company’s Growth Capital Advance Loan, as discussed in Note 7. The warrant is exercisable at the option of the holder at any time prior to its expiration date of November 20, 2022, at an exercise price of $1.00 per share. In July 2017, the warrant holder exercised the warrant for 30,000 shares of Series C Preferred Stock in exchange for cash proceeds of $30,000. The fair value of the warrant on the date of exercise was $63,900, which has been reported as additional paid-in capital. The Company used the Black-Scholes option pricing model to value the warrants upon issuance and recorded a debt discount which was fully amortized upon the repayment of the Loan. The value of the warrant to purchase Series C Preferred Stock was $60,000 as of December 31, 2016, and was recorded within redeemable convertible preferred stock warrants liability on the accompanying consolidated balance sheets.

During the year ended January 3, 2015, the Company issued warrants to purchase 851,749 shares of Series D Preferred Stock in connection with the issuance of convertible promissory notes, which were converted during the year ended January 2, 2016. The warrants are exercisable at the option of the holders at any time prior to the expiration date of November 14, 2024, at an exercise price of $1.12 per share. In June and July 2017, warrant holders exercised warrants for an aggregate of 256,683 shares of Series D Preferred Stock in exchange for cash proceeds of $287,485. The fair value of the warrants on the date of exercise was $834,316, which has been reported as additional paid-in capital. The Company used the Black-Scholes option pricing model to value the warrants upon issuance. The value of the warrants to purchase Series D Preferred Stock was $1,895,488 and $1,555,681 as of December 31, 2017 and 2016, respectively, and is recorded in redeemable convertible stock warrants liability on the accompanying consolidated balance sheets.

During the year ended December 31, 2017, the Company issued a warrant to purchase 184,078 shares of Series E Preferred Stock in connection with the Company’s Senior Subordinate Term Note I, as discussed in Note 7. The warrant is exercisable at the option of the holder only in connection with and effective immediately prior to an IPO or liquidation event occurring prior to its expiration date of December 31, 2026, at an exercise price of $3.09 per share. As disclosed in Note 2, the Company used the Monte Carlo simulation option pricing model to value the warrants and recorded a debt discount which is being amortized through the Note expiration date of January 6, 2021. The value of the warrant to purchase Series E Preferred Stock was $522,782 as of December 31, 2017, and is recorded in redeemable convertible stock warrants liability on the accompanying consolidated balance sheets.

The fair value of the warrants at December 31, 2017 and 2016 was determined using a Monte Carlo simulation option pricing model. The warrants are re-measured at each financial reporting period with any changes in fair value being recognized in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion of warrants to purchase common stock or (iii) expiration of the warrants.

The Company recognized a loss on the change in the fair value of the preferred stock warrants of $1,422,848, $520,469 and $794,224 for fiscal years 2017, 2016 and 2015, respectively.

Stock-Based Compensation

The Company issues options to purchase common stock under the Company’s 2010 Stock Incentive Plan (the “Plan”). The Plan provides for the grant of incentive stock options to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common and other stock to employees, directors and outside consultants. Awards issued under the Plan shall not have a term greater than ten years from the date of grant and generally vest over a four-year period.

In June 2017, the Company amended the Plan to increase the number of shares reserved for issuance from 9,400,210 shares to 12,400,210. In February 2018, the Company amended the Plan to increase the number of shares reserved for issuance from 12,400,210 to 14,400,210.

Stock Options

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires all stock-based payments to employees, including grants of employee stock options and modifications to existing stock options and restricted stock plans, to be recognized in the consolidated statements of operations based on their fair values.

Under the fair-value method, stock-based compensation associated with stock awards is determined based on the estimated fair value of the award itself, measured using either current market data or an established option-pricing model. The Company utilizes the Black-Scholes option pricing model to determine the fair value of options granted and has elected the accrual method for recognizing compensation costs.

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of the common stock as it is not a public company, and as such volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based on the simplified method. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on history and expectation of paying no dividends. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures represent only the unvested portion of a surrendered option and are typically estimated based on historical experience.

In June and September 2017, the Company awarded its Chief Executive Officer 700,000 and 70,000 options to purchase common stock under the Plan with a purchase price of $2.78 and $3.74 per share, respectively. The options vest upon the satisfaction of both a time-based and liquidation condition: (i) the time-based condition over a four-year period, with 25% of the shares vesting beginning June 2018 and the remainder monthly over the remaining period; and (ii) the liquidation condition being satisfied upon the consummation of a change in control.

During the fiscal years 2017, 2016 and 2015, the fair value of stock options granted to employees and non-employees was measured with the following weighted average assumptions:

	2017	2016	2015
Risk-free interest rate	1.45% – 2.19%	1.05% – 1.59%	1.37% – 2.24%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	50.0%	45.0%	34.4 – 39.5%
Expected life of option	5.88 – 6.25 years	6.25 years	6.25 – 9.96 years

The weighted average fair value of stock options granted during fiscal years 2017, 2016 and 2015 under the Black-Scholes option pricing model was $1.64, $0.70 and $0.44 per share, respectively.

For fiscal years 2017, 2016 and 2015, the Company recorded stock-based compensation expense of $1,047,306, $282,912 and $157,240, respectively, in connection with employee stock-based payment awards. As of December 31, 2017, there was $6,810,812 of unrecognized compensation expense related to non-vested employee stock awards that is expected to be recognized through 2021.

In addition to the options issued to employees, the Company has issued options for shares of common stock to non-employees. The options vest over a 4-year period and will be adjusted to fair value at each reporting date. The Company did not issue any options to non-employees in the years ended December 31, 2017 and 2016. The Company issued options for 138,000 shares of common stock to non-employees with an estimated fair value of $99,065 during the year ended January 2, 2016. For fiscal years 2017, 2016 and 2015, the Company recorded stock-based compensation expense of $80,987, $63,397 and $2,371, respectively, in connection with non-employee stock-based payment awards. At December 31, 2017, there was $129,496 of unrecognized expense related to non-vested non-employee stock options that is expected to be recognized through 2019.

The aggregate number of shares of common stock allocated for issuance under the Plan was 12,400,210 as of December 31, 2017. At December 31, 2017, options to purchase 499,746 shares of common stock were available for future issuance.

In the current year, the Company will recognize a current deduction attributable to tax deductions in excess of recognized compensation expense from employee stock compensation awards of $345,051. The Company will recognize the net deferred tax asset and corresponding benefit to additional paid-in capital for these tax benefits once such amounts reduce income taxes payable, in accordance with the requirement of ASC 718.

The Plan’s stock option activity for fiscal years 2017, 2016 and 2015 was as follows:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price Per Share
Outstanding at January 3, 2015	5,721,274	$0.02 – 0.24	$0.19
Granted	1,484,250	0.18 – 1.55	1.14
Exercised	(337,045)	0.13 – 0.24	0.15
Canceled	(376,972)	0.13 – 1.36	0.24

Outstanding at January 2, 2016	6,491,507	0.02 – 1.55	0.40
Granted	1,008,750	1.55 – 1.55	1.55
Exercised	(162,817)	0.02 – 0.24	0.18
Canceled	(183,631)	0.13 – 1.55	0.77

Outstanding at December 31, 2016	7,153,809	0.02 – 1.55	0.56
Granted	4,412,963	2.62 – 4.03	3.28
Exercised	(1,894,971)	0.02 – 1.55	0.18
Canceled	(512,075)	0.13 – 3.84	1.86

Outstanding at December 31, 2017	9,159,726	$0.02 – 4.03	$1.88

Exercisable at December 31, 2017	3,744,951	$0.02 – 3.84	$0.47

The total intrinsic value of options exercised during fiscal years 2017, 2016 and 2015 was $4,914,160, $234,766 and $366,568, respectively.

	Number of Shares	Weighted Average Exercise Price Per Share
Non-vested at January 3, 2015	3,076,265	$0.22
Granted	1,484,250	1.14
Forfeited	(368,950)	0.24
Vested	(1,644,461)	0.23

Non-vested at January 2, 2016	2,547,104	0.74
Granted	1,008,750	1.55
Forfeited	(167,987)	0.82
Vested	(955,642)	0.67

Non-vested at December 31, 2016	2,432,225	1.10
Granted	4,412,963	3.28
Forfeited	(446,319)	1.98
Vested	(984,094)	0.88

Non-vested at December 31, 2017	5,414,775	$2.86

The following table summarizes information about stock options that are vested or expected to vest at December 31, 2017:

Vested or Expected to Vest					Exercisable
Exercise Price	Number of Options	Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Aggregate Intrinsic Value	Number of Shares Exercisable	Weighted Average Exercisable Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
$0.02	10,984	$0.02	2.35	$46,133	10,984	$0.02	2.35	$46,133
0.13	498,710	0.13	2.24	2,039,724	498,710	0.13	2.24	2,039,724
0.15	95,500	0.15	2.27	388,685	95,500	0.15	2.27	388,685
0.18	775,093	0.18	7.04	3,131,376	515,704	0.18	6.99	2,083,444
0.19	82,500	0.19	5.11	332,475	82,500	0.19	5.11	332,475
0.24	1,808,302	0.24	5.38	7,197,042	1,797,503	0.24	5.37	7,154,062
1.36	128,000	1.36	7.68	366,080	71,118	1.36	7.68	203,397
1.55	1,509,424	1.55	7.97	4,030,162	667,933	1.55	7.57	1,783,381
2.62	875,910	2.62	9.11	1,401,456	—	—	—	—
2.78	1,274,053	2.78	9.45	1,834,636	—	—	—	—
3.84	1,620,000	3.84	9.74	615,600	4,999	3.84	9.74	1,900
4.03	481,250	4.03	9.92	91,438	—	—	—	—

	9,159,726	$1.88	7.70	$21,474,807	3,744,951	$0.47	5.53	$14,033,201

Restricted Stock Issuance

In May 2016, the Company issued its Chief Executive Officer 292,179 shares of restricted common stock under the Plan with a purchase price of $1.55 per share. The shares vest upon the satisfaction of both a time based and liquidation condition: (i) the time based condition over a four-year period, with 25% of the shares vesting beginning February 2017 and the remainder vesting on a monthly basis over the remaining period, and (ii) the liquidation condition being satisfied upon the consummation of a change in control.

In conjunction with the issuance and purchase of the shares, the parties also executed a Promissory Note (“Note”) and stock pledge agreement (the “Pledge Agreement”). The Note, in the amount of $452,877, was utilized to purchase the common stock and matures at the end of May 2020. The Note accrues interest at a 1.5% annual rate that shall be payable by the Chief Executive Officer annually, which has been recorded to interest income in the accompanying consolidated statements of operations for the years ended December 31, 2017 and 2016. The loan is collateralized by the 292,179 shares of restricted common stock, which have been pledged by the Chief Executive Officer to the Company under the Pledge Agreement resulting in non-recourse accounting as prescribed by ASC 718, Compensation—Stock Compensation. Accordingly, the Company has recorded the vesting of the shares with a direct reduction to stockholders’ equity and no impact is reported within the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016. The Note has acceleration provisions in the event of a change of control or the termination of the Chief Executive Officer’s employment by the Company.

The Company has treated the option underlying the non-recourse Note and purchase of restricted common stock like an option for the recognition of stock-based compensation expense using the Black-Scholes option pricing method to value the stock. The Black-Scholes assumptions were as follows:

Risk-free interest rate	1.55%
Expected dividend yield	0.0%
Expected volatility	45.0%
Expected life of option	4.00 years

The estimated fair value of the stock option granted was $166,542 during the year ended December 31, 2016. For the years ended December 31, 2017 and 2016, the Company recorded stock-based compensation expense of $41,579 and $25,745, respectively, in connection with the restricted common stock issuance. At December 31, 2017, there was $99,218 of unrecognized expense related to the issuance that is expected to be recognized through 2020.

10.	Income Taxes

The Company accounts for income taxes under FASB ASC 740. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reversed.

The components of the income tax (benefit) expense for income taxes consisted of the following for fiscal years 2017, 2016 and 2015:

	2017	2016	2015
Current provision (benefit):
Federal	$—	$—	$—
State	26,310	(22,946)	19,293

Total current	26,310	(22,946)	19,293
Deferred:
Federal	(8,559,785)	(4,907,000)	(2,990,674)
State	(510,752)	(159,811)	(61,226)

Total deferred	(9,070,537)	(5,066,811)	(3,051,900)
Total change in valuation allowance	(13,400,460)	5,248,047	3,192,082

Total income tax (benefit) expense	$(22,444,687)	$158,290	$159,475

During the year ended December 31, 2017, the Company reversed its valuation allowance, which resulted in a net tax benefit of $13,400,460. Management considered the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in assessing the valuation allowance. The reversals of the deferred tax liabilities recognized in accounting for the business combination of EVP discussed in Note 1 provided a sufficient source of income to support the Company’s deferred tax assets. At December 31, 2017, no valuation allowance was required.

A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows for fiscal years 2017, 2016 and 2015:

	2017	2016	2015
Tax at U.S. Federal statutory rate	(34.0%)	(34.0%)	(34.0%)
State income taxes, net of federal benefit	(3.7)	(1.6)	(0.2)
Federal and state rate adjustment	(8.3)	0.2	(0.2)
Non-deductible items	4.3	3.1	5.7
Change in valuation allowance	(61.9)	33.0	30.0
Others	(0.1)	0.3	0.2

Effective income tax rate	(103.7%)	1.0%	1.5%

The Company’s effective tax rate differs from the expected statutory rate for fiscal years 2017, 2016 and 2015 primarily due to changes in the valuation allowance, stock compensation, accretion of milestone payments and the non-deductibility of 50% of meals and entertainment.

On December 22, 2017, H.R.1., formerly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law. This legislation reduced the U.S. corporate tax rate from the existing rate of 35% to 21% for tax years beginning after December 31, 2017. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities existing as of December 31, 2017 from the 35% federal rate in effect through the end of 2017 to the new 21% rate. Accordingly, the Company recorded a current period tax benefit of approximately $1,800,000 and a corresponding reduction in the deferred tax liability. The other provisions of the Tax Act did not have a material impact on the December 31, 2017 consolidated financial statements.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act.

The appropriate income tax effect of each temporary difference comprising the net deferred tax assets in the accompanying consolidated balance sheets as of fiscal years ended December 31, 2017 and 2016 is as follows:

	2017	2016
Deferred tax assets:
Federal and state net operating loss carryforwards	$12,036,857	$12,915,558
Accrued expenses and other reserves	826,430	551,484
Intangible assets	116,812	534,754
Property and equipment	—	10,417
Other	128,733	55,062

Deferred tax assets	13,108,832	14,067,275
Deferred tax liabilities:
Intangible assets	(17,810,550)	(1,425,239)
Property and equipment	(279,529)	—

Deferred tax liabilities	(18,090,079)	(1,425,239)
Net deferred tax (liability) asset	(4,981,247)	12,642,036
Less valuation allowance	—	(13,400,460)

Noncurrent deferred tax liability	$(4,981,247)	$(758,424)

As of December 31, 2017, the Company had federal net operating loss carryforwards of approximately $50,100,000 and state net operating loss carryforwards of approximately $29,200,000, which are available to reduce future taxable income. The carryforwards will expire at various dates through 2037.

The utilization of such net operating loss carryforwards and realization of tax benefits in future years depends predominantly upon having taxable income. The Company’s federal net operating loss carryforwards are subject to limitation under Internal Revenue Code Section 382, whereby certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards and tax credit carryforwards which may be used in future years. The Company’s state net operating loss carryforwards are also subject to limitation in certain states. The annual limitation resulting from such changes may result in net operating loss carryforwards expiring unused. None of these attributes are being used to offset current-year income or tax. An analysis was performed to determine if there are any limitations on existing tax attributes and it was determined that there was no loss of deferred tax assets attributed to the net operating loss carryforwards due to previous changes in ownership. The Company will continue to monitor the activity of its greater than 5% stockholders on a yearly basis and consider any significant transactions that could trigger a further ownership change, including the merger agreement discussed in Note 13.

11.	Employee Benefit Plan

The Company sponsors an employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code. The plan is funded by both employee salary deferrals and by discretionary employer contributions. The Company contributed $139,053, $196,550 and $47,228 to the plan during fiscal years 2017, 2016 and 2015, respectively.

12.	Related Parties

Blackpoint Group (“Blackpoint”) is a Maine-based venture capital firm and a Company stockholder. The Company and Blackpoint co-occupy the Company’s headquarters facility and share rental expense incurred from occupying the facility, as well as certain payroll expenses. The Company did not have any material transactions with Blackpoint during fiscal years 2017, 2016 and 2015. As of December 31, 2017 and 2016, no material amounts were owed to Blackpoint by the Company, or to the Company by Blackpoint.

13.	Subsequent Events

The Company has evaluated subsequent events through September 14, 2018, the date on which the consolidated financial statements were available to be issued. There were no subsequent events other than those disclosed below that require adjustment to or disclosure in the consolidated financial statements.

Senior Subordinate Term Note II

In February 2018, the Company entered into a Credit Agreement with Bizcapital Bidco I, LLC, for a $4,650,000 Senior Subordinate Term Note II (“Note II”), which is secured by the Company’s assets. Note II bears a fixed interest rate of 4.00%, and the Company is required to make interest-only monthly payments beginning on March 1, 2018. Note II fully matures in 48 months with a balloon payment for the principal due on February 16, 2022, the maturity date. Note II has the same remaining terms and features as the Senior Subordinate Term Note I, which is described in Note 7.

Maine Technology Institute Grant

In December 2017, the Company’s application was approved for a Maine Technology Asset Fund 2.0 challenge grant award in the amount of $9,000,000 to help finance the building of a new corporate facility in Portland, Maine, which is expected to commence in late 2018.

Merger Agreement

On April 20, 2018, the Company entered into an Agreement and Plan of Merger with Henry Schein, Inc., HS Spinco, Inc. (“Spinco”) and certain other parties, pursuant to which, after Henry Schein separates and contributes its animal health business to Spinco, a subsidiary of Spinco will merge with and into the Company. In connection with the transactions, the combined company will be renamed “Covetrus, Inc.”

Operating Leases

In June 2018, the Company signed a lease to secure approximately 100,000 square feet of pharmacy space in Arizona. The lease is expected to commence in 2019 upon occupancy by the Company. The initial term of the lease is 159 months with total future minimum payments over the lease term of approximately $21,763,000. The lease also includes a tenant improvement allowance of approximately $4,000,000.

In August 2018, the Company signed a lease to secure approximately 163,000 square feet of office and pharmacy space in Portland, Maine. The lease is expected to commence in 2019 upon occupancy by the Company. The initial term of the lease is 20 years with total future minimum payments over the lease term of approximately $105,700,000. The lease also includes a tenant improvement allowance of approximately $13,900,000.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$16,890,980	$30,195,847
Restricted cash	356,000	356,000
Accounts receivable, net	6,758,073	4,927,186
Other receivables	4,343,242	1,389,095
Inventory, net	8,759,466	7,014,998
Indemnification asset	3,850,000	3,850,000
Prepaid expenses and other current assets	2,238,838	2,981,956

Total current assets	43,196,599	50,715,082

Property and equipment, net	21,420,603	17,928,960

Other assets:
Goodwill	73,967,818	73,967,818
Intangible assets, net	64,885,731	71,496,908
Other assets	892,393	139,239

Total other assets	139,745,942	145,603,965

Total assets	$204,363,144	$214,248,007

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,580,805	$8,391,872
Accrued payroll and benefits	6,940,780	3,297,885
Accrued expenses and other current liabilities	8,312,156	3,621,966
Contingent liabilities	3,712,427	3,850,000
Deferred revenue and customer deposits	350,247	712,731
Current portion of capital lease obligations	65,866	63,923
Current portion of contingent consideration payable	390,267	400,000

Total current liabilities	29,352,548	20,338,377

Long-term liabilities:
Note payable, net of discount	14,410,135	9,719,094
Contingent consideration payable, net of current portion	—	361,067
Redeemable convertible preferred stock warrants	6,289,165	2,418,270
Capital lease obligations, net of current portion	43,188	97,257
Deferred taxes, net	1,324,048	4,981,247
Other long-term liabilities	942,462	760,873

Total long-term liabilities	23,008,998	18,337,808

Total liabilities	52,361,546	38,676,185

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

	September 30, 2018	December 31, 2017
Commitments and contingencies (Note 5)

Redeemable convertible preferred stock:
Series F Redeemable Convertible Preferred Stock, $0.001 par value, 37,166,665 shares authorized, issued and outstanding as of September 30, 2018 and December 31, 2017 (liquidation and redemption value at September 30, 2018 of $222,999,990)	221,772,559	221,527,073
Series E Redeemable Convertible Preferred Stock, $0.001 par value, 17,110,033 shares authorized and 15,379,163 issued and outstanding as of September 30, 2018 and December 31, 2017 (liquidation and redemption value at September 30, 2018 of $47,521,614)	47,439,930	47,422,002
Series D Redeemable Convertible Preferred Stock, $0.001 par value, 7,850,447 shares authorized as of September 30, 2018 and December 31, 2017; 6,887,002 and 6,866,058 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively (liquidation and redemption value at September 30, 2018 of $7,713,442)	7,682,464	7,652,207
Series C Redeemable Convertible Preferred Stock, $0.001 par value, 6,360,335 shares authorized and 5,957,669 shares issued and outstanding as of September 30, 2018 and December 31, 2017 (liquidation and redemption value at September 30, 2018 of $5,957,669)	5,943,112	5,939,916
Series A Redeemable Convertible Preferred Stock, $0.001 par value, 7,427,987 shares authorized and 5,265,325 shares issued and outstanding as of September 30, 2018 and December 31, 2017 (liquidation and redemption value at September 30, 2018 of $2,264,089)	2,264,089	2,264,089

Total redeemable convertible preferred stock	285,102,154	284,805,287

Stockholders’ deficit:
Common stock, $0.001 par value, 102,309,645 shares authorized as of September 30, 2018 and December 31, 2017; 8,971,355 and 6,057,216 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	8,971	6,057
Additional paid-in capital	6,238,805	2,889,364
Accumulated deficit	(139,348,332)	(112,128,886)

Total stockholders’ deficit	(133,100,556)	(109,233,465)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$204,363,144	$214,248,007

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Revenues, net	$149,272,534	$89,188,370
Cost of revenues	83,495,100	52,827,504

Gross profit	65,777,434	36,360,866
Selling, general and administrative expenses	85,594,278	50,404,625
Transaction costs in connection with Merger (Note 1)	6,736,028	—

Loss from operations	(26,552,872)	(14,043,759)
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	4,039,571	1,343,605
Change in fair value of contingent consideration	29,200	(517,618)
Interest expense	500,619	370,359
Interest income	(258,800)	(111,474)
Other expense	13,183	—

Total other (income) expense	4,323,773	1,084,872

Loss before income taxes	(30,876,645)	(15,128,631)
Income tax benefit	(3,657,199)	(18,766,961)

Net (loss) income	$(27,219,446)	$3,638,330

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT (UNAUDITED)

	Series F Redeemable Convertible Preferred Stock		Series E Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders Deficit
	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value
Balance at December 31, 2017	37,166,665	$221,527,073	15,379,163	$47,422,002	6,866,058	$7,652,207	5,957,669	$5,939,916	5,265,325	$2,264,089	6,057,216	$6,057	$2,889,364	$(112,128,886)	$(109,233,465)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	2,277,697	—	2,277,697
Exercise of Preferred Stock warrants	—	—	—	—	20,944	23,457	—	—	—	—	—	—	168,676	—	168,676
Exercise of Common Stock options	—	—	—	—	—	—	—	—	—	—	2,914,139	2,914	1,176,478	—	1,179,392
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	245,486	—	17,928	—	6,800	—	3,196	—	—	—	—	(273,410)	—	(273,410)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(27,219,446)	(27,219,446)

Balance at September 30, 2018	37,166,665	$221,772,559	15,379,163	$47,439,930	6,887,002	$7,682,464	5,957,669	$5,943,112	5,265,325	$2,264,089	8,971,355	$8,971	$6,238,805	$(139,348,332)	$(133,100,556)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net (loss) income	$(27,219,446)	$3,638,330
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of redeemable convertible preferred stock warrants	4,039,571	1,343,605
Change in fair value of contingent consideration	29,200	(517,618)
Noncash interest expense	75,357	68,689
Depreciation and amortization	11,631,848	5,089,201
Stock-based compensation	2,277,697	663,054
Deferred taxes	(3,657,199)	(18,766,370)
Provision for allowance for doubtful accounts	94,872	90,505
Provision for inventory reserve	5,430	150,000
Changes in assets and liabilities:
Accounts receivable, net	(1,925,759)	(589,213)
Other receivables	(2,954,147)	819,068
Inventory, net	(1,749,898)	182,747
Prepaid expenses and other assets	(10,036)	(344,197)
Accounts payable	1,188,933	713,959
Accrued payroll and benefits	3,642,895	1,460,740
Accrued expenses and other current liabilities	4,690,190	685,136
Deferred revenue	(362,484)	(242,338)
Contingent consideration payable	(191,000)	(620,390)
Contingent liabilities	(137,573)	—
Other long-term liabilities	181,589	105,308

Net cash used in operating activities	(10,349,960)	(6,069,784)
Cash flows from investing activities:
Purchases of property and equipment	(8,512,314)	(6,735,110)
Acquisition, net of cash acquired	—	(110,854,612)

Net cash used in investing activities	(8,512,314)	(117,589,722)
Cash flows from financing activities:
Exercise of Redeemable Convertible Preferred Stock warrants	23,457	317,485
Payment of contingent consideration	(209,000)	(2,589,000)
Payments on capital lease obligations	(52,126)	(66,994)
Proceeds from issuance of notes payable	4,650,000	10,000,000
Proceeds from issuance of Redeemable Convertible Preferred Stock, net of issuance costs	—	221,366,489
Proceeds from exercise of Common Stock options	1,179,392	339,570
Repurchase of Common Stock and Redeemable Convertible Preferred Stock	—	(83,266,435)
Payment of debt financing costs	(34,316)	(55,446)

Net cash provided by financing activities	5,557,407	146,045,669

Net (decrease) increase in cash, cash equivalents and restricted cash	(13,304,867)	22,386,163
Cash, cash equivalents and restricted cash, beginning of period	30,551,847	12,306,785

Cash, cash equivalents and restricted cash, end of period	$17,246,980	$34,692,948

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30, 2018	September 30, 2017

Reconciliation of cash, cash equivalents, and restricted cash reported on the condensed consolidated balance sheets to the total of such amounts reported on the condensed consolidated statements of cash flows:

Cash and cash equivalents	$16,890,980	$34,692,948
Restricted cash	356,000	—

Total cash, cash equivalents and restricted cash	$17,246,980	$34,692,948

Supplemental disclosures of cash flows information:
Cash paid during the period for:
Interest	$425,262	$301,670

Income taxes	$—	$—

Supplemental disclosures of noncash investing and financing activities:
Accretion of Redeemable Convertible Preferred Stock to redemption value	$273,410	$127,531

Issuance of Series E Redeemable Convertible Preferred Stock warrants	$—	$277,957

Exercise of Redeemable Convertible Preferred Stock warrants	$168,676	$898,216

Derecognition of sales tax liability and related indemnification asset	$—	$497,336

Property and equipment acquired under capital lease obligations	$—	$206,221

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1.	Nature of Business

Overview

Direct Vet Marketing, Inc. (d/b/a Vets First Choice) (the “Company”) and its subsidiaries, is an innovator in technology-enabled services that empower veterinarians with insights that are designed to increase customer engagement and veterinary practice health. The Company’s platform, which is built into the veterinary practice management software workflow, leverages insight and analytics, client engagement services and integrated pharmacy services, and is designed to improve medical compliance via proactive prescription management. By working directly with veterinary practices to manage gaps in care, the Company seeks to enable its veterinarian customers to create new revenue opportunities, adapt to changing Pet Owner purchasing behaviors, enhance their client relationships and improve the quality of care they provide. The Company’s corporate headquarters is located in Portland, Maine, and its warehouse and fulfillment facility is located in Omaha, Nebraska. The Company maintains a call center facility in Manhattan, Kansas.

The Company has sustained recurring losses from operations and cash flows used in operations, including approximately $26.6 million and $10.3 million, respectively, during the nine months ended September 30, 2018. The Company also has generated an accumulated deficit as of September 30, 2018 of approximately $139.3 million. These factors raise substantial doubt that the Company will have sufficient cash to meet its funding requirements over the next twelve months from the date the condensed consolidated financial statements for September 30, 2018 were available to be issued. To date, the Company has financed its operations primarily through private placements of preferred stock, bank debt and convertible debt financings. Management anticipates that with the closing of the merger transaction discussed below, Spinco will generate sufficient cash to fund its operations beyond the next twelve month period. However, there can be no certainty the merger will be completed or will be completed prior to Company’s need for additional financings to fund operations.

Merger

On April 20, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Henry Schein, Inc., HS Spinco, Inc. (“Spinco”) and certain other parties, pursuant to which, after Henry Schein separates and contributes its animal health business to Spinco, a subsidiary of Spinco will merge with and into the Company (the “Merger”). In connection with the transactions, the combined company will be renamed “Covetrus, Inc.”

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, CareConnect LLC, Veterinary Data Services, Inc. (“VDS”), Veterinary Pharmacies of America, LLC (“VPA”) and EVP Pharmaceuticals, Inc. (“EVP”) (d/b/a Roadrunner Pharmacy, Inc. and Atlas Pharmaceuticals, LLC), from their respective dates of inception or acquisition. All significant intercompany transactions and balances are eliminated in consolidation.

Basis of Interim Presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include certain notes and financial presentations normally required under GAAP for complete financial reporting. The interim financial information is unaudited, but reflects all normal adjustments and accruals that are, in the opinion of management, considered necessary to provide a fair presentation for the interim periods presented. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the operating results for the entire year. These financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures for the year ended December 31, 2017.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported revenues and expenses during the period. Actual amounts could differ from those estimates. The condensed consolidated financial statements have been prepared in conformity with GAAP and include estimates and assumptions regarding the Company’s allowance for doubtful accounts, inventory reserve, goodwill and long-lived asset impairment, indemnification asset, contingent liabilities, accrued sales tax liability, self-insurance reserve, business combination accounting, redeemable convertible preferred stock warrants, valuation of intangible assets, contingent consideration and stock-based compensation expense.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances and consists primarily of invoiced amounts. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon the Company’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. At September 30, 2018 and December 31, 2017, the allowance for doubtful accounts was $140,687 and $69,102, respectively.

Other Receivables and Unbilled

Other receivables represent amounts owed to the Company for manufacturer incentive obligations. Revenue is recognized and a receivable is recorded upon satisfaction of all incentive requirements, including shipment of goods to the customer. All amounts are considered collectible at September 30, 2018 and December 31, 2017. There were no unbilled revenues at September 30, 2018 and December 31, 2017.

Self-Insurance

The Company has a self-insured health plan for all of its employees effective January 1, 2018. The Company has purchased stop-loss insurance in order to limit its exposure, which will reimburse the Company for individual claims in excess of $150,000 annually or aggregate claims exceeding a minimum threshold, which is calculated at the end of the policy year. Self-insurance losses are accrued based on the Company’s estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry. At September 30, 2018 and December 31, 2017, the accrued liability for self-insured losses of $697,232 and $0, respectively, is included in accrued payroll and benefits.

Transaction Costs

Transaction costs incurred by the Company in connection with the Merger Agreement discussed in Note 1, consist of third-party advisory, legal, accounting, and consulting fees and other direct and incremental costs.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, when (1) there is evidence of an arrangement, (2) the services have been provided to the customer or product has shipped, (3) the collection of the fees is reasonably assured and (4) the amount of fees to be paid is fixed or determinable. The Company derives revenue from two sources: (i) prescription management and pharmacy services and (ii) data integration and support services.

Revenues from prescription management and pharmacy services, including shipping and handling, manufacturer incentives and service fees, are recognized upon shipment to the customer. Revenues are recorded net of local sales tax collected. At the time of recognition, the Company performs an analysis to determine if a reserve for product returns is necessary. As of September 30, 2018 and December 31, 2017, the Company’s sales return reserve was $0.

The Company enters into arrangements to provide data integration and support services to customers. The customers are charged an agreed-upon fee for the service to be provided by the Company and are billed in accordance with the stated terms of the agreement. The Company recognizes data conversion revenues upon services being rendered to the customer, and development revenues upon completion of the services.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and restricted cash. The Company maintains its cash, cash equivalents and restricted cash in bank deposit accounts, which at times may exceed federally insured limits. The Federal Deposit Insurance Corporation currently insures up to $250,000 per depositor. The Company had $18,152,121 and $30,350,391 as of September 30, 2018 and December 31, 2017, respectively, of bank balances that were uninsured and uncollateralized and subject to custodial credit risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

For the nine months ended September 30, 2018 and 2017, there were purchases made from one supplier that represented approximately 13% and 14% of purchases, respectively. As of September 30, 2018 and December 31, 2017, two suppliers accounted for approximately 22% and 23%, respectively, of the consolidated accounts payable balance.

For the nine months ended September 30, 2018 and 2017, no customer represented greater than 10% of revenue. There are two customers that represented approximately 62% and 63% of the other receivables balance in connection with outstanding rebate revenue receivables as of September 30, 2018 and December 31, 2017, respectively. There were no customers that represented greater than 10% of the Company’s gross accounts receivables balance at September 30, 2018 or December 31, 2017.

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities, long-term debt and warrants. The carrying values of the financial instruments classified as current on the accompanying condensed consolidated balance sheets are considered to be at their fair values, due to the short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates its fair value as it bears interest at rates that approximate current market rates for debt with similar maturities and credit quality. Money market funds are stated at fair value based on quoted market prices. The Company has estimated the fair value of contingent consideration obligations based on a discounted cash flow analysis reflecting the possible achievement of specified performance measures over the earn-out period. The contingent consideration obligations are re-measured at each financial reporting period with any changes in fair value being recognized in the condensed consolidated statements of operations. The Company has estimated the fair value of freestanding warrants to purchase the Company’s redeemable convertible preferred stock using a Monte Carlo simulation option pricing model. The warrants are re-measured at each financial reporting period with any changes in fair value being recognized in the condensed consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion of warrants to purchase common stock or (iii) expiration of the warrants.

Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1—Quoted prices for identical assets and liabilities traded in active exchange markets, such as the Nasdaq Stock Market.

Level 2—Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3—Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also, includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models, and periodic reassessments of models to ensure that they are continuing to perform as designed. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

There were no transfers between levels within the fair value hierarchy and no changes in valuation techniques during the nine months ended September 30, 2018.

The following table presents the financial instruments carried at fair value in accordance with the ASC 820 hierarchy (as defined above):

	Level 1	Level 2	Level 3	Total
September 30, 2018
Assets
Money market fund	$15,416,767	$—	$—	$15,416,767

Liabilities
Contingent consideration payable	$—	$—	$390,267	$390,267
Redeemable convertible preferred stock warrants	—	—	6,289,165	6,289,165

December 31, 2017
Assets
Money market fund	$26,885,326	$—	$—	$26,885,326

Liabilities
Contingent consideration payable	$—	$—	$761,067	$761,067
Redeemable convertible preferred stock warrants	—	—	2,418,270	2,418,270

The table below includes a roll-forward of the amounts recorded in the Company’s condensed consolidated balance sheets and condensed consolidated statement of operations classified by the Company within Level 3 of the fair value hierarchy.

	Contingent Consideration	Stock Warrants
Balance at December 31, 2017	$761,067	$2,418,270
Exercises	—	(168,676)
Payment of contingent consideration	(400,000)	—
Net change in fair value	29,200	4,039,571

Balance at September 30, 2018	$390,267	$6,289,165

The fair value of the warrant liability of $6,289,165 at September 30, 2018 was estimated using the Monte Carlo simulation option pricing model, using the following inputs: term of 1.5-8.25 years, risk free rate of 2.72%-3.03%, no dividends, volatility of 45-50%, and a share price of $8.61-$16.24, adjusted for a lack of marketability discount. The fair value of the warrant liability of $2,418,270 at December 31, 2017 was estimated using the Monte Carlo simulation option pricing model, using the following inputs: term of 1.75-9 years, risk free rate of 1.87%-2.38%, no dividends, volatility of 50%, and a share price of $3.89-$6.44, adjusted for a lack of marketability discount.

The fair value of the contingent consideration of $390,267 at September 30, 2018 was estimated using a discounted cash flow approach, using the following inputs: discount rate of 21%, probability of payment of 100% and projected fiscal year of payment of 2019. The fair value of the contingent consideration of $761,067 at December 31, 2017 was estimated using a discounted cash flow approach, using the following inputs: discount rate of 21%, probability of payment of 100% and projected fiscal years of payment of 2018 and 2019.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new guidance was to be effective for annual reporting periods (including interim reporting periods within those periods)

beginning after December 15, 2017; early adoption was permitted for annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. Companies have the option of using either a full retrospective or a modified retrospective approach to adopt the guidance. In August 2015, the FASB issued ASU No. 2015-14 to defer the effective date of the guidance contained in ASU 2014-09 by one year. Thus, the guidance is effective in 2019 for privately held companies. The Company has elected to adopt the standard using the modified retrospective transition approach. As of September 30, 2018, the Company has begun analyzing its contracts with customers and developing its revised policies for the potential effects of these ASUs on its consolidated financial statements. The Company is continuing to finalize its assessment with estimated completion in early 2019. The Company is currently evaluating the impact to the consolidated financial statements at this time.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is a comprehensive new lease standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. The ASU is effective for annual periods beginning after December 15, 2019 for privately held companies, including interim periods within those fiscal years; earlier adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when a company adopts the new lease standard. Instead of recasting prior year results using the new accounting when they adopt the guidance, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of these pronouncements on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. This guidance will be effective in the first quarter of 2019, in connection with the Company’s adoption of ASU 2014-09. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 revises the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”). ASU 2016-10 clarifies two aspects of ASU 2014-09, identifying performance obligations and the licensing implementation guidance. ASU 2016-10 will become effective for the first quarter of 2019. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates step 2 from the goodwill impairment test if the carrying amount exceeds the fair value of a reporting unit and also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. This update is effective on a prospective basis for annual and interim goodwill impairment tests performed for periods beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). The update provides guidance on determining which changes to the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2017-09 as of January 1, 2018. There was no impact on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815)—Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). Equity-linked instruments, such as warrants and convertible instruments, may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is re-measured at fair value through the statement of operations (i.e., marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to simplify the accounting for share–based payments granted to nonemployees by aligning the accounting with the requirements for employee share–based compensation. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted but no earlier than a company’s adoption of ASC 606. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modified the disclosure requirements in Topic 820, “Fair Value Measurement,” based on the FASB Concepts Statement, “Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements,” including consideration of costs and benefits. This guidance is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud

Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for fiscal years beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

3.	Inventory

Inventory consists of the following as of September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017
Raw material	$2,535,365	$2,250,220
Finished goods	6,224,101	4,764,778

Total Inventory	$8,759,466	$7,014,998

Inventory reserves at September 30, 2018 and December 31, 2017 were $100,934 and $95,504, respectively.

4.	Debt

Senior Subordinate Term Note I

In January 2017, the Company entered into a Credit Agreement with Midwest Community Development Fund II, LLC (the “Lender”), for a $10,000,000 Senior Subordinate Term Note I (“Note I”), which is secured by the Company’s assets. Note I bears a fixed interest rate of 4% per annum, and the Company is required to make interest-only monthly payments beginning on February 1, 2017. Note I fully matures in 48 months with a balloon payment for the principal due on January 6, 2021. If the Company consummates an initial public offering, the Company may elect to (i) convert all outstanding principal and accrued interest into shares at a price per share equal to the arms-length price per share being obtained in connection with such an initial public offering or (ii) leave all principal and accrued interest outstanding (in which case the Note shall accrue interest at the reduced fixed rate of 1%).

Note I also stipulates a maximum return that can be realized by the Lender. An internal rate of return of no more than 10% can be realized by the Lender on the aggregate of the principal amount of Note I, the exercise price paid for the warrants and any other amounts of cash loaned by the Lender.

In connection with the advance received, the Company issued a warrant to purchase 184,078 shares of Series E Preferred Stock. The Company valued the warrant upon issuance using the Monte Carlo simulation option pricing model and recorded the fair value of the warrant of $277,947 as a discount on the face of Note I. The Company also paid debt issuance costs of $95,218 in connection with the execution of Note I. The Company is accreting these discounts using the effective interest method with charges to interest expense through Note I’s expiration date of January 6, 2021.

As of September 30, 2018 and December 31, 2017, the Company had an outstanding balance on the Note I of $9,789,064 and $9,719,094, respectively, net of debt discount and debt issuance costs of $210,936 and $280,906, respectively. Interest expense recognized by the Company during the nine months ended September 30, 2018 and 2017 in connection with Note I’s debt discount and debt issuance costs was $69,970 and $68,689, respectively. Note I contains various nonfinancial covenants.

Senior Subordinate Term Note II

In February 2018, the Company entered into a Credit Agreement with Bizcaptial Bidco I, LLC for a $4,650,000 Senior Subordinate Term Note II (“Note II”), which is secured by the Company’s assets. Note II bears a fixed interest rate of 4% per annum, and the Company is required to make interest-only monthly payments beginning on March 1, 2018. Note II fully matures in 48 months with a balloon payment for the principal due on February 16, 2022. The Company paid debt issuance costs of $34,316 in connection with the execution of Note II, which is being accreted using the effective interest method with charges to interest expense. Note II has the same remaining terms and features as Note I, described above.

As of September 30, 2018, the Company had an outstanding balance on Note II of $4,621,071, net of debt issuance costs of $28,929. Interest expense recognized by the Company during the nine months ended September 30, 2018 in connection with Note II’s debt discount was $5,387. Note II contains various nonfinancial covenants.

5.	Commitments and Contingencies

Legal Proceedings

From time to time, the Company may be exposed to litigation relating to products and operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company’s financial condition or results of operations.

Operating Leases

In June 2018, the Company signed a lease to secure approximately 100,000 square feet of pharmacy space in Arizona. The lease is expected to commence in 2019 upon occupancy by the Company. The initial term of the lease is 159 months with total future minimum payments over the lease term of approximately $21,763,000. The lease also includes a tenant improvement allowance of approximately $4,000,000.

In August 2018, the Company signed a lease to secure approximately 163,000 square feet of office and pharmacy space in Portland, Maine. The lease is expected to commence in 2019 upon occupancy by the Company. The initial term of the lease is 20 years with total future minimum payments over the lease term of approximately $105,700,000. The lease also includes a tenant improvement allowance of approximately $13,900,000.

Indemnification Obligations

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification obligations. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. In accordance with its by-laws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no claims to date and the Company has a director and officer insurance policy that enables it to recover a portion of any amounts paid for future claims.

The Company identified potential contingent liabilities related to taxes and legal claims in connection with the acquisition of EVP on July 14, 2017. Under the terms of the purchase agreement, the Company is indemnified against these liabilities. As a result, the Company recognized an indemnification asset and contingent liabilities of $6,850,000 at the acquisition date. During the year ended December 31, 2017, the Company settled one of the legal claims for $3,000,000 which was paid from the escrow and as a result the indemnification asset and contingent liabilities were reduced. During the nine months ended September 30, 2018, the Company settled tax claims in the amount of $137,573 from its own cash accounts, which reduced the contingent liability. As of September 30, 2018 and December 31, 2017, the balance of the contingent liabilities was $3,712,427 and $3,850,000, respectively. As of September 30, 2018 and December 31, 2017, the balance of the indemnification asset was $3,850,000.

Contingent Consideration

In connection with the acquisition of VPA during 2015, the Company recorded initial contingent consideration of $508,000, which represented the estimated fair value of additional payments to be made to the sellers for milestone consideration earned for the period beginning January 1, 2016 and ending December 31, 2018 (the “VPA Measurement Period”), discounted using a discount rate of 21%. During the nine months ended September 30, 2018 and 2017, the Company recorded a change in fair value of contingent consideration totaling $29,200 and $73,000, respectively. Milestone consideration is due if compounding revenue recognized by VPA during the VPA Measurement Period is equal to established targets of $7,000,000 for fiscal year 2016, $9,000,000 for fiscal year 2017 and $11,000,000 for fiscal year 2018. Milestone consideration may be paid in cash or common stock at VPA’s request. During the nine months ended September 30, 2018 and 2017, the Company paid $400,000 and $200,000, respectively, of the milestone consideration in cash. As of September 30, 2018 and December 31, 2017, the Company had accrued $390,267 and $761,067, respectively, in estimated future payments of milestone consideration.

In connection with the acquisition of VDS during 2014, the Company recorded initial contingent consideration of $2,463,000 which represented the estimated fair value of additional payments to be made to the sellers for milestone consideration earned for the period beginning July 1, 2015 and ending June 30, 2016 (the “VDS Measurement Period”), which was calculated as the present value of the estimated milestone consideration that was due on June 30, 2016, discounted using a discount rate of 25%. Milestone consideration is due if revenue recognized by VDS during the VDS Measurement Period is equal to at least $2,000,000 and Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is equal to at least $600,000. The amount of milestone consideration earned is the amount of VDS Measurement Period EBITDA in excess of $600,000 multiplied by the applicable EBITDA multiple, as defined in the purchase agreement, not to exceed $4,000,000. In July 2017, the Company paid $3,000,000 in cash to the sellers of VDS in settlement of the milestone consideration and the Company has no remaining obligations.

6.	Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Common Stock

Common stockholders are entitled to dividends as and when declared by the Company’s board of directors (the “Board”), subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote per share. During the nine months ended September 30, 2018, the Company issued 2,914,139 shares of common stock in exchange for cash proceeds $1,179,392 upon the exercise of common stock options.

Redeemable Convertible Preferred Stock

The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (collectively, “preferred stock”) have the following characteristics:

Voting

The holders of preferred stock vote together with the holders of common stock as a single class on an as-converted basis. In addition, the holders of preferred stock are entitled to vote as a separate class on certain matters under the Company’s Amended and Restated Certificate of Incorporation and Delaware law.

Dividends

The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to non-cumulative dividends at an annual rate of 8% of the preferred stock original purchase price (originally $0.43 per share with respect to the Series A Preferred Stock, originally $0.86 per share with respect to Series B Preferred Stock and originally $1.00 per share with respect to Series C Preferred Stock, subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s preferred stock). The holders of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled to cumulative dividends at an annual rate of 8% of the preferred stock original purchase price (originally $1.12 per share with respect to the Series D Preferred Stock, originally $3.09 per share with respect to Series E Preferred Stock and originally $6.00 per share with respect to Series F Preferred Stock, subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s preferred stock). Dividends shall be payable on a pari passu basis only when and if declared by the Board. Additionally, in the case of each Series D, Series E and Series F Preferred Stock, all cumulative dividends accrued, whether or not declared, must be paid by the Company on shares optionally converted or in the case of a deemed liquidation event (both discussed further below).

The Board did not declare a dividend for the periods ended September 30, 2018 and December 31, 2017. In connection with the Merger Agreement discussed in Note 1, the holders of the preferred stock agreed not to treat the Merger as a deemed liquidation event and waived their rights to receive any and all cumulative dividends. Thus, as of September 30, 2018, the Company has determined that conversion or a deemed liquidation event is not probable at this time. Accordingly, cumulative dividends of $37,141,897 have not been included in the accompanying condensed consolidated statement of redeemable convertible preferred stock and stockholders’ deficit in connection with the outstanding shares of Series D, Series E, and Series F Preferred Stock.

Conversion

At the option of the holder, each share of the preferred stock is convertible without the payment of any additional consideration by the holder into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable conversion value by the applicable conversion price in effect at the time of conversion. The Series A Preferred Stock conversion price is $0.43 per share. The Series B Preferred Stock conversion price is $0.86. The Series C Preferred Stock conversion price is $1.00. The Series D Preferred Stock conversion price is $1.12. The Series E Preferred Stock conversion price is $3.09. The Series F Preferred Stock conversion price is $6.00. The conversion price for preferred stock is subject to adjustment upon certain events, including stock splits and combinations, certain dividends and distributions, mergers or reorganizations. The conversion price for preferred stock is also subject to adjustment upon issuance of certain additional shares of common stock or securities directly or indirectly convertible into or exchangeable for common stock (other than certain rights, options or warrants to purchase common stock) for consideration less than the respective conversion price in effect.

The preferred stock automatically converts to common stock upon the closing of an initial public offering (“IPO”) of the Company’s common stock at a pre-offering enterprise valuation of at least $500 million and resulting in at least $50,000,000 of gross proceeds to the Company. The preferred stock automatically converts to common stock upon the majority vote of preferred stock then outstanding (voting separately as a single class on an as-converted basis).

In determining the appropriate classification for the conversion features of the preferred stock, the Company determined that the conversion features do not meet the definition of a derivative and that bifurcation was not required as the features are considered clearly and closely related to the host instruments. The conversion rate for each of series of preferred stock is equal to the respective original issue price, which for each series of preferred stock is in excess of the fair value of the common stock at the commitment dates. Accordingly, the Company determined that the conversion feature was not considered to be beneficial.

Redemption

At any time on or after July 2022, one or more Series F Major Investors (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) may request redemption. At any time on or after July 2022, and after the redemption in full of the shares of Series F Preferred Stock, the holders of the majority vote of the then-outstanding Series E Preferred Stock, voting as a separate class, may request redemption. At any time on or after July 2022 and after the redemption in full of the shares of Series F Preferred Stock and Series E Preferred Stock, the holders of the majority vote of the then-outstanding Series D Preferred Stock, voting as a separate class, the holders of the majority vote of then-outstanding Series C Preferred Stock, voting as a separate class, and the holders of at least 60% of the then-outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, may request redemption. Upon such request, the preferred stock will be redeemed in three annual installments commencing 60 days after receipt of written notice. The Series A, Series B, Series C Series D, Series E and Series F Preferred Stock redemption prices are $0.43, $0.86, $1.00, $1.12, $3.09 and $6.00, respectively, per share plus any declared but unpaid dividends. The Company determined that accretion of dividends was not required as no dividends had been declared to date. If dividends were declared, total cumulative dividends for Series D, Series E and Series F Preferred Stock as of September 30, 2018 would be $37,141,897.

The Company determined that bifurcation of the redemption features was not required as the features are clearly and closely related to the host instruments.

Liquidation, Dissolution, or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the preferred stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders, on a pari passu basis, before any payment shall be made to the holders of the common stock. Upon liquidation of the Company, holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are entitled to receive $0.43, $0.86, $1.00, $1.12, $3.09 and $6.00, respectively, per share, subject to appropriate adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the preferred stock, plus any dividends declared but unpaid thereon.

Stock-Based Compensation

The Company issues options to purchase common stock under the Company’s 2010 Stock Incentive Plan (the “Plan”). The Plan provides for the grant of incentive stock options to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common and other stock to employees, directors and outside consultants. Awards issued under the Plan shall not have a term greater than ten years from the date of grant and generally vest over a four-year period.

In June 2017, the Company amended the Plan to increase the number of shares reserved for issuance from 9,400,210 shares to 12,400,210. In February 2018, the Company amended the Plan to increase the number of shares reserved for issuance from 12,400,210 to 14,400,210. As of September 30, 2018, there were 384,726 shares available for issuance.

Stock Options

The Company utilizes the Black-Scholes option pricing model to determine the fair value of options granted and has elected the accrual method for recognizing compensation costs. The determination of the fair value of stock-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.

During the nine months ended September 30, 2018 and 2017, the fair value of stock options granted to employees and nonemployees was measured with the following weighted average assumptions:

	2018	2017
Risk-free interest rate	2.52% – 2.99%	1.75% – 2.03%
Expected dividend yield	0.0%	0.0%
Expected volatility	45.0% – 50.0%	50.0%
Expected life of option	6.25 years	6.25 years

The weighted average fair value of stock options granted during the nine months ended September 30, 2018 and 2017 under the Black-Scholes option pricing model was $3.10 and $1.59 per share, respectively. For the nine months ended September 30, 2018 and 2017, the Company recorded stock-based compensation expense of $2,277,697 and $663,054, respectively, in connection with stock-based payment awards. As of September 30, 2018 there was $12,606,268 of unrecognized expense related to non-vested stock awards that is expected to be recognized through 2022.

The Company’s stock option activity for option grants under the Plan is summarized below:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2017	9,159,726	$0.02 – 4.03	$1.88
Granted	2,822,000	4.22 – 9.10	6.14
Exercised	(2,914,139)	0.13 – 2.78	0.40
Canceled	(706,980)	0.13 – 7.06	3.34

Outstanding at September 30, 2018	8,360,607	$0.02 – 9.10	$3.70

Exercisable at September 30, 2018	2,194,551	$0.02 – 4.22	$1.82

The total intrinsic value of options exercised during the nine months ended September 30, 2018 and 2017 was $12,745,402 and $4,788,752, respectively.

The Company’s vesting activity for options under the Plan is summarized below:

	Number of Shares	Weighted Average Exercise Price Per Share
Non-vested at December 31, 2017	5,414,775	$2.86
Granted	2,822,000	6.14
Forfeited	(635,505)	3.55
Vested	(1,435,214)	2.45

Non-vested at September 30, 2018	6,166,056	$4.38

7.	Income Taxes

The Company accounts for income taxes under FASB ASC 740. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reversed.

The provision for income taxes for interim periods is based on an estimate of the annual effective tax rate adjusted to reflect the impact of discrete items. Significant management judgement is required in projecting ordinary income (loss) to estimate the Company’s annual effective tax rate.

The Company’s income tax benefit of $3,657,199 and $18,766,961 for the nine months ended September 30, 2018 and 2017, respectively, reflects an effective tax rate of (11.8%) and (124.1%), respectively. The difference in the Company’s effective tax rate is primarily due to the release of a valuation allowance during the nine months ended September 30, 2017 as a result of an acquisition.

As of September 30, 2018 and December 31, 2017, the Company does not have any uncertain tax positions. The Company did not recognize any interest and penalty expense during nine months ended September 30, 2018 and 2017, which would be recorded as a component of income tax.

On December 22, 2017, H.R.1., formerly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law. This legislation reduced the U.S. corporate tax rate from the existing rate of 35% to 21% for tax years beginning after December 31, 2017.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The Company filed its U.S. federal income tax return during the third quarter of 2018 which did not result in an adjustment of its provisional re-measurement of its deferred tax assets and liabilities.

8.	Related Parties

Blackpoint Group (“Blackpoint”) is a Maine-based venture capital firm and a Company stockholder. The Company and Blackpoint co-occupy the Company’s headquarters facility and share rental expense incurred from occupying the facility, as well as share certain payroll expenses. The Company did not have any material transactions with Blackpoint during the nine months ended September 30, 2018 and 2017. As of September 30, 2018 and December 31, 2017, no material amounts were owed to Blackpoint by the Company, or to the Company by Blackpoint.

9.	Subsequent Events

The Company has evaluated subsequent events through December 7, 2018, the date which the condensed consolidated financial statements were available to be issued. There were no subsequent events that require adjustment to or disclosure in the consolidated financial statements.

Covetrus, Inc.

11,008,129 Shares of Common Stock

                    , 2019

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount). Except for the SEC registration fee, all amounts are estimates.

Amount Paid or to be Paid
SEC registration fee	$54,314.68
Legal fees and expenses	$362,500
Accounting fees and expenses	$65,000
Printing expenses	$75,000
Miscellaneous	$43,185.32

Total	$600,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

Covetrus, Inc. is incorporated under the laws of the state of Delaware.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.

Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation requires us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board. Our amended and restated certificate of incorporation provides that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreement provides our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated certificate of incorporation and amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Pursuant to the terms of the Merger Agreement, we have agreed to indemnify (and maintain policies of directors’ and officers’ liability insurance for) certain parties, including all of our past or present directors or officers, for a period of at least six years after February 7, 2019 in respect of acts or omissions relating to the Transactions and occurring at or prior to the consummation of the Merger.

The employment agreements with our executive officers also include indemnification provisions pursuant to which we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as an executive officer of Covetrus.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance, which insures against certain liabilities that our directors and officers may, in such capacities, incur.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

On December 25, 2018, we and Henry Schein entered into a Stock Subscription and Purchase Agreement (the “Share Sale Agreement”) with the selling stockholders, who are “accredited investors,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act, whereby we, subject to the terms and conditions of the Share Sale Agreement and prior to the Distribution, issued shares of our common stock representing in the aggregate 9.9% of the issued and outstanding shares of our common stock, which is equal to 11,008,129 shares of common stock, at an aggregate offering price of $361,090,029, to the selling stockholders in a transaction that was exempt from registration under the Securities Act. We relied on the exemption from registration under the Securities Act provided by Section 4(a)(2) for the issuance of shares of our common stock to the selling stockholders.

The consummation of the Share Sale was subject to the satisfaction or waiver of certain customary closing conditions and the proceeds of the Share Sale were paid to Spinco and distributed to Henry Schein. In connection with the Share Sale, Spinco entered into a registration rights agreement (the “Registration Rights Agreement”) whereby, pursuant to the terms of the Registration Rights Agreement, the selling stockholders were granted certain registration rights. In connection with Spinco’s execution of the Registration Rights Agreement, Henry Schein agreed to reimburse Vets First Choice and Spinco for certain costs they incurred and to indemnify Vets First Choice and Spinco for certain losses they may incur, each in connection with any resale registration statement filed by Spinco pursuant to the Registration Rights Agreement. The foregoing descriptions of the Share Sale Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full texts of such agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The exhibits to this registration statement are set forth in beginning on page II-5 of this registration statement and are herein incorporated by reference.

(b) Financial	Statement Schedules.

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or the information is included in the consolidated financial statements and has therefore been omitted here.

(c) Reports,	Opinions and Appraisals.

None.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	Date	Number

2.1	Contribution and Distribution Agreement, dated as of April 20, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC	S-4	12/26/2018	2.1

2.2	Agreement and Plan of Merger, dated as of April 20, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., HS Merger Sub, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC	S-4	12/26/2018	2.2

2.3	Letter Agreement, Amendment No. 1 to Contribution and Distribution Agreement and Amendment No. 1 to Agreement and Plan of Merger, dated as of September 14, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., HS Merger Sub, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC	S-4	12/26/2018	2.3

2.4	Letter Agreement and Amendment No. 2 to Contribution and Distribution Agreement, dated as of November 30, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC	S-4	12/26/2018	2.4

2.5	Letter Agreement, Amendment No. 3 to Contribution and Distribution Agreement and Amendment No. 2 to Agreement and Plan of Merger, dated as of December 25, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., HS Merger Sub, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC	S-4	12/26/2018	2.5

2.6	Letter Agreement and Amendment No. 4 to Contribution and Distribution Agreement, dated as of January 15, 2019, by and among Henry Schein, Inc., HS Spinco, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC	S-4/A	01/15/2019	2.6

3.4	Amended and Restated Certificate of Incorporation of Covetrus, Inc.	8-K	02/07/2019	3.1

3.5	Amended and Restated By-laws of Covetrus, Inc.	8-K	02/07/2019	3.2

4.1	Specimen Common Stock Certificate	S-4/A	01/08/2019	4.1

5.1*	Opinion of Morgan, Lewis & Bockius LLP

10.1	Credit Agreement, dated as of February 7, 2019, by and among Vet Intermediate Holdco II, LLC, JP Morgan Chase Bank, N.A., and the several banks and other financial institutions from time to time party thereto	8-K	02/07/2019	10.1

10.2	Guarantee and Collateral Agreement, dated as of February 7, 2019, by and among Vet Intermediate Holdco II, LLC and JP Morgan Chase Bank, N.A.	8-K	02/07/2019	10.2

10.3	Employee Matters Agreement, dated as of April 20, 2018, by and among Henry Schein, Inc., HS Spinco, Inc. and Direct Vet Marketing, Inc.	S-4	12/26/2018	10.1

10.4	Transition Services Agreement, dated as of February 7, 2019, by and between Henry Schein, Inc. and Covetrus, Inc.	8-K	02/07/2019	10.4

10.5	Letter Agreement to Transition Services Agreement, dated as of February 7, 2019, by and between Covetrus, Inc. and Henry Schein, Inc.	8-K	02/07/2017	10.5

10.6	Tax Matters Agreement, dated as of January 7, 2019, by and among Henry Schein, Inc., HS Spinco, Inc. and Direct Vet Marketing, Inc.	S-4/A	01/08/2019	10.3

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	Date	Number

10.7	Escrow Agreement, dated as of February 7, 2019, by and among Henry Schein, Inc., Covetrus, Inc., Shareholder Representative Services LLC and Continental Stock Transfer & Trust Company	8-K	02/07/2019	10.3

10.8†	Form of Indemnification Agreement between Covetrus, Inc. and each of its directors and executive officers	S-4	12/26/2018	10.5
10.9†	Direct Vet Marketing, Inc. 2010 Stock Incentive Plan	S-4	12/26/2018	10.6

10.10†	Amendment to Direct Vet Marketing, Inc. 2010 Stock Incentive Plan dated June 30, 2017	S-4	12/26/2018	10.7

10.11†	Amendment to Direct Vet Marketing, Inc. 2010 Stock Incentive Plan dated December 6, 2017	S-4	12/26/2018	10.8

10.12†	Covetrus 2019 Omnibus Incentive Compensation Plan	S-4	12/26/2018	10.9

10.13†	Covetrus Employee Stock Purchase Plan	8-K	02/07/2019	10.15

10.14†	Covetrus Annual Incentive Plan	S-4/A	01/08/2019	10.11

10.15†	Employment Agreement, dated as of February 7, 2019, by and between Covetrus, Inc. and Benjamin Shaw	8-K	02/07/2019	10.8

10.16†	Employment Agreement, dated as of February 7, 2019, by and between Covetrus, Inc. and Christine Komola	8-K	02/07/2019	10.9

10.17†	Employment Agreement, dated as of February 7, 2019, by and between Covetrus, Inc. and Francis Dirksmeier	8-K	02/07/2019	10.10

10.18†	Employment Agreement, dated as of February 7, 2019, by and between Covetrus, Inc. and David Christopher Dollar	8-K	02/07/2019	10.11

10.19†	Employment Agreement, dated as of February 7, 2019, by and between Covetrus, Inc. and Georgina Wraight	8-K	02/07/2019	10.12

10.20	Lease Agreement, dated as of August 20, 2018, by and between 86 Newbury Street LLC and Direct Vet Marketing, Inc.	S-4	12/26/2018	10.16

10.21	Lease Agreement, dated as of August 20, 2018, by and between 86 Newbury Street LLC and VFC Pharmacy #101, LLC	S-4	12/26/2018	10.17

10.22	Lease Agreement, dated as of June 22, 2018, by and between Northgate Office, LLC and Direct Vet Marketing, Inc.	S-4	12/26/2018	10.18

10.23	Stock Subscription and Purchase Agreement, dated as of December 25, 2018, by and among Henry Schein, Inc., HS Spinco, Inc. and the purchasers party thereto	S-4	12/26/2018	10.19

10.24	Registration Rights Agreement, dated as of December 25, 2018, by and among HS Spinco, Inc. and the other parties thereto	S-4	12/26/2018	10.20

21.1*	List of Subsidiaries

23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.2*	Consent of RSM US LLP, Independent Registered Public Accounting Firm

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	Date	Number

23.3*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto)

24.1*	Powers of Attorney (contained in signature pages to this registration statement)

†	Identifies management compensation plan or arrangement.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on February 7, 2019.

Covetrus, Inc.

By:	/s/ Benjamin Shaw
Name:	Benjamin Shaw
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Benjamin Shaw and Christine T. Komola, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on February 7, 2019 by the following persons in the capacities indicated.

Signature	Title

/s/ Benjamin Shaw Benjamin Shaw	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Christine T. Komola Christine T. Komola	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Betsy Atkins Betsy Atkins	Director

/s/ Deborah G. Ellinger Deborah G. Ellinger	Director

/s/ Sandra L. Helton Sandra L. Helton	Director

/s/ Philip A. Laskawy Philip A. Laskawy	Director

/s/ Mark J. Manoff Mark J. Manoff	Director

Signature	Title
/s/ Edward M. McNamara Edward M. McNamara	Director

/s/ Steven Paladino Steven Paladino	Director

/s/ Ravi Sachdev Ravi Sachdev	Director

/s/ David E. Shaw David E. Shaw	Director

/s/ Benjamin Wolin Benjamin Wolin	Director